                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                                GEOCITIES
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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                                                                PRELIMINARY COPY
                                                            FILED APRIL 19, 1999

                                [GEOCITIES LOGO]

                                                                          , 1999

Dear GeoCities Stockholder:

    I am pleased to forward this proxy statement/prospectus for a special
meeting of the stockholders of GeoCities to be held on May       , 1999, at 8:00
a.m. local time, at       , California.

    At the special meeting, you will be asked to vote upon the proposed merger of GeoCities with Yahoo! Inc. In the merger, each outstanding share of common stock of GeoCities will be converted into the right to receive 0.6768 shares of Yahoo! common stock. If the merger is approved and consummated, GeoCities will become a wholly-owned subsidiary of Yahoo!. The merger is described more fully in this proxy statement/prospectus.

    GeoCities' board of directors has carefully reviewed and considered the terms and conditions of the proposed merger and has concluded that they are fair to, and in the best interests of, GeoCities and its stockholders. In reaching this determination, GeoCities' board of directors received the opinion of Goldman, Sachs & Co. that the exchange ratio was fair, from a financial point of view, to you on the day Yahoo! and GeoCities signed the merger agreement. GEOCITIES' BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.

    The merger must be approved by the holders of a majority of the outstanding shares of common stock of GeoCities entitled to vote at the special meeting. You should note that five stockholders of GeoCities who collectively own approximately 61.3% of GeoCities' outstanding common stock have already agreed to vote their shares in favor of the merger. Therefore, approval of the merger is assured. However, you should still carefully read this proxy statement/prospectus in its entirety and vote your shares as you desire. IN PARTICULAR, YOU SHOULD REVIEW THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 7.

    Please use this opportunity to take part in the affairs of GeoCities by voting on the approval of the merger. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

                                        Sincerely,

                                        Thomas R. Evans
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION AND THE SECURITIES BEING OFFERED BY YAHOO! OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This proxy statement/prospectus is dated          , 1999 and was first mailed
to stockholders on or about          , 1999.

                                   GEOCITIES
                              4499 GLENCOE AVENUE
                        MARINA DEL REY, CALIFORNIA 90292
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY   , 1999
                             ---------------------

To the Stockholders of GeoCities:

    NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of GeoCities, a Delaware corporation, will be held at 8:00 a.m., local time, on May
      , 1999, at       , California for the following purposes:

        1. To consider and vote upon a proposal to approve the merger of a wholly-owned subsidiary of Yahoo! with and into GeoCities whereby, among other things, each outstanding share of GeoCities capital stock will be converted into the right to receive 0.6768 shares of Yahoo! common stock, as more fully described in this proxy statement/prospectus. In addition, each outstanding option to purchase shares of GeoCities common stock will be assumed by Yahoo! and converted into an option to purchase shares of Yahoo! common stock, as more fully described in this proxy statement/prospectus;

        2. To grant GeoCities' board of directors discretionary authority to adjourn, if necessary, the special meeting in order to solicit additional votes for approval of the merger; and

        3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

    GeoCities' board of directors has determined that the merger is in your best interests and recommends that you vote to approve the merger.

    Each of the foregoing items of business is more fully described in this proxy statement/prospectus, which we urge you to read carefully.

    Stockholders of record at the close of business on       , 1999, are
entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Approval of the merger will require the affirmative vote of the holders of GeoCities capital stock representing a majority of the outstanding shares of GeoCities common stock entitled to vote.

    TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE MERGER. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

    PLEASE DO NOT SEND ANY GEOCITIES STOCK CERTIFICATES IN YOUR PROXY ENVELOPE.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        ----------------------------------------
                                        David C. Bohnett
                                        SECRETARY

Marina del Rey, California
      , 1999

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................          2
SUMMARY....................................................................................................          3
  The Companies............................................................................................          3
  The Merger...............................................................................................          3
  Stockholder Approval.....................................................................................          3
  Voting Agreements........................................................................................          3
  Voting Your Shares.......................................................................................          3
  Voting Shares Held by Your Broker in Street Name.........................................................          3
  Changing Your Vote.......................................................................................          4
  Completion of the Merger.................................................................................          4
  Exchanging Your Stock Certificate........................................................................          4
  GeoCities' Reasons for the Merger; Recommendation of GeoCities' Board....................................          4
  Opinion of Financial Advisor to GeoCities................................................................          4
  Interests of Certain Persons in the Merger...............................................................          4
  Conditions to the Merger.................................................................................          5
  Termination of the Merger Agreement......................................................................          5
  Termination Fee and Expenses.............................................................................          5
  No Solicitation..........................................................................................          6
  Yahoo! Stock Option......................................................................................          6
  Governmental and Regulatory Matters......................................................................          6
  Federal Income Tax Consequences..........................................................................          6
  Anticipated Accounting Treatment.........................................................................          6
  No Appraisal Rights......................................................................................          6
  Forward-Looking Statements May Prove Inaccurate..........................................................          6
  Who Can Help Answer Your Questions.......................................................................          6
RISK FACTORS...............................................................................................          7
  Risks Related to the Merger..............................................................................          7
  Risks Related to Yahoo! and GeoCities as a Combined Company..............................................          8
  Industry Risks...........................................................................................         18
  Investment Risks.........................................................................................         26
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE............................................................         28
TRADEMARKS.................................................................................................         28
YAHOO! SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.....................................................         29
GEOCITIES SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA..................................................         31
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.......................................................         33
COMPARATIVE PER SHARE DATA.................................................................................         35
MARKET PRICE AND DIVIDEND INFORMATION......................................................................         37
  Recent Share Prices......................................................................................         37
  Dividend Information.....................................................................................         38
  Number of Stockholders...................................................................................         38
RECENT DEVELOPMENTS........................................................................................         39
  Business of Broadcast.com Inc............................................................................         39
  Terms of the Acquisition.................................................................................         40
THE SPECIAL MEETING........................................................................................         41
  Date, Time and Place of the Special Meeting..............................................................         41
  Matters to Be Considered at the Special Meeting..........................................................         41
  Record Date for Voting on the Merger; Stockholders Entitled to Vote......................................         41
  Voting and Revocation of Proxies.........................................................................         41

                                                                                                               PAGE
                                                                                                             ---------
  Stockholder Vote Is Required to Approve the Merger.......................................................         41
  Board Recommendation.....................................................................................         42
THE MERGER.................................................................................................         43
  General..................................................................................................         43
  Background of the Merger.................................................................................         43
  Reasons for the Merger...................................................................................         45
  Opinion of Goldman, Sachs & Co., Financial Advisor to GeoCities..........................................         49
  Exchange Ratio History...................................................................................         50
  Transaction Premium Analysis.............................................................................         50
  Comparison of Selected Internet Companies................................................................         51
  Pro Forma Transaction Analysis...........................................................................         53
  Contribution Analysis....................................................................................         53
  Pro Forma Merger Analysis................................................................................         54
  Transaction Multiple Analysis............................................................................         55
  Comparable Transaction Premium Analysis..................................................................         56
  Interests of Certain Persons in the Merger...............................................................         58
  Governmental and Regulatory Matters......................................................................         60
  Federal Income Tax Considerations........................................................................         60
  Anticipated Accounting Treatment.........................................................................         61
  No Appraisal Rights......................................................................................         61
  Delisting and Deregistration of GeoCities Common Stock...................................................         62
  Listing of Yahoo! Common Stock to Be Issued in the Merger................................................         62
  Restriction on Resales of Yahoo! Common Stock............................................................         62
THE MERGER AGREEMENT.......................................................................................         63
  The Merger...............................................................................................         63
  The Effective Time.......................................................................................         63
  Directors and Officers of GeoCities after the Merger.....................................................         63
  Conversion of Shares in the Merger.......................................................................         63
  GeoCities' Stock Option and Stock Purchase Plans.........................................................         63
  The Exchange Agent.......................................................................................         64
  Procedures for Exchanging Stock Certificates.............................................................         64
  Distributions with Respect to Unexchanged Shares.........................................................         64
  No Fractional Shares.....................................................................................         64
  Representations and Warranties...........................................................................         65
  Conduct of Business of GeoCities Pending the Merger......................................................         65
  Conduct of Business of Yahoo! Pending the Merger.........................................................         66
  No Solicitation..........................................................................................         67
  Director and Officer Indemnification.....................................................................         68
  Yahoo! Stock Option......................................................................................         68
  Conditions to the Merger.................................................................................         69
  Termination..............................................................................................         70
  Termination Fee and Expenses.............................................................................         71
  Amendment; Waiver........................................................................................         72
VOTING AND AFFILIATE AGREEMENTS............................................................................         73
  Voting Agreements........................................................................................         73
  GeoCities Affiliate Agreements...........................................................................         73
  Yahoo! Affiliate Agreements..............................................................................         74
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................................................         75
DESCRIPTION OF YAHOO! COMMON STOCK.........................................................................         82

                                                                                                               PAGE
                                                                                                             ---------
COMPARISON OF RIGHTS OF SHAREHOLDERS OF YAHOO! AND STOCKHOLDERS OF GEOCITIES...............................         83
INFORMATION REGARDING YAHOO!...............................................................................         92
INFORMATION REGARDING GEOCITIES............................................................................         93
BUSINESS OF GEOCITIES......................................................................................         93
  Overview.................................................................................................         93
  The GeoCities Solution...................................................................................         93
  The GeoCities Strategy...................................................................................         94
  Homesteading on GeoCities................................................................................         96
  How Homesteaders Join....................................................................................         97
  Participating in the GeoCities Community.................................................................         97
  How to Surf the GeoCities Community......................................................................         97
  Advertising, Commerce and Premium Services...............................................................         97
  Web Rings................................................................................................         99
  Distribution Agreement with Yahoo!.......................................................................         99
  Infrastructure and Operations............................................................................         99
  Competition..............................................................................................        100
  Intellectual Property and Proprietary Rights.............................................................        101
  Employees................................................................................................        102
  Facilities...............................................................................................        103
  Legal Proceedings........................................................................................        103
GEOCITIES' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........        106
RESULTS OF OPERATIONS......................................................................................        108
LIQUIDITY AND CAPITAL RESOURCES............................................................................        111
YEAR 2000 READINESS........................................................................................        112
GEOCITIES STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......................................        114
DESCRIPTION OF GEOCITIES CAPITAL STOCK.....................................................................        116
FUTURE STOCKHOLDER PROPOSALS...............................................................................        117
EXPERTS....................................................................................................        117
LEGAL MATTERS..............................................................................................        117
WHERE YOU CAN FIND MORE INFORMATION........................................................................        117

INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1

Appendix A -- Agreement and Plan of Merger dated as of January 27, 1999, by and among Yahoo! Inc., Home
             Page Acquisition Corp. and GeoCities..........................................................        A-1

Appendix B -- Opinion of Goldman, Sachs & Co...............................................................        B-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:      WHY ARE THE TWO COMPANIES PROPOSING THE MERGER? HOW WILL I BENEFIT?

    A: This merger will combine two of the largest and most popular services on the Internet. Following the merger, you will have a stake in one of the world's leading global branded Web networks. Overall, both Yahoo! and GeoCities believe that the merger will provide added value to all of their respective stockholders. However, both Yahoo! and GeoCities note that their goals in the merger are subject to the risks discussed in this proxy statement/prospectus in the section labelled "Risk Factors."

Q:      PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGER.

    A: In the merger, you will receive 0.6768 shares of Yahoo! common stock for each share of GeoCities common stock that you own. For example, if you own 100 shares of GeoCities common stock, you will receive 67 shares of Yahoo! common stock in exchange for your shares.

    Yahoo! will not issue fractional shares of common stock. You will receive cash based on the market price of Yahoo! common stock instead of any fractional share.

    The number of shares of Yahoo! common stock to be issued for each share of GeoCities common stock is fixed and will not be adjusted based upon changes in the value of Yahoo! common stock. As a result, the value of the Yahoo! common stock you receive in the merger will not be determined at the time you vote on the merger and will go up or down as the market price of Yahoo! common stock goes up or down. The following table reflects the value of the Yahoo! common stock that you will receive, per share of GeoCities common stock, for various market prices of Yahoo! common stock. The values shown are purely hypothetical, and the actual market price and the corresponding value of the Yahoo! common stock that you may receive in the merger may be more or less than the range of values shown in the table.

                 MERGER VALUE PER
MARKET PRICE OF      SHARE OF
 YAHOO! COMMON   GEOCITIES COMMON
     STOCK             STOCK
---------------  -----------------
    $210.00          $  142.13
     200.00             135.36
     190.00             128.59
     180.00             121.82
     170.00             115.06
     160.00             108.29
     150.00             101.52

    On             , 1999, the closing sale price per share of Yahoo! common
stock on The Nasdaq National Market was $    . Neither party will be permitted
to terminate the merger agreement based solely on changes in the value of Yahoo! common stock prior to the closing of the transaction. It is presently anticipated by the parties that there will be no more than a few days between the date of the special meeting to approve the merger and the closing of the transaction itself.

Q:      YAHOO! HAS ALSO ANNOUNCED THAT IT IS ACQUIRING BROADCAST.COM INC. HOW
WILL THAT AFFECT ITS PROPOSED TRANSACTION WITH GEOCITIES?

    A: On March 31, 1999, Yahoo! entered into an agreement to acquire broadcast.com inc., the leading aggregator and broadcaster of streaming media programming on the Web with the network infrastructure to deliver hundreds of live and on-demand audio and video programs over the Internet to hundreds of thousands of users. Under the terms of the agreement, Yahoo! will issue 0.7722 of a share of Yahoo! common stock for each outstanding share of broadcast.com
common stock. This exchange will result in Yahoo! issuing up to     million
shares of Yahoo! common stock for all the capital stock of broadcast.com on a fully diluted basis. The acquisition is intended to be accounted for as a "pooling of interests" and is subject to certain conditions, including regulatory approval and approval by broadcast.com stockholders. Consummation of the broadcast.com merger is NOT a condition to the consummation of Yahoo!'s merger with GeoCities.

                                    SUMMARY

    The following summary highlights information which is provided in greater detail elsewhere in this document. Even though we have highlighted what we feel is the most important information for you, Yahoo! and GeoCities encourage you to read this document in its entirety for a complete understanding of the transaction.

THE COMPANIES (PAGES 92 AND 93)

YAHOO! INC.
3420 Central Expressway
Santa Clara, California 95051
Attention: Investor Relations
(408) 731-3300

Yahoo! is a global internet media company that offers a branded network of comprehensive information, communication and shopping services to millions of users daily. As the first online navigational guide to the web, www.yahoo.com is a leading guide in terms of traffic, advertising and household and business user reach, and is one of the most recognized brands associated with the Internet.

GEOCITIES
4499 Glencoe Avenue
Marina del Rey, California 90292
Attention: Investor Relations
(310) 827-3700

GeoCities is the world's largest and one of the fastest growing web-based communities for Internet users to express themselves, share ideas, interests and expertise, and publish personal content accessible to other users with common interests. Homesteaderssm comprise the main part of GeoCities' community. Homesteaders are Internet users who create their own personal web sites or "homesteadssm" in themed "neighborhoods" on the GeoCities web site. These neighborhoods provide:

- a context for web users to publish content, to share experiences and ideas with other users and to access a centralized and easy-to-navigate destination for user-published content; and

- a compelling and attractive environment for advertisers, sponsors and e-commerce merchants.

THE MERGER (PAGE 43)

GeoCities and Yahoo! have entered into a merger agreement which sets forth the terms and conditions of the proposed merger of GeoCities and Yahoo!. The merger agreement provides that if the merger is approved, GeoCities will merge with a subsidiary of Yahoo! and become a wholly-owned subsidiary of Yahoo!. As a stockholder of GeoCities, you will become a shareholder of Yahoo! following the merger.

STOCKHOLDER APPROVAL (PAGE 41)

The holders of a majority of the outstanding shares of GeoCities common stock must approve the merger. You are entitled to cast one vote per share of GeoCities common stock you held at the close of business on _______, 1999. On such date, ______ shares of GeoCities common stock were outstanding and entitled to vote.

VOTING AGREEMENTS (PAGE 41)

GeoCities stockholders owning approximately 61.3% of GeoCities outstanding common stock have agreed to vote all of their shares of GeoCities common stock for approval of the merger. Therefore, approval of the merger is assured.

VOTING YOUR SHARES (PAGE 41)

Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of GeoCities common stock may be represented at the special meeting. If you do not include instructions on how to vote your properly executed proxy, your shares will be voted for approval of the merger.

VOTING SHARES HELD BY YOUR BROKER IN STREET NAME (PAGE 41)

Your broker will vote your shares only if you provide instructions on how to vote. If you do not instruct your broker on how to vote, your shares will not be voted at the special meeting and it will have the same effect as voting against approval of the merger.

CHANGING YOUR VOTE (PAGE 41)

If you want to change your vote, just send a later-dated, signed proxy card to the Secretary of GeoCities before the special meeting or attend the special meeting in person and vote. You may also revoke your proxy by sending written notice to the Secretary of GeoCities before the special meeting.

COMPLETION OF THE MERGER (PAGE 63)

Assuming approval of the merger and the satisfaction or waiver of all other conditions of the merger agreement, we anticipate that the merger will occur on the date of the special meeting, and in any event will occur within a few days following such meeting.

EXCHANGING YOUR STOCK CERTIFICATE (PAGE 64)

Do not send in your stock certificates now. After the merger is completed, we will send you written instructions for exchanging your GeoCities stock certificates for Yahoo! stock certificates.

GEOCITIES' REASONS FOR THE MERGER; RECOMMENDATION OF GEOCITIES' BOARD (PAGE 46)

GeoCities' board of directors has determined that the terms of the merger are fair to, and in the best interests of, GeoCities and its stockholders. In reaching its decision, GeoCities' board of directors identified several potential benefits of the merger, the most important of which included:

- the premium to be paid by Yahoo! and the relative interests of Yahoo! and GeoCities' stockholders in the equity of the combined company;

- the strategic benefits of GeoCities' combination with a leading global internet media company, including the potential to greatly enhance the size, functionality and performance of, and increase the traffic to, the GeoCities web site for the benefit of GeoCities' homesteaders, web visitors, advertisers and sponsors; and

- the larger market capitalization of Yahoo! compared to GeoCities and the corresponding higher trading liquidity of Yahoo! common stock compared to GeoCities common stock.

GeoCities' board of directors also considered that GeoCities' stockholders would have the opportunity to participate in the potential growth of the combined company following the merger.

GEOCITIES' BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE
MERGER.

OPINION OF FINANCIAL ADVISOR TO GEOCITIES (PAGE 49 AND APPENDIX B)

In deciding to approve the merger, GeoCities' board of directors considered the opinion of Goldman, Sachs & Co., its financial advisor, that, as of the date Yahoo! and GeoCities signed the merger agreement, the exchange ratio was fair, from a financial point of view, to the holders of GeoCities common stock. Such opinion was provided for the information and assistance of GeoCities' board of directors in connection with the merger and does not constitute a recommendation as to how any holder of shares of GeoCities common stock should vote with respect to the merger. The full text of the written opinion of Goldman, Sachs & Co., which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. You are urged to read such opinion in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
(PAGE 58)

In considering GeoCities' board of directors' recommendation that you vote to approve the merger, you should note that certain officers and directors of GeoCities have interests in the merger that are different from, or in addition to, your interests. These interests relate to accelerated vesting of stock options, potential severance payments and indemnification rights. As a result, directors and officers may be more likely to vote to approve the merger than GeoCities' stockholders generally.

CONDITIONS TO THE MERGER (PAGE 69)

Yahoo! and GeoCities will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived, some of which include:

- the representations and warranties of the respective parties made in the merger agreement remain accurate;

- the parties perform their respective covenants and obligations in the merger agreement;

-  the GeoCities stockholders approve the merger;

- there are no restraining orders, injunctions or administrative actions or proceedings preventing completion of the merger;

-  the waiting periods under the federal antitrust laws expire;

- the parties each receive a written opinion from their respective tax counsel regarding the merger; and

- Yahoo! receives letters from PricewaterhouseCoopers LLP as to the appropriateness of pooling of interests accounting for the merger.

If any material condition is waived, Yahoo! and GeoCities will amend this document and resolicit the vote of GeoCities' stockholders.

TERMINATION OF THE MERGER AGREEMENT (PAGE 70)

The boards of directors of both companies may mutually agree to terminate the merger agreement at any time without completing the merger. Either company may terminate the merger agreement if:

-  the merger is not completed by September 30, 1999;

-  a governmental authority or legal action permanently prohibits the merger;

-  the GeoCities stockholders do not approve the merger; or

- the other company breaches any representations or warranties or any of such representations or warranties become inaccurate, and such breach or inaccuracy is not cured and has a material adverse effect on the company desiring to terminate the merger agreement, or the other party fails to comply with its obligations under the merger agreement, in each case resulting in the inability of the party to satisfy a condition to the completion of the merger.

In addition, Yahoo! may terminate the merger agreement if the following triggering events occur:

- GeoCities' board of directors withdraws or amends in an adverse manner to Yahoo!, its recommendation of the merger;

- GeoCities' board of directors fails to affirm its recommendation of the merger following the public announcement of a third-party acquisition proposal;

- GeoCities' board of directors approves any other acquisition proposal by a third party or GeoCities enters into any agreement accepting another acquisition proposal;

- a tender or exchange offer for GeoCities common stock is commenced and GeoCities' board of directors fails to recommend rejection of the offer; or

- GeoCities intentionally breaches its obligations under the "no solicitation" section of the merger agreement.

TERMINATION FEE AND EXPENSES (PAGE 71)

If Yahoo! terminates the merger agreement because any of the above triggering events has occurred, GeoCities will be required to pay Yahoo! $100 million. In addition, if either Yahoo! or GeoCities terminates the merger agreement because the required GeoCities' stockholder vote is not obtained, GeoCities may be required to pay Yahoo! all of the expenses incurred by Yahoo! in connection with the merger. GeoCities may also be required to pay a termination fee if the GeoCities stockholders fail to approve the merger and GeoCities enters into an acquisition transaction with another party within nine months of the date of termination.

NO SOLICITATION (PAGE 67)

GeoCities has generally agreed not to initiate or engage in discussions with another party regarding a business combination with that party while the merger is pending.

YAHOO! STOCK OPTION (PAGE 68)

In connection with the execution of the merger agreement, GeoCities granted Yahoo! a stock option to purchase up to 6,370,000 shares of GeoCities common stock at a price of $113.66 per share. This number represents approximately 19.9% of GeoCities' outstanding shares at the time the merger agreement was signed. The stock option is not currently exercisable. However, if the merger agreement is terminated because the required approval of GeoCities' stockholders is not obtained or if a "triggering event" occurs, Yahoo! may be able to exercise the stock option. The events qualifying as a "triggering event" are
described on page   .

Yahoo! required GeoCities to grant the stock option as a condition to entering into the merger agreement. The stock option, the termination fee and the non-solicitation provisions of the merger agreement may discourage third parties who are interested in acquiring a significant stake in GeoCities and are intended by Yahoo! to increase the likelihood that the merger will be completed.

GOVERNMENTAL AND REGULATORY MATTERS (PAGE 60)

U.S. antitrust laws prohibit Yahoo! and GeoCities from completing the merger until they have furnished information to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and a required waiting period has ended. Both Yahoo! and GeoCities have furnished the required information and the waiting period expired on March 21, 1999.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 60)

Yahoo! and GeoCities expect that the merger will qualify as a tax-free reorganization for federal income tax purposes. If the merger qualifies as a tax-free reorganization, GeoCities' stockholders will not recognize any gain or loss for federal income tax purposes upon the exchange of their GeoCities common stock for Yahoo! common stock, except with respect to any cash received in lieu of a fractional share of Yahoo! common stock.

ANTICIPATED ACCOUNTING TREATMENT (PAGE 61)

Yahoo! and GeoCities expect that the merger will be accounted for as a pooling of interests, which means that Yahoo! and GeoCities will be treated as if they had always been combined for accounting and financial reporting purposes. The availability of this accounting treatment is a condition to the merger.

NO APPRAISAL RIGHTS (PAGE 61)

Under Delaware law, you do not have any right to an appraisal of the value of your GeoCities common stock in connection with the merger.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 28)

Each of Yahoo! and GeoCities has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Words such as "believes," "expects," "anticipates" or similar expressions, indicate forward-looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should refer to
"Risk Factors" on page   .

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have questions about the merger, you should contact:
    GeoCities
    4499 Glencoe Avenue
    Marina del Rey, California 90292
    Telephone: (310) 827-3700
    Attention: Investor Relations

                                  RISK FACTORS

    YOU SHOULD CONSIDER THESE RISK FACTORS IN EVALUATING WHETHER TO APPROVE THE MERGER AND THEREBY BECOME HOLDERS OF YAHOO! COMMON STOCK. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES AND EXHIBITS HERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THE BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF EITHER OR BOTH OF YAHOO! AND GEOCITIES MAY BE SERIOUSLY HARMED. IN SUCH CASE, THE TRADING PRICE OF YAHOO! COMMON STOCK MAY DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. ALL NUMBERS RELATING TO YAHOO! HAVE BEEN ADJUSTED TO REFLECT THE 2-FOR-1 SPLIT OF YAHOO! COMMON STOCK ON FEBRUARY 8, 1999.

RISKS RELATED TO THE MERGER

EXPECTED BENEFITS OF THE MERGER MAY NOT BE REALIZED.

    If we are not able to effectively integrate our technology, operations and personnel in a timely and efficient manner, then the benefits of the merger will not be realized. In particular, if the integration is not successful:

-  our operating results may be adversely affected;

-  we may lose key personnel; and

- we may not be able to retain GeoCities' community membership base of homesteaders(SM).

    In addition, whether or not the integration is successful, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, and could have a material adverse impact on the combined company.

THE MERGER COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS.

    If the benefits of the merger do not exceed the costs associated with the merger, including integration costs, costs associated with the diversion of management's attention and the dilution to Yahoo!'s shareholders resulting from the issuance of shares in connection with the merger, Yahoo!'s financial results, including earnings per share, could be adversely affected. Specifically, Yahoo! expects to incur a one-time charge of approximately $66 million related to the merger during the second quarter of 1999.

YOU WILL RECEIVE 0.6768 OF A SHARE OF YAHOO! COMMON STOCK DESPITE CHANGES IN MARKET VALUE OF GEOCITIES COMMON STOCK OR YAHOO! COMMON STOCK.

    Each share of GeoCities common stock will be exchanged for 0.6768 of a share of Yahoo! common stock upon completion of the merger. This exchange ratio will not be adjusted for changes in the market price of either GeoCities common stock or Yahoo! common stock, and neither party is permitted to terminate the merger agreement solely because of changes in the market price of Yahoo! common stock. Consequently, the specific dollar value of Yahoo! common stock to be received by you will depend on the market value of Yahoo! at the time of completion of the merger and may decrease from the date that you submit your proxy. You are urged to obtain recent market quotations for Yahoo! common stock and GeoCities common stock. We cannot predict or give any assurances as to the market price of Yahoo! common stock at any time before or after the merger.

THE MARKET PRICE OF YAHOO! COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

    The market price of Yahoo! common stock may decline as a result of the merger if:

-  the integration of Yahoo! and GeoCities is unsuccessful;

- we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial analysts; or

- the effect of the merger on our financial results is not consistent with the expectations of financial analysts.

FAILURE OF THE MERGER TO QUALIFY AS A POOLING OF INTERESTS WOULD NEGATIVELY AFFECT COMBINED FINANCIAL RESULTS.

    The pro forma combined financial results in this proxy statement/prospectus are based on the merger being treated as a pooling of interests under accounting and financial reporting rules. The failure of the merger to qualify for pooling of interests accounting treatment for financial reporting purposes for any reason would materially and adversely affect Yahoo!'s reported earnings and, likely, the price of Yahoo!'s common stock.

    To qualify the merger as a pooling of interests for accounting purposes, Yahoo! and GeoCities and our respective affiliates must meet the criteria for pooling of interests accounting established in opinions published by the Accounting Principles Board and interpreted by the Financial Accounting Standards Board and the Commission. These opinions are complex and the interpretation of them is subject to change. Consummation of the merger is conditioned, among other things, upon the receipt by Yahoo! and GeoCities of letters from our respective independent accountants that, subject to customary qualifications, they concur with management's conclusions as to the appropriateness of pooling of interest accounting for the merger.

    However, the availability of pooling of interests accounting treatment for the merger depends in part, upon circumstances and events occurring after the effective time of the merger. For example, there must be no significant changes in the business of the combined company, including significant dispositions of assets, for a period of two years following the effective time. Further, affiliates of Yahoo! and GeoCities must not sell, or otherwise reduce their risk with respect to, any shares of either Yahoo! or GeoCities capital stock, except for a de minimus number as defined by certain Commission rules and regulations, during the period beginning 30 days before the effective time of the merger and continuing until the day that Yahoo! publicly announces financial results covering at least 30 days of combined operations of Yahoo! and GeoCities after the merger. If the effective time of the merger occurs during May 1999, we expect that such combined financial results would be published in July 1999. If affiliates of Yahoo! or GeoCities sell their shares of Yahoo! common stock prior to that time despite a contractual obligation not to do so, the merger may not qualify for accounting as a pooling of interests for financial reporting purposes.

RISKS RELATED TO YAHOO! AND GEOCITIES AS A COMBINED COMPANY

    The following risk factors assume that the merger is successfully completed and describe the risks of the ongoing operations relating to the combined company.

FAILURE TO SUCCESSFULLY COMPLETE THE ACQUISITION AND INTEGRATION OF BROADCAST.COM COULD ADVERSELY AFFECT OUR OPERATING AND FINANCIAL RESULTS AND STOCK PRICE.

    The proposed acquisition of broadcast.com is expected to close after the consummation of the GeoCities merger. If Yahoo! is unable to effectively complete the acquisition or successfully integrate the personnel, technology and operations of broadcast.com, our business, operations and financial condition could be seriously harmed. In particular, the acquisition and integration of broadcast.com may:

-  significantly divert the attention of management from other important issues;

-  delay strategic initiatives;

-  cause the loss of customers or key employees; and

-  disrupt sales and marketing efforts.

    In addition, our stock price may decline if we do not achieve the perceived benefits of the broadcast.com acquisition in a manner consistent with the expectations of the financial markets.

WE HAVE A LIMITED OPERATING HISTORY AND MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH STRATEGY.

    Yahoo! was incorporated in March 1995 and did not begin generating advertising revenues until August 1995. GeoCities was incorporated in December 1994 and has not achieved profitability on a quarterly or annual basis to date. Therefore, Yahoo! and GeoCities have limited operating histories, and their prospects are subject to the risks, expenses and uncertainties frequently encountered by young companies that operate exclusively in the new and rapidly evolving markets for Internet products and services. Successfully achieving the combined company's growth plan depends on the combined company's ability to:

-  continue to develop and extend the Yahoo! and GeoCities brands;

-  develop new media properties;

- maintain and increase the levels of traffic on Yahoo! properties and the GeoCities web site;

- develop or acquire services or products equal or superior to those of the combined company's competitors;

- effectively generate revenues through sponsored services and placements in Yahoo! properties and the GeoCities web site;

- effectively integrate the technology and operations of businesses or technologies acquired by the combined company;

- successfully develop and offer personalized Web-based services, such as e-mail services, to consumers without errors or interruptions in service; and

-  continue to identify, attract, retain and motivate qualified personnel.

    Furthermore, the success of the combined company's growth plan depends on factors outside the combined company's control, including:

-  adoption by the market of the Web as an advertising medium;

-  the successful sale of Web-based advertising by our internal sales force; and

- relative price stability for Web-based advertising, despite competition and other factors that could reduce market prices for advertising.

    The combined company may not be successful in implementing its growth plan.

WE ANTICIPATE INCREASED OPERATING EXPENSES AND MAY EXPERIENCE LOSSES.

    As of December 31, 1998, Yahoo! had an accumulated deficit of $8.4 million and GeoCities had an accumulated deficit of $32.2 million. Because of Yahoo!'s and GeoCities' limited operating histories and the uncertain nature of the rapidly changing markets they serve, we believe the prediction of future results of operations is difficult or impossible. In addition, we believe that period-to-period comparisons of operating results are not meaningful. You should not rely on the results for any period as an indication of future performance. In particular, although Yahoo! experienced strong revenue growth during 1998, we do not believe that this level of revenue growth will be sustained in future periods. We currently expect that the combined company's operating expenses will continue to increase significantly as we expand our sales and marketing operations, continue to develop and extend the Yahoo! and GeoCities brands, fund greater levels of product development, develop and commercialize additional media properties, and acquire complementary businesses and technologies. As a result, the combined company may experience significant losses on a quarterly and annual basis.

OUR QUARTERLY OPERATING RESULTS WILL FLUCTUATE BECAUSE WE RELY ON SHORT-TERM ADVERTISING CONTRACTS.

    Yahoo! and GeoCities derive the majority of their revenues from the sale of advertisements under short-term contracts, which are difficult to forecast accurately. Their expense levels are based in part on their expectations concerning future revenue and, to a large extent, are fixed. The combined company may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall. Accordingly, the cancellation or deferral of advertising or sponsorship contracts could have a material adverse effect on the combined company's financial results. As noted above, we expect the combined company's operating expenses to increase significantly over the near term. To the extent the combined company's expenses increase but its revenues do not, its business, operating results, and financial condition will be materially and adversely affected. If the combined company's operating results fall below the expectations of analysts, the trading price of Yahoo!'s common stock may be adversely affected.

    Operating results of the combined company may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the control of Yahoo! and GeoCities. These factors include:

-  the level of usage of the Internet;

-  demand for Internet advertising;

-  the addition or loss of advertisers;

- the level of user traffic on Yahoo! online media properties and the GeoCities web site;

-  the advertising budgeting cycles of individual advertisers;

- the mix of types of advertising the combined company sells (targeted advertising generally has higher rates);

- the amount and timing of capital expenditures and other costs relating to the expansion of the combined company's operations;

- the introduction of new products or services by the combined company or its competitors;

-  pricing changes for Internet-based advertising;

- the timing of initial set-up, engineering or development fees that may be paid in connection with larger advertising and distribution arrangements;

- technical difficulties with respect to the use of Yahoo!, GeoCities or other online media properties the combined company develops;

-  costs incurred with respect to acquisitions;

- negative general economic conditions and their resulting effects on media spending; and

-  economic conditions specific to the Internet and online media.

    As a strategic response to changes in the competitive environment, the combined company may from time to time make certain pricing, service or marketing decisions that may adversely affect its profitability in a given quarterly or annual period.

    The advertising revenue of Yahoo! and GeoCities is subject to seasonal fluctuations. Historically, advertisers have spent less in the first and third calendar quarters. The level of use of Yahoo!'s and GeoCities' online properties is also seasonal. For example, user traffic on Yahoo! online media properties has historically been lower during the summer and during year-end vacation and holiday periods.

THE RATE STRUCTURE OF SOME OF OUR ADVERTISING CONTRACTS EXPOSES US TO POTENTIALLY SIGNIFICANT FINANCIAL RISKS.

    A key element of Yahoo!'s strategy is to generate advertising revenues through sponsored services and placements by third parties in its online media properties in addition to banner advertising. In connection with these arrangements, the combined company may receive sponsorship fees as well as a portion of transaction revenues received by the sponsor from users originated through the Yahoo! placement, in return for minimum levels of user impressions to be provided by the combined company. These arrangements expose the combined company to potentially significant financial risks, including the following:

- if the combined company fails to deliver required minimum levels of user impressions or "click throughs," the combined company's fee may be adjusted downwards;

- the sponsors may not renew the agreements at the end of their term or they may renew at lower rates; and

- the arrangements may not generate anticipated levels of shared transaction revenue, or sponsors may default on the payment commitments in such agreements as has occurred in the past.

    As a result of these financial risks, Yahoo! cannot guarantee that the combined company will achieve significant revenue from these sponsorship arrangements. In addition, because Yahoo! has limited experience with these arrangements, it is unable to determine what effect they will have on gross margins and results of operations. Although transaction-based fees have not to date represented a material portion of Yahoo!'s net revenues, if and to the extent such revenues become significant, there could be greater variations in its quarterly operating results.

WE ARE IN A HIGHLY COMPETITIVE INDUSTRY AND SOME OF OUR COMPETITORS MAY BE MORE SUCCESSFUL THAN WE ARE IN ATTRACTING AND RETAINING CUSTOMERS.

    The market for Internet products and services is highly competitive. There are no substantial barriers to entry in these markets, and we expect that competition will continue to intensify. Negative competitive developments could have a material adverse effect on the combined company's business and on the trading price of Yahoo!'s stock.

    Yahoo! competes with many other providers of online navigation, information and community services. As it expands the scope of its Internet services, Yahoo! will compete directly with a greater number of Internet sites and other media companies across a wide range of different online services. Yahoo! also competes in vertical markets where competitors may have advantages in expertise, brand recognition, and other factors. In addition, Yahoo! competes with metasearch services and software applications that allow a user to search the databases of several directories and catalogs simultaneously. Yahoo! also competes indirectly with database vendors that offer information search and retrieval capabilities with their core database products. Many companies offer competitive products or services addressing Web navigation, information and community services, including:

-  America Online, Inc. (NetFind);

-  CNET, Inc. (Snap);

-  Compaq/Digital Equipment Corporation (AltaVista);

-  Excite, Inc. (including WebCrawler);

-  Infoseek Corporation (including GO Network);

-  Inktomi Corporation;

-  Lycos, Inc. (including HotBot and Tripod);

-  Microsoft Corporation (msn.com); and

-  Netscape Communications Corporation (Netcenter).

    A large number of Web sites and online services, such as the Microsoft Network, AOL, and Netscape (Netcenter); other Web navigation companies such as Excite, Lycos, and Infoseek; and high-traffic e-commerce merchants such as Amazon.com, Inc. also offer or are expected to offer informational and community features that may be competitive with the services Yahoo! offers. For example, Netscape recently significantly enhanced its Netcenter service as a "gateway" Web site through commercial relationships with certain of its competitors, including Excite. A number of companies, including Hotmail (acquired by Mircosoft) and WhoWhere? Inc. (acquired by Lycos), offer Web-based email services similar to those offered by Yahoo!. These companies are expected to continue to provide such services in tandem with larger navigational sites and online services. In June 1998, AOL acquired Mirabilis, a provider of "ICQ" instant Internet messaging software and services that compete with Yahoo!'s Yahoo! Pager service. The ICQ user base will provide AOL with an additional platform for distribution of AOL's other navigation, information and communications services that compete with Yahoo!. Several companies, including Microsoft and AOL, also are developing or currently offer online information services for local markets, which compete with Yahoo!'s regional online properties. As a result of Yahoo!'s acquisition of Viaweb Inc., Yahoo! faces competition in the market for hosting online merchant stores, including companies such as iCat Corporation and Open Market, Inc. Yahoo! also faces intense competition in international markets, including from U.S. companies, media and online companies, Internet service providers and telecommunications companies that are already well established in those foreign markets and in some cases are monopolies. In order to effectively compete, Yahoo! may need to expend significant internal engineering resources or acquire other technologies and companies to provide such capabilities. Any of these efforts could be dilutive to Yahoo!'s shareholders.

MARKET CONSOLIDATION IS CREATING MORE FINANCIALLY FORMIDABLE COMPETITORS.

    In the recent past, there have been a number of significant acquisitions and strategic plans announced among and between certain of our competitors, including:

-  The Walt Disney Company acquiring a significant interest in Infoseek;

-  AOL acquiring Netscape;

- @Home Networks, a provider of high speed internet access serving the cable television infrastructure and the largest shareholder of which is AT&T, acquiring Excite;

-  NBC acquiring an interest in Snap, a subsidiary of CNET;

- USA Networks and Ticketmaster Online-CitySearch announcing that they intend to combine their services with Lycos; and

-  Compaq's control of AltaVista.

    The effect of these completed and pending acquisitions and strategic plans on Yahoo! cannot be predicted with certainty, but all of these competitors are aligned with companies that are significantly larger or more well established than Yahoo! is. As a result, each of them will have access to significantly greater financial, marketing and, in certain cases, technical resources than Yahoo! does. For example, assuming that its acquisition by @Home Networks is approved, Excite will significantly enhance its access to knowledge about broadband transmission technology.

    These acquisitions, if consummated, will also result in many of these companies gaining access to significantly greater marketing resources. For example, the combination of Lycos with USA Networks and Ticketmaster Online-CitySearch, if consummated, will permit Lycos to access significant television and product fulfillment resources for marketing and other purposes. In addition, The Walt Disney Company acquired a significant interest in Infoseek following which the parties introduced a portal and navigation service entitled Go.com, which is supported by Disney's substantial promotional and media resources. Similarly, Snap, by virtue of its relationship with NBC, has and will continue to be supported by NBC's substantial promotional and media resources. Several large media companies, including both Time Warner, Inc. and CBS, have announced that they are contemplating Internet navigation services and are attempting to become "gateway" sites for Web users. These and other competitors are expected to continue to make substantial marketing expenditures to promote their online properties. The combined company may be required to increase its sales and marketing expenditures significantly in response to these efforts, which may materially impair its operating results and may not be successful.

    The recent acquisitions and alliances noted above will result in greater competition as these companies consolidate more users of the Internet on fewer services and incorporate search and retrieval features other than Yahoo! into their offerings. In addition, providers of software and other Internet products and services are incorporating search and retrieval features into their offerings. For example, Web browsers offered by Netscape and Microsoft increasingly incorporate prominent search buttons that direct search traffic to competing services. These features could make it more difficult for Internet users to find and use our products and services. Netscape has an agreement with Excite under which Excite is the most prominent navigational service within the Netcenter website. In the future, Netscape, Microsoft and other browser suppliers may also more tightly integrate products and services similar to ours into their browsers or their browsers' pre-set home pages. In addition, entities that sponsor or maintain high-traffic websites or that provide an initial point of entry for Internet users, such as the regional telephone operating companies, long-distance providers and cable companies such as AT&T/TCI through

@Home Networks and Excite or Internet Service Providers ("ISPs") such as Microsoft and AOL, currently offer and could further develop, acquire or license Internet search and navigation functions and community and communications services that compete with those the combined company offers. Another example is the recently announced arrangement that will result in Compaq including prominent links to Alta Vista with many of the computers which it sells. Any of these companies could take actions that would make it more difficult for consumers to find and use Yahoo! services. For example, Microsoft recently announced that it will feature and promote Internet search services provided by Alta Vista and signed a long term partnership with LookSmart to provide directory services in the Microsoft Network and other Microsoft online properties. We expect that such search services may be tightly integrated into future versions of the Microsoft operating system, the Internet Explorer browser, and other software applications, and that Microsoft will promote such services within the Microsoft Network or through other Microsoft affiliated end-user services such as MSNBC or WebTV Networks. Compaq and Microsoft may have a competitive advantage because their Internet navigational offerings are more conveniently accessed by users.

INCREASED COMPETITION MAY EXERT DOWNWARD PRICING PRESSURE ON OUR ADVERTISING CONTRACTS.

    Yahoo! competes with online services, other website operators and advertising networks, as well as traditional offline media such as television, radio and print for a share of advertisers' total advertising budgets. Yahoo! believes that the number of companies selling Web-based advertising and the available inventory of advertising space has recently increased substantially. Accordingly, the combined company may face increased pricing pressure for the sale of advertisements, which could reduce its advertising revenues. In addition, the combined company's sales may be adversely affected to the extent that its competitors offer superior advertising services that better target users or provide better reporting of advertising results.

WE DEPEND ON CONTINUED GROWTH IN THE USE OF THE INTERNET TO SUPPORT OUR REVENUE MODEL.

    The combined company's future success is dependent upon continued growth in the use of the Internet and the Web in order to support the sale of advertising on its online media properties. Web-based advertising is relatively new, and it is difficult to predict the extent of further growth, if any, in Web advertising expenditures. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, potentially inadequate development of the necessary infrastructure, or the lack of timely development and commercialization of performance improvements. To the extent that the Internet continues to experience significant growth in the number of users and level of use, the Internet infrastructure may not be able to support the demands placed upon it by such growth and the performance or reliability of the Web may be adversely affected, which could negatively impact the combined company's ability to sell advertising.

THE INTERNET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES AND WE MUST ADAPT QUICKLY TO THESE CHANGES TO COMPETE EFFECTIVELY.

    The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. To the extent that higher bandwidth Internet access becomes more widely available through cable modems or other technologies, the combined company may be required to make significant changes to the design and content of our online properties in order to compete effectively. Failure to effectively adapt to these or any other technological developments could adversely affect the combined company's business, operating results, and financial condition.

THE MARKET FOR OUR PRODUCTS IS NEW, AND THE GROWTH IN MARKET ACCEPTANCE FOR THESE PRODUCTS IS UNCERTAIN.

    The markets for Yahoo!'s and GeoCities' products and media properties have only recently begun to develop, are rapidly evolving, and are increasingly competitive. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. It is difficult for Yahoo! to predict whether, or how fast, these markets will grow. Yahoo! cannot guarantee either that the market for the combined company's products and media properties will continue to develop or that demand for the combined company's products or media properties will be sustainable. If the market develops more slowly than expected or becomes saturated with competitors, or if the combined company's products and media properties do not sustain market acceptance, the combined company's business, operating results, and financial condition will be materially and adversely affected.

WE MUST DEVELOP AND MAINTAIN A "BRAND IDENTITY" FOR OUR PRODUCTS IN ORDER TO ATTRACT AND EXPAND OUR USER AND ADVERTISER BASE.

    Yahoo! believes that establishing and maintaining the Yahoo! and GeoCities brands is a critical aspect of its efforts to attract and expand its user and advertiser base. Yahoo! also believes that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. Promotion and enhancement of the Yahoo! and GeoCities brands will depend largely on the combined company's success in providing high-quality products and services. In order to attract and retain Internet users and to promote and maintain the Yahoo! and GeoCities brands, the combined company may find it necessary to increase expenditures devoted to creating and maintaining brand loyalty. In the event of any breach or alleged breach of security or privacy involving its services, or if any third party undertakes illegal or harmful actions utilizing our community, communications or commerce services, the combined company could suffer substantial adverse publicity and impairment of its brands and reputation. If the combined company is unable to provide high-quality products and services or otherwise fail to promote and maintain its brands, or if the combined company incurs excessive expenses in an attempt to improve its products and services or promote and maintain its brands, the combined company's business, operating results, and financial condition will be materially and adversely affected.

WE DERIVE A MAJORITY OF OUR REVENUES FROM THE SALE OF WEB ADVERTISING, BUT THE WEB AS AN ADVERTISING MEDIUM MAY NOT CONTINUE TO GROW AT THE SAME RATE AS IN THE PAST.

    We derive a majority of its revenues from the sale of advertisements on its Web pages. Most of its advertising customers have limited experience with the Web as an advertising medium. Our ability to generate significant advertising revenues will depend upon:

- advertisers' acceptance of the Web as an effective and sustainable advertising medium;

- the development of a large base of users of its services possessing demographic characteristics attractive to advertisers; and

- its ability to continue to develop and update effective advertising delivery and measurement systems.

    No standards have yet been widely accepted for the measurement of the effectiveness of Web-based advertising. Yahoo! cannot guarantee that such standards will develop sufficiently to support Web-based advertising as a significant advertising medium. Nor can Yahoo! guarantee that the advertisers will determine that banner advertising, which comprises the majority of our revenues, is an effective advertising medium. The combined company may not be able to effectively transition to any other forms of Web-based advertising, should such other forms prove more popular. Certain advertising filter software programs are available that limit or remove advertising from an Internet user's desktop. Such software, if generally adopted by users, may have a materially adverse effect upon the viability of advertising on the Internet. The combined company's advertising customers may not accept the internal and third-party measurements of impressions received by advertisements on Yahoo! online media properties and such measurements may contain errors. Yahoo! relies primarily on our internal advertising sales force for domestic advertising sales, which involves additional risks and uncertainties, including risks associated with the recruitment, retention, management, training, and motivation of sales personnel. As a result of these factors, the combined company may not be able to sustain or increase current advertising sales levels. Failure to do so will have a material adverse effect on the combined company's business, operating results, and financial position.

THE SUCCESSFUL OPERATION OF OUR BUSINESS DEPENDS UPON THE SUPPLY OF CRITICAL ELEMENTS FROM OTHER COMPANIES.

    We depend substantially upon third parties for several critical elements of its business including technology and infrastructure, content development, and distribution activities.

TECHNOLOGY AND INFRASTRUCTURE. In May 1998, Yahoo! entered into an agreement with Inktomi under which Inktomi will provide text-based Web search results to complement Yahoo!'s directory and navigational guide. Yahoo! will depend substantially upon ongoing maintenance and technical support from Inktomi to ensure accurate and rapid presentation of such search results to our customers. If Inktomi were to prematurely terminate their agreement with Yahoo! or fail to renew it, Yahoo! would have to make substantial expenditures to develop or license replacement technology. This also could result in lower levels of use of Yahoo!'s navigational services. Yahoo! relies on a private third-party provider, Frontier GlobalCenter, Inc., for its principal Internet connections. Email and other service Internet connections are provided to Yahoo! by GTE. Any disruption in the Internet access provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could have a material adverse effect on the combined company's business, operating results, and financial condition. Yahoo! licenses technology and related databases from third parties for certain elements of Yahoo! properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information, chat services, street mapping, telephone listings, and similar services. Yahoo! has experienced and expects to continue to experience interruptions and delays in service and availability for such elements, including recent interruptions in its stock quote services. Furthermore, Yahoo! is dependent on hardware suppliers for prompt delivery, installation, and service of servers and other equipment to deliver its products and services. Any errors, failures, or delays experienced in connection with these third-party technologies and information services could negatively impact the combined company's relationship with users and adversely affect its brand and its business, and could expose it to liabilities to third parties.

CONTENT DEVELOPMENT. A key element of Yahoo!'s strategy involves the implementation of Yahoo!-branded media properties targeted for interest areas, demographic groups, and geographic areas. In these efforts, Yahoo! relies on content development and localization efforts of third parties. For example, Yahoo! has entered into an agreement with Ziff-Davis under which Ziff-Davis publishes an online publication and a print magazine under the Yahoo! brand. Yahoo! also expects to rely on third-party affiliates, including SOFTBANK in Japan and Korea to localize, maintain, and promote these services and to sell advertising in local markets. Yahoo! cannot guarantee that its current or future third-party affiliates will effectively implement these properties, or that their efforts will result in significant revenue to the combined company. Any failure of these parties to develop and maintain high-quality and successful media properties also could hurt the Yahoo! and GeoCities brands. Certain of these arrangements also require Yahoo! to integrate third parties' content with its services, which can require significant programming and design efforts. In addition, Yahoo! has granted exclusivity provisions to certain third parties, and may in the future grant additional exclusivity provisions. Such exclusivity provisions may have the effect, while they are in force, of preventing Yahoo! from accepting advertising or sponsorship arrangements within a particular subject matter with respect to portions of its network of media properties.

DISTRIBUTION RELATIONSHIPS. In order to create traffic for its online properties and make them more attractive to advertisers and consumers, Yahoo! has certain distribution agreements and informal relationships with leading Web browser providers such as Microsoft and Netscape, operators of online networks and leading websites, and computer manufacturers, such as Toshiba, Hewlett-Packard and Gateway. Yahoo! believes these arrangements are important to the promotion of its online media properties, particularly among new Web users who may first access the Web through these browsers, services, websites, or computers. Yahoo!'s business relationships with these companies are intended to increase the use and visibility of Yahoo!. These distribution arrangements typically are not exclusive, and may be terminated upon little or no notice. Success of the combined company's online properties in international markets may require it to establish relationships with ISPs in various countries and regional markets, many of which have a dominant market share in their territories. In addition, in the future the combined company may be required to establish relationships with providers of broadband services. Even if sufficient distribution opportunities are available to the combined company in the U.S. or abroad, third parties that provide distribution may assess fees or otherwise impose additional conditions on the listing of Yahoo! or our other online properties. Any failure to cost-effectively obtain distribution could have a material adverse effect on the combined company's business, results of operations, and financial condition.

    Yahoo! recently announced a co-branding and distribution arrangement with AT&T under which Yahoo! will provide a Web-based online service in conjunction with dial-up Internet access provided by AT&T WorldNet Service. In this arrangement, Yahoo! will depend on AT&T for effective marketing and promotion efforts and the provision of competitive Internet access service to customers. Any failure by AT&T in these respects could materially impair the benefits Yahoo! expects to receive from this arrangement, and could negatively affect the Yahoo! brand. In addition, the acquisition of Excite by @Home Networks, whose largest stockholder is AT&T, could adversely affect Yahoo!'s relationship with AT&T.

TO BE SUCCESSFUL IN THE CONTINUALLY-EVOLVING MARKET FOR ONLINE SERVICES, WE MUST CONTINUE TO ENHANCE OUR PROPERTIES AND DEVELOP NEW ONES.

    To remain competitive, the combined company must continue to enhance and improve the functionality, features, and content of the Yahoo! main site, as well as its other branded media properties. The combined company may not be able to successfully maintain competitive user response times or implement new features and functions, which will involve the development of increasingly complex technologies. Personalized information services, such as Yahoo!'s Web-based email services, message boards, stock portfolios and Yahoo! Clubs community features, require significantly greater expenses than Yahoo!'s general services. Yahoo! cannot guarantee that these additional expenses will be offset by additional revenues from personalized services.

    The combined company's future success also depends in part upon the timely processing of website listings submitted by users and Web content providers, which have increased substantially in recent periods. Yahoo! has, from time to time, experienced significant delays in the processing of submissions. Further delays could have a material adverse effect on the combined company's goodwill among Web users and content providers, and on its business.

    A key element of Yahoo!'s business strategy is the development and introduction of new Yahoo!-branded online properties targeted for specific interest areas, user groups with particular demographic characteristics, and geographic areas. The combined company may not be successful in developing, introducing, and marketing such products or media properties and such properties may not achieve market acceptance, enhance its brand name recognition, or increase user traffic. For example, it is uncertain that the acquisition of broadcast.com by Yahoo! will be successful. Furthermore, enhancements of or improvements to Yahoo! or new media properties may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence and user support and a decrease in the value of its brand name. Our ability to successfully develop additional targeted media properties depends on use of Yahoo! to promote such properties. If use of Yahoo! does not continue to grow, the combined company's ability to establish other targeted properties would be adversely affected. If the combined company fails to effectively develop and introduce new properties, or those properties fail to achieve market acceptance, the combined company's business, results of operations, and financial condition could be adversely affected.

YAHOO!'S EQUITY INVESTMENTS IN OTHER COMPANIES MAY NOT YIELD THE RETURNS WE ANTICIPATED.

    Yahoo! has made equity investments in affiliated companies that are involved in the commercialization of Yahoo!-branded online properties, such as versions of Yahoo! localized for foreign markets. These affiliated companies typically are in an early stage of development and may be expected to incur substantial losses. Yahoo!'s investments in such companies may not result in any return. As a result, Yahoo! has recorded and expects to continue to record a share of the losses in such affiliates attributable to its ownership. Yahoo! has also made equity investments in non-affiliated companies involved in the development of technologies or services that are complementary or related to Yahoo!'s business, such as Yahoo!'s recent investments in Impulse Buy Network, CDnow, Inc., and E-Loan Inc. Yahoo! intends to continue to make significant additional investments in such companies in the future. Losses resulting from such investments could have a material adverse effect on the combined company's operating results.

WE MUST MANAGE THE INTEGRATION OF RECENTLY-ACQUIRED COMPANIES SUCCESSFULLY IN ORDER TO ACHIEVE OUR DESIRED RESULTS.

    Yahoo!'s recent growth has placed a significant strain on its managerial, operational, and financial resources. To manage its growth, Yahoo! must continue to implement and improve its operational and financial systems and to expand, train, and manage its employee base. The process of managing advertising within large, high traffic websites such as Yahoo!'s is an increasingly important and complex task. Yahoo! relies on both internal and licensed third-party advertising inventory management and analysis systems. To the extent that any extended failure of its advertising management system results in incorrect advertising insertions, Yahoo! may be exposed to "make good" obligations with its advertising customers, which, by displacing advertising inventory, could defer advertising revenues. Failure of Yahoo!'s advertising management systems to effectively scale to higher levels of use or to effectively track and provide accurate and timely reports on advertising results also could negatively affect its relationships with advertisers. Yahoo!'s systems, procedures, or controls may not be adequate to support its operations. Yahoo!'s management may not be able to achieve the rapid execution necessary to fully exploit its market opportunity. Any inability to effectively manage growth could have a material adverse effect on the combined company's business, operating results, and financial condition.

    As part of its business strategy, Yahoo! has completed several acquisitions and expects to enter into additional business combinations and acquisitions. Acquisition transactions are accompanied by a number of risks, including:

- the difficulty of assimilating the operations and personnel of the acquired companies;

- the potential disruption of its ongoing business and distraction of management;

- the difficulty of incorporating acquired technology or content and rights into its products and media properties;

- the correct assessment of the relative percentages of in-process research and development expense which can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

- the failure to successfully develop an acquired in-process technology could result in the impairment of amounts currently capitalized as intangible assets;

-  unanticipated expenses related to technology integration;

-  the maintenance of uniform standards, controls, procedures and policies;

- the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

-  the potential unknown liabilities associated with acquired businesses.

    The combined company may not be successful in addressing these risks or any other problems encountered in connection with such acquisitions.

WE ARE EXPANDING INTO INTERNATIONAL MARKETS IN WHICH WE HAVE LIMITED EXPERIENCE AND, AS A RESULT, WE MAY NOT BE ABLE TO DEVELOP SUCCESSFUL LOCALIZED VERSIONS OF OUR SERVICE FOR THESE MARKETS.

    A key part of Yahoo!'s strategy is to develop Yahoo!-branded online properties in international markets. Yahoo! has developed and operates, through joint ventures with SOFTBANK and related entities, versions of Yahoo! localized for Japan, Germany, France, the United Kingdom, and Korea. It also operates localized or mirror versions of Yahoo! through wholly-owned subsidiaries in Australia, Denmark, Italy, Norway, Sweden, and Singapore and offers Yahoo! guides in Spanish and Mandarin Chinese.

    To date, Yahoo! has only limited experience in developing localized versions of its products and marketing and operating its products and services internationally. It relies on the efforts and abilities of its foreign business partners in such activities. Yahoo! also believes that in light of substantial anticipated competition, it will need to move quickly into international markets in order to effectively obtain market share. It may not be able to do so. Yahoo! expects to continue to experience higher costs as a percentage of revenues in connection with international online properties. International markets Yahoo! has selected may not develop at a rate that supports its level of investment. In particular, international markets may be slower in adoption of the Internet as an advertising and commerce medium. The combined company may experience difficulty in managing international operations as a result of distance as well as language and cultural differences. The combined company or its partners may not be able to successfully market and operate its products and services in foreign markets. In addition, in a number of international markets Yahoo! faces substantial competition from ISPs, some of which have a dominant market share in their territories, that offer or may offer their own navigational service.

    In addition to uncertainty about Yahoo!'s ability to continue to generate revenues from its foreign operations and expand its international presence, there are certain risks inherent in doing business on an international level, including:

-  unexpected changes in regulatory requirements;

-  trade barriers;

-  difficulties in staffing and managing foreign operations;

-  longer payment cycles;

-  currency exchange rate fluctuations;

-  problems in collecting accounts receivable;

-  political instability;

-  export restrictions;

-  export controls relating to encryption technology;

- seasonal reductions in business activity in certain other parts of the world; and

-  potentially adverse tax consequences.

One or more of these factors could have a material adverse effect on the combined company's future international operations and, consequently, on its business, operating results, and financial condition.

INDUSTRY RISKS

OUR HARDWARE AND SOFTWARE SYSTEMS MAY FAIL TO PROVIDE USERS WITH SATISFACTORY ACCESS TO OUR ONLINE PROPERTIES, WHICH COULD REDUCE OUR USER AND ADVERTISER BASE.

    Yahoo! is dependent on its ability to effectively serve a high volume of use of its online media properties. Accordingly, the performance of its online media properties is critical to its reputation, its ability to attract advertisers to its websites, and to achieve market acceptance of its products and media properties. Any system failure that causes an interruption or an increase in response time of Yahoo!'s products and media properties could result in less traffic to its websites and, if sustained or repeated, could reduce the attractiveness of its products and media properties to advertisers and licensees. An increase in the volume of queries conducted through its products and media properties could strain the capacity of the software or hardware Yahoo! has deployed, which could lead to slower response time or system failures. In addition, as the number of Web pages and users increase, Yahoo!'s products and media properties and infrastructure may not be able to scale accordingly. Personalized information services, such as Web-based email and calendaring services and posting of photographs, as well as the provision of homepage hosting and other services the combined company will offer, involve increasingly complex technical and operational challenges that may strain Yahoo!'s development and operational resources. The combined company may not be able to successfully implement and scale such services to the extent required by any growth in the number of users of such services. If the combined company's hardware or software systems fail to provide users with satisfactory access to its online properties, its brand and reputation could be adversely affected.

OUR OPERATIONS COULD BE SIGNIFICANTLY HINDERED BY THE OCCURRENCE OF A NATURAL DISASTER OR OTHER CATASTROPHIC EVENT.

    The combined company's operations will be susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. In addition, substantially all of Yahoo!'s network infrastructure is located in Northern California, an area susceptible to earthquakes. Yahoo! does not have multiple site capacity in the event of any such occurrence. Despite its implementation of network security measures, its servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with its computer systems. Yahoo! does not carry sufficient business interruption insurance to compensate it for losses that may occur as a result of any of these events. Such events could have a material adverse effect on the combined company's business, operating results, and financial condition.

OUR INTELLECTUAL PROPERTY RIGHTS ARE COSTLY AND DIFFICULT TO PROTECT.

    Yahoo! regards its copyrights, trademarks, trade dress, trade secrets, and similar intellectual property as critical to its success. It relies upon trademark and copyright law, trade secret protection and confidentiality or license agreements with its employees, customers, partners and others to protect its proprietary rights. Yahoo! has obtained the registration for certain of its trademarks, including "Yahoo!" and "Yahooligans!". Effective trademark, copyright, and trade secret protection may not be available in every country in which its products and media properties are distributed or made available through the Internet. Yahoo! has licensed in the past, and may license in the future, elements of its distinctive trademarks, trade dress, and similar proprietary rights to third parties. While it attempts to ensure that the quality of its brand is maintained by its licensees, Yahoo!'s licensees may take actions that could materially and adversely affect the value of its proprietary rights or the reputation of its products and media properties. Yahoo! is aware that third parties have, from time to time, copied significant portions of Yahoo! directory listings for use in competitive Internet navigational tools and services. The distinctive elements of Yahoo! may not be protectible under copyright law. Yahoo! cannot guarantee that the steps it has taken to protect its proprietary rights will be adequate.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH ARE COSTLY TO DEFEND AND COULD LIMIT OUR ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE.

    Many parties are actively developing search, indexing, e-commerce and other Web-related technologies. Yahoo! believes that these parties will continue to take steps to protect these technologies, including seeking patent protection. As a result, Yahoo! believes that disputes regarding the ownership of these technologies are likely to arise in the future. For example, Yahoo! is aware that a number of patents have been issued in the areas of electronic commerce, online auctions, Web-based information indexing and retrieval including patents recently issued to one of our direct competitors, online direct marketing, fantasy sports, common Web graphics formats and mapping technologies. We anticipate that additional third-party patents will be issued in the future. From time to time parties assert patent infringement claims against Yahoo! in the form of letters, lawsuits and other forms of communications. In addition to patent claims, third parties may assert claims against Yahoo! alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights or alleging unfair competition. In the event that Yahoo! determines that licensing patents or other proprietary rights is appropriate, Yahoo! cannot guarantee that it would be able to license such proprietary rights on reasonable terms or at all. Yahoo! may incur substantial expenses in defending against third party infringement claims regardless of the merit of such claims. In the event that there is a determination that Yahoo! has infringed third-party proprietary rights, it could incur substantial monetary liability and be prevented from using the rights in the future. In addition, Yahoo! is aware of lawsuits filed against two of our competitors regarding the presentment of advertisements in response to search requests on "keywords" that may be trademarks of third parties. It is not clear what, if any, impact an adverse ruling in these recently filed lawsuits would have on the combined company.

WE DEPEND ON KEY PERSONNEL, WHO MAY NOT CONTINUE TO WORK FOR US.

    Yahoo! is substantially dependent on the continued services of our key personnel, including our chief executive officer, chief financial officer, chief operating officer, chief technical officer, our vice presidents in charge of business development, sales and production and our senior engineers. Each of these individuals has acquired specialized knowledge and skills with respect to Yahoo! and its operations. As a result, if any of these individuals were to leave Yahoo!, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. Yahoo! expects that it will need to hire additional personnel in all areas. The competition for qualified personnel in our industry is intense, particularly in the San Francisco Bay Area, where Yahoo!'s corporate headquarters are located. At times, Yahoo! has experienced difficulties in hiring personnel with the right training or experience, particularly in technical areas. Yahoo! does not maintain key person life insurance for any of its personnel. If the combined company does not succeed in attracting new personnel, or retaining and motivating existing personnel, its business will be adversely affected.

GEOCITIES HAS AN UNPROVEN BUSINESS MODEL THAT IS HIGHLY DEPENDENT ON THE CONTINUED SUPPORT OF ITS MEMBERS AND ADVERTISERS.

    GeoCities' business model, which will be incorporated into the combined company's business model following the closing, depends upon its ability to leverage its community platform and to generate multiple revenue streams. The potential profitability of this business model is unproven, and, to be successful, the combined company must, among other things, develop and market solutions that achieve broad market acceptance by its members, Internet advertisers, commerce vendors and Internet users. Under GeoCities' model, GeoCities is substantially dependent upon its member-generated content, the grass-roots promotional efforts of its members, the acceptance by its members of advertising and other promotional programs of third parties and GeoCities and the voluntary involvement of its community leaders and liaisons to attract Web users to its site and to reduce the demands on company personnel. This model has existed for only a limited period of time, and, as a result, is relatively unproven. There can be no assurance that the combined company's member-generated content or the promotional efforts of its members will continue to attract users to GeoCities' Website or that they will attract advertising revenue from third parties in sufficient amounts to make the business commercially viable. There can also be no assurance that GeoCities' community leaders and liaisons will continue to devote their time voluntarily to improving the community and combined company's business, results of operations and financial condition would not be materially and adversely affected if a substantial number of homesteaders became dissatisfied with the combined company's services or its focus on the commercialization of those services.

    As indicated, the GeoCities business model relies on volunteers such as its community leaders and liaisons to provide assistance to homesteaders and other users of the GeoCities website. Yahoo! and GeoCities are aware of a published report that several volunteers at AOL have asked the U.S. Department of Labor to investigate whether AOL's use of voluntary labor violates the Federal Fair Labor Standards Act. The same report states that the Labor Department has not begun an investigation into the matter, but acknowledges that it has received information from several of AOL's volunteers. Although GeoCities is not aware of any similar requests by any of its volunteers, no assurances can be given that such requests will not be made in the future. GeoCities does not believe that any of its practices in connection with the use of volunteers in its business is in violation of any labor laws; however, to the extent that the Department of Labor makes an adverse determination in the AOL matter, it could materially and adversely affect the combined company's business and financial results.

WE ARE SUBJECT TO U.S. AND FOREIGN GOVERNMENT REGULATION OF THE INTERNET, THE IMPACT OF WHICH MAY BE DIFFICULT TO PREDICT.

    There are currently few laws or regulations directly applicable to the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, gambling, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose the combined company to substantial liability. Such legislation could also dampen the growth in use of the Web, decrease the acceptance of the Web as a communications and commercial medium, or require the combined company to incur significant expense in complying with any new regulations. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Web. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on the combined company's international operations. In addition, several telecommunications carriers, including America's Carriers' Telecommunications Association, are seeking to have telecommunications over the Web regulated by the FCC in the same manner as other telecommunications services. Because the growing popularity and use of the Web has burdened the existing telecommunications infrastructure and many areas with high Web use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and OSPs and to impose access fees. Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Web, potentially decreasing the demand for our products and media properties. A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce, and could adversely affect the combined company's opportunity to derive financial benefit from such activities.

    Two recently passed federal laws could have an impact on the combined company's business. The Digital Millenium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Yahoo! is currently reviewing these pieces of legislation, and cannot currently predict the effect, if any, that they will have on its business. They may impose significant additional costs on the combined company's business or subject it to additional liabilities.

    In addition, a number of other countries have announced or are considering additional regulation. For example, the European Commission is expected in the near future to propose a directive concerning the liability of online service providers for activities that take place using their services. Such laws and regulations could fundamentally impair the combined company's ability to provide Internet navigation or other services, or substantially increase the cost of doing so. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, defamation, obscenity, and personal privacy is uncertain. Yahoo! may be subject to claims that its services violate such laws. Any such new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could have a material adverse effect on the combined company's business, operating results, and financial condition.

    Due to the global nature of the Web, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute Yahoo! for violations of their laws. Yahoo! might unintentionally violate such laws. Such laws may be modified, or new laws enacted, in the future. Any such developments could have a material adverse effect on the combined company's business, results of operations, and financial condition.

WE MAY BE SUBJECT TO LEGAL LIABILITY FOR OUR ONLINE SERVICES.

    Yahoo! hosts a wide variety of services that enable individuals to exchange information, generate content, conduct business and engage in various online activities, including the homesteading and other services currently offered by GeoCities which will continue to be offered by the combined company. The law relating to the liability of providers of these online services for activities of their users is currently unsettled. Claims could be made against the combined company for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature and content of information that may be posted online by its users. These types of claims have been brought, and sometimes successfully pressed, against online service providers in the past. In addition, the combined company could be exposed to liability with respect to the selection of listings that may be accessible through our Yahoo!-branded products and media properties, or through content and materials that may be posted by users in classifieds, message board, clubs, chat room, member homepages or other interactive community-building services. These claims might include, for example, that by providing hypertext links to websites operated by third parties, we are liable for copyright or trademark infringement or other wrongful actions by those third parties through their websites, or that we are responsible for legal injury caused by statements made to, actions taken by or content generated by, participants in our message board services, Yahoo! Clubs, member homepages or other community building services. It is also possible that if any information provided through our services, such as stock quotes, analyst estimates or other trading information, contains errors, third parties could make claims against the combined company for losses incurred in reliance on that information. Yahoo! offers Web-based email services, which expose Yahoo! to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email, or interruptions or delays in email service. Investigating and defending any of these types of claims is expensive, even to the extent the claims do not result in liability.

    Yahoo! also periodically enters into arrangements to offer third-party products and services under the Yahoo! brand or via distribution on Yahoo! properties. These business arrangements involve additional legal risks, such as potential liabilities for content posted by free home page users or made available by other third-party providers. The combined company may be subject to claims concerning such services or content by virtue of its involvement in marketing, branding or providing access to these services, even if it does not itself host, operate, or provide these services. While its agreements with these parties often provide that Yahoo! will be indemnified against such liabilities, such indemnification may not be adequate.

    In October 1998, Yahoo! acquired Yoyodyne Entertainment, Inc., a direct marketing firm. Yoyodyne's business involves substantial use of sweepstakes, contests and similar promotional events in order to solicit user registration and involvement in direct marketing relationships. Sweepstakes and contests are subject to extensive government regulation throughout the world, including different regulatory schemes under states and territories in the United States, and may be subject to laws governing lotteries and gambling. Although Yahoo! intends to operate these events to fall within exemptions from such laws, exemptions may not be available. In addition, Yahoo! anticipates that in the near future substantial additional federal, state and international regulations may be adopted relating to user privacy and the collection and utilization of user information. To the extent that the combined company does not effectively comply with these regulations, or if these regulations materially impair the combined company's ability to effectively utilize direct marketing, its business, results of operations, and financial condition could be materially and adversely affected.

OUR E-COMMERCE ACTIVITIES MAY EXPOSE US TO UNCERTAIN LEGAL RISKS AND POTENTIAL LIABILITIES.

    As part of its business, Yahoo! enters into agreements with sponsors, content providers, service providers, and merchants under which it is entitled to receive a share of revenue from the purchase of goods and services by users of our online properties. These types of arrangements may expose the combined company to additional legal risks and uncertainties, including potential liabilities to consumers of such products and services. Although Yahoo! carries general liability insurance, its insurance may not cover potential claims of this type or may not be adequate to indemnify the combined company for all liability that may be imposed.

    Yahoo! recently began offering a Yahoo!-branded VISA credit card, which includes a "rewards" program entitling card users to receive points that may be redeemed for merchandise, such as books or music. This arrangement exposes Yahoo! to risks and expenses relating to compliance with consumer protection laws, loss of customer data, disputes over redemption procedures and rules, products liability, sales taxation and liabilities associated with any failure in performance by participating merchants.

    In June 1998, Yahoo! completed the acquisition of Viaweb Inc., a provider of software and reporting tools for the operation of online commerce websites. Yahoo! intends to use the Viaweb technology to host and promote online stores on behalf of third-party merchants, the operation and maintenance of which will be largely under the independent control of such merchants. These activities will expose the combined company to a number of additional risks and uncertainties, including:

- potential liabilities for illegal activities that may be conducted by participating merchants;

- products liability or other tort claims relating to goods or services sold through hosted commerce sites;

-  consumer fraud and false or deceptive advertising or sales practices;

-  breach of contract claims relating to merchant transactions;

- claims that materials included in merchant sites or sold by merchants through these sites infringe third-party patents, copyrights, trademarks or other intellectual property rights, or are libelous, defamatory or in breach of third-party confidentiality or privacy rights;

- claims relating to any failure of merchants to appropriately collect and remit sales or other taxes arising from e-commerce transactions; and

- claims that may be brought by merchants as a result of their exclusion from our commerce services or losses resulting from any downtime or other performance failures in our hosting services.

    Although Yahoo! maintains liability insurance, insurance may not cover these claims or may not be adequate. Even to the extent these types of claims do not result in material liability, investigating and defending the claims is expensive.

    Yahoo! intends to significantly expand its online stores in the future, along with the services it offers to online store merchants. If it is unsuccessful in this expansion, its overall business will be adversely affected.

    In September 1998, Yahoo! launched Yahoo! Auctions, a free service that hosts online auctions for a wide variety of goods and services. Auction services expose the combined company to a number of significant additional risks. For example, while Yahoo! does not pre-screen the types of goods offered on Yahoo! Auctions, it is aware that certain goods, such as alcohol, tobacco, firearms, adult material and other goods that may be subject to regulation by local, state or federal authorities may be traded on Yahoo! Auctions. The combined company might not be able to prevent the unlawful exchange of goods on its service, and may be subject to civil or criminal liability for unlawful activities carried out by users through its service. In addition, while Yahoo! takes no responsibility for delivery of payment or goods to any user of Yahoo! Auctions, it anticipates that users who did not receive the purchase price or the goods that were to have been exchanged may register complaints with Yahoo! or seek to hold it liable. Yahoo! also anticipates that we will receive complaints from buyers as to the quality of the goods purchased through Yahoo! Auctions, as well as complaints alleging that comments posted by participants of the service concerning other participants are unfair or defamatory. Any claims or litigation arising from Yahoo! Auctions could be costly. Any negative publicity generated as a result of fraudulent or deceptive conduct by users of Yahoo! Auctions could damage the combined company's reputation and diminish the value of its brand name. Yahoo! has also received in the past, and anticipates that it will receive in the future, communications claiming that certain items sold through Yahoo! Auctions, or text and images posted by users in auction listings, infringe third-party copyrights, trademarks or other intellectual property rights. While Yahoo!'s user policies prohibit the sale of goods and posting of materials which may infringe third-party intellectual property rights, an allegation of infringement may result in costly litigation.

THE YEAR 2000 PROBLEM COULD CAUSE OUR SOFTWARE PRODUCTS AND THOSE OF OUR SUPPLIERS TO MALFUNCTION, WHICH WOULD PREVENT OR LIMIT ACCESS TO OUR ONLINE PROPERTIES AND COULD BE COSTLY TO REMEDY.

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish twenty-first century dates from twentieth century dates. To function properly, these date-code fields must distinguish twenty-first century dates from twentieth century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

HOW YAHOO! IS AFFECTED. Yahoo! is dependent on the operation of numerous systems that may be adversely affected by the Year 2000 problem, including:

-  Yahoo!'s and GeoCities' internal systems; and

- equipment, software and content supplied to Yahoo! and GeoCities by third party vendors that may not be Year 2000 compliant, including outside providers of web-hosting services on which Yahoo! and GeoCities are currently dependent.

In addition, Yahoo!'s future business depends on the successful operation of the Internet following the commencement of the Year 2000. If the Internet is inaccessible for an appreciable period of time, or if Yahoo!'s customers and users are unable to access Yahoo!'s site, Yahoo!'s business and revenues could be materially adversely affected. Yahoo! is also subject to external forces that might generally affect industry and commerce, such as telecommunications, utility or transportation company Year 2000 compliance failures, related service interruptions and the economic impact that such failures have on Yahoo! customers and advertisers.

YEAR 2000 COMPLIANCE ASSESSMENT PLANS. Yahoo! has undertaken a two-phase process of analyzing the impact of the Year 2000 problem. First, Yahoo! has completed an informal assessment of its primary internal systems and, based on such assessment and our knowledge of the specific software and systems, Yahoo! currently believes that its systems are Year 2000 compliant in all material respects or can readily be brought into compliance with the application of corrective software modifications. In many cases, we expect these modifications to be provided by the vendors of the computer and software products we have installed. Yahoo! has not incurred material costs to date in this informal phase of the assessment process, and currently does not believe that the cost of additional actions will have a material effect on its results of operations or financial condition.
    Second, Yahoo! is in the process of performing a formal assessment of both its internal systems and the vendor-supplied items and services it employs to determine how the Year 2000 problem will affect all aspects of Yahoo!'s operations. Yahoo! expects to complete this second phase of its assessment by mid-spring of 1999. The formal process involves assessment of the following Yahoo! systems:

-  hardware systems, including servers and systems used for data storage;

- software systems, including applications, development tools and proprietary code;

-  infrastructure systems, including routers, hubs and networks;

- facility systems, including general building functions, security, HVAC and related operations; and

-  the systems of our business partners, including content providers and ISPs.

    Yahoo! is conducting its formal assessment of Year 2000 readiness by gathering information on each aspect of Yahoo!'s systems, reviewing each component or application for date usage, and examining date representations. With respect to vendor-supplied items and services, Yahoo! is conducting an extensive review of product compliance information on such items and services available on line, in vendor literature and through trade group information resources, contacting its vendors for compliance information, and maintaining documentation of assessments that have been performed by such vendors or outside sources.

    Each department of Yahoo! is involved in this formal assessment process. Once complete, the formal assessment will lead to the creation of a formal remediation and contingency plan for achieving Year 2000 readiness. Yahoo! does not anticipate, however, undertaking a formal assessment of the Year 2000 readiness of the Internet or its underlying telecommunications infrastructure, and will therefore be unable to predict the impact of Year 2000 issues that might affect the broader Internet business community, including Yahoo!.

RESULTS OF COMPLIANCE EFFORTS TO DATE. Based on the completed informal assessment and our progress on the formal assessment, Yahoo! currently believes that its internal systems are or can readily be made Year 2000 compliant in all material respects. However, it is possible that these current internal systems contain undetected errors or defects with Year 2000 date functions. In addition, although we do not anticipate problems, vendor-supplied items and services could contain undetected errors or defects which, if not corrected, could result in serious unanticipated negative consequences, including significant downtime for one or more Yahoo! media properties.

COSTS OF YEAR 2000 COMPLIANCE COULD BE SIGNIFICANT. Although Yahoo! is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, and although Yahoo! has not incurred material costs to date with respect to the Year 2000 readiness of these internal systems, the occurrence of any of the following events could materially and adversely affect Yahoo!'s business, results of operations and financial condition:

- errors and defects are detected after the formal assessment process is complete;

- third-party equipment, software or content fails to operate properly with regard to the year 2000;

- Web advertisers expend significant resources to correct their current systems for Year 2000 compliance, resulting in reduced funds available for Web advertising or sponsorship of Web services; or

- material costs arise in connection with preparing GeoCities' internal systems for the Year 2000 problem. See "Year 2000 Readiness."

INVESTMENT RISKS

YAHOO!'S STOCK PRICE HAS HISTORICALLY BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.

    The trading price of Yahoo! common stock has been and may continue to be subject to wide fluctuations. During 1998, the closing sale prices of Yahoo! common stock on the Nasdaq Stock Market ranged from $14.52 to $137.75. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by Yahoo! or its competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of Yahoo!'s stock, regardless of its operating performance.

AFTER THE MERGER, MANAGEMENT AND ONE LARGE SHAREHOLDER WILL BENEFICIALLY OWN APPROXIMATELY 52% OF YAHOO!'S COMMON STOCK; THEIR INTERESTS COULD CONFLICT WITH YOURS.

    Following the merger, Yahoo!'s directors and executive officers, and SOFTBANK will beneficially own approximately 52% of Yahoo!'s outstanding common stock. As a result of their ownership, the directors and executive officers of Yahoo! and SOFTBANK collectively are able to control all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Yahoo!.

ANTI-TAKEOVER PROVISIONS COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

    Yahoo!'s board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Yahoo! without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. Yahoo! has no present plans to issue shares of preferred stock. Further, certain provisions of its charter documents, including provisions eliminating the ability of shareholders to take action by written consent and limiting the ability of shareholders to raise matters at a meeting of shareholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of Yahoo!, which could have an adverse effect on the market price of the stock. In addition, Yahoo!'s charter documents do not permit cumulative voting, which may make it more difficult for a third-party to gain control of the Board of Directors.

PRIVATELY-SOLD SHARES ELIGIBLE FOR PUBLIC RESALE COULD HAVE A NEGATIVE EFFECT ON YAHOO!'S STOCK PRICE.

    As of March 1, 1999, Yahoo! had 202,325,813 shares of common stock outstanding. As of March 1, 1999, there were outstanding options to purchase approximately 50,500,000 shares of Yahoo! common stock under stock option plans. Of the outstanding shares of common stock approximately 2,570,000 shares issued by Yahoo! in connection with acquisitions and investments have been available for resale pursuant to currently effective registration statements previously filed by us with the SEC. Sales of substantial amounts of these shares in the public market or the prospect of these sales could adversely affect the market price of Yahoo! common stock.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    This document, including information incorporated by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. Although each of Yahoo! and GeoCities believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to be correct. Important language regarding factors that could cause actual results to differ materially from such expectations are disclosed herein including, without limitation, in the "Risk Factors" beginning on page 7. All forward-looking statements attributable to Yahoo! or GeoCities are expressly qualified in their entirety by such language. Neither Yahoo! nor GeoCities undertakes any obligation to update any forward-looking statements.

                                   TRADEMARKS

    This document contains trademarks of Yahoo! and GeoCities and may contain trademarks of others.

                                     YAHOO!
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data should be read in conjunction with Yahoo!'s consolidated financial statements and related notes thereto and Yahoo!'s "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this document. The consolidated statement of operations data for each of the three years ended December 31, 1998, and the consolidated balance sheet data at December 31, 1998 and 1997, are derived from the consolidated financial statements of Yahoo! which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are incorporated by reference in this document. The consolidated statement of operations data for the year ended December 31, 1995, and the consolidated balance sheet data at December 31, 1996 and 1995, are derived from the audited consolidated financial statements of Yahoo! which are not included or incorporated by reference in this document. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                1998        1997     1996     1995
                                                              --------    --------  -------  -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues................................................  $203,270    $ 70,450  $21,490  $ 1,620
Cost of revenues............................................    26,742      10,885    4,722      281
                                                              --------    --------  -------  -------
  Gross profit..............................................   176,528      59,565   16,768    1,339
                                                              --------    --------  -------  -------
Operating expenses:
  Sales and marketing.......................................    92,380      45,778   16,168      935
  Product development.......................................    22,742      12,082    5,700      340
  General and administrative................................    11,210       7,392    5,834    1,153
  Amortization of intangibles...............................     2,028          --       --       --
  Other non-recurring costs.................................    19,400      25,095       --       --
                                                              --------    --------  -------  -------
    Total operating expenses................................   147,760      90,347   27,702    2,428
                                                              --------    --------  -------  -------
Income (loss) from operations...............................    28,768     (30,782) (10,934)  (1,089)
Investment income, net......................................    14,579       4,535    3,967       73
Minority interests in operations of consolidated
  subsidiaries..............................................        68         727      540       --
                                                              --------    --------  -------  -------
Income (loss) before income taxes...........................    43,415     (25,520)  (6,427)  (1,016)
Provision for income taxes..................................    17,827          --       --       --
                                                              --------    --------  -------  -------
Net income (loss)...........................................  $ 25,588    $(25,520) $(6,427) $(1,016)
                                                              --------    --------  -------  -------
                                                              --------    --------  -------  -------
Net income (loss) per share--basic(1).......................  $   0.14    $  (0.15) $ (0.04) $ (0.01)
                                                              --------    --------  -------  -------
                                                              --------    --------  -------  -------
Net income (loss) per share--diluted(1).....................  $   0.11    $  (0.15) $ (0.04) $ (0.01)
                                                              --------    --------  -------  -------
                                                              --------    --------  -------  -------
Shares used in per share calculation--basic(1)..............   184,060     174,672  157,300  109,468
                                                              --------    --------  -------  -------
                                                              --------    --------  -------  -------
Shares used in per share calculation--diluted(1)............   224,100     174,672  157,300  109,468
                                                              --------    --------  -------  -------
                                                              --------    --------  -------  -------

                                                                       DECEMBER 31,
                                                        ------------------------------------------
                                                          1998       1997       1996       1995
                                                        ---------  ---------  ---------  ---------
                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.....  $ 433,499  $  91,343  $  96,947  $   6,167
Working capital.......................................    387,256     84,050     92,790      5,620
Total assets..........................................    621,884    143,512    116,205      7,489
Total stockholders' equity............................    536,210    118,358    105,916      5,975

------------------------

(1) Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income
    (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). For 1998, common equivalent shares primarily related to shares issuable upon the exercise of stock options and approximated 40.0 million shares. Common equivalent shares in 1997 and 1996 were excluded from the computation as their effect was anti-dilutive.

                                   GEOCITIES
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data should be read in conjunction with GeoCities' consolidated financial statements and related notes thereto and GeoCities' "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. The consolidated statement of operations data for each of the three years ended December 31, 1998, and the consolidated balance sheet data at December 31, 1998 and 1997, are derived from the consolidated financial statements of GeoCities which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this document. The statement of operations data for the year ended December 31, 1995, and the balance sheet data at December 31, 1996 and 1995, are derived from audited financial statements of GeoCities not included in this document. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                1998        1997     1996     1995
                                                              --------    --------  -------  -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues................................................  $ 18,359    $  4,582  $   314  $    46
Cost of revenues............................................     9,696       3,789      788      103
                                                              --------    --------  -------  -------
  Gross profit (loss).......................................     8,663         793     (474)     (57)
                                                              --------    --------  -------  -------
Operating expenses:
  Sales and marketing.......................................    17,486       5,837      764      117
  Product development.......................................     4,093       1,045      475       72
  General and administrative................................     9,156       2,930    1,252      233
                                                              --------    --------  -------  -------
    Total operating expenses................................    30,735       9,812    2,491      422
                                                              --------    --------  -------  -------
Loss from operations........................................   (22,072)     (9,019)  (2,965)    (479)
Other income (expense), net.................................     2,314         117      (40)      (2)
                                                              --------    --------  -------  -------
Loss before provision for income taxes......................   (19,758)     (8,902)  (3,005)    (481)
Provision for income taxes..................................        (1)         (1)      (1)      (1)
                                                              --------    --------  -------  -------
Net loss....................................................  $(19,759)   $ (8,903) $(3,006) $  (482)
                                                              --------    --------  -------  -------
                                                              --------    --------  -------  -------
Basic and diluted net loss per share applicable to common
  stockholders(2)...........................................  $  (1.42)   $  (3.72) $ (1.19) $ (0.11)
Weighted average shares outstanding used in basic and
  diluted net loss per share calculation(2).................    15,001(1)    2,620    2,617    4,431

                                                                         DECEMBER 31,
                                                          ------------------------------------------
                                                            1998       1997       1996       1995
                                                          ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.......  $  84,811  $   3,785  $      33  $       1
Working capital (deficiency)............................     79,504     26,451     (1,642)      (135)
Total assets............................................    130,382     32,868      1,448        105
Debt and capital lease obligations, less current
  portion...............................................      2,327        834        437         --
Mandatory redeemable convertible preferred stock........     --         38,137      2,168         --
Total stockholders' equity (deficiency).................    116,999    (10,046)    (3,151)       (40)

------------------------

(1) This information is based on the number of shares of common stock outstanding as of December 31, 1998. It excludes (1) approximately 8,307,000 shares of common stock issuable upon the exercise of stock options under GeoCities' 1997 Stock Option Plan, GeoCities' 1998 Stock Incentive Plan and pursuant to written agreements with certain officers, directors, consultants, founders and employees of GeoCities outstanding at December 31, 1998, with a weighted average exercise price of $7.97 per share; (2) approximately 1,277,000 shares of common stock reserved for future issuance under GeoCities' 1997 Stock Option Plan and GeoCities' 1998 Stock Incentive Plan; (3) approximately 215,000 shares of common stock issuable upon the exercise of stock options granted under GeoCities' Starseed, Inc. 1998 Stock Option/Stock Issuance Plan, with a weighted average exercise price of $6.39 per share and (4) 300,000 shares of common stock reserved for future issuance under GeoCities' employee stock purchase plan. See "Capitalization", "Management -- Employee Benefit Plans", "Description of Capital Stock" and Notes 2, 7, 10, and 12 of notes to consolidated financial statements.

(2) Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares are excluded from the calculation if their effect is anti-dilutive (see Note 2 of Notes to the GeoCities Consolidated Financial Statements included herein). Basic and diluted net loss per share takes into consideration the accretion of mandatory redeemable preferred stock.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The selected unaudited pro forma combined financial data give effect to the proposed merger of Yahoo! and GeoCities on a pooling of interests basis. The Yahoo! and GeoCities unaudited pro forma combined financial data are based on the respective historical consolidated financial statements and the notes thereto, which are incorporated by reference or included elsewhere in this document. The Yahoo! and GeoCities unaudited pro forma combined balance sheet data assume that the merger of Yahoo! and GeoCities took place on December 31, 1998, 1997 and 1996, and combines the Yahoo! consolidated balance sheet with GeoCities' consolidated balance sheet as of each respective date. The Yahoo! and GeoCities unaudited pro forma combined statements of operations data assume that the merger of Yahoo! and GeoCities took place as of the beginning of the periods presented and combine Yahoo!'s consolidated statements of operations for the years ended December 31, 1998, 1997 and 1996, with GeoCities' consolidated statements of operations for the years ended December 31, 1998, 1997 and 1996, respectively. This presentation is consistent with the years expected to be combined after the date of the closing of the merger.

    On March 31, 1999, Yahoo! entered into an agreement to merge with broadcast.com inc. in a transaction to be accounted for as a pooling of interests. See "Recent Developments." The Yahoo!, GeoCities and broadcast.com unaudited combined financial data are based on the historical consolidated financial statements and notes thereto of Yahoo! and GeoCities and the supplemental historical consolidated financial statements and notes thereto of broadcast.com, which are incorporated by reference or included elsewhere in this document. This presentation is on the same basis as the Yahoo! and GeoCities unaudited proforma combined financial data described above and is consistent with the years expected to be combined after the date of the closing of the mergers of Yahoo!, GeoCities and broadcast.com.

    The unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The unaudited pro forma combined financial data as of December 31, 1998, and for each of the three years in the period ended December 31, 1998, are derived from the unaudited pro forma condensed combined financial statements included elsewhere herein and should be read in conjunction with those statements and notes thereto. See "Unaudited Pro Forma Condensed Combined Financial Statements."

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                                                                                    YAHOO!, GEOCITIES AND
                                                 YAHOO! AND GEOCITIES                   BROADCAST.COM
                                          ----------------------------------  ----------------------------------
                                               YEAR ENDED DECEMBER 31,             YEAR ENDED DECEMBER 31,
                                          ----------------------------------  ----------------------------------
                                             1998        1997        1996        1998        1997        1996
                                          ----------  ----------  ----------  ----------  ----------  ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PRO FORMA COMBINED STATEMENTS OF
  OPERATIONS DATA:
  Net revenues..........................  $  221,747  $   75,032  $   21,804  $  243,509  $   84,011  $   23,793
  Gross profit..........................     181,993      60,358      16,294     187,058      63,556      16,506
  Total operating expenses..............     189,697     100,159      30,193     211,947     110,254      33,449
  Net loss applicable to common
    stockholders........................  $  (10,248) $  (35,255) $   (9,538) $  (25,708) $  (42,056) $  (12,535)
  Net loss per share -- basic and
    diluted.............................  $    (0.05) $    (0.20) $    (0.06) $    (0.12) $    (0.22) $    (0.07)
  Shares used in per share calculation
    -- basic and diluted................     193,757     176,445     159,071     218,917     195,129     174,325

                                                  DECEMBER 31,                          DECEMBER 31,
                                      ------------------------------------  ------------------------------------
                                          1998         1997        1996         1998         1997        1996
                                      ------------  ----------  ----------  ------------  ----------  ----------
                                                                    (IN THOUSANDS)
PRO FORMA COMBINED BALANCE SHEET
  DATA:
  Cash, cash equivalents, and
    short-term and long-term
    investments in marketable debt
    securities......................  $  572,331    $  111,830  $  106,728  $  622,159    $  133,180  $  111,311
  Working capital...................     400,760       110,501      91,148     451,342       142,505      95,540
  Total assets......................     729,609       171,280     117,653     775,230       200,965     125,939
  Shareholders' equity..............     564,552       103,212     102,765     606,191(1)    130,117     110,367

------------------------

(1) Excludes charge for costs resulting from the proposed merger of Yahoo! with broadcast.com which is yet to be determined.

                           COMPARATIVE PER SHARE DATA

    The following tables reflect (a) the historical net income (loss) and book value per share of Yahoo!, GeoCities and broadcast.com common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed mergers of Yahoo! with GeoCities and Yahoo! and GeoCities with broadcast.com on a "pooling of interests" basis and (b) the equivalent historical net loss and book value per share attributable to 0.6768 of a share of Yahoo! common stock which will be received for each share of GeoCities common stock. The information presented in the following tables should be read in conjunction with the unaudited pro forma condensed combined financial statements included in this document, the historical consolidated financial statements and related notes of Yahoo! and GeoCities and the supplemental historical consolidated financial statements and related notes of broadcast.com which are incorporated by reference or included elsewhere in this document.

                                                                                        FISCAL YEAR ENDED DECEMBER 31,
                                                                                        -------------------------------
                                YAHOO! PER SHARE DATA                                     1998       1997       1996
--------------------------------------------------------------------------------------  ---------  ---------  ---------
YAHOO! HISTORICAL PER COMMON SHARE:
  Net income (loss) per common share -- basic (2).....................................  $    0.14  $   (0.15) $   (0.04)
  Net income (loss) per common share -- diluted (2)...................................  $    0.11  $   (0.15) $   (0.04)
  Book value per share (1)............................................................  $    2.69

                                                                                        FISCAL YEAR ENDED DECEMBER 31,
                                                                                        -------------------------------
                               GEOCITIES PER SHARE DATA                                   1998       1997       1996
--------------------------------------------------------------------------------------  ---------  ---------  ---------
GEOCITIES HISTORICAL PER COMMON SHARE:
  Net loss per common share -- basic and diluted (2)..................................  $   (1.42) $   (3.72) $   (1.19)
  Book value per share (1)............................................................  $    3.65

                                                                                        FISCAL YEAR ENDED DECEMBER 31,
                                 YAHOO! AND GEOCITIES                                   -------------------------------
                          PRO FORMA COMBINED PER SHARE DATA                               1998       1997       1996
--------------------------------------------------------------------------------------  ---------  ---------  ---------
PRO FORMA COMBINED PER COMMON SHARE:
  Net loss per Yahoo! share -- basic and diluted......................................  $   (0.05) $   (0.20) $   (0.06)
  Net loss per equivalent GeoCities share -- basic and diluted (3)....................  $   (0.03) $   (0.14) $   (0.04)
  Book value per Yahoo! share (1)(4)..................................................  $    2.56
  Book value per equivalent GeoCities share (3).......................................  $    1.73

                                                                                        FISCAL YEAR ENDED DECEMBER 31,
                                                                                        -------------------------------
                             BROADCAST.COM PER SHARE DATA                                 1998       1997       1996
--------------------------------------------------------------------------------------  ---------  ---------  ---------
BROADCAST.COM SUPPLEMENTAL HISTORICAL PER COMMON SHARE:
  Net loss per common share -- basic and diluted (2)..................................  $   (0.47) $   (0.28) $   (0.15)
  Book value per share (1)............................................................  $    1.62

                                                                                        FISCAL YEAR ENDED DECEMBER 31,
                          YAHOO!, GEOCITIES AND BROADCAST.COM                           -------------------------------
                          PRO FORMA COMBINED PER SHARE DATA                               1998       1997       1996
--------------------------------------------------------------------------------------  ---------  ---------  ---------
PRO FORMA COMBINED PER COMMON SHARE:
  Net loss per Yahoo! share -- basic and diluted......................................  $   (0.12) $   (0.22) $   (0.07)
  Net loss per equivalent GeoCities share -- basic and diluted (3)....................  $   (0.08) $   (0.15) $   (0.05)
  Book value per Yahoo! share (1)(4)..................................................  $    2.45
  Book value per equivalent GeoCities share (3)(4)....................................  $    1.66

------------------------

(1) The historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at December 31, 1998. The pro forma combined book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of Yahoo! common stock outstanding as of December 31, 1998, assuming the merger had occurred as of that date.

(2) Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computations if their effect is antidilutive.

(3) The equivalent pro forma combined per GeoCities share is calculated by multiplying the pro forma combined share amounts by the exchange ratio of
    0.6768 shares of Yahoo! common stock for each share of GeoCities common stock.

(4) Excludes effect of charge for costs resulting from the proposed merger between Yahoo! and broadcast.com which is yet to be determined.

                     MARKET PRICE AND DIVIDEND INFORMATION

    Yahoo!'s common stock is traded on The Nasdaq National Market under the symbol "YHOO." The following table sets forth the range of high and low intra-day sales prices reported on The Nasdaq National Market for Yahoo! common stock for the periods indicated, adjusted to reflect the 2-for-1 stock split that occurred in February 1999, the 2-for-1 stock split that occurred in August 1998, and the 3-for-2 stock split that occurred in September 1997.

                                                                           HIGH        LOW
                                                                        ----------  ----------
FISCAL 1997
  First Quarter.......................................................  $    6.231  $    2.793
  Second Quarter......................................................       6.563       4.125
  Third Quarter.......................................................      14.500       5.582
  Fourth Quarter......................................................      17.750       8.532

FISCAL 1998
  First Quarter.......................................................  $   23.563  $   14.407
  Second Quarter......................................................      39.938      22.719
  Third Quarter.......................................................      67.313      29.500
  Fourth Quarter......................................................     143.000      48.750

FISCAL 1999
  First Quarter.......................................................  $  222.500  $  119.844
  Second Quarter (through April 16, 1999).............................     244.000     168.000

    GeoCities' common stock has traded on The Nasdaq National Market under the symbol "GCTY" since August 1998. The following table sets forth the range of high and low intra-day sales prices reported on The Nasdaq National Market for GeoCities common stock for the periods indicated.

                                                                            HIGH        LOW
                                                                         ----------  ---------
FISCAL 1998
  Third Quarter........................................................  $   51.375  $  16.250
  Fourth Quarter.......................................................      47.375     13.250

FISCAL 1999
  First Quarter........................................................  $  117.375  $  33.000
  Second Quarter (through April 16, 1999)..............................     159.250    110.000

RECENT SHARE PRICES

    The following table sets forth the closing sales prices per share of Yahoo! common stock on The Nasdaq National Market and the closing sales prices per share of the GeoCities common stock on The Nasdaq National Market, on (1) January 27, 1999, the last full trading date prior to the public announcement of
the merger, and (2)         , 1999, the latest practicable trading day before
the printing of this proxy statement/prospectus. The equivalent GeoCities per share price as of any given date, including the dates indicated, is determined by multiplying the price of one share of Yahoo! common stock as of such date by 0.6768, the exchange ratio set forth in the merger agreement, and represents what the market value of one share of GeoCities common stock would have been if the merger had been consummated on or prior to such day.

                                                            YAHOO!     GEOCITIES    EQUIVALENT
                                                            COMMON      COMMON     GEOCITIES PER
                                                            STOCK        STOCK      SHARE PRICE
                                                          ----------  -----------  -------------
January 27, 1999........................................  $  167.938   $   75.00    $    113.66
        , 1999..........................................  $            $            $

    No assurance can be given as to the market prices of Yahoo! common stock or GeoCities common stock at any time before the closing of the merger or as to the market price of Yahoo! common stock at any time thereafter. The exchange ratio is fixed and will not be adjusted to compensate GeoCities' stockholders for decreases in the market price of Yahoo! common stock which could occur before the merger becomes effective. If the market price of Yahoo! common stock decreases or increases prior to the effective time of the merger, the market value of the Yahoo! common stock to be received in the merger in exchange for GeoCities common stock will correspondingly decrease or increase. STOCKHOLDERS OF GEOCITIES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS OF GEOCITIES COMMON STOCK AND YAHOO! COMMON STOCK.

DIVIDEND INFORMATION

    Neither Yahoo! nor GeoCities has ever paid any cash dividends on their stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

NUMBER OF STOCKHOLDERS

    As of               , 1999 there were   stockholders of record who held
shares of GeoCities capital stock.

                              RECENT DEVELOPMENTS

    On March 31, 1999, Yahoo! entered into an agreement to acquire broadcast.com inc. in a stock-for-stock merger. The following sets forth certain pertinent information relating to the proposed transaction.

BUSINESS OF BROADCAST.COM INC.

    Broadcast.com inc. is a leading aggregator and broadcaster of streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" hundreds of live and on-demand audio and video programs over the Internet to hundreds of thousands of users. Broadcast.com's Web sites offer a large and comprehensive selection of live and on-demand audio and video programming, including sports, talk and music radio, television, business events, full-length CDs, news, commentary and full-length audio-books. Broadcast.com broadcasts on the Internet 24 hours a day seven days a week, and its programming includes more than 385 radio stations and networks, 40 television stations and cable networks and game broadcasts and other programming for over 420 college and professional sports teams. Broadcast.com licenses such programming from content providers, in most cases under exclusive, multi-year agreements. Broadcast.com's Business Services Division provides cost-effective Internet and intranet broadcasting services to businesses and other organizations. These business services include the turnkey production of press conferences, earnings conference calls, investor conferences, trade shows, stockholder meetings, product introductions, training sessions, distance learning seminars, customized corporate TV channels and media events. In addition to its business services, broadcast.com derives revenues from the sale of advertising on its Web sites, including gateway ads with guaranteed click-thrus, channel and event sponsorships, multimedia and traditional banner ads, as well as its new in-stream ads and in-player banner ads. In December 1998, broadcast.com's Web sites served a daily average of over 800,000 unique users ranking broadcast.com's sites #16 among all sites on the Internet according to a January 1999 Media Metrix report. In July 1998, broadcast.com completed its initial public offering, raising approximately $43.2 million. During November 1998, broadcast.com acquired Simple Network Communications, Inc., a premier provider of Web hosting services, to expand into Internet broadcasting services for consumer and small businesses. In March 1999, broadcast.com acquired Net Roadshow, Inc., the leading provider of Internet IPO roadshows.

    Broadcast.com believes it has accomplished numerous Internet achievements since its initial live broadcast in September 1995, including the Internet broadcast of the first live commercial radio station, first live sporting event, first live corporate quarterly earnings call and first live stockholders' meeting. Broadcast.com's early entrance into the Internet broadcasting market has enabled it to establish strong brand recognition for its broadcasts and services and to form relationships with a diverse range of content providers. Broadcast.com currently offers content from a variety of sources including radio and television, college and professional sports teams and leagues, production and film studios and record labels. Broadcast.com has broadcast over 19,500 live events, such as the last four NFL Super Bowls and last four NCAA Basketball Tournaments, the Stanley Cup Playoffs, the entire 1998-99 season for all 27 NHL teams, game broadcasts for the entire season of over 350 college teams, the Internet premiere of the movie "Casablanca," an exclusive Internet-only webcast with Paul McCartney, the 1998 World Champion New York Yankees Ticker Tape Parade and the launch of the Space Shuttle with Astronaut John Glenn. Broadcast.com has also amassed over 65,000 hours of on-demand broadcast programming, including over 2,400 full-length music CDs, sports programming, talk radio and business and media events. Broadcast.com's business services customers include 3Com, AutoDesk, Bell South, Harvard University, Business Week, Dell, E! Online, Epson, IBM, Intel, Oracle, Prudential, Tandem, Tenet Health Systems, Trilogy, Texaco and more than 600 other organizations.

TERMS OF THE ACQUISITION

    Under the terms of the merger agreement with broadcast.com, Yahoo! will issue 0.7722 of a share of Yahoo! common stock for each outstanding share of broadcast.com common stock. In addition, all outstanding options to acquire shares of broadcast.com common stock will be assumed by Yahoo! and converted at the same exchange ratio into options to purchase Yahoo! common stock. In the
acquisition, Yahoo! will exchange approximately           million shares of
Yahoo! common stock for all the issued and outstanding capital stock of broadcast.com on a fully diluted basis. Following the merger, broadcast.com will become a wholly-owned subisidiary of Yahoo!. Yahoo! and broadcast expect the acquisition will qualify to be accounted for as a "pooling of interests", and will qualify as a tax-free reorganization. The acquisition is subject to certain conditions, including regulatory approval and approval by broadcast.com stockholders. The acquisition of broadcast.com is not subject to approval by Yahoo! shareholders. It is anticipated by Yahoo! that the broadcast.com merger will be consummated in the third quarter of 1999.

    Following completion of the broadcast.com acquisition and assuming the exercise of all outstanding Yahoo!, GeoCities and broadcast.com options, GeoCities stockholders will own approximately 8.7% of Yahoo!.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The special meeting will be held on May  , 1999, at 8:00 a.m., local time,
at             , California.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, stockholders of GeoCities will be asked to approve the merger and to transact such other business as may properly come before the special meeting or any postponements or adjournments thereof.

RECORD DATE FOR VOTING ON THE MERGER; STOCKHOLDERS ENTITLED TO VOTE

    Only stockholders of record of GeoCities common stock at the close of
business on       , 1999, are entitled to notice of and to vote at the special meeting. As of the close of business on that record date, there were shares of GeoCities common stock outstanding and entitled to vote, held of
record by   stockholders. Each GeoCities stockholder is entitled to one vote for each share of GeoCities common stock held as of the record date.

VOTING AND REVOCATION OF PROXIES

    The GeoCities proxy accompanying this document is solicited on behalf of GeoCities' board of directors. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to GeoCities. All properly executed proxies received by GeoCities prior to the special meeting that are not revoked, will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger. GeoCities' board of directors does not presently intend to bring any other business before the special meeting and, so far as is known as of the date of this document, no other matters are to be brought before the special meeting. As to any other business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A GeoCities stockholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by (1) delivering to the Secretary of GeoCities a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (2) signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the special meeting, or (3) attending the special meeting and voting in person.

STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER

    Approval of the merger by GeoCities' stockholders is required by the Delaware General Corporation Law. Such approval requires the affirmative vote of the holders of a majority of the shares of GeoCities common stock outstanding and entitled to vote at the special meeting. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against approval of the merger. IN ADDITION, THE REQUIRED VOTE OF THE STOCKHOLDERS OF GEOCITIES IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF GEOCITIES COMMON STOCK RATHER THAN UPON THE SHARES ACTUALLY VOTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING. THEREFORE, IF THE HOLDERS OF ANY SUCH SHARES FAIL TO EITHER SUBMIT A PROXY OR VOTE IN PERSON AT THE SPECIAL MEETING, SUCH FAILURE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER. See "Voting and Affiliate Agreements -- Voting Agreements."

    As of the record date and the date of this proxy statement/prospectus, Yahoo! owned 673,796 shares of GeoCities common stock which represents approximately 2.1% of the outstanding shares of GeoCities common stock entitled to vote on the merger as of the record date. Yahoo! intends to vote all of such shares in favor of the merger.

    In addition, on the same day that the merger agreement was signed, five stockholders of GeoCities who collectively own approximately 61.3% of GeoCities' outstanding common stock entered into voting agreements with Yahoo!, granting Yahoo! a proxy to vote all of their shares of GeoCities stock for approval of the merger. Due to the existence of these voting agreements, GeoCities is assured of receiving the requisite votes at the special meeting to approve the merger.

BOARD RECOMMENDATION

    GEOCITIES' BOARD OF DIRECTORS HAS APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, GEOCITIES AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE HOLDERS OF GEOCITIES CAPITAL STOCK VOTE FOR APPROVAL OF THE MERGER. Eric C. Hippeau, a member of GeoCities' board of directors, is also a member of Yahoo!'s board of directors. While GeoCities was considering the Yahoo! offer, Mr. Hippeau participated in all portions of the GeoCities board meetings during which the general strategic direction of GeoCities was discussed. However, because of the conflict of interest presented by Mr. Hippeau's position on Yahoo!'s board of directors, he did not participate in any specific discussions about Yahoo!'s offer or any vote of GeoCities' board of directors related to such offer, including the vote of GeoCities' board of directors approving the merger. In addition, Mr. Hippeau did not participate in the Yahoo! board meeting at which the merger was approved.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF GEOCITIES. ACCORDINGLY, GEOCITIES' STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. A transmittal form with instructions for the surrender of certificates for GeoCities common stock will be mailed to you as soon as practicable after completion of the merger. For more information regarding the procedures for exchanging your GeoCities stock certificates for Yahoo! stock certificates, please see the sections entitled "Questions and Answers About the Merger" and "Exchanging Your Stock Certificate" on pages 2 and 4 of this proxy statement/prospectus.

                                   THE MERGER

GENERAL

    This section of the document describes aspects of the proposed merger that we consider to be important. The discussion of the merger in this document and the description of the principal terms of the merger agreement are only summaries of the material features of the proposed merger. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this document as Appendix A. You are encouraged to read the merger agreement and the other appendices to this document in their entirety.

BACKGROUND OF THE MERGER

    On or about December 10, 1998, Jeffrey Mallett, President and Chief Operating Officer of Yahoo!, contacted Stephen L. Hansen, Chief Financial and Chief Operating Officer of GeoCities, to set up a mutually convenient time to contact Mr. Hansen and Thomas R. Evans, President and Chief Executive Officer of GeoCities, to discuss potential ways in which Yahoo! and GeoCities could work together in 1999.

    On December 16, 1998, Timothy K. Koogle, Chairman and Chief Executive Officer of Yahoo!, Mr. Mallett, and Jerry C. Yang, Chief Yahoo of Yahoo!, contacted Messrs. Evans and Hansen to discuss the potential of Yahoo! and GeoCities entering into a comprehensive strategic relationship beyond their relationship under the existing co-distribution agreement between the parties. Mr. Koogle also requested certain financial and business information regarding GeoCities as well as information relating to potential synergies between Yahoo! and GeoCities.

    On December 17, 1998, Yahoo! and GeoCities executed a mutual non-disclosure agreement. On this date, Messrs. Koogle, Mallett and Yang, and John J. Healy, Director, Corporate Development of Yahoo!, also met with Messrs. Evans and Hansen, Steven D. Bardack, Vice President, Strategic and Business Development of GeoCities, William E. Losch, Vice President, Finance of GeoCities, and Jeffrey Stoddard, Director of Sales and Marketing Strategy of GeoCities, to discuss the financial and business information regarding GeoCities previously requested by Yahoo!. In addition to discussing certain performance data relating to the GeoCities web site, these representatives continued to discuss the possibility of entering into some type of comprehensive strategic relationship and potential synergies between GeoCities and Yahoo!.

    On December 18, 1998, Messrs. Mallett and Healy contacted Mr. Hansen to request additional web site performance information and more detailed financial and business information on GeoCities.

    On December 21, 1998, Messrs. Koogle, Mallett, Yang and Healy contacted Messrs. Evans and Hansen to inform GeoCities that Yahoo! would continue to evaluate the materials that had been previously provided, but that such evaluation would be on hold during the upcoming holidays.

    On January 15, 1999, Mr. Hansen contacted Harry D. Lambert and Peter H. Mills, members of GeoCities' board of directors, to discuss management's preliminary discussions with Goldman, Sachs & Co. and whether to engage that firm to provide strategic investment banking services to GeoCities. Messrs. Hansen, Lambert and Mills determined that engaging Goldman Sachs was premature and declined to formally engage Goldman Sachs at that time.

    On the morning of January 21, 1999, Messrs. Mallett and Yang and Gary Valenzuela, Chief Financial Officer of Yahoo!, contacted Messrs. Evans and Hansen of GeoCities and informed them that Yahoo! was preliminarily interested in a possible acquisition of GeoCities. Messrs. Mallet, Yang and Valenzuela did not propose any specific terms, but indicated that, if the parties were to proceed with the negotiation of a transaction, it was Yahoo!'s objective to sign a definitive agreement and announce the transaction simultaneously with GeoCities' scheduled fourth-quarter earnings release on

January 28, 1999. Later that day, Messrs. Evans and Hansen briefed GeoCities' board of directors on the status of their discussions with Yahoo! at a regularly scheduled board meeting. Eric C. Hippeau, a director of GeoCities who is also a member of the board of directors of Yahoo!, excused himself from the meeting during the discussions regarding Yahoo!. Representatives of Goldman Sachs participated in a portion of the meeting during the discussion of Yahoo!. GeoCities' board of directors then authorized management to proceed with negotiations with Yahoo! and approved the engagement of Goldman Sachs to advise GeoCities during such negotiations.

    On January 22, 1999, GeoCities formally engaged Goldman Sachs to act as its financial advisor. On that day, Messrs. Evans and Hansen and representatives of Goldman Sachs also met with Messrs. Koogle, Mallett, Valenzuela and Healy to discuss preliminary terms of the proposed acquisition. While preliminary terms were discussed, no agreement was reached on an exchange ratio or other principal terms. Messrs. Evans and Hansen instructed the representatives of Goldman Sachs to prepare information to provide them with a basis for discussing a potential exchange ratio with Yahoo!.

    On January 24, 1999, Messrs. Koogle, Mallett, Yang, Valenzuela and Healy, together with representatives of Thomas Weisel Partners LLC, financial advisor to Yahoo!, met with Messrs. Evans and Hansen and representatives of Goldman Sachs to make an offer to acquire GeoCities in a stock-for-stock merger using an exchange ratio of 0.34 shares of Yahoo! common stock for each outstanding share of GeoCities common stock (or 0.68 following the completion of Yahoo!'s then-pending two-for-one stock split) less any fee that GeoCities was obligated to pay as a result of a merger with Yahoo! to Wasserstein Perella & Co., Inc., an investment banking firm with which GeoCities had a previous arrangement arising from the sale of its preferred stock in December 1997. The parties also discussed certain of the other principal terms of the proposed acquisition. Yahoo! conditioned its offer on GeoCities and certain of its stockholders entering into exclusive negotiation agreements with Yahoo! and satisfactory completion of Yahoo!'s due diligence review of GeoCities. During this meeting with Yahoo!, the representatives of Goldman Sachs also presented the information that they had prepared at the request of Messrs. Evans and Hansen. This meeting ended without definitive agreement on the exchange ratio or other material terms of the proposed merger. Later that day, and again on the morning of January 25, 1999, Messrs. Evans and Hansen and representatives of Goldman Sachs briefed GeoCities' board of directors at a special two-part telephonic meeting on the proposed merger terms and the status of the negotiations with Yahoo!, including the proposed exchange ratio and the prohibition on shopping the financial terms to third parties. On January 25, 1999, GeoCities' board of directors authorized management to proceed with negotiating a definitive merger agreement based on the proposed terms presented by Yahoo!. GeoCities' board of directors also directed management to proceed with conducting an in-depth due diligence investigation of Yahoo!. Mr. Hippeau did not participate in either part of this meeting.

    From January 25 through January 27, 1999, Yahoo! and GeoCities, together with their respective legal, financial and accounting advisors, conducted due diligence reviews and negotiated the terms of the definitive merger agreement and the other agreements providing for the merger.

    On January 27, 1999, GeoCities' board of directors met with senior management and GeoCities' legal, financial and accounting advisors at a special telephonic meeting to discuss the status of the negotiations with Yahoo!, GeoCities' due diligence review of Yahoo! and the directors' comments on the draft of the merger agreement. After management provided its view of the proposed merger, Goldman Sachs presented its analysis of various information to serve as the basis for evaluating the proposed exchange ratio and orally informed GeoCities' board of directors of its opinion (subsequently confirmed in writing) that the exchange ratio was fair, from a financial point of view, to the holders of GeoCities common stock. Goldman Sachs also responded to questions raised by members of GeoCities' board of directors regarding its analysis and opinion. This discussion was followed by a presentation by members of Brobeck, Phleger & Harrison LLP, GeoCities' outside legal counsel, of the proposed terms of the merger agreement and related documents. A representative of PricewaterhouseCoopers LLP then discussed the accounting treatment of the proposed merger. Following these presentations, the board engaged in a full discussion of the terms of the proposed merger, including the strategic benefits of the combination, the terms and conditions of the proposed merger agreement, and the analysis and opinion of Goldman Sachs. GeoCities' board of directors concluded that the merger agreement was fair to GeoCities' stockholders and that the proposed merger was in the best interests of GeoCities and its stockholders. Accordingly, GeoCities' board of directors approved the merger and the merger agreement and related documents and authorized management to proceed with the execution of the merger documents. Mr. Hippeau participated in this meeting, but abstained from voting on the resolution approving the merger.

    On January 27, 1999, Yahoo!'s board of directors met with senior management and Yahoo!'s financial advisors and in-house legal counsel at a special meeting of the board to review the status of the negotiations with GeoCities, the terms of the draft merger agreement and Yahoo!'s due diligence review of GeoCities. Given Mr. Hippeau's relationship with GeoCities, he excused himself from this meeting. At this meeting, representatives of Thomas Weisel Partners LLC reviewed the financial terms of the transaction. Yahoo!'s management reviewed the other terms of the merger with the board. Following these presentations, the board engaged in a full discussion of the terms of the proposed transaction and its advisability. At the conclusion of this meeting, Yahoo!'s board of directors approved the merger and the terms of the merger agreement and authorized management to proceed with the execution of the transaction documents.

    During the evening of January 27, 1999, the parties executed the merger agreement and the related transaction documents. In connection with executing the merger agreement, the $20 million cash fee payable to Wasserstein Perella & Co., Inc. in connection with its previous arrangement with GeoCities was agreed upon, and, as a result, the final exchange ratio contained in the merger agreement was reduced to 0.6768 from 0.68. Other than this prior relationship between GeoCities and Wasserstein in December 1997, neither GeoCities nor Yahoo! had any relationship with Wasserstein Parella & Co., Inc.

    The merger was jointly announced by Yahoo! and GeoCities on the morning of January 28, 1999.

REASONS FOR THE MERGER

YAHOO!'S REASONS FOR THE MERGER

    Yahoo!'s board of directors and management believe that the merger will benefit Yahoo! and its shareholders for the following reasons:

- CREATION OF WORLD'S LARGEST WEB COMMUNITY. The merger of Yahoo! and GeoCities will combine two of the web's leading brands to form the world's largest web community. Yahoo! believes that this will strengthen and accelerate Yahoo!'s leadership position as a comprehensive, global branded network of properties.

- EXPANSION OF PERSONAL PUBLISHING TOOLS ACROSS YAHOO! Over the past year, Yahoo! has seen increasing demand across its network for personal publishing and editing tools. In response to this, Yahoo! has continued to expand areas on the Yahoo! network where users can create and publish personal information and content -- including Yahoo! Auctions, Chat, Classifieds, Clubs, Message Boards and Shopping. Yahoo! believes that the aggressive expansion of these services is a key feature in its plan to provide the best online experience to its users worldwide. The merger of Yahoo! and GeoCities will permit Yahoo! to immediately integrate GeoCities' proven and scalable personal publishing and editing tools and services across the Yahoo! platform.

- POWER OF THE GEOCITIES BRAND, SERVICE, MEMBERSHIP AND USER BASE. Over the past year, Yahoo! and GeoCities have had a cross-distribution relationship, and Yahoo! has been an equity investor in GeoCities. This pre-existing relationship has given Yahoo! an excellent vantage point to observe GeoCities' business, the growth of its services, and the potential synergies between the two companies. GeoCities pioneered and defined the web community experience, and has maintained its position as the leading online community and brand. As of December 1998, GeoCities had over 3.2 million active homesteaders, and over 19 million unique monthly visitors consuming over 1.6 billion pages of content. According to Media Metrix, GeoCities was one of the top three individual web sites in December 1998 and the combined Yahoo!/ GeoCities network would have unduplicated home/work reach in excess of 58%, making it the second largest network of properties on the web.

- ABILITY TO DISTRIBUTE YAHOO! SERVICES ACROSS GEOCITIES' PLATFORM. Yahoo! also believes that it will benefit significantly from its ability to distribute Yahoo! communities (Chat, Clubs, Message Boards), communications (Mail and Pager and Mail) and commerce (Auctions, Shopping and Store) services across the GeoCities platform, significantly expanding its user base and generating additional revenue opportunities.

- INTERNATIONAL EXPANSION AND INCREASED DISTRIBUTION. With 15 international sites across Europe, Asia, Central and South America, Yahoo! believes that it will be able to rapidly integrate GeoCities' personal publishing tools across its product offerings in these markets and help GeoCities to expand its homesteader and visitor base in these international markets.

- ADDITIONAL FINANCIAL BENEFITS. Yahoo! believes that there are significant opportunities to cross-sell advertising, sponsorship and direct marketing programs across the expanded Yahoo!/GeoCities network.

GEOCITIES' REASONS FOR THE MERGER

    GeoCities' board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, GeoCities and its stockholders. Accordingly, GeoCities' board of directors has approved the merger agreement and the consummation of the merger and recommends that you vote for approval of the merger agreement and the merger.

    In reaching its decision, GeoCities' board of directors identified several potential benefits of the merger the most important of which included:

- THE PREMIUM TO BE PAID BY YAHOO!. GeoCities' board of directors focused on the substantial premium that Yahoo! was willing to pay in the merger. Based on the closing sale price of Yahoo! common stock on The Nasdaq National Market on January 27, 1999, the day prior to the public announcement of the merger, the exchange ratio represented a 51.6 % premium over the closing price of GeoCities common stock on that day.

- COMBINATION WITH A LEADING INTERNET GLOBAL MEDIA COMPANY. Yahoo! is a global internet media company that offers a branded network of information, communication and shopping services. The combination of Yahoo! and GeoCities provides the potential to greatly enhance the functionality and performance of, and increase traffic to, GeoCities which would benefit GeoCities' homesteaders, visitors to GeoCities' web site and advertisers and sponsors.

    As a result of the merger, homesteaders will have direct access to more services and a greater selection of enhanced utilities and tools to help build their web sites, including well-developed community, communication and commerce services, thereby offering homesteaders the potential to create more compelling content and have more successful commercial sites. GeoCities' homesteaders should also benefit from the increasing size of the community, which will provide a larger pool of members with common interests with which to interact. The combination of Yahoo! and GeoCities also has the potential to increase commercial partners for purposes of affiliation.

    Visitors to GeoCities' web site will find it easier to locate more of the content they are looking for on GeoCities' web site due to the enhancement of GeoCities' directory structure, including the integration of the Yahoo! directory within GeoCities. Increasing the integration of the two sites also has the potential to make it easier for visitors to locate and purchase a wider array of goods and services.

    Advertisers and sponsors will have access to newer ad formatting and delivery mechanisms as well as enhanced ad performance reporting tools and services. Advertisers should also enjoy access to a larger and more diverse network of affiliates, larger audience sizes and better performing ad buys due to increased use of enhanced ad targeting technology.

- LARGER MARKET CAPITALIZATION OF YAHOO! AND HIGHER CORRESPONDING TRADING LIQUIDITY. Based on the closing prices of Yahoo! common stock and GeoCities common stock on January 27, 1999, the day prior to the public announcement of the merger, Yahoo! had a market capitalization of $33.6 billion, compared to GeoCities' market capitalization of $2.4 billion. Accordingly, by combining with Yahoo!, GeoCities' stockholders will be afforded substantially increased trading liquidity for their investment.

- RAPID EXPANSION OF THE GEOCITIES BUSINESS MODEL INTERNATIONALLY. GeoCities expects to rapidly roll out its web community model across Europe, Asia and Central and South America by leveraging Yahoo!'s existing reach in these areas. By doing so, GeoCities expects to expand its homesteader and visitor bases and obtain new advertising customers in these international markets.

    GeoCities' board of directors consulted with GeoCities' senior management as well as its legal counsel, independent accountants and financial advisers in reaching its decision to approve the merger. Among the factors considered by GeoCities' board in its deliberations were the following:

- historical information concerning Yahoo!'s and GeoCities' respective financial performance, results of operations, assets, liabilities, operations, technology, brand development, management and competitive position, including public reports covering the most recent fiscal year and fiscal quarter for each company filed with the Commission;

- GeoCities' management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of Yahoo! and GeoCities after giving effect to the merger;

- current market conditions and historical trading information with respect to Yahoo! and GeoCities common stock;

- the fact that Yahoo! conditioned its offer on GeoCities and certain of its stockholders entering into exclusive negotiation agreements with Yahoo!;

-  comparable merger transactions in the Internet market;

-  the terms and conditions of the merger agreement taken as a whole;

-  the expected tax-free treatment to GeoCities and its stockholders;

- the analysis prepared by Goldman, Sachs & Co. and presented to GeoCities' board of directors on January 27, and the oral opinion of Goldman Sachs, subsequently confirmed in writing, that the exchange ratio was fair, from a financial point of view, to GeoCities' stockholders, as described more fully in the text of the entire opinion attached as Appendix B to this document;

- Yahoo!'s track record, which clearly demonstrated an ability to compete effectively in the Internet market; and

- the ability of GeoCities' board of directors to enter into discussions with another party in response to an unsolicited superior offer to the merger if GeoCities' board of directors believed in good faith, after consultation with its legal counsel, that such action was required in order to comply with its fiduciary obligations.

    GeoCities' board of directors also identified and considered a variety of potential negative factors in its deliberations concerning the merger, including, but not limited to:

- the risk to GeoCities' stockholders that the value to be received in the merger could decline significantly due to the fixed exchange ratio;

- the loss of control over the future operations of GeoCities following the merger;

- the impact of the loss of GeoCities' status as an independent company on GeoCities' stockholders, employees, homesteaders, web visitors, advertisers and sponsors;

- the risk that the potential benefits sought in the merger might not be fully realized;

- the possibility that the merger might not be consummated and the potential adverse effects of the public announcement of the merger on:

    -  GeoCities' sales and operating results;

    -  GeoCities' ability to attract and retain key employees;

    -  the progress of certain strategic initiatives; and

    -  GeoCities' overall competitive position;

- the risk that, despite the efforts of Yahoo! and GeoCities, key technical, sales and management personnel might not remain employees of Yahoo! or GeoCities following the closing of the merger; and

- the transaction costs expected to be incurred in connection with the merger, including the fee payable to Goldman, Sachs & Co. for its services in connection with the merger, and the payment to Wasserstein Perella & Co. under its prior arrangement with GeoCities, and the other risks described under "Risk Factors -- Risks Related to the Merger" beginning on page 7.

    After due consideration, GeoCities' board of directors concluded that the risks associated with the proposed merger were outweighed by the potential benefits of the merger.

    During the process of evaluating the Yahoo! offer, GeoCities' board of directors also considered GeoCities' exclusive negotiation agreement with Yahoo! and the provisions of the merger agreement that prohibited solicitation of third-party bids and the acceptance, approval or recommendation of any unsolicited third-party bids, and the termination fee payable to Yahoo! under certain circumstances. After fully discussing these matters during its deliberations, GeoCities' board of directors determined that the substantial premium offered by Yahoo! justified these conditions and proceeded to approve the merger.

    The foregoing discussion of the information and factors considered by GeoCities' board of directors is not intended to be exhaustive but is believed to include all material factors considered by GeoCities' board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by GeoCities' board of directors, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, GeoCities' board of directors did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including thorough discussions with GeoCities' management and legal, financial and accounting advisors. In considering the factors described above, individual members of all GeoCities' board of directors may have given different weight to different factors. GeoCities' board of directors considered all these factors as a whole and believed the factors supported its determination to approve the merger. After taking into consideration all of the factors set forth above, GeoCities' board of directors concluded that the merger was fair to, and in the best interests of, GeoCities and its stockholders and that GeoCities should proceed with the merger.

    During the time period in which GeoCities was engaged in discussions with Yahoo!, it did not receive any unsolicited offers regarding a possible business combination with any third parties.

OPINION OF GOLDMAN, SACHS & CO., FINANCIAL ADVISOR TO GEOCITIES

    On January 27, 1999, Goldman Sachs delivered its opinion, subsequently confirmed in writing, to GeoCities' board of directors that, as of such date, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Yahoo! and its affiliates) of GeoCities common stock.

    The full text of the written opinion of Goldman Sachs, dated January 27, 1999, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. Holders of GeoCities common stock are urged to, and should, read such opinion in its entirety. Goldman Sachs' opinion is directed to GeoCities' board of directors and addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of GeoCities common stock (other than Yahoo! and its affiliates) as of the date of the opinion, and does not address any other aspect of the merger and does not constitute a recommendation to any holder of GeoCities common stock as to how to vote at the special meeting.

    In connection with its opinion, Goldman Sachs reviewed, among other things:

(1) the merger agreement;

(2) the registration statement of GeoCities on Form S-1 dated August 10, 1998, related to the initial public offering of GeoCities common stock, including the prospectus therein;

(3) the registration statement of Yahoo! on Form S-1 dated April 12, 1996, related to the initial public offering of Yahoo! common stock, including the prospectus therein;

(4) annual reports to stockholders and annual reports on Form 10-K of Yahoo! for the two years ended December 31, 1997;

(5) certain interim reports to stockholders and quarterly reports on Form 10-Q of GeoCities and Yahoo!;

(6) certain other communications from GeoCities and Yahoo! to their respective stockholders;

(7) certain internal financial analyses and forecasts for GeoCities prepared by its management, including certain estimates of cost savings and operating synergies expected to result from the merger; and

(8) certain estimates of pro forma financial performance of GeoCities prepared by the management of Yahoo!.

    Goldman Sachs also held discussions with members of the senior management of GeoCities and Yahoo! regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. Goldman Sachs reviewed the reported price and trading activity for GeoCities common stock and Yahoo! common stock, compared certain financial and stock market information for GeoCities and Yahoo! with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the internet industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed with the consent of GeoCities' board of directors that the synergies expected to result from the merger had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of GeoCities, and that such synergies would be realized in the amounts and time periods contemplated thereby. Furthermore, Yahoo! did not make available its forecasts of future financial performance and Goldman Sachs, with the consent of GeoCities, relied on the estimates of published Goldman Sachs investment research for Yahoo! for purposes of its analysis. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of GeoCities or Yahoo! or any of their subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination involving, GeoCities. The advisory services described, and the opinion expressed in, the opinion of Goldman Sachs were provided for the information and assistance of GeoCities' board of directors in connection with its consideration of the transaction contemplated by the merger agreement, and such opinion does not constitute a recommendation as to how any holder of GeoCities common stock should vote with respect to the merger.

    The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its opinion to GeoCities' board of directors.

EXCHANGE RATIO HISTORY

    Goldman Sachs reviewed the implied market exchange ratio for shares of GeoCities common stock and Yahoo! common stock for the period from August 10, 1998, to January 26, 1999, determined by dividing the per share closing price for GeoCities common stock by the per share closing price for Yahoo! common stock for each day during the period. The daily implied market exchange ratio over this period ranged from approximately 0.12 to 0.48 with an average exchange ratio of 0.22 over the same period.

TRANSACTION PREMIUM ANALYSIS

    Goldman Sachs compared the historical stock prices of GeoCities common stock and Yahoo! common stock on the basis of the respective closing prices per share on January 26, 1999, and the respective closing stock prices and period averages for the prior five days, 10 days, 20 days, 30 days, 60 days and the period since GeoCities' initial public offering on August 10, 1998. The following table presents the premiums over GeoCities common stock prices (at a point in time and an average of such prices for each of the periods covered) implied by the exchange ratio of the merger and the Yahoo! common stock price as of January 26, 1999:

                                                                                                       PREMIUM PAID
                                                                                 PREMIUM PAID        (BASED ON AVERAGE
                                                                            (BASED ON CLOSING PRICE    CLOSING PRICE
PERIOD                                                                         AT POINT IN TIME)      DURING PERIOD)
--------------------------------------------------------------------------  -----------------------  -----------------
January 26, 1999..........................................................              67.4%                 67.4%
5 day.....................................................................              82.9%                 85.7%
10 day....................................................................              51.7%                 79.3%
20 day....................................................................             212.3%                119.7%
30 day....................................................................             262.9%                145.8%
60 day....................................................................             303.8%                180.7%
August 10, 1998...........................................................             218.6%                250.6%

    The following table presents the premiums over GeoCities common stock implied by the exchange ratio of the merger and based on the implied exchange ratio between the closing stock price of GeoCities common stock and Yahoo! common stock at a point in time for each of the periods covered and based on the average closing stock price of GeoCities common stock and Yahoo! common stock for each of the periods covered:

                                                                                PREMIUM PAID     IMPLIED EXCHANGE
                                                           IMPLIED EXCHANGE       (BASED ON       RATIO (BASED ON
                                                            RATIO (BASED ON    CLOSING PRICES     AVERAGE CLOSING
                                                           CLOSING PRICES AT     AT POINT IN       PRICE DURING
PERIOD                                                      POINT IN TIME)          TIME)             PERIOD)
--------------------------------------------------------  -------------------  ---------------  -------------------
January 26, 1999........................................           0.20x               67.4%             0.20x
5 day...................................................           0.23x               49.5%             0.22x
10 day..................................................           0.19x               80.5%             0.20x
20 day..................................................           0.14x              144.1%             0.18x
30 day..................................................           0.17x               96.3%             0.17x
60 day..................................................           0.21x               58.8%             0.19x
August 10, 1998 (IPO date)..............................           0.41x               (17.5)%           0.22x


                                                            PREMIUM PAID
                                                          (BASED ON AVERAGE
                                                            CLOSING PRICE
PERIOD                                                     DURING PERIOD)
--------------------------------------------------------  -----------------
January 26, 1999........................................           67.4%
5 day...................................................           53.9%
10 day..................................................           66.0%
20 day..................................................           92.3%
30 day..................................................           98.5%
60 day..................................................           82.1%
August 10, 1998 (IPO date)..............................           55.7%

COMPARISON OF SELECTED INTERNET COMPANIES

    Goldman Sachs compared certain financial information of GeoCities and Yahoo! with publicly available information of a group of Internet commerce companies including:

-  Amazon.com, Inc.

-  Beyond.com Corporation

-  CDNow, Inc.

-  Cyberian Outpost, Inc.

-  Digital River Incorporated

-  eBay Inc.

-  E*trade Securities, Inc.

-  Harbinger Corporation

-  N2K Inc.

-  OnSale, Inc.

-  Preview Travel, Inc.; and

-  Sterling Commerce, Inc.

    Goldman Sachs also compared certain financial information of GeoCities and Yahoo! with publicly available information of a group of Internet content/portal companies, including:

-  America Online, Inc.

-  At Home Corporation

-  broadcast.com inc.

-  CNET, Inc.

-  Excite Inc.

-  theglobe.com, inc.

-  Infoseek Corporation

-  Intuit Inc.

-  Lycos, Inc.

-  MarketWatch.com, Inc.

-  SportsLine USA, Inc.

-  Ticketmaster Online-CitySearch, Inc.; and

-  XOOM.com, Inc.

    The following table presents the stock price as a percentage of 52 week high, last quarter revenue growth and revenue multiples of GeoCities, Yahoo! and the median of the other Internet companies examined:

                                                                                                                  REVENUE MULTIPLES
                                                                           STOCK PRICE    LAST QUARTER REVENUE        (BASED ON
                                                                           (AS % OF 52    GROWTH (FROM ONE YEAR     PROJECTED 1999
                                                                           WEEK HIGH)             AGO)                REVENUES)
                                                                          -------------  -----------------------  ------------------
GeoCities...............................................................         86.5%              316.2%                 56.5x
Yahoo!..................................................................         78.9%              187.4%                118.0x
Internet Commerce Companies (median)....................................         56.0%              175.3%                  4.7x
Internet Portal/Content Companies (median)..............................         74.2%              144.2%                 24.1x

    No company utilized in the analysis above is identical to GeoCities or Yahoo!. In evaluating the Internet Commerce Companies and Internet Content/Portal Companies, Goldman Sachs made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of GeoCities or Yahoo!, such as the impact of competition on the business of GeoCities or Yahoo! and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of GeoCities or Yahoo! or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected Internet company data.

PRO FORMA TRANSACTION ANALYSIS

    Goldman Sachs prepared pro forma analyses of the financial impact of the merger. The analyses were prepared using the following five different sets of financial projections:

(1) Goldman Sachs published research revenue estimates plus estimates by GeoCities' management of the Synergies (the "Research Plus Synergies Case") for 1999 and 2000;

(2) estimates by GeoCities' management (the "Base Case") for 1999;

(3) the Base Case plus estimates by GeoCities' management of the Synergies (the "Base Case Plus Synergies") for 1999;

(4) estimates by Yahoo!'s management of GeoCities' performance (the "Yahoo! Estimate") for 1999; and

(5) an extrapolation of the Yahoo! Estimate by Goldman Sachs for 2000.

    Goldman Sachs compared the revenue per share and the earnings per share of each of GeoCities and Yahoo! common stock, on a stand-alone basis, to the revenue per share and EPS of the combined company on a pro forma basis. Goldman Sachs performed this analysis based on the exchange ratio of 0.3384 shares of Yahoo! common stock for each share of GeoCities common stock on a diluted basis. The following table presents the pro forma effect of the merger on revenue per share and EPS (assuming that the merger would be treated as a pooling-of-interests for accounting purposes) based on the different sets of financial projections:

                                                COMBINED COMPANY REVENUE   COMBINED COMPANY    COMBINED COMPANY
                                                   PER SHARE IN 1999         EPS IN 1999         EPS IN 2000
                                                ------------------------  ------------------  ------------------
Research plus Synergies Case..................         9.1% accretive        7.8% accretive     15.6% accretive
Base Case.....................................         5.5% accretive        22.6% dilutive
Base Case Plus Synergies......................        12.4% accretive       10.8% accretive
Yahoo! Estimate...............................         4.7% accretive        11.4% dilutive
Extrapolation of Yahoo! Estimate..............                                                   5.6% accretive

CONTRIBUTION ANALYSIS

    Goldman Sachs performed a contribution analysis using GeoCities' management estimates of revenue and net income from the prior quarter's run rate extrapolated for a full year ("Last Quarter Annualized"), Goldman Sachs published research for 1999 and 2000, the Base Case for 1999 and the Yahoo! Estimate for 1999. The following table presents the contribution analysis of GeoCities to the combined company using estimates of revenue and net income from the Last Quarter Annualized based on four different sets of financial projections:

                                                                                   CONTRIBUTION OF       CONTRIBUTION OF
                                                                                     GEOCITIES TO          GEOCITIES TO
                                                                                  ESTIMATED REVENUES   ESTIMATED NET INCOME
                                                                                 --------------------  --------------------
                                                                                   1999       2000       1999       2000
                                                                                 ---------  ---------  ---------  ---------
Last Quarter Annualized........................................................        9.0%                (44.1)%
Goldman Sachs published research...............................................       11.8%      16.6%     (43.7)%     (12.6)%
Base Case......................................................................       14.6%                (27.9)%
Yahoo! Estimate................................................................       11.1%                 (1.9)%

    The contribution analysis performed by Goldman Sachs also indicated that the current GeoCities common stock and common stock equivalents would represent 10.0% of the combined market capitalization of Yahoo! pro forma for the merger.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS DOCUMENT AND INCORPORATED HERE BY REFERENCE. STOCKHOLDERS OF GEOCITIES ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL.

THE MERGER

    Following the approval and adoption of the merger agreement by the stockholders of GeoCities and the satisfaction or waiver of the other conditions to the merger, GeoCities will merge with a wholly-owned subsidiary of Yahoo!, with GeoCities continuing as the surviving corporation and a wholly-owned subsidiary of Yahoo!.

THE EFFECTIVE TIME

    As soon as practicable on or after the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Delaware Secretary of State. The parties anticipate that this will occur in the second quarter of 1999.

DIRECTORS AND OFFICERS OF GEOCITIES AFTER THE MERGER

    At the effective time, the directors of the merger subsidiary will become the new directors of GeoCities, and the officers of the merger subsidiary will become the new officers of GeoCities.

CONVERSION OF SHARES IN THE MERGER

    At the effective time, each share of GeoCities common stock will be automatically canceled and converted into the right to receive 0.6768 shares of Yahoo! common stock, except that shares of GeoCities common stock held immediately prior to the effective time by GeoCities, Yahoo! or any wholly-owned subsidiary of GeoCities or Yahoo! shall be canceled. The 0.6768 exchange ratio already takes into consideration Yahoo!'s 2-for-1 stock split on February 5, 1999. In addition, the exchange ratio will be further adjusted to reflect the effect of any stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to either Yahoo! common stock or GeoCities common stock that may occur on or after the date of this document.

GEOCITIES' STOCK OPTION AND STOCK PURCHASE PLANS

    At the effective time, each outstanding option to purchase shares of GeoCities common stock under GeoCities' 1997 Stock Option Plan, GeoCities' 1998 Stock Incentive Plan, GeoCities' Starseed, Inc. 1998 Stock Option/Stock Issuance Plan, and written agreements with certain officers, directors, consultants, founders and employees of GeoCities will be assumed by Yahoo! regardless of whether they are exercisable. Each GeoCities stock option that is assumed by Yahoo! will continue to have, and be subject to, the same terms and conditions that were applicable to the option immediately prior to the effective time, except that:

- each GeoCities stock option will be exercisable for shares of Yahoo! common stock, and the number of shares of Yahoo! common stock issuable upon exercise of any given option will be determined by multiplying 0.6768 by the number of shares of GeoCities common stock underlying such option, rounded down to the nearest whole number; and

- the per share exercise price of any given option will be determined by dividing the exercise price of the option immediately prior to the effective time by 0.6768, rounded up to the nearest whole cent.

    The parties intend for the GeoCities stock options assumed by Yahoo! to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, to the extent the stock options qualified as incentive stock options prior to the effective time.

    Immediately prior to the effective time, any outstanding purchase rights under GeoCities' 1998 Employee Stock Purchase Plan will automatically be exercised and paid for through payroll deductions. This will allow participants to purchase shares of GeoCities common stock under the plan prior to the effective time. This accelerated purchase period will expire immediately following the new purchase date, and the plan will terminate immediately prior to the effective time.

    Yahoo! has agreed to file a registration statement on Form S-8 for the shares of Yahoo! common stock issuable with respect to the assumed GeoCities stock options within 30 days after the effective time, and Yahoo! intends to maintain the effectiveness of the registration statement for so long as any GeoCities stock options or other rights remain outstanding.

THE EXCHANGE AGENT

    Promptly after the effective time, Yahoo! is required to deposit with a bank or trust company certificates representing the shares of Yahoo! common stock to be exchanged for shares of GeoCities common stock, and cash to pay for fractional shares and any dividends or distributions to which holders of GeoCities common stock may be entitled to receive under the merger agreement.

PROCEDURES FOR EXCHANGING STOCK CERTIFICATES

    Promptly after the effective time, Yahoo! will cause the exchange agent to mail to the holders of record of GeoCities stock certificates, (1) a letter of transmittal and (2) instructions on how to surrender GeoCities stock certificates in exchange for certificates representing shares of Yahoo! common stock, cash for fractional shares and any dividends or other distributions that they may be entitled to receive under the merger agreement. HOLDERS OF GEOCITIES COMMON STOCK SHOULD NOT SURRENDER THEIR GEOCITIES STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

    Upon surrendering their GeoCities stock certificates to the exchange agent for cancellation, together with the letter of transmittal and any other documents required by the exchange agent, the holders of GeoCities stock certificates will be entitled to receive a certificate representing that number of whole shares of Yahoo! common stock which that holder has the right to receive cash for fractional shares of Yahoo! common stock and any dividends or other distributions to which the holder is entitled. Until surrendered to the exchange agent, outstanding GeoCities stock certificates will be deemed from and after the effective time to evidence (1) only the right to receive the number of full shares of Yahoo! common stock into which the shares of GeoCities common stock have converted and (2) the right to receive an amount in cash for any fractional shares and any dividends or distributions payable under the merger agreement.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

    Until each GeoCities stockholder surrenders his GeoCities stock certificate in exchange for a Yahoo! stock certificate, that stockholder will not receive any dividends or other distributions declared or made by Yahoo! after the effective time of the merger. However, once that stockholder surrenders his or her GeoCities stock certificate to the exchange agent, he or she will receive
(1) a Yahoo! stock certificate, (2) cash as payment for fractional shares, and
(3) cash, without interest, as payment for any dividends or other distributions declared or made by Yahoo! after the effective time of the merger.

NO FRACTIONAL SHARES

    No fractional shares of Yahoo! common stock will be issued because of the merger. Instead, each GeoCities stockholder who would be entitled to a fractional share of Yahoo! common stock will receive cash. The amount of cash to be received by such GeoCities stockholder will be determined by multiplying the fraction of such share that such stockholder would have received by the average closing sale price of one share of Yahoo! common stock over the five trading days immediately prior to the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

    In the merger agreement GeoCities made a number of representations and warranties in favor of Yahoo! that relate to a number of matters, including:

-  GeoCities' due organization and good standing;

- GeoCities' capital structure and rights or obligations relating to GeoCities' capital stock;

- the authorization, execution, delivery, and enforceability of the merger agreement;

- the absence of conflict with or violation of any agreement, law, or charter or bylaw provision and the absence of the need for filings, consents, approvals or actions in order to consummate the merger;

-  documents filed with the Commission;

-  the accuracy of information supplied by GeoCities;

- the absence of certain material changes, events, litigation or investigations;

-  the filing of tax returns and the payment of taxes;

- GeoCities' title to, or valid leasehold interests in, material properties and assets;

-  the disclosure of material contracts;

-  GeoCities' compliance with laws;

-  GeoCities' employee benefit plans and labor relations;

-  change of control payments to officers and directors of GeoCities;

- GeoCities' ownership of or right to use, and non-infringement of others' rights to, intellectual property;

-  approval of the merger by GeoCities' board;

-  the payment of broker's or advisor's fees;

-  the receipt of a fairness opinion of Goldman, Sachs & Co.; and

-  pooling of interests accounting treatment for the merger.

    The merger agreement also includes representations and warranties made by Yahoo! in favor of GeoCities that relate to a number of matters, including the following:

-  the organization and good standing of Yahoo!;

-  the capital structure of Yahoo!;

- the authorization, execution, delivery, and enforceability of the merger agreement;

- the absence of conflict with or violation of any agreement, law, or charter or bylaw provision and the absence of the need for filings, consents, approvals or actions in order to consummate the merger;

-  documents filed with the Commission;

-  the accuracy of information supplied by Yahoo!;

-  the absence of material changes or events;

-  the absence of material litigation or investigations;

-  pooling of interests accounting treatment for the merger; and

-  the valid issuance of Yahoo! common stock in the merger.

    The representations and warranties of GeoCities and Yahoo! will terminate at the effective time.

CONDUCT OF BUSINESS OF GEOCITIES PENDING THE MERGER

    GeoCities has agreed that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time, it will carry on its business in the usual, regular and ordinary course. GeoCities is required to preserve intact its current business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, and others having business dealings with it. GeoCities has also agreed that, prior to the effective time or the termination of the merger agreement, without Yahoo!'s consent, it will not:

- waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options or authorize cash payments in exchange for options;

- grant severance or termination pay to any officer or employee, except pursuant to written agreements already in effect, or policies already existing, on the date of the merger agreement, or adopt any new severance plan;

- transfer, license, extend, amend or modify in any material respect any rights to its intellectual property, other than non-exclusive licenses in the ordinary course of business;

- declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities;

- purchase, redeem or otherwise acquire any shares of capital stock of GeoCities or its subsidiaries, except repurchases of an employee's unvested shares in connection with such employee's termination of employment;

- issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock other than pursuant to the exercise of stock options or pursuant to GeoCities' 1998 Employee Stock Purchase Plan;

- cause, permit or propose any amendments to its certificate of incorporation, bylaws or other charter documents or similar governing instruments of any of its subsidiaries;

- acquire, merge or consolidate with any business or corporation, or otherwise acquire any material assets or enter into any material joint ventures, strategic partnerships or alliances;

- sell, lease, license, encumber or otherwise dispose of any material properties or assets;

- incur any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GeoCities;

- adopt or amend any employee benefit plan or enter into any employment contract or collective bargaining agreement other than offer letters and agreements entered into in the ordinary course of business with employees who are terminable "at will";

- pay any special bonus or remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits of its directors, officers, employees or consultants other than in the ordinary course of business;

- modify, amend or terminate any material contract or agreement or waive, release or assign any material rights or claims under any material contract or agreement;

- enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts which may not be canceled without penalty by GeoCities or which include over $50,000 in payments by or to GeoCities;

- revalue any of its assets or make any change in accounting methods, principles or practices;

- interfere with Yahoo!'s ability to account for the merger as a pooling of interests;

-  fail to make timely filings with the Commission; or

- engage in any action with the intent to adversely impact any of the transactions contemplated by the merger agreement.

CONDUCT OF BUSINESS OF YAHOO! PENDING THE MERGER

    Yahoo! has agreed that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time, it will not:

- cause, permit or propose any amendments to its articles of incorporation or bylaws or other charter documents in a manner that would have an adverse impact on GeoCities' stockholders; provided that the foregoing will not restrict the ability of Yahoo! to reincorporate in another jurisdiction; or

- take any action that would be reasonably likely to interfere with Yahoo!'s ability to account for the merger as a pooling of interests.

    All of GeoCities' and Yahoo!'s covenants will terminate at the effective time, except those that by their terms survive the effective time.

NO SOLICITATION

    The merger agreement provides that GeoCities will not authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to:

-  solicit or induce the making or announcement of any acquisition proposal;

- participate in any discussions regarding, or furnish to any person any nonpublic information with respect to, or make any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

- engage in discussions with any person with respect to any acquisition proposal;

-  approve or recommend any acquisition proposal; or

- enter into any letter of intent or similar document or any contract relating to any acquisition proposal.

    However, prior to the approval of the merger agreement by the GeoCities stockholders, the merger agreement does not prohibit GeoCities from furnishing nonpublic information to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a more favorable offer submitted by such person or group if:

-  GeoCities has not violated any of the restrictions set forth above;

- GeoCities' board concludes that the action is required to comply with its fiduciary obligations to GeoCities' stockholders;

- prior to furnishing any nonpublic information to, or entering into discussions with, any person or group, GeoCities (1) gives Yahoo! written notice of the identity of the person or group and GeoCities' intention to furnish nonpublic information to, or enter into discussions with, the person or group and (2) GeoCities receives from the person or group an executed confidentiality agreement containing customary provisions; and

- contemporaneously with furnishing any nonpublic information to any person or group, GeoCities furnishes the same nonpublic information to Yahoo!.

    In addition, GeoCities has agreed to provide Yahoo! with prior written notice of any meeting of GeoCities' board of directors at which the board is expected to recommend a more favorable offer to its stockholders.

    The merger agreement defines an "acquisition proposal" as any bona fide offer or proposal relating to any transaction other than the transactions contemplated by the merger agreement involving:

- any acquisition or purchase from GeoCities of more than a 15% interest in the total outstanding voting securities of GeoCities;

- any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of GeoCities;

- any merger, consolidation, business combination or similar transaction involving GeoCities pursuant to which the stockholders of GeoCities immediately preceding such transaction hold less than

   85% of the equity interest in the surviving entity after such transaction;

- any sale, lease, exchange, transfer, license other than in the ordinary course of business, acquisition or disposition of more than 50% of the assets of GeoCities; or

-  any liquidation or dissolution of GeoCities.

    GeoCities has agreed to promptly advise Yahoo! of any request for nonpublic information or any inquiry which GeoCities believes would lead to an acquisition proposal, the material terms and conditions of the acquisition proposal, and the identity of the person or group making the request, acquisition proposal or inquiry.

DIRECTOR AND OFFICER INDEMNIFICATION

    From and after the effective time of the merger, Yahoo! will cause the surviving corporation to fulfill and honor GeoCities' obligations under any indemnification agreements with its directors and officers that existed as of the effective time of the merger and any indemnification provisions under GeoCities' organizational documents that were in effect on the date of the merger agreement.

    The certificate of incorporation and bylaws of GeoCities following the merger will contain provisions relating to exculpation and indemnification that are at least as favorable to the indemnified directors and officers as those contained in GeoCities' organizational documents that were in effect on the date of the merger agreement. These indemnification provisions will not be amended, repealed or otherwise modified for three years after the effective time of the merger if such modification would adversely affect the rights of individuals who were directors, officers, employees or agents of GeoCities immediately prior to the effective time of the merger, unless such modification is required by law.

    For three years after the effective time of the merger, Yahoo! will cause the surviving corporation to use its commercially reasonable efforts to maintain directors' and officers' liability insurance covering those persons who are currently covered by GeoCities' directors' and officers' liability insurance policy, on comparable terms to such policy. However, neither Yahoo! nor the surviving corporation will be required to expend more than 125% of the annual premium currently paid by GeoCities for such coverage.

YAHOO! STOCK OPTION

    GeoCities has granted Yahoo! an irrevocable option to purchase up to 6,370,000 shares of GeoCities common stock at a cash exercise price of $113.66 per share. Based on the number of GeoCities shares outstanding on January 27, 1999, as represented by GeoCities in the merger agreement, the option may be exercisable for approximately 19.9% of GeoCities' outstanding shares, or approximately 16.6% of the GeoCities shares on a fully diluted basis after giving effect to exercise of the option. The option was granted to Yahoo! for no additional consideration. Yahoo! may exercise this option, in whole or in part, at any time from the day on which one of the triggering events described below occurs or the day on which the merger agreement is terminated by either GeoCities or Yahoo! because the required approval of GeoCities' stockholders was not obtained. Yahoo!'s right to exercise the stock option terminates on the earlier of (1) the effective time or (2) nine months after the termination of the merger agreement.

    Under the merger agreement, a "triggering event" has occurred if:

- GeoCities' board withdraws, amends or modifies in a manner adverse to Yahoo! its recommendation in favor of the adoption and approval of the merger;

- GeoCities' board fails to reaffirm its recommendation in favor of the approval of the merger after Yahoo! requests that such recommendation be reaffirmed at any time following the public announcement of an acquisition proposal;

- GeoCities' board approves or publicly recommends any other acquisition proposal;

- GeoCities enters into any letter of intent, agreement or commitment accepting any other acquisition proposal;

- a tender or exchange offer relating to securities of GeoCities in excess of 15% of its outstanding voting securities is commenced by a person unaffiliated with Yahoo! and GeoCities does not send to its stockholders a statement disclosing that GeoCities recommends rejection of such tender or exchange offer; or

- GeoCities intentionally breaches its obligations under the "no solicitation" section of the merger agreement.

    Yahoo! may purchase shares of GeoCities common stock pursuant to its stock option only if, at the time of purchase, all of the following conditions are satisfied:

- Yahoo! is not in material breach of its obligations under the merger agreement;

- no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the shares of GeoCities common stock issued by any federal or state court is in effect; and

- any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired or terminated.

    If a change in GeoCities' capital stock dilutes or changes Yahoo!'s rights under the merger agreement, the number and kind of shares of GeoCities common stock subject to the stock option and the purchase price per share will be adjusted so that, upon exercise of the stock option, Yahoo! will receive the number and class of shares of GeoCities common stock that Yahoo! would have received if the option had been exercised immediately prior to such event.

    At any time after the date on which the option becomes exercisable, Yahoo! may, upon two days' notice to GeoCities, surrender all or a part of the stock option to GeoCities, in which event GeoCities will pay to Yahoo!, on the day of each such surrender, an amount in cash per share of GeoCities common stock equal to (1) the closing sale price of the GeoCities' common stock on The Nasdaq National Market on the date of surrender over (2) the exercise price. Upon exercise of its right to surrender its stock option or any portion thereof and the receipt by Yahoo! of cash as set forth in this document, all rights of Yahoo! to purchase shares of GeoCities common stock with respect to the portion of the stock option surrendered shall be terminated.

CONDITIONS TO THE MERGER

    The obligations of Yahoo! and GeoCities to effect the merger are subject to the satisfaction of the following conditions:

-  GeoCities' stockholders approve the merger;

- the Commission declares the registration statement effective and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of this document, shall have been initiated or threatened in writing by the Commission;

- no governmental entity enacts, issues, promulgates, enforces or enters any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which makes the merger illegal or otherwise prohibits consummation of the merger;

- all waiting periods under the Hart-Scott-Rodino Act relating to the merger expire or terminate early and all material foreign antitrust approvals required to be obtained prior to the merger are obtained;

- Yahoo! and GeoCities receive written opinions from tax counsel to the effect that the merger will constitute a reorganization within the meaning of
   Section 368(a) of the Internal Revenue Code and the opinions shall not have been withdrawn;

- Yahoo! receives letters from PricewaterhouseCoopers LLP stating its concurrence with the conclusions of Yahoo!'s management and GeoCities' management as to the appropriateness of pooling of interest accounting for the merger; provided, however, that this condition shall be deemed waived by GeoCities if GeoCities or any of its stockholders, employees or affiliates is the proximate cause of Yahoo!'s inability to account for the merger as a pooling of interests; and

- the shares of Yahoo! common stock to be issued in the merger are approved for listing on The Nasdaq National Market.

    In addition, the obligation of GeoCities to consummate and effect the merger shall be subject to the satisfaction of the following conditions, any of which may be waived by GeoCities:

- the representations and warranties of Yahoo! contained in the merger agreement (a) shall have been true and correct in all material respects as of the date of the merger agreement and (b) shall be true and correct on and as of the closing date of the merger as if made on such date, except that:

      - in each case, or in the aggregate, any items that are not true but do not constitute a material adverse effect on Yahoo!;

      - representations and warranties that address matters only as of a particular date shall have been true and correct as of such date or do not constitute a material adverse effect on Yahoo!; and

      - changes contemplated by the merger agreement.

- all agreements and covenants required by the merger agreement to be performed or complied with by Yahoo! shall have been performed or complied with in all material aspects.

    Further, the obligation of Yahoo! to consummate and effect the merger shall be subject to the satisfaction of the following conditions, any of which may be waived by Yahoo!:

- the representations and warranties of GeoCities contained in the merger agreement (a) shall have been true and correct in all material respects as of the date of the merger agreement, and (b) are true and correct on and as of the closing date as if made on and as of the closing date except that:

      - in each case, or in the aggregate, any items that are not true but do not constitute a material adverse effect on GeoCities;

      - changes contemplated by the merger agreement; and

      - representations and warranties that address matters only as of a particular date shall have been true and correct as of such date or do not constitute a material adverse effect on GeoCities.

- All agreements and covenants required by the merger agreement to be performed or complied with by GeoCities shall have been performed or complied with in all material respects, and Yahoo! shall have received a certificate to such effect signed on behalf of GeoCities by the Chief Executive Officer and the Chief Financial Officer of GeoCities; and

- each affiliate of GeoCities enters into an agreement with Yahoo! pursuant to which such affiliate agrees to restrict (a) its transfer of Yahoo! stock that it receives in the merger and (b) its ability to take actions which would adversely affect Yahoo!'s ability to account for the merger as a pooling of interests transaction.

    If any material condition is waived, Yahoo! and GeoCities will amend this document and resolicit the vote of GeoCities' stockholders.

TERMINATION

    The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the requisite approval of the stockholders of GeoCities has been obtained:

- by mutual consent authorized by the boards of directors of both Yahoo! and GeoCities;

- by either GeoCities or Yahoo! if the merger is not consummated by September 30, 1999; provided, however, this right to terminate the merger agreement shall not be available to any party who has been a principal cause of the failure of the merger to occur by such date;

- by either GeoCities or Yahoo! if a governmental entity shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the merger;

- by either GeoCities or Yahoo! if the required approval of GeoCities' stockholders is not obtained, although the right to terminate the merger agreement shall not be available to GeoCities if the failure to obtain stockholder approval shall have been caused by GeoCities in an action or failure to act that constitutes a material breach by GeoCities of the merger agreement;

-  by Yahoo! if any triggering event occurs;

- by GeoCities, upon Yahoo!'s breach of any representation, warranty, covenant or agreement as set forth in the merger agreement, or if any representation or warranty of Yahoo! becomes untrue and such breach or untrue representation or warranty has a material adverse effect on GeoCities; however, Yahoo! is entitled to a 20-day cure period as long as such 20-day period does not extend beyond September 30, 1999; or

- by Yahoo!, upon GeoCities' breach of any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of GeoCities becomes untrue and such breach or untrue representation or warranty has a material adverse effect on Yahoo!; however, GeoCities is entitled to a 20-day cure period as long as such cure period does not extend beyond September 30, 1999. Yahoo! may not terminate the merger agreement if it materially breaches the merger agreement.

TERMINATION FEE AND EXPENSES

    Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the merger shall be paid by the party incurring such expenses, whether or not the merger is consummated; however, Yahoo! and GeoCities shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses incurred in relation to the printing and filing of this document and the registration statement and any amendments or supplements to such documents.

    If Yahoo! terminates the merger agreement because a triggering event has occurred, GeoCities shall, within one day after the date of such termination, pay Yahoo! a termination fee of $100 million. In addition, if either Yahoo! or GeoCities terminates the merger agreement because the required GeoCities stockholder vote is not obtained and, prior to the vote of GeoCities' stockholders at the special meeting, an alternative acquisition proposal was publicly announced, GeoCities shall, within one day after the date of such termination, pay Yahoo! an amount equal to Yahoo!'s documented expenses incurred in connection with the merger. Furthermore, if within nine months following such termination GeoCities enters into a definitive agreement with respect to another acquisition transaction or consummates an acquisition transaction with a third party, GeoCities shall pay Yahoo! a fee equal to the fee described above.

    The total proceeds that Yahoo! shall be permitted to realize with respect to the fees described above and the stock option granted to Yahoo! shall not exceed $140 million. If Yahoo!'s total proceeds exceeds such amount, then Yahoo! shall, at its sole election,

- reduce the number of shares of GeoCities common stock subject to Yahoo!'s stock option;

- deliver shares of GeoCities common stock received upon an exercise of the Yahoo! stock option to GeoCities for cancellation;

-  pay cash to GeoCities; or

- do any combination of the above so that Yahoo!'s actual realized total proceeds do not exceed $140 million.

Yahoo's "total proceeds" means the aggregate, before taxes, of:

- any amount received pursuant to GeoCities' repurchase of the Yahoo! stock option;

- any amount received pursuant to GeoCities' repurchase of the shares of GeoCities common stock from Yahoo!;

- any net cash received by Yahoo! from any third party from the sale of shares of GeoCities common stock received by Yahoo! through any exercise of the Yahoo! stock option;

- any amounts received on transfer of the Yahoo! stock option or any portion of the option to a third party;

- any equivalent amounts received with respect to the Yahoo! stock option adjusted pursuant to Section 5.14(f) of the merger agreement; and

-  the termination fee actually paid by GeoCities.

    Payment of the fees described above shall not be in lieu of damages incurred in the event of a willful or intentional breach of the merger agreement.

AMENDMENT; WAIVER

    Subject to applicable law, the merger agreement may be amended by the parties at any time by execution of a written instrument signed on behalf of Yahoo! and GeoCities. At any time prior to the effective time of the merger, any party may, to the extent legally allowed:

- extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

- waive any inaccuracies in the representations and warranties made to such party as contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

- waive compliance with any of the agreements or conditions for the benefit of such party as contained in the merger agreement.

                        VOTING AND AFFILIATE AGREEMENTS

VOTING AGREEMENTS

    Concurrently with the execution of the merger agreement, two SOFTBANK entities, two CMG Ventures entities, and David C. Bohnett, who collectively own 61.3% of the outstanding common stock of GeoCities, entered into a voting agreement with Yahoo! whereby such parties agreed to:

- appear, or cause the holder of record to appear, at any meeting of the stockholders of GeoCities held for the purpose of voting on the merger; and

- vote, or cause the record holder to vote, all of the shares of GeoCities common stock owned, controlled by or subsequently acquired by such stockholder in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement.

    In addition, with respect to all shares owned of record and all shares acquired by the signing stockholders at any time prior to the effective time of the merger, the signing stockholders have appointed Yahoo! as their irrevocable proxy and lawful attorney to demand that the Secretary of GeoCities call a special meeting of the stockholders of GeoCities for the purpose of considering any action related to the merger and to vote each of their shares as their proxy in favor of the merger. The voting agreements terminate upon the earlier of the termination of the merger agreement or the effective time of the merger.

    The voting agreements also prohibit the signing stockholders from soliciting additional acquisition proposals from third parties on behalf of GeoCities or from engaging in any discussions with third parties regarding any acquisition proposal. This prohibition continues for so long as the voting agreements remain effective.

    As of April 14, 1999, SOFTBANK and its affiliated entities beneficially held 8,932,460 shares of GeoCities' common stock, which represented approximately 27.4% of GeoCities' outstanding common stock on that date. As of March 1, 1999, SOFTBANK and its affiliated entities held 56,265,128 shares of Yahoo! common stock, which represented approximately 27.8% of Yahoo!'s outstanding common stock on that date.

GEOCITIES AFFILIATE AGREEMENTS

    Concurrently with or following the execution of the merger agreement, David
C. Bohnett, the two SOFTBANK entities, CMG@Ventures I, LLC, and CMG@Ventures II, LLC, entered into affiliate agreements with Yahoo! in which they agreed to restrict their transfer of any Yahoo! common stock they receive in the merger and to refrain from taking actions which would adversely affect Yahoo!'s ability to account for the merger as a pooling of interests transaction. Specifically, the GeoCities affiliate agreements provide, among other things, that the affiliates will not sell, transfer or otherwise dispose of the Yahoo! common stock issued to them in connection with the merger other than:

-  in compliance with Rule 145 of the Securities Act;

- if the sale, transfer or other disposition is done as part of an effective registration statement under the Securities Act; or

- if an authorized representative of the Commission has rendered written advice that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take action, with respect to the proposed sale, transfer or other disposition, and a copy of the Commission's written advice is provided to Yahoo!.

    The GeoCities affiliate agreements also generally provide that, pursuant to Commission Staff Bulletin No. 65, until the earlier of (1) Yahoo!'s public announcement of financial results covering at least 30 days of combined operations of Yahoo! and GeoCities, or (2) the merger agreement's termination, the affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put equivalent position, or enter into any similar transaction which is intended to, or has the effect of, reducing its risk relative to (a) any shares of GeoCities common stock, except pursuant to and in connection with the consummation of the merger; or (b) any shares of Yahoo! common stock received by the affiliate in the merger or upon exercise of options assumed by Yahoo! in connection with the merger. In addition, GeoCities has delivered to Yahoo!, from each additional GeoCities affiliate, a similarly executed agreement which will be in full force and effect as of the effective time of the merger.

YAHOO! AFFILIATE AGREEMENTS

    Yahoo! has agreed to use commercially reasonable efforts to deliver, as promptly as practicable following the date of the merger agreement, from each Yahoo! affiliate, an executed affiliate agreement, which will be in full force and effect as of the effective time of the merger.

    The Yahoo! affiliate agreements provide that, pursuant to Commission Staff Bulletin No. 65, such affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put equivalent position with respect to or enter into any similar transaction which is intended to, or has the effect of, reducing its risk relative to any Yahoo! common stock until the earlier of (1) Yahoo!'s public announcement of financial results covering at least 30 days of combined operations of Yahoo! and GeoCities, or (2) the merger agreement's termination.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    On January 27, 1999, Yahoo! entered into an agreement to merge with GeoCities in a transaction to be accounted for as a pooling of interests. Under the terms of the agreement, each issued and outstanding common share of GeoCities will be exchanged for 0.6768 shares of Yahoo! common stock. Additionally, the Company will convert approximately 8,894,000 GeoCities stock options into approximately 6,019,000 Yahoo! stock options. During the year ended December 31, 1998, Yahoo! and GeoCities acquired Viaweb Inc. and Starseed, Inc., respectively, in transactions accounted for as purchases (referred to herein as the "Acquired Entities"). The aggregate purchase price of the Acquired Entities was approximately $73,400,000. (See Yahoo! and GeoCities historical consolidated financial statements incorporated by reference or included elsewhere in this document.)

    On March 31, 1999, Yahoo! entered into an agreement to merge with broadcast.com in a transaction to be accounted for as a pooling of interests. Under the terms of the agreement, each issued and outstanding common share of broadcast.com will be exchanged for 0.7722 shares of Yahoo! common stock. Additionally, the Company will convert approximately 7,013,000 broadcast.com stock options into approximately 5,415,000 Yahoo! stock options.

    The following unaudited pro forma condensed combined financial statements present the effect of the proposed mergers between Yahoo! and GeoCities and between Yahoo!, GeoCities and broadcast.com to be accounted for as poolings of interests. The unaudited pro forma condensed combined balance sheet presents the combined financial position of Yahoo! and GeoCities and of Yahoo!, GeoCities and broadcast.com as of December 31, 1998, assuming that the proposed mergers had occurred as of December 31, 1998. Such pro forma information is based upon the historical consolidated balance sheet data of Yahoo! and GeoCities and the supplemental historical consolidated balance sheet data of broadcast.com as of that date. The unaudited pro forma condensed combined statements of operations give effect to the proposed mergers of Yahoo! and GeoCities and of Yahoo!, GeoCities and broadcast.com by combining the results of operations of Yahoo! for each of the three years in the period ended December 31, 1998, with the results of operations of GeoCities for each of the three years in the period ended December 31, 1998, and by combining the unaudited pro forma condensed combined results of operations of Yahoo! and GeoCities for each of the three years ended December 31, 1998, with the supplemental historical results of operations of broadcast.com for each of the three years ended December 31, 1998, respectively, on a pooling of interests basis. The supplemental consolidated financial statements of broadcast.com, incorporated by reference herein, have been adjusted to conform to the income statement presentation of Yahoo! and reflect the acquisition of Net Roadshow, Inc. by broadcast.com on March 15, 1999, which was accounted for as a pooling of interests, as of December 31, 1998. Additionally, the unaudited pro forma condensed combined statements of operations reflect the acquisition by Yahoo! and GeoCities of the Acquired Entities as if such acquisitions had occurred on January 1, 1998.

    The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future.

    Yahoo! and GeoCities estimate that they will incur direct transaction costs of approximately $66 million in connection with the proposed merger of Yahoo! with GeoCities, which will be charged to operations in the quarter in which the merger is consummated. This amount is a preliminary estimate and is therefore subject to change. There can be no assurance that Yahoo! will not incur additional charges in subsequent quarters to reflect costs associated with the proposed merger.

    These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Yahoo! and GeoCities, the supplemental consolidated financial statements and notes thereto of broadcast.com and other financial information pertaining to Yahoo!, GeoCities and broadcast.com including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" incorporated by reference or included herein.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                                     YAHOO!/GEOCITIES/
                                                        YAHOO!/GEOCITIES         SUPPLEMENTAL          BROADCAST.COM
                                HISTORICAL                  PRO FORMA             HISTORICAL             PRO FORMA
                           ---------------------   ---------------------------   -------------   --------------------------
                            YAHOO!     GEOCITIES    ADJUSTMENTS      COMBINED    BROADCAST.COM   ADJUSTMENTS      COMBINED
                           ---------   ---------   -------------     ---------   -------------   ------------     ---------
                                    ASSETS

Current assets:
  Cash and cash
    equivalents..........  $ 125,474   $ 51,014     $                $176,488      $ 49,828         $--           $226,316
  Short-term investments
    in marketable
    securities...........    308,025     33,797                       341,822        --             --             341,822
  Accounts receivable,
    net..................     24,831      4,296                        29,127         4,447         --              33,574
  Other current assets...      8,909      1,453                        10,362           429          (200)(A)       10,591
                           ---------   ---------   -------------     ---------   -------------   ------------     ---------
    Total current
      assets.............    467,239     90,560       --              557,799        54,704          (200)         612,303

Long-term investments in
  marketable
  securities.............     90,266      5,094      (22,657)(B)       72,703        --           (16,772)(B)       55,931
Property and equipment,
  net....................     15,189      8,706                        23,895         6,786         --              30,681
Other assets.............     49,190     26,022                        75,212         1,103         --              76,315
                           ---------   ---------   -------------     ---------   -------------   ------------     ---------

    Total assets.........  $ 621,884   $130,382     $(22,657)        $729,609      $ 62,593       (1$6,972)       $775,230
                           ---------   ---------   -------------     ---------   -------------   ------------     ---------
                           ---------   ---------   -------------     ---------   -------------   ------------     ---------

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable.......  $   6,504   $  2,269     $                $  8,773      $  1,033         $--           $  9,806
  Accrued expenses and
    other current
    liabilities..........     35,178      8,452       66,000(C)       109,630         1,954         --   (C)       111,584
  Deferred revenue.......     38,301        335                        38,636         1,135          (200)(A)       39,571
                           ---------   ---------   -------------     ---------   -------------   ------------     ---------
    Total current
      liabilities........     79,983     11,056     66,000            157,039         4,122          (200)         160,961

Other long term
  obligations............      5,691      2,327                         8,018            60         --               8,078

Shareholders' equity:
  Common stock and
    other................    523,020    149,159      (11,599)(B)      660,580        84,475        (7,056)(B)      737,999
  Accumulated deficit....     (8,442)   (32,160)     (66,000)(C)     (106,602)      (26,064)        --            (132,666)
  Accumulated other
    comprehensive
    income...............     21,632      --         (11,058)(B)       10,574        --            (9,716)(B)          858
                           ---------   ---------   -------------     ---------   -------------   ------------     ---------
    Total shareholders'
      equity.............    536,210    116,999      (88,657)         564,552        58,411       (16,772)         606,191
                           ---------   ---------   -------------     ---------   -------------   ------------     ---------

    Total liabilities and
      shareholders'
      equity.............  $ 621,884   $130,382     $(22,657)        $729,609      $ 62,593       (1$6,972)       $775,230
                           ---------   ---------   -------------     ---------   -------------   ------------     ---------
                           ---------   ---------   -------------     ---------   -------------   ------------     ---------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         YAHOO!/GEOCITIES
                                                                                             PRO FORMA
                                                  HISTORICAL            ---------------------------------------------------
                                          ---------------------------      ACQUIRED
                                            YAHOO!       GEOCITIES         ENTITIES         ADJUSTMENTS           COMBINED
                                          ----------   --------------   --------------   -----------------       ----------
Net revenues............................  $  203,270     $  18,359        $     729        $    (611)(A)         $ 221,747
Cost of revenues........................      26,742         9,696              143            3,173(D)             39,754
                                          ----------   --------------       -------         --------             ----------
  Gross profit..........................     176,528         8,663              586           (3,784)              181,993
                                          ----------   --------------       -------         --------             ----------

Operating expenses:
  Sales and marketing...................      92,380        17,486            1,053             (611)(A)           110,936
                                                                                                 628(E)
  Product development...................      22,742         4,093            1,416             (300)(E)            27,951
  General and administrative............      11,210         9,156              565           (1,228)(E)            19,703
  Amortization of intangibles...........       2,028       --               --                 8,779(D)             11,407
                                                                                                 600(E)
  Other -- non-recurring costs..........      19,400       --               --                   300(E)             19,700
                                          ----------   --------------       -------         --------             ----------
    Total operating expenses............     147,760        30,735            3,034            8,168               189,697
                                          ----------   --------------       -------         --------             ----------

Income (loss) from operations...........      28,768       (22,072)          (2,448)         (11,952)               (7,704)
Net interest income (expense) and
  other.................................      14,647         2,314             (281)                                16,680
                                          ----------   --------------       -------         --------             ----------

Income (loss) before income taxes.......      43,415       (19,758)          (2,729)         (11,952)                8,976

Provision for income taxes..............      17,827             1          --                                      17,828
                                          ----------   --------------       -------         --------             ----------

Net income (loss).......................      25,588       (19,759)          (2,729)         (11,952)               (8,852)

Accretion of mandatory redeemable
  convertible preferred stock...........      --            (1,604)         --                   208(F)             (1,396)
                                          ----------   --------------       -------         --------             ----------

Net income (loss) applicable to common
  stockholders..........................  $   25,588     $ (21,363)       $  (2,729)       $ (11,744)            $ (10,248)
                                          ----------   --------------       -------         --------             ----------
                                          ----------   --------------       -------         --------             ----------

Net income (loss) per share -- basic....  $     0.14     $   (1.42)                                              $   (0.05)
                                          ----------   --------------                                            ----------
                                          ----------   --------------                                            ----------
Net income (loss) per share --
  diluted...............................  $     0.11     $   (1.42)                                              $   (0.05)
                                          ----------   --------------                                            ----------
                                          ----------   --------------                                            ----------

Shares used in per share calculation --
  basic.................................     184,060        15,001                                                 193,757
                                          ----------   --------------                                            ----------
                                          ----------   --------------                                            ----------

Shares used in per share calculation --
  diluted...............................     224,100        15,001                                                 193,757
                                          ----------   --------------                                            ----------
                                          ----------   --------------                                            ----------

                                                                   YAHOO!/GEOCITIES/
                                           SUPPLEMENTAL              BROADCAST.COM
                                            HISTORICAL                 PRO FORMA
                                          --------------   ----------------------------------
                                          BROADCAST.COM       ADJUSTMENTS           COMBINED
                                          --------------   -----------------       ----------
Net revenues............................    $  24,270        $  (2,508)(A)         $ 243,509
Cost of revenues........................       16,697          --                     56,451
                                          --------------       -------             ----------
  Gross profit..........................        7,573           (2,508)              187,058
                                          --------------       -------             ----------
Operating expenses:
  Sales and marketing...................       15,520           (2,508)(A)           123,948

  Product development...................        3,450          --                     31,401
  General and administrative............        4,165          --                     23,868
  Amortization of intangibles...........           89          --                     11,496

  Other -- non-recurring costs..........        1,534          --                     21,234
                                          --------------       -------             ----------
    Total operating expenses............       24,758           (2,508)              211,947
                                          --------------       -------             ----------
Income (loss) from operations...........      (17,185)         --                    (24,889)
Net interest income (expense) and
  other.................................        1,725          --                     18,405
                                          --------------       -------             ----------
Income (loss) before income taxes.......      (15,460)         --                     (6,484)
Provision for income taxes..............      --               --                     17,828
                                          --------------       -------             ----------
Net income (loss).......................      (15,460)         --                    (24,312)
Accretion of mandatory redeemable
  convertible preferred stock...........      --               --                     (1,396)
                                          --------------       -------             ----------
Net income (loss) applicable to common
  stockholders..........................    $ (15,460)       $ --                  $ (25,708)
                                          --------------       -------             ----------
                                          --------------       -------             ----------
Net income (loss) per share -- basic....    $   (0.47)                             $   (0.12)
                                          --------------                           ----------
                                          --------------                           ----------
Net income (loss) per share --
  diluted...............................    $   (0.47)                             $   (0.12)
                                          --------------                           ----------
                                          --------------                           ----------
Shares used in per share calculation --
  basic.................................       32,811                                218,971
                                          --------------                           ----------
                                          --------------                           ----------
Shares used in per share calculation --
  diluted...............................       32,811                                218,971
                                          --------------                           ----------
                                          --------------                           ----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 YAHOO!/GEOCITIES
                                                  HISTORICAL                        PRO FORMA
                                          ---------------------------   ----------------------------------
                                            YAHOO!       GEOCITIES         ADJUSTMENTS           COMBINED
                                          ----------   --------------   -----------------       ----------
Net revenues............................  $   70,450     $   4,582        $                     $  75,032
Cost of revenues........................      10,885         3,789                                 14,674
                                          ----------   --------------      --------             ----------
  Gross profit..........................      59,565           793          --                     60,358
                                          ----------   --------------      --------             ----------

Operating expenses:
  Sales and marketing...................      45,778         5,837               98(E)             51,713
  Product development...................      12,082         1,045                                 13,127
  General and administrative............       7,392         2,930              (98)(E)            10,224
  Other -- non-recurring costs..........      25,095       --                                      25,095
                                          ----------   --------------      --------             ----------
    Total operating expenses............      90,347         9,812          --                    100,159
                                          ----------   --------------      --------             ----------

Loss from operations....................     (30,782)       (9,019)         --                    (39,801)
Net interest income (expense) and
  other.................................       5,262           117                                  5,379
                                          ----------   --------------      --------             ----------
Loss before income taxes................     (25,520)       (8,902)         --                    (34,422)

Provision for income taxes..............      --                 1                                      1
                                          ----------   --------------      --------             ----------

Net loss................................     (25,520)       (8,903)         --                    (34,423)
Accretion of mandatory redeemable
  convertible preferred stock...........      --              (832)                                  (832)
                                          ----------   --------------      --------             ----------
Net loss applicable to common
  stockholders..........................  $  (25,520)    $  (9,735)       $ --                  $ (35,255)
                                          ----------   --------------      --------             ----------
                                          ----------   --------------      --------             ----------

Net loss per share -- basic.............  $    (0.15)    $   (3.72)                             $   (0.20)
                                          ----------   --------------                           ----------
                                          ----------   --------------                           ----------
Net loss per share -- diluted...........  $    (0.15)    $   (3.72)                             $   (0.20)
                                          ----------   --------------                           ----------
                                          ----------   --------------                           ----------

Shares used in per share calculation --
  basic.................................     174,672         2,620                                176,445
                                          ----------   --------------                           ----------
                                          ----------   --------------                           ----------

Shares used in per share calculation --
  diluted...............................     174,672         2,620                                176,445
                                          ----------   --------------                           ----------
                                          ----------   --------------                           ----------

                                                                   YAHOO!/GEOCITIES/
                                           SUPPLEMENTAL              BROADCAST.COM
                                            HISTORICAL                 PRO FORMA
                                          --------------   ----------------------------------
                                          BROADCAST.COM       ADJUSTMENTS           COMBINED
                                          --------------   -----------------       ----------
Net revenues............................    $   9,179        $    (200)(A)         $  84,011
Cost of revenues........................        5,781          --                     20,455
                                              -------            -----             ----------
  Gross profit..........................        3,398             (200)               63,556
                                              -------            -----             ----------
Operating expenses:
  Sales and marketing...................        6,323             (200)(A)            57,836
  Product development...................        1,674          --                     14,801
  General and administrative............        2,298          --                     12,522
  Other -- non-recurring costs..........      --               --                     25,095
                                              -------            -----             ----------
    Total operating expenses............       10,295             (200)              110,254
                                              -------            -----             ----------
Loss from operations....................       (6,897)         --                    (46,698)
Net interest income (expense) and
  other.................................          139          --                      5,518
                                              -------            -----             ----------
Loss before income taxes................       (6,758)                               (41,180)
Provision for income taxes..............           43          --                         44
                                              -------            -----             ----------
Net loss................................       (6,801)         --                    (41,224)
Accretion of mandatory redeemable
  convertible preferred stock...........      --               --                       (832)
                                              -------            -----             ----------
Net loss applicable to common
  stockholders..........................    $  (6,801)       $ --                  $ (42,056)
                                              -------            -----             ----------
                                              -------            -----             ----------
Net loss per share -- basic.............    $   (0.28)                             $   (0.22)
                                              -------                              ----------
                                              -------                              ----------
Net loss per share -- diluted...........    $   (0.28)                             $   (0.22)
                                              -------                              ----------
                                              -------                              ----------
Shares used in per share calculation --
  basic.................................       24,196                                195,129
                                              -------                              ----------
                                              -------                              ----------
Shares used in per share calculation --
  diluted...............................       24,196                                195,129
                                              -------                              ----------
                                              -------                              ----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YAHOO!/GEOCITIES
                                HISTORICAL               PRO FORMA
                          ----------------------  ------------------------
                           YAHOO!     GEOCITIES   ADJUSTMENTS   COMBINED
                          ---------  -----------  -----------  -----------
Net revenues............  $  21,490   $     314    $            $  21,804
Cost of revenues........      4,722         788                     5,510
                          ---------  -----------  -----------  -----------
  Gross profit..........     16,768        (474)      --           16,294
                          ---------  -----------  -----------  -----------

Operating expenses:
  Sales and marketing...     16,168         764                    16,932
  Product development...      5,700         475                     6,175
  General and
    administrative......      5,834       1,252                     7,086
                          ---------  -----------  -----------  -----------
    Total operating
      expenses..........     27,702       2,491       --           30,193
                          ---------  -----------  -----------  -----------

Loss from operations....    (10,934)     (2,965)      --          (13,899)
Net interest income
  (expense) and other...      4,507         (40)                    4,467
                          ---------  -----------  -----------  -----------

Loss before income
  taxes.................     (6,427)     (3,005)      --           (9,432)

Provision for income
  taxes.................     --               1                         1
                          ---------  -----------  -----------  -----------
Net loss................     (6,427)     (3,006)      --           (9,433)
Accretion of mandatory
  redeemable convertible
  preferred stock.......     --            (105)                     (105)
                          ---------  -----------  -----------  -----------
Net loss applicable to
  common stockholders...  $  (6,427)  $  (3,111)   $  --        $  (9,538)
                          ---------  -----------  -----------  -----------
                          ---------  -----------  -----------  -----------

Net loss per share --
  basic.................  $   (0.04)  $   (1.19)                $   (0.06)
                          ---------  -----------               -----------
                          ---------  -----------               -----------
Net loss per share --
  diluted...............  $   (0.04)  $   (1.19)                $   (0.06)
                          ---------  -----------               -----------
                          ---------  -----------               -----------

Shares used in per share
  calculation --
  basic.................    157,300       2,617                   159,071
                          ---------  -----------               -----------
                          ---------  -----------               -----------

Shares used in per share
  calculation --
  diluted...............    157,300       2,617                   159,071
                          ---------  -----------               -----------
                          ---------  -----------               -----------

                                                   YAHOO!/GEOCITIES/
                           SUPPLEMENTAL              BROADCAST.COM
                            HISTORICAL                 PRO FORMA
                          --------------   ----------------------------------
                          BROADCAST.COM       ADJUSTMENTS           COMBINED
                          --------------   -----------------       ----------
Net revenues............    $   2,049        $     (60)(A)         $  23,793
Cost of revenues........        1,777          --                      7,287
                              -------              ---             ----------
  Gross profit..........          272              (60)               16,506
                              -------              ---             ----------
Operating expenses:
  Sales and marketing...        1,769              (60)(A)            18,641
  Product development...          749          --                      6,924
  General and
    administrative......          798          --                      7,884
                              -------              ---             ----------
    Total operating
      expenses..........        3,316              (60)               33,449
                              -------              ---             ----------
Loss from operations....       (3,044)         --                    (16,943)
Net interest income
  (expense) and other...           72          --                      4,539
                              -------              ---             ----------
Loss before income
  taxes.................       (2,972)         --                    (12,404)
Provision for income
  taxes.................           25          --                         26
                              -------              ---             ----------
Net loss................       (2,997)         --                    (12,430)
Accretion of mandatory
  redeemable convertible
  preferred stock.......      --               --                       (105)
                              -------              ---             ----------
Net loss applicable to
  common stockholders...    $  (2,997)       $ --                  $ (12,535)
                              -------              ---             ----------
                              -------              ---             ----------
Net loss per share --
  basic.................    $   (0.15)                             $   (0.07)
                              -------                              ----------
                              -------                              ----------
Net loss per share --
  diluted...............    $   (0.15)                             $   (0.07)
                              -------                              ----------
                              -------                              ----------
Shares used in per share
  calculation --
  basic.................       19,754                                174,325
                              -------                              ----------
                              -------                              ----------
Shares used in per share
  calculation --
  diluted...............       19,754                                174,325
                              -------                              ----------
                              -------                              ----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1

    The unaudited pro forma condensed combined financial statements of Yahoo! and GeoCities give retroactive effect to the proposed merger of Yahoo! and GeoCities, which is being accounted for as a pooling of interests and, as a result, the unaudited pro forma condensed combined balance sheets and statements of operations are presented as if Yahoo! and GeoCities had been combined for all periods presented. The accompanying unaudited pro forma condensed combined statements of operations give effect to the acquisition by Yahoo! and GeoCities of Viaweb and Starseed on June 10, 1998 and December 4, 1998, respectively, as if such acquisitions occurred on January 1, 1998. For pro forma purposes, Starseed's results of operations for the year ended September 30, 1998 were used to approximate the results of operations for the period January 1, 1998 through December 4, 1998. Additionally, on March 31, 1999, Yahoo! entered into an agreement to merge with broadcast.com. The unaudited pro forma condensed combined financial statements of Yahoo! and GeoCities have been updated to reflect the proposed merger with broadcast.com, which is being accounted for as a pooling of interests and, as a result, the unaudited pro forma condensed combined balance sheets and statements of operations are presented as if Yahoo!, GeoCities and broadcast.com had been combined for all periods presented.

    The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements and related notes of Yahoo! and GeoCities and the supplemental historical consolidated financial statements of broadcast.com incorporated by reference or included elsewhere in this document. Certain amounts from the broadcast.com supplemental historical consolidated financial statements have been reclassified to conform with Yahoo! historical classifications.

    All share numbers in these unaudited pro forma condensed combined financial statements for all periods presented have been adjusted to reflect the Yahoo! 2-for-1 stock splits that occurred in February 1999 and August 1998, the Yahoo! 3-for-2 stock split that occurred in September 1997, the GeoCities 2-for-1 stock split that occurred in July 1998, the broadcast.com 2-for-1 stock split that occurred in February 1999 and the broadcast.com 60-for-1 stock split that occurred in April 1997.

NOTE 2

    Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computations if their effect is anti-dilutive. Pro forma net loss per share is computed by adding Yahoo! historical weighted average shares outstanding to GeoCities and broadcast.com historical weighted average shares outstanding converted to give effect to the exchange ratios of 0.6768 and 0.7722, respectively. GeoCities' and broadcast.com's converted weighted average shares outstanding do not include Yahoo!'s investments in GeoCities or broadcast.com of 673,000 and 159,000 common shares, respectively.

NOTE 3

    The provision for income taxes does not reflect the benefit of GeoCities' or broadcast.com's consolidated net losses due to certain limitations and uncertainty surrounding realization.

NOTE 4

    The following pro forma adjustments have been made to the historical financial statements of Yahoo!, GeoCities and broadcast.com. These adjustments are based upon preliminary estimates and assumptions made by management for purposes of preparing the unaudited pro forma condensed combined financial statements:

A. To record the elimination of the effects of transactions during 1998 between Yahoo! and GeoCities and Yahoo! and broadcast.com pursuant to a one-year distribution and commerce agreement and a one-year advertising and promotion agreement, respectively. To record the elimination of the effects of certain advertising insertion orders between Yahoo! and broadcast.com and GeoCities and broadcast.com during the years ended December 31, 1997 and 1996.

B. To record the elimination of Yahoo!'s common stock investments in GeoCities and broadcast.com of $22,657,000 and $16,772,000, respectively. These amounts include unrealized gains of $11,058,000, net of tax of $6,495,000, and $9,716,000, net of tax of $5,706,000, respectively, which were recorded as a separate component of shareholders' equity (see Note 1 to Yahoo! consolidated historical financial statements). The related tax effect has been eliminated as a reduction to additional paid-in capital as it results in an increase in the valuation allowance on deferred tax assets generated from the exercise of stock options.

C. To record the accrual of estimated costs resulting from the proposed merger of Yahoo! and GeoCities. It is anticipated that Yahoo will incur charges to operations related to the proposed merger with GeoCities, which is currently estimated to be $66 million, principally in the quarter in which the proposed merger is consummated. These charges include direct transaction costs that consist primarily of legal, printing, accounting, financial advisory services and other merger related expenses. The estimated charge is reflected in the unaudited pro forma condensed combined balance sheet data, but is not reflected in the unaudited pro forma condensed combined statement of operations data. This charge is a preliminary estimate only and is subject to change.

    The unaudited pro forma condensed combined balance sheet does not reflect an estimate of costs which will result from the proposed merger of Yahoo! and broadcast.com as such estimate is currently not available. Such amount is expected to be significant and will be expensed in the quarter in which the proposed merger is consummated.

D. As Viaweb and Starseed were acquired in June and December 1998, respectively, the historical consolidated financial statements of Yahoo! and GeoCities for the year ended December 31, 1998 include $4,945,000 and $766,000, respectively, of amortization expense related to purchased technology and other intangible assets acquired in these transactions. These adjustments record additional amortization expenses of $3,173,000 related to purchased technology and $8,779,000 related other intangible assets, to reflect the acquisitions of Viaweb and Starseed as if they had occurred on January 1, 1998. For additional information concerning purchased technology and other intangible assets, see the notes to the Yahoo! and GeoCities historical consolidated financial statements incorporated by reference or included elsewhere in this document.

E. To record reclassifications of GeoCities operating expenses to conform with Yahoo! historical classifications.

F. To reduce accretion on GeoCities mandatory redeemable convertible preferred stock related to shares held by Yahoo!.

                       DESCRIPTION OF YAHOO! COMMON STOCK

    Yahoo! is authorized to issue up to 900,000,000 shares of common stock, par value $0.00017 per share. Holders of shares of Yahoo! common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Yahoo! common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Yahoo! board of directors out of funds legally available therefor. Upon liquidation or dissolution of Yahoo!, the holders of Yahoo! common stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of Yahoo! preferred stock, if any. Holders of Yahoo! common stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with
respect to the Yahoo! common stock. As of   , 1999, there were approximately
            shares of Yahoo! common stock outstanding, held by approximately holders of record.

    In addition, Yahoo! is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share, in one or more series as determined by the Yahoo! board of directors. No shares of Yahoo! preferred stock are currently issued or outstanding. The Yahoo! board of directors may, without further action by the stockholders of Yahoo!, issue a series of Yahoo! preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. The rights of the holders of Yahoo! common stock will be subject to, and may be adversely affected by, the rights of the holders of any Yahoo! preferred stock issued by Yahoo! in the future.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS
                    OF YAHOO! AND STOCKHOLDERS OF GEOCITIES

    GeoCities is currently a Delaware corporation, and the rights of GeoCities' stockholders are governed by GeoCities' certificate of incorporation, bylaws and Delaware law. Yahoo! is currently a California corporation, and the rights of Yahoo!'s shareholders are governed by Yahoo!'s articles of incorporation, bylaws and California law. Yahoo! expects to hold its annual shareholders meeting on May 14, 1999, and at that meeting, Yahoo!'s shareholders will be asked to vote on a proposal to change Yahoo!'s state of incorporation from California to Delaware.

    If Yahoo's shareholders approve the reincorporation, then the rights of GeoCities' stockholders following consummation of the merger will be governed by Yahoo!'s certificate of incorporation, Yahoo!'s bylaws and Delaware law following the merger. If, however, Yahoo!'s shareholders do not approve the reincorporation, then GeoCities' stockholders will become shareholders of Yahoo! following the merger and their rights will be governed by Yahoo!'s articles of incorporation, bylaws and California law.

    Yahoo!'s articles of incorporation currently requires Yahoo! to establish a classified board of directors when the board consists of six directors. As Yahoo!'s board was recently expanded to include a sixth director, it has become necessary to either institute a classified board or amend the articles of incorporation. Yahoo!'s board believes that it is in the best interests of Yahoo! and its shareholders to amend Yahoo!'s articles of incorporation to remove the classified board provision. At Yahoo!'s annual shareholders meeting, Yahoo!'s shareholders will be asked to vote on a proposal to remove this provision from Yahoo!'s articles of incorporation. In addition, Yahoo!'s board has recommended that Yahoo!'s shareholders adopt this proposal.

    Currently, the rights and privileges of GeoCities' stockholders are, in many ways, comparable to those of shareholders of Yahoo!. Despite the similarities, however, there are differences. The following is a summary of the material differences between the rights of GeoCities' stockholders and the rights of Yahoo!'s shareholders as of the date of this proxy statement/prospectus. It is not practical to summarize all of the differences between California law and Delaware law here. Therefore, you are advised to review Yahoo!'s California articles of incorporation and bylaws, Yahoo!'s proposed Delaware certificate of incorporation and bylaws, and GeoCities' Delaware certificate of incorporation and bylaws, which are available as described under "Where You Can Find More Information" on page 117.

 DELAWARE LAW AND CURRENT GOVERNING   CALIFORNIA LAW AND CURRENT GOVERNING    PROPOSED GOVERNING DOCUMENTS OF
       DOCUMENTS OF GEOCITIES                 DOCUMENTS OF YAHOO!             YAHOO! AS A DELAWARE CORPORATION
                                         SIZE OF THE BOARD OF DIRECTORS
----------------------------------------------------------------------------------------------------------------
- Under GeoCities' bylaws, the        - Under Yahoo!'s bylaws, the number   - Under Yahoo!'s proposed
  number of directors must be at      of directors must be at least four    certificate of incorporation, the
  least five and no more than ten.      and no more than seven.               number of directors shall be fixed
- Currently, GeoCities has six        - Currently, Yahoo! has six             from time to time by a bylaw duly
  directors.                            directors.                            adopted by the board of directors.
                                                                            - Under Yahoo!'s proposed bylaws,
                                                                            the initial number of directors will
                                                                              be six.

 DELAWARE LAW AND CURRENT GOVERNING   CALIFORNIA LAW AND CURRENT GOVERNING    PROPOSED GOVERNING DOCUMENTS OF
       DOCUMENTS OF GEOCITIES                 DOCUMENTS OF YAHOO!             YAHOO! AS A DELAWARE CORPORATION
                                         CLASSIFIED BOARD OF DIRECTORS
----------------------------------------------------------------------------------------------------------------
- GeoCities has only one class of     - Yahoo! has one class of directors.  - Same as GeoCities.
  directors.                          - Yahoo!'s articles of incorporation
- All of GeoCities' directors are     and bylaws provide for a classified
  elected annually.                     board of directors with directors
- GeoCities' certificate of             elected on a rotating basis each
  incorporation does not provide for    year when the number of directors
  a classified board of directors.      reaches six. This method of
- Delaware law permits a classified     electing directors makes a change
  board of directors, with staggered    in the composition of the board of
  terms under which the directors       directors, and a potential change
  are elected for terms of two or       in control of Yahoo!, a
  three years.                          potentially lengthier and more
                                        difficult process. The Yahoo!
                                        board of directors has proposed,
                                        however, that the shareholders of
                                        Yahoo! approve the removal of the
                                        classified board provisions from
                                        its charter documents.
                                      - California law permits a
                                      classified board of directors for
                                        corporations with outstanding
                                        shares listed on a national stock
                                        exchange, including Nasdaq.

                                              NOMINATING DIRECTORS
----------------------------------------------------------------------------------------------------------------
- GeoCities' bylaws require advance   - Yahoo!'s bylaws also require        - Yahoo!'s proposed bylaws also
  notice of director nominations by   advance notice of director            require advance notice of director
  stockholders. Such notice must        nominations by shareholders and       nominations by stockholders and
  contain all information regarding     require the same type of              the same type of information.
  each nominee which would be           information. However, such notice     However, notice must be delivered
  required to be set forth in a         must also be delivered in writing     to Yahoo! no less than 60 days and
  definitive proxy statement filed      to Yahoo!'s principal executive       no more than 90 days prior to the
  with the Commission pursuant to       office no less than 20 days and no    meeting at which directors are to
  Section 14 of the Exchange Act. In    more than 90 days prior to the        be elected; provided, however,
  addition, such notice must be         date of the meeting. If, however,     that if less than 60 days' notice
  delivered in writing to GeoCities'    the shareholders are given less       of the meeting is given to
  principal executive office no less    than 30-days' notice of the date      stockholders, then notice of
  than 120 days and no more than 150    of the shareholders' meeting, then    director nominations must be
  days prior to the first               advance notice of a director          received by Yahoo! no later than
  anniversary of the date of the        nomination must be received by the    the 10th day after notice of the
  notice of annual meeting provided     close of business on the 10th day     meeting was first mailed or
  by GeoCities for the previous         following the day on which notice     announced.
  year's annual meeting of              of the date of the meeting was
  stockholders.                         mailed or publicly disclosed.

                                             STOCKHOLDER PROPOSALS
----------------------------------------------------------------------------------------------------------------
- GeoCities' bylaws provide that no   - Yahoo!'s bylaws provide that        - Same as GeoCities except that the
  proposal by any person other than     shareholders may propose business     stockholder must provide notice to
  the board of directors may be         to be brought before a meeting of     Yahoo! no less than 60 days and no
  submitted for the approval of         shareholders only if they deliver     more than 90 days prior to the
  GeoCities' stockholders at any        notice to the principal executive     first anniversary of the preceding
  regular or special meeting of         offices no less than 20 days and      year's annual meeting of
  stockholders, unless the person       no more than 90 days prior to the     stockholders. In addition, if the
  advancing the proposal is a record    first anniversary of the preceding    annual meeting is more than 30
  stockholder and has delivered a       year's annual meeting of              days prior to or 60 days later
  written notice to the secretary of    shareholders. If the date of the      than the anniversary date, then
  GeoCities no less than 120 days       annual meeting is more than 30        notice must be delivered no
  and no more than 150 days prior to    days prior to or more than 60 days    earlier than the 90th day prior to
  the first anniversary of the date     after the anniversary date of the     the meeting and no later than the
  on which initial notice of the        preceding year's meeting, notice      close of business on (1) the 60th
  previous year's annual meeting of     of the shareholder's proposal must    day prior to the meeting or (2)
  stockholders was given to the         be delivered not earlier than the     the 10th day following public
  stockholders.                         90th day prior to such annual         announcement of the meeting.
                                        meeting and not later than the
                                        close of business on the later of
                                        the 20th day prior to such annual
                                        meeting or the 10th day following
                                        the day on which notice of the
                                        date of the meeting was publicly
                                        announced.

 DELAWARE LAW AND CURRENT GOVERNING   CALIFORNIA LAW AND CURRENT GOVERNING    PROPOSED GOVERNING DOCUMENTS OF
       DOCUMENTS OF GEOCITIES                 DOCUMENTS OF YAHOO!             YAHOO! AS A DELAWARE CORPORATION
                                               CUMULATIVE VOTING
----------------------------------------------------------------------------------------------------------------
- GeoCities' certificate of           - Yahoo!'s articles of incorporation  - Same as GeoCities.
  incorporation does not permit       also do not permit cumulative voting
  cumulative voting for the election    for the election of directors.
  of directors.

                                 SPECIAL MEETINGS OF STOCKHOLDERS/SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------
- GeoCities' bylaws provide that the  - Under both California law and       - Under Yahoo!'s proposed bylaws, a
  chairman of the board, if any, or     Yahoo!'s bylaws, a special meeting    special meeting of the
  a majority of the board of            of shareholders may be called by      stockholders may be called at any
  directors may call special            the board of directors, the           time by the board of directors, by
  meetings of stockholders.             chairman of the board, the            the chairman of the board, or by
- Under Delaware law, a special         president, the holders of shares      the president.
  meeting of stockholders may be        entitled to cast not less then 10%
  called by the board of directors      of the votes at such meeting, and
  or any other person authorized to     such other persons as are
  do so in the corporation's            authorized to do so in the
  certificate of incorporation or       articles of incorporation or
  bylaws.                               bylaws.

                                     STOCKHOLDER CONSENT IN LIEU OF MEETING
----------------------------------------------------------------------------------------------------------------
- GeoCities' certificate of           - Yahoo!'s articles of incorporation  - Same as GeoCities.
  incorporation does not permit its   and bylaws do not permit its
  stockholders to act by written        shareholders to act by written
  consent; stockholder actions may      consent; shareholder actions may
  only be taken upon the vote of        only be taken upon the vote of
  stockholders at a meeting.            shareholders at a meeting.

                                         AMENDING THE CHARTER DOCUMENTS
----------------------------------------------------------------------------------------------------------------
- Delaware law provides that, unless  - California law provides that,       - Yahoo!'s proposed certificate of
  otherwise specified in a            unless otherwise specified in a         incorporation will be subject to
  corporation's certificate of          corporation's articles of             Delaware law, which means that
  incorporation, an amendment to the    incorporation and except for          amendments to the certificate of
  certificate of incorporation          certain amendments such as stock      incorporation will require the
  requires the approval of the board    splits, an amendment to the           approval of the board of directors
  of directors and the affirmative      articles of incorporation requires    and the affirmative vote of a
  vote of a majority of the             the approval of the board of          majority of the outstanding shares
  outstanding shares entitled to        directors and the affirmative vote    entitled to vote.
  vote.                                 of a majority of the outstanding
- GeoCities' certificate of             shares entitled to vote.
  incorporation states that           - Yahoo!'s articles of incorporation
  provisions regarding directors,     do not require a greater level of
  stockholder meetings, limitations     approval for an amendment to such
  on liability, indemnification and     articles than required under
  amendments to the certificate of      California law.
  incorporation, may not be amended
  without the affirmative vote of at
  least 66.67% of the outstanding
  shares entitled to vote generally
  in the election of directors.
                                              AMENDING THE BYLAWS
----------------------------------------------------------------------------------------------------------------
- Under Delaware law, stockholders    - Under California law and subject    - Same as GeoCities except that
  hold the power to adopt, amend or   to certain limitations, a               Yahoo!'s proposed certificate of
  repeal the bylaws of a                corporation's bylaws may be           incorporation does not require a
  corporation.                          adopted, amended or repealed          greater than majority vote of
- Delaware law also allows a            either by the board of directors      stockholders in order to adopt
  corporation to, in its certificate    or the shareholders of the            bylaws inconsistent with bylaws
  of incorporation, confer such         corporation.                          adopted by the board of directors.
  power on the board of directors in  - Yahoo!'s bylaws may be adopted,
  addition to the stockholders.         amended or repealed either by the
- GeoCities' certificate of             vote of the holders of a majority
  incorporation expressly authorizes    of the outstanding shares entitled
  the board of directors to adopt,      to vote or by the board of
  amend or repeal GeoCities' bylaws.    directors; provided, however, that
- In addition, GeoCities' bylaws may    the board of directors may not
  not be repealed by its                amend the bylaws in order to
  stockholders and no bylaw             change the authorized number of
  provision inconsistent with a         directors.
  bylaw provision adopted by the
  board of directors may be adopted
  without the affirmative vote of at
  least 66.67% of the outstanding
  shares of stock entitled to vote
  generally in the election of
  directors.

 DELAWARE LAW AND CURRENT GOVERNING   CALIFORNIA LAW AND CURRENT GOVERNING    PROPOSED GOVERNING DOCUMENTS OF
       DOCUMENTS OF GEOCITIES                 DOCUMENTS OF YAHOO!             YAHOO! AS A DELAWARE CORPORATION
                                              SPECIAL TRANSACTIONS
----------------------------------------------------------------------------------------------------------------
- Delaware law requires the           - California law requires that the    - Same as GeoCities.
  affirmative approval of a majority    principal terms of a merger be
  of the outstanding shares of stock    approved by the affirmative vote
  entitled to vote to authorize any     of a majority of the outstanding
  merger or consolidation of a          shares of stock entitled to vote
  corporation, except that, unless      on the merger, except that no
  required by its certificate of        shareholder vote is required of a
  incorporation, no stockholder vote    corporation that is to be the
  is required of a corporation          surviving corporation in the
  surviving a merger if:                merger, as long as the
  1.such corporation's certificate      shareholders of such corporation
    of incorporation is not amended       own, immediately after the
    by the merger;                        merger, more than five-sixths of
  2.each share of stock of such           the voting power of the
    corporation outstanding               surviving corporation.
  immediately prior to the effective  - California law further requires
  date of the merger will be an       the affirmative vote of a majority
  identical outstanding or treasury     of the outstanding shares entitled
  share of the surviving corporation    to vote on the merger if:
  after the merger; and               1.the surviving corporation's
  3.the number of shares to be        articles of incorporation will be
    issued in the merger does not       amended and would otherwise
    exceed 20% of such corporation's      require shareholder approval; or
    common stock outstanding          2.shareholders of the surviving
  immediately prior to the merger.      corporation will receive shares of
- GeoCities' certificate of             a non-California corporation or
  incorporation does not require a      shares of the surviving
  greater percentage vote for           corporation having different
  special actions than required         rights, preferences, privileges or
  under Delaware law.                   restrictions than the shares
- Stockholder approval is also not      surrendered.
  required under Delaware law for     - Yahoo!'s articles of incorporation
  mergers or consolidations in which  do not require a greater percentage
  a parent corporation merges or        vote than required under
  consolidates with a subsidiary of     California law.
  which it owns at least 90% of the   - Shareholder approval is not
  outstanding shares of each class    required under California law for
  of stock.                             mergers or consolidations in which
                                        a parent corporation merges or
                                        consolidates with a subsidiary of
                                        which it owns at least 90% of the
                                        outstanding shares of each class
                                        of stock.

 DELAWARE LAW AND CURRENT GOVERNING   CALIFORNIA LAW AND CURRENT GOVERNING    PROPOSED GOVERNING DOCUMENTS OF
       DOCUMENTS OF GEOCITIES                 DOCUMENTS OF YAHOO!             YAHOO! AS A DELAWARE CORPORATION
                                          APPRAISAL/DISSENTERS' RIGHTS
----------------------------------------------------------------------------------------------------------------
- Under Delaware law, stockholders    - Under California law, if            - Same as GeoCities.
  who do not vote in favor of a       shareholder approval is required for
  merger or consolidation have          a merger or reorganization, each
  certain appraisal rights pursuant     shareholder who was entitled to
  to which they can demand payment      vote on the transaction, but did
  in cash for their shares equal to     not vote in favor of the
  the fair value, excluding any         reorganization may require the
  appreciation or depreciation as a     corporation to purchase for cash
  consequence or in expectation of      at their fair market value the
  the transaction, of such shares.      shares owned by such shareholder.
- Appraisal rights are not available  - Appraisal rights are not available
  for shares of any class or series   for shares listed on any national
  listed on a national securities       securities exchange certified by
  exchange or designated as a           the Commissioner of Corporations
  national market system security on    or listed on the list of OTC
  The Nasdaq National Market or held    margin stocks issued by the Board
  of record by more than 2,000          of Governors of the Federal
  stockholders, unless the agreement    Reserve Systems, unless:
  of merger or consolidation          1.there exists with respect to such
  converts such shares into anything    shares any restriction on transfer
  other than:                           imposed by the corporation or by
  1.stock of the surviving            any law or regulation; or
corporation;                          2.demands for payment are made with
  2.stock of another corporation        respect to 5% or more of the
    which is either listed on a         outstanding shares of that class.
  national securities exchange or     - Because Yahoo! is listed on a
  designated as a national market     national securities exchange, Yahoo!
  system security on The Nasdaq         shareholders will not have
  National Market or held of record     dissenters' rights, unless the
  by more than 2,000 stockholders;      provisions described in the
  3.cash in lieu of fractional        immediately preceding paragraph
shares; or                                exist at the time of a merger or
  4.some combination of the above.      reorganization to which Yahoo! is
- Appraisal rights are not available    a party.
  for any shares of the surviving
  corporation if the merger did not
  require the vote of the
  stockholders of the surviving
  corporation.

 DELAWARE LAW AND CURRENT GOVERNING   CALIFORNIA LAW AND CURRENT GOVERNING    PROPOSED GOVERNING DOCUMENTS OF
       DOCUMENTS OF GEOCITIES                 DOCUMENTS OF YAHOO!             YAHOO! AS A DELAWARE CORPORATION
                                                INDEMNIFICATION
----------------------------------------------------------------------------------------------------------------
- Under Delaware law, a corporation   - Under California law, a             - Yahoo!'s proposed certificate of
  has the power to indemnify present  corporation has the power to            incorporation permits Yahoo! to
  and former directors, officers,       indemnify present and former          indemnify agents of Yahoo! in
  employees and agents against          directors, officers, employees and    excess of the indemnification and
  expenses, judgments, fines,           agents against expenses,              advancement otherwise permitted by
  settlements and other amounts if      judgments, fines, settlements and     Section 145 of the Delaware
  that person acted in good faith       other amounts (other than in          General Corporation Law, subject
  and in a manner the person            connection with actions by or in      only to limits created by
  reasonably believed to be not         the right of the corporation) if      applicable Delaware law, with
  opposed to the best interests of      that person acted in good faith       respect to actions for breach of
  the corporation and, in the case      and in a manner the person            duty to Yahoo!, its stockholders,
  of a criminal proceeding, had no      reasonably believed to be in the      and others.
  reasonable cause to believe such      best interests of the corporation
  conduct was unlawful.                 and, in the case of a criminal
- The indemnification authorized by     proceeding, had no reasonable
  Delaware law is not exclusive, and    cause to believe such conduct was
  a corporation may grant its           unlawful.
  directors, officers, employees or   - In addition, California law allows
  other agents certain additional     a corporation to indemnify, with
  rights to indemnification.            certain exceptions, any person who
- GeoCities' certificate of             is a party to any action by or in
  incorporation provides that           the right of the corporation,
  GeoCities may indemnify any person    against expenses actually and
  who, because such person was a        reasonably incurred by that person
  director, officer, employee or        in connection with the defense or
  agent of GeoCities, is a party or     settlement of the action if the
  threatened to be made a party to      person acted in good faith and in
  any litigation or proceeding.         a manner the person believed to be
  GeoCities may indemnify any person    in the best interests of the
  who served, or agreed to serve, at    corporation and its shareholders.
  the request of GeoCities as a       - The indemnification authorized by
  director, officer or trustee of       California law is not exclusive,
  another entity.                       and a corporation may grant its
- Indemnification may include           directors, officers, employees or
  payment by GeoCities of expenses,     other agents certain additional
  including attorneys' fees,            rights to indemnification.
  incurred in defending an action or  - California law also allows a
  proceeding prior to the final         corporation to advance payment of
  disposition of the matter, so long    an indemnitee's expenses prior to
  as the person being indemnified       the final disposition of an
  agrees to repay GeoCities if that     action, provided that the
  person is determined not to be        indemnitee undertakes to repay any
  entitled to indemnification under     such amount advanced if it is
  GeoCities' certificate of             later determined that the
  incorporation.                        indemnitee is not entitled to
- GeoCities will not indemnify any      indemnification with regard to the
  person who seeks indemnification      action for which the expenses were
  in connection with a lawsuit or       advanced.
  proceeding that was initiated by    - Yahoo!'s articles of incorporation
  such person, unless the board of    and bylaws provide for the
  directors authorized the bringing     indemnification of its directors,
  of the lawsuit or proceeding.         officers, employees and agents in
                                        excess of what is permitted by
                                        California law.
                                      - Under California law, however,
                                        Yahoo! may still not indemnify any
                                        person for certain wrongs, such as
                                        acts, omissions or transactions
                                        that involve:
                                      1.intentional misconduct;
                                      2.a knowing and culpable violation
                                      of law; or
                                      3.an improper personal benefit to
                                        that person.

 DELAWARE LAW AND CURRENT GOVERNING   CALIFORNIA LAW AND CURRENT GOVERNING    PROPOSED GOVERNING DOCUMENTS OF
       DOCUMENTS OF GEOCITIES                 DOCUMENTS OF YAHOO!             YAHOO! AS A DELAWARE CORPORATION
                                               DIRECTOR LIABILITY
----------------------------------------------------------------------------------------------------------------
- Delaware law provides that a        - California law provides that a      - Under Yahoo!'s proposed
  corporation's charter documents       corporation's charter documents     certificate of incorporation,
  may include provisions which limit    may include provisions which limit    directors shall not, to the
  or eliminate the liability of         or eliminate the liability of         fullest extent permitted by
  directors to the corporation or       directors to the corporation or       Delaware law, be personally liable
  its stockholders for monetary         its shareholders for monetary         to Yahoo! or its stockholders for
  damages for breach of fiduciary       damages for breach of fiduciary       monetary damages for breach of
  duty as a director, as long as        duty as a director. However,          fiduciary duty as a director.
  such liability does not arise from    California law specifically
  certain prohibited conduct, such      provides different forms of
  as breach of the director's duty      prescribed conduct than Delaware
  of loyalty to the corporation,        law. These forms include:
  acts or omissions not in good       - intentional misconduct or knowing
  faith or which involve intentional    and culpable violation of law;
  misconduct or a knowing violation   - acts or omissions that a director
  of law, the payment of unlawful       believes to be contrary to the
  dividends or expenditure of funds     best interests of the corporation
  for unlawful stock purchases or       or its shareholders or that
  redemptions or transactions from      involve the absence of good faith
  which such director derived an        on the part of the director;
  improper personal benefit.          - the receipt of an improper
- Under GeoCities' certificate of       personal benefit;
  incorporation, no director shall    - acts or omissions that show
  be personally liable to GeoCities     reckless disregard for the
  as a director so long as the          director's duty to the corporation
  director's liability does not         or its shareholders;
  arise from certain prohibited       - where the director in the ordinary
  conduct enumerated under Delaware     course of performing a director's
  law.                                  duties should be aware of a risk
                                        of serious injury to the
                                        corporation or its shareholders;
                                      - acts or omissions that constitute
                                        an unexcused pattern of
                                        inattention that amounts to an
                                        abdication of the director's duty
                                        to the corporation and its
                                        shareholders;
                                      - interested transactions between
                                        the corporation and a director in
                                        which a director has a material
                                        financial interest; and
                                      - liability for improper
                                        distributions, loans or
                                        guarantees.
                                      -Under Yahoo!'s articles of
                                       incorporation, the liability of
                                       directors of Yahoo! for damages is
                                       eliminated to the fullest extent
                                       permissible under California law.

 DELAWARE LAW AND CURRENT GOVERNING   CALIFORNIA LAW AND CURRENT GOVERNING    PROPOSED GOVERNING DOCUMENTS OF
       DOCUMENTS OF GEOCITIES                 DOCUMENTS OF YAHOO!             YAHOO! AS A DELAWARE CORPORATION
                        ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS
----------------------------------------------------------------------------------------------------------------
- Delaware law prohibits, in certain  - California law does not contain a   - Under Yahoo!'s proposed
  circumstances, a "business            comparable provision regarding      certificate of incorporation, Yahoo!
  combination" between the              business combinations with            has not opted out of the Delaware
  corporation and an "interested        interested shareholders. However,     provision relating to business
  stockholder" within three years of    California law does provide that,     combinations between corporations
  the stockholder becoming an           subject to certain exceptions, if     and interested stockholders as
  "interested stockholder." An          the surviving corporation or its      described under GeoCities.
  "interested stockholder" is a         parent corporation owns, directly
  holder who, directly or               or indirectly, shares of the
  indirectly, controls 15% or more      target corporation representing
  of the outstanding voting stock or    more than 50% of the voting power
  is an affiliate of the corporation    of the target corporation prior to
  and was the owner of 15% or more      the merger, the nonredeemable
  of the outstanding voting stock at    common stock of a target
  any time within the prior year        corporation may be converted only
  period. A "business combination"      into nonredeemable common stock of
  includes a merger or                  the surviving corporation or its
  consolidation, a sale or other        parent corporation, unless all of
  disposition of assets having an       the shareholders of the class
  aggregate market value equal to       consent.
  10% or more of the consolidated     - Under Section 1203 of the
  assets of the corporation or the    California General Corporation Law,
  aggregate market value of the         a tender offer or proposal for a
  outstanding stock of the              reorganization made by an
  corporation and certain               interested party must be
  transactions that would increase      accompanied by an affirmative
  the interested stockholder's          opinion in writing as to the
  proportionate share ownership in      fairness of the consideration to
  the corporation. This provision       the shareholders. For purposes of
  does not apply where:                 this provision, an "interested
  - either the business combination       party" is any person who is a
    or the transaction which              party to the transaction and (1)
    resulted in the stockholder           directly or indirectly controls
    becoming an interested                the target corporation, (2) is,
    stockholder is approved by the        or is directly or indirectly
    corporation's board of directors      controlled by, an officer or
    prior to the date the interested      director of the target
    stockholder acquired such 15%         corporation, or (3) is an entity
    interest;                             in which a material financial
  - upon the consummation of the          interest is held by any director
    transaction which resulted in         or executive officer of the
    the stockholder becoming an           target corporation. This
    interested stockholder, the           provision could make it more
    interested stockholder owned at       difficult for an interested
    least 85% of the outstanding          party to take control of the
    voting stock of the corporation       corporation or to cause a change
    excluding for the purposes of         of control in the corporation.
    determining the number of shares
    outstanding shares held by
    persons who are directors and
    also officers and by employee
    stock plans in which
    participants do not have the
    right to determine
    confidentiality whether shares
    held subject to the plan will be
    tendered;
  - the business combination is
    approved by a majority of the
    board of directors and the
    affirmative vote of two-thirds
    of the outstanding votes
    entitled to be cast by
    disinterested stockholders at an
    annual or special meeting;

 DELAWARE LAW AND CURRENT GOVERNING   CALIFORNIA LAW AND CURRENT GOVERNING    PROPOSED GOVERNING DOCUMENTS OF
       DOCUMENTS OF GEOCITIES                 DOCUMENTS OF YAHOO!             YAHOO! AS A DELAWARE CORPORATION
  - the corporation does not have a
    class of voting stock that is
    listed on a national securities
    exchange, authorized for
    quotation on an inter-dealer
    quotation system of a registered
    national securities association,
    or held of record by more than
    2,000 stockholders unless any of
    the foregoing results from
    action taken, directly or
    indirectly, by an interested
    stockholder or from a
    transaction in which a person
    becomes an interested
    stockholder;
  - the stockholder acquires a 15%
    interest inadvertently and
    divests itself of such ownership
    and would not have been a 15%
    stockholder in the preceding
    three years but for the
    inadvertent acquisition of
    ownership;
  - the stockholder acquired the 15%
    interest when these restrictions
    did not apply; or
  - the corporation has opted out of
    this provision. GeoCities has
    not opted out of this provision.

    The foregoing discussion of certain similarities and material differences between the rights of Yahoo! shareholders and the rights of GeoCities' stockholders under their respective articles/certificate of incorporation and bylaws is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and you should refer to California law, Delaware law, the common law and the full text of the articles/certificate of incorporation and bylaws of each of Yahoo! and GeoCities for a complete description.

                          INFORMATION REGARDING YAHOO!

    The following is a brief description of the business of Yahoo!. Additional information regarding Yahoo! is contained in its filings with the Commission. For information on how you can obtain copies of such filings, please see the section entitled "Where You Can Find More Information" on page 117 of this proxy statement/prospectus.

    Yahoo! is a global Internet media company that offers a branded network of comprehensive information, communication and shopping services to millions of users daily. As the first online navigational guide to the web, www.yahoo.com is a leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. Under the Yahoo! brand, Yahoo! provides broadcast media, personal communications and direct services. In December 1998, Internet users viewed an average of 167 million web pages per day in Yahoo!-branded properties.

    Yahoo! makes its properties available without charge to users and generates revenue primarily through the sale of advertising. Advertising on Yahoo! properties is sold through an internal advertising sales force. During the fourth quarter of 1998, approximately 2,225 advertisers purchased advertising on Yahoo! properties.

    Yahoo!'s principal executive offices are located at 3420 Central Expressway, Santa Clara, California 95051, and its telephone number is (408) 731-3300.

                        INFORMATION REGARDING GEOCITIES

                             BUSINESS OF GEOCITIES

OVERVIEW

    GeoCities offers the world's largest and one of the fastest growing communities of personal web sites on the Internet. GeoCities pioneered the first large-scale, web-based community for Internet users to express themselves, share ideas, interests and expertise, and publish content accessible to other users with common interests. The mainstay of GeoCities' community is its "homesteaders," Internet users who create their own personal web sites or "homesteads" in themed "neighborhoods" on the GeoCities web site. These neighborhoods provide:

- a context for web users to publish content, to share experiences and ideas with other users and to access a centralized and easy-to-navigate destination for user-published content; and

- a compelling and attractive environment for advertisers, sponsors and e-commerce merchants.

THE GEOCITIES SOLUTION

    GeoCities pioneered the first large-scale, web-based community for Internet users to express themselves, share ideas, interests and expertise and publish content accessible to other users with common interests. GeoCities was founded on the belief that affinity to the web occurs when users relate personally to their online experience, and the more active users are in the creation of that experience, the more personal the experience becomes. To attract members to its community, GeoCities established a service enabling Internet users to create their own web sites in themed "neighborhoods" within GeoCities' web site.

    Since its inception, GeoCities has become the world's largest and one of the fastest growing communities of personal web sites on the Internet. With thousands of homesteaders joining each day, the GeoCities community has grown from approximately 10,000 homesteaders in October 1995 to over 3.2 million in December 1998. Homesteaders have created an estimated 32 million pages of personalized content, attracting over approximately 19 million unique visitors to, and generating over 1.6 billion page views on, the GeoCities community, according to Media Metrix and Nielson I/Pro reports prepared for GeoCities in December 1998. GeoCities was the third most trafficked web site on the Internet in December 1998, according to Media Metrix and, based on this information, GeoCities believes it was the most popular community of personal web sites on the Internet in 1998.

    GeoCities believes that its success to date is attributable to its focus on four distinct constituents: (a) homesteaders, (b) web visitors, (c) advertisers and sponsors, and (d) e-commerce partners and merchants. This focus is highlighted by the following distinguishing characteristics of the GeoCities community:

LARGE WEB-BASED COMMUNITY WITH BROAD RANGE OF
NEIGHBORHOODS

    Homesteaders are able to join one of 41 themed GeoCities neighborhoods, which are organized topically, based on themes associated with well-known places. By providing this broad range of neighborhoods for homesteaders, GeoCities fosters a virtual "greenhouse" for a wide range of individual self-expression and interaction. Web users interested in finance and investing, for example, homestead in and create content for WallStreet, and those interested in politics homestead in and support CapitolHill. Moreover, as the Internet's largest community of personal web sites, GeoCities offers on average over 80,000 homesteads within each of its neighborhoods, providing homesteaders with the critical mass and platform to interact with and be recognized by others.

ACTIVE OWNERSHIP AND COMMUNITY PARTICIPATION

    GeoCities encourages active participation in its community and offers a number of programs to increase levels of participation. When homesteaders first apply to join a GeoCities neighborhood, they agree to abide by the GeoCities community guidelines. Homesteaders also agree to begin creation of their web sites within three weeks of joining a GeoCities neighborhood or relinquish their homesteads. Additionally, GeoCities welcomes suggestions from its homesteaders and implements those ideas that it believes will improve the community. As a result, GeoCities' homesteaders develop a keen sense of personal involvement in and ownership of the GeoCities community, and actively encourage others to join and participate.

    Homesteaders seeking greater involvement in their neighborhoods are given the opportunity to join the active ranks of 41 community liaisons and over 1,800 community leaders. The community liaison and community leaders within each neighborhood welcome new homesteaders, provide assistance to other homesteaders, and actively provide GeoCities with suggestions for improvements and monitor sites. GeoCities believes that the greater the involvement of GeoCities' homesteaders, the greater the loyalty and affinity of those homesteaders to the GeoCities site, and the more successful the GeoCities community.

FOCUS ON CONTINUALLY IMPROVING THE MEMBER EXPERIENCE

    GeoCities continually strives to improve the online experience of its members. Homesteaders are provided free of charge with disk space for personal web sites, web-page publishing and communication tools to create their own fully customized, multimedia-rich content and e-mail, chat and bulletin board services. Members are offered a variety of opportunities to participate in commercial activities, including GeoCities' affiliates program with major merchants. GeoCities also offers premium memberships for homesteaders who want more utilities, disk space and a personal URL (Uniform Resource Locator that determines the particular location of a web page on the Internet). GeoCities holds a monthly conference call with its community liaisons in order to proactively determine what improvements and suggestions are important to the community. By supplementing this call with a weekly newsletter for community leaders, GeoCities maintains close interaction with its community on issues and suggestions of a broader group of homesteaders. In addition, GeoCities offers a comprehensive online help function and encourages volunteerism among its community leaders and liaisons and other homesteaders in helping their GeoCities neighbors.

INTUITIVE MEANS OF FINDING PERSONALIZED CONTENT

    While Internet users can generally find web content aggregated by subject area, aggregated user-created content is much more challenging to find. GeoCities' topical categorization of user-created content provides visitors with a central online site for quickly accessing a critical mass of an estimated 32 million pages of personalized content. Given their strong affinity for their homesteads and the GeoCities community, homesteaders actively promote their web sites throughout the Internet with hyperlinks located on other individual sites as well as through listings on Internet directories and search engines, thereby resulting in millions of visitors from the Internet at large.

UNIQUE PERSONALIZED COMMUNITY ENVIRONMENT FOR ADVERTISING AND COMMERCE

    Online communities of members with common interests and demographics constitute attractive opportunities for advertisers and e-commerce merchants seeking to promote and sell their products and services online. The combination of GeoCities' unique community context, intuitive topical organization, high volumes of traffic and homesteaders' desire for commerce opportunities and acceptance of the role of advertising in the community provides an attractive platform for targeted and cost-effective web advertising and web commerce.

THE GEOCITIES STRATEGY

    GeoCities' objective is to be the world's leading member-created online community for people on the web. GeoCities' strategies to achieve this objective include:

FOCUS ON HOMESTEADER GROWTH AND AFFINITY

    GeoCities intends to continue to increase the number of its homesteaders and concentrate on member affinity to maintain its position as a leading community of personal web sites. GeoCities intends to continue to grow its membership base by:

- introducing additional classes of membership that appeal to a broader range of Internet users;

-  offering easier-to-use web-page publishing tools;

- allowing homesteaders to easily create and enhance personal web sites, including the integration of e-commerce opportunities and GeoCities' affiliates program;

- promoting GeoCities as a destination point on the web by augmenting its existing distribution alliances; and

- launching brand-name promotional campaigns to drive both growth in membership and traffic to its members' personal web sites.

    In addition, GeoCities intends to introduce more value-added member services and strengthen and expand the number of affinity programs and affiliate management tools that it offers, including GeoCities' GeoRewards affinity program. Similar to airline frequent-flyer bonus point programs, the GeoRewards affinity program is designed to reward homesteaders with points based on their level of participation, which they can later redeem for discounts on purchases within the GeoCities community. GeoCities believes that its focus on the needs of its homesteaders and enhancing their experience within the GeoCities community will produce continued growth in, and foster loyalty among, its membership base. GeoCities believes that a large and growing base of committed homesteaders organized on a contextual basis provides advertisers and e-commerce merchants with an attractive market to target promotion and sales of their products and services, thereby creating advertising and commerce revenue opportunities for GeoCities.

CONTINUE TO ENHANCE SITE FUNCTIONALITY AND PERFORMANCE

    GeoCities believes continually providing homesteaders and visitors with greater functionality and performance is critical to its continued leadership. GeoCities continually improves its user interface to facilitate the presentation of member-generated content in an intuitive topical format. In 1998, GeoCities integrated third-party news and editorial content into its site, allowing side-by-side interaction of personal and professionally published content. In January 1999, GeoCities entered into an agreement with Be Free, Inc. to provide affiliate management tools and services to homesteaders who participate in GeoCities' affiliates program. GeoCities will also continue to provide its members with web-page publishing and communication tools to enhance the community experience. GeoCities believes that continually-enhancing site functionality and performance foster homesteader and visitor growth and affinity to the GeoCities community, thereby providing GeoCities with a platform to attract more advertisers and revenue sharing relationships and to expand GeoCities' fee-generating premium membership services.

ESTABLISH NEW STRATEGIC ALLIANCES

    GeoCities has formed a number of strategic relationships intended to increase traffic and memberships of both partners. GeoCities has also formed four premier commerce relationships with Amazon.com for books, CDnow for compact discs, First USA for credit cards and Surplus Direct/Egghead for software and computer hardware, making the products and services of these leading Internet vendors available throughout the GeoCities community. These relationships provide an opportunity for GeoCities to receive monthly payments and share in any ongoing revenue streams from sales of products and services by these partners. GeoCities intends to seek additional strategic relationships with commerce and distribution partners in the future.

EXPAND GLOBALLY

    GeoCities believes that the anticipated growth of Internet usage internationally presents significant opportunities to extend GeoCities globally. GeoCities is focused on establishing the GeoCities community and brand in Japan, a market which, according to Jupiter Communications, is second only to the United States in terms of Internet use. Accordingly, GeoCities has entered into a joint venture with SOFTBANK to form GeoCities Japan, which is 40% owned by GeoCities. GeoCities intends to pursue additional opportunities for international expansion. GeoCities believes that the introduction of localized GeoCities web communities in international markets will present many of the same opportunities for advertising and commerce revenue as those in the United States.

BUILD MULTIPLE REVENUE STREAMS

    GeoCities' large and growing web community offers a scaleable business platform from which it plans to generate revenue from multiple sources, including advertising, commerce and premium membership service fees. GeoCities intends to achieve its revenue objectives by:

- increasing its advertising revenues through expansion of its customer base, increasing the rates GeoCities charges advertisers by continuing to improve its ability to contextually target advertisements, increasing its page views, increasing the average size and length of its advertising contracts, increasing the number of its direct sales representatives and continuing to invest in improving ad serving and ad targeting technology;

- expanding its revenue-sharing commerce relationships and GeoCities' relationships with third-party content providers that pay GeoCities for access to the GeoCities web site;

- offering its GeoShops program, which is designed to provide an effective means for small and home business owners to leverage the reach of the Internet through a commercial presence within the GeoCities community;

-  expanding the number and scope of its fee-based premium membership services;
   and

- developing a program that will allow merchants to sell their products through homesteaders who select the products and earn commissions from sales that occur via such homesteaders' web sites.

HOMESTEADING ON GEOCITIES

    GeoCities distinguishes itself from other web sites by offering homesteaders a diverse range of neighborhoods and a critical mass of neighbors with whom to interact. GeoCities also promotes active homesteader participation through its member-focused editorial philosophy -- millions of personal web pages created and maintained by the community members themselves -- providing Internet users with a platform for contributing their talents and ideas, meeting and interacting with others with similar interests and creating their own "home on the web". Supporting the editorial efforts of its homesteaders are approximately 74 GeoCities employees dedicated exclusively to community organization, content management and community interaction. GeoCities provides disk space, powerful web-page publishing tools, customer support, high-speed, high-quality site performance and e-mail, chat and bulletin-board services, all free of charge.

    GeoCities emphasizes a sense of responsibility among community members by leveraging the characteristics of the web that users find most attractive -- connection, expression, communication, entertainment and utility. GeoCities' homesteaders abide by the community values -- respect for the individual, open and honest communication, encouragement of ethical behavior and respect for diverse points of view -- reflected in GeoCities' content guidelines and rules of conduct. GeoCities appeals to people's interest in others by inviting users to move in, meet their neighbors, share ideas, communicate, shop, check e-mail and join its growing community.

HOW HOMESTEADERS JOIN

    GeoCities' 41 themed neighborhoods -- virtual communities of people with common interests -- are based on familiar themes and provide web users with a place to connect on the Internet. Homesteading is analogous to moving to a new community, picking a neighborhood to live in and designing and building a new home to reflect one's own style and tastes. Each homesteader is able to join the neighborhood that most closely matches his or her interests. For example, homesteaders interested in music join and contribute to SunsetStrip and those interested in wine support NapaValley. Homesteading in the GeoCities community is designed to be easy and fun. After choosing a neighborhood, homesteaders find a vacant address, fill out an application, move-in and commence developing their personal web site. Homesteaders agree to abide by the community guidelines and begin construction of their home within three weeks of moving into a neighborhood. The homesteading experience makes a user's online experience expressive, interactive and personal.

PARTICIPATING IN THE GEOCITIES COMMUNITY

    After joining a neighborhood, homesteaders are encouraged to become active in the community. Members can interact with their neighbors, support community building initiatives, participate in chat sessions with their neighbors and collaborate on editorial content. GeoCities believes that the more homesteaders participate, the more attachment they feel to the community and the higher the quality of their content. Homesteaders seeking greater involvement apply to become community leaders and community liaisons. GeoCities currently has over 1,800 community leaders, who are elected by homesteaders, and 41 community liaisons, who represent a neighborhood and are elected by community leaders. The community leaders and community liaisons are highly valued community builders who greet and assist new homesteaders, mentor other homesteaders, coordinate neighborhood activities, interface with GeoCities' in-house editorial staff and work to foster core community values. GeoCities intends to introduce additional community leadership positions in the future to increase levels of community participation. GeoCities also encourages greater homesteader involvement through its GeoRewards affinity program. Homesteaders accrue bonus points based on their level of participation which they can later redeem for discounts on purchases within the GeoCities community.

HOW TO SURF THE GEOCITIES COMMUNITY

    GeoCities believes that it provides users surfing the web with a comprehensive, high-quality concentration of personal web sites on the Internet. GeoCities strives to improve its site for such users by continually upgrading the look and feel of its web site to provide easier navigation of and to direct greater levels of traffic to homesteaders' web sites. GeoCities' user interface presents the GeoCities web site to visitors in a topical format to facilitate the aggregation of categories of interests. This format allows easier and more intuitive access to content on the GeoCities web site and enhances the integration of homesteaders' content with GeoCities' e-mail, chat, bulletin-board services and selected third-party content such as news and editorial feeds from Reuters, Women.com and ZDNet.

ADVERTISING, COMMERCE AND PREMIUM SERVICES

ADVERTISING

    GeoCities has built a direct sales organization located in New York, San Francisco and Los Angeles, which is dedicated to maintaining close relationships with top advertisers and leading advertising agencies nationwide. GeoCities' direct sales organization is organized regionally and is focused solely on selling advertising on the GeoCities web site. GeoCities' sales organization consults regularly with advertisers and agencies on design and placement of their web-based advertising, provides customers with advertising measurement analysis and focuses on providing a high level of customer service and satisfaction.

    Currently, advertisers and advertising agencies enter into short-term agreements, on average two to three months, pursuant to which they receive a guaranteed number of impressions for a fixed fee. Advertising in GeoCities currently consists primarily of banner-style advertisements that are prominently displayed at the top of pages on a rotating basis throughout the GeoCities community, including members' personal web sites. From each banner advertisement, viewers can hyperlink directly to the advertiser's own web site, thus providing the advertiser an opportunity to directly interact with an interested customer. GeoCities' standard cost per thousand impressions ("CPM") for banner advertisements currently ranges from $25 to $50, depending upon location of the advertisement and the extent to which it is targeted for a particular audience. Discounts from standard CPM rates may be provided for higher volume, longer-term advertising contracts.

    GeoCities intends to increase its advertising revenues by focusing on a number of key strategies, including expanding its advertising customer base, increasing the CPM it charges advertisers by continuing to improve its ability to contextually target advertisements, increasing page views, increasing the average size and length of its advertising contracts, increasing the number of its direct sales representatives and continuing to invest in improving ad serving and ad targeting technology.

    GeoCities also offers special sponsorship and promotional advertising programs, such as contests, sampling and couponing opportunities to build brand awareness, generate leads and drive traffic to an advertiser's site. GeoCities also sells sponsorships of special interest pages where topically focused content is aggregated on a permanent area within a neighborhood. GeoCities has also recently entered into relationships with third-party Internet content providers, many of whom pay GeoCities for integrating their content within the GeoCities community. GeoCities will also seek to expand its third-party content-provider relationships.

    GeoCities has derived a substantial majority of its revenues to date from the sale of advertisements. For the years ended December 31, 1997 and 1998 advertising revenues represented 90.6% and 89.6%, respectively, of GeoCities' net revenues.

    During 1997 and 1998, GeoCities' four largest customers accounted for approximately 29% and 23%, respectively, of GeoCities' net revenues. No customer accounted for more than 10% of GeoCities' net revenues during 1998. One customer, Surplus Direct/Egghead, accounted for 12% of GeoCities' net revenues during 1997.

COMMERCE PARTNERS

    GeoCities believes web commerce fits naturally into GeoCities' community model. Through web commerce, GeoCities partners with merchants and service providers to integrate their products and services into the GeoCities community, making them available for sale to GeoCities' homesteaders and visitors. In its premier commerce arrangements, GeoCities generally receives a fixed monthly fee and a share of the proceeds from any online sales. In addition, certain of GeoCities' premier commerce partners pay GeoCities fees for homesteader participation in vendor-sponsored sales programs after a minimum level of participation has been achieved. To date, GeoCities has entered into four premier alliances with commerce partners that are given access to GeoCities' community platform and are provided with premier banner and other space in permanent locations on select community web pages. These premier commerce arrangements typically have one-year terms and, subject to the payment of certain fees, are renewable at the option of GeoCities' commerce partners.

    GeoCities has established premier commerce relationships with the following entities:

- Amazon.com -- providing GeoCities' homesteaders and visitors with the opportunity to purchase books throughout GeoCities' web site;

- CDnow -- providing GeoCities' homesteaders and visitors with the opportunity to purchase compact discs and other music-related items;

- Surplus Direct/Egghead -- providing GeoCities' members and visitors with the opportunity to purchase software and computer hardware; and

- First USA -- providing GeoCities' members and visitors with an opportunity to apply for a First USA credit card.

GEOSHOPS

    In March 1998, GeoCities introduced GeoShops, its member-focused web commerce solution designed to provide a range of services which commerce-enable homesteaders' personal web sites. Homesteaders are able to choose between two GeoShops options: (1) for a $24.95 monthly fee, GeoShops allows GeoCities members to sell products and services from their personal web sites within the GeoCities community and (2) for a set-up fee of $195, a $0.55 per transaction fee and an additional monthly fee of $99.95, GeoCities provides homesteaders with a transaction authentication and processing solution for their web-based businesses. With its GeoShops program, GeoCities enables home-based businesses to leverage a fast, effective, easy-to-use program for commerce, and GeoCities intends to actively promote this service in the future.

GEOPLUS

    In addition to its free services, GeoCities offers a fee-based premium service for its homesteaders. For a fee of $4.95 per month, GeoCities' GeoPlus service provides enhanced web-page publishing tools for creating more robust content, a personalized URL and up to 25 megabytes of disk space for homesteaders' personal web sites. GeoCities intends to introduce additional features and premium service levels to appeal to a broader range of homesteaders. GeoCities does not generate revenues from general Internet access or subscription fees.

WEB RINGS

    In December 1998, GeoCities acquired Starseed, Inc., and has since operated Starseed's business through a wholly-owned subsidiary named WebRing, Inc. Web rings permit people with personal web sites to create topically specific groups. New members join a web ring by placing navigation bars on their pages that allow visitors to click from site to site within the ring. Ringmasters oversee the recruiting of new web ring members and maintain the ring's coherence. GeoCities is currently undertaking certain improvements to the WebRing technology to enhance its engineering capabilities and scalability.

DISTRIBUTION AGREEMENT WITH YAHOO!

    In December 1997, GeoCities entered into a one-year distribution relationship with Yahoo! which was renewed for a subsequent one-year term, subject to the right of either party to terminate the relationship at the end of any one-year term upon 90-days' notice. In connection with the distribution agreement, Yahoo! also made a minority equity investment in GeoCities. As of December 31, 1998, Yahoo! held 2.1% of GeoCities' outstanding capital stock. This agreement was designed to increase traffic and memberships of both parties in addition to offering GeoCities' homesteaders an array of free personalized member services on Yahoo!. Under the terms of the agreement, GeoCities agreed to provide its community-based, web services for free to registered users of Yahoo!. In addition, Yahoo! agreed to market GeoCities' branded personal publishing programs on select areas throughout Yahoo!, as well as provide a GeoCities-specific programming module on My Yahoo! for GeoCities' homesteaders. There are no minimum marketing or advertising requirements for either GeoCities or Yahoo! under the agreement.

INFRASTRUCTURE AND OPERATIONS

    GeoCities has developed an open standard hardware and software system that is designed to be reliable and responsive. GeoCities' third-generation architecture is a scaleable system which includes over nine terabytes of raw disk space and supports over 290 million hits per day, has a peak bandwidth of over 550 megabits per second and transfers 3.0 terabytes of data each day. GeoCities provides its homesteaders and visitors with a robust content platform containing an estimated 32 million pages of user-created content that generated over 1.6 billion page views in December 1998, according to Nielson I/PRO.

    GeoCities provides an efficient, responsive user experience through network servers housed in Santa Clara, California, third-party and public domain server software optimized internally by GeoCities and internally developed tools and utilities. Requests for files to GeoCities are distributed to the appropriate servers using Resonate Dispatch load distribution and balancing software. Member-generated content is stored on a redundant array of independent disks, is backed up to long-term tape storage devices on a daily basis and copied on a weekly basis to be stored offsite. User profile information is stored on multiple disk arrays using Informix Dynamic Server database software and backed up to long-term tape storage devices on a semi-hourly basis. GeoCities will continue to upgrade and expand its server and networking infrastructure in an effort to enhance its functionality and scalability.

    Site connectivity to the Internet is provided via multiple DS-3 and OC-3 links on a 24 hour-a-day, seven days per week basis by Exodus. Exodus also provides and manages power and environmentals for GeoCities' networking and server equipment. GeoCities manages and monitors its servers and network remotely from its headquarters in Marina del Rey, California. GeoCities strives to rapidly develop and deploy high-quality tools and features into its system without interruption or degradation in service. Any disruption in the Internet access provided by Exodus, or any interruption in the service that Exodus receives from other providers, or any failure of Exodus to handle higher volumes of Internet users to the GeoCities' site could have a material adverse effect on GeoCities' business, operating results, and financial condition.

COMPETITION

    The market for members, visitors and Internet advertising and e-commerce opportunities is new and rapidly evolving, and competition for members, visitors and advertisers is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. GeoCities believes that the principal competitive factors for companies seeking to create community on the Internet are critical mass, functionality, brand recognition, member affinity and loyalty, broad demographic focus and open access to visitors. Other companies that are primarily focused on creating web-based community on the Internet are America Online, Inc., Excite, Inc., Disney, Tripod, Inc., Angelfire Communications, Xoom, Inc. and theglobe.com.

    GeoCities will likely also face competition in the future from web directories, search engines, shareware archives, content sites, commercial online services, sites maintained by Internet service providers and other entities that attempt to or establish communities on the Internet by developing their own or purchasing one of GeoCities' competitors. In addition, GeoCities may face competition in the future from traditional media companies, a number of which, including Disney, CBS and NBC, have recently made significant acquisitions of or investments in Internet companies. Further, there can be no assurance that GeoCities' competitors and potential competitors will not develop communities that are equal or superior to those of GeoCities or that achieve greater market acceptance than GeoCities' community.

    GeoCities also competes for visitors with many Internet content providers and Internet service providers, including web directories, search engines, shareware archives, content sites, commercial online services and sites maintained by Internet service providers, as well as thousands of Internet sites operated by individuals and government and educational institutions. These competitors include free information, search and content sites or services, such as America Online, Inc., CNET, Inc., CNN/ Time Warner, Inc., Excite, Inc., Infoseek Corporation, Lycos, Inc., Netscape Communications Corporation, Microsoft Corporation and Yahoo!, some of which, such as Yahoo! and Disney, owner of a significant interest in Infoseek, also have relationships with GeoCities. GeoCities also competes with the foregoing companies, as well as traditional forms of media such as newspapers, magazines, radio and television, for advertisers and advertising revenue. GeoCities believes that the principal competitive factors in attracting advertisers include the amount of traffic on its web site, brand recognition, customer service, the demographics of GeoCities' members and viewers, GeoCities' ability to offer targeted audiences and the overall cost-effectiveness of the advertising medium offered by GeoCities. GeoCities believes that the number of Internet companies relying on web-based advertising revenue will increase greatly in the future. In the past several months, a number of significant acquisitions of Internet companies have been announced, including:

-  Disney's acquisition of a significant interest in Infoseek;

-  AOL's acquisition of Netscape;

-  @Home Networks, Inc.'s acquisition of Excite, Inc.; and

- USA Networks' and Ticketmaster Online-CitySearch, Inc.'s combination of services with Lycos, Inc.

Accordingly, GeoCities will likely face increased competition, which will increase pricing pressures on its advertising rates, which could in turn have a material adverse effect on GeoCities' business, results of operations and financial condition.

    Many of GeoCities' existing and potential competitors, including web directories and search engines and large traditional media companies, have longer operating histories in the web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than GeoCities. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third party content providers. There can be no assurance that Internet content providers and Internet service providers, including web directories, search engines, shareware archives, sites that offer professional editorial content, commercial online services and sites maintained by Internet service providers will not be perceived by advertisers as having more desirable web sites for placement of advertisements. In addition, substantially all of GeoCities' current advertising customers and strategic partners also have established collaborative relationships with certain of GeoCities' competitors or potential competitors, and other high-traffic web sites. Accordingly, there can be no assurance that GeoCities will be able to grow its memberships, traffic levels and advertiser customer base at historical levels or retain its current members, traffic levels or advertiser customers, or that competitors will not experience greater growth in traffic than GeoCities as a result of such relationships which could have the effect of making their web sites more attractive to advertisers, or that GeoCities' strategic partners will not sever or will elect not to renew their agreements with GeoCities. There can also be no assurance that GeoCities will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on GeoCities' business, results of operations and financial condition.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    GeoCities regards its technology as proprietary and attempts to protect it by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. GeoCities currently has no patents or patents pending and does not anticipate that patents will become a significant part of GeoCities' intellectual property in the foreseeable future. GeoCities also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use GeoCities' proprietary information without authorization or to develop similar technology independently. GeoCities pursues the registration of its service marks in the United States and internationally, and has applied for and obtained the registration in the United States for a number of its service marks, including "GeoCities". Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which GeoCities' services are distributed or made available through the Internet, and policing unauthorized use of GeoCities' proprietary information is difficult.

    Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of GeoCities or other companies within this market. There can be no assurance that the steps taken by GeoCities will prevent misappropriation or infringement of its proprietary information. Any such infringement or misappropriation, should it occur, might have a material adverse effect on GeoCities' business, results of operations and financial condition. In addition, litigation may be necessary in the future to enforce GeoCities' intellectual property rights, to protect GeoCities' trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention and could have a material adverse effect on GeoCities' business, results of operations and financial condition.

    Furthermore, there can be no assurance that GeoCities' business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against GeoCities. From time to time, GeoCities has been, and expects to continue to be, subject to claims in the ordinary course of its business including claims of alleged infringement of the copyrights, trademarks, service marks and other intellectual property rights of third parties by GeoCities and the content generated by its members. Although such claims have not resulted in significant litigation or had a material adverse effect on GeoCities' business to date, such claims and any resultant litigation, should it occur, might subject GeoCities to significant liability for damages and might result in invalidation of GeoCities' proprietary rights and even if not meritorious, could be time consuming and expensive to defend and could result in the diversion of management time and attention, any of which might have a material adverse effect on GeoCities' business, results of operations and financial condition.

    GeoCities currently licenses from third parties certain technologies incorporated into GeoCities' web site, including a site license for its database software. GeoCities relies on the licensed software under this site license to manage the storage and retrieval of homesteader information, including homesteader names, e-mail addresses, passwords and usage information. This site license remains in effect until it is terminated by either party. The site license also terminates in certain other circumstances, including in the event of a breach by either party. Although GeoCities believes that it could obtain an alternative site license for its database software should this site license terminate for any reason, any such termination would have a disruptive effect on GeoCities' ability to manage the storage and retrieval of homesteader information for a period of time.

    As GeoCities continues to introduce new services that incorporate new technologies, it may be required to license additional technology from others. There can be no assurance that these third-party technology licenses will continue to be available to GeoCities on commercially reasonable terms, if at all. The inability of GeoCities to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could adversely affect the performance of its existing services until equivalent technology could be identified, licensed and integrated.

EMPLOYEES

    As of December 31, 1998, GeoCities had 281 full-time employees, including 70 in marketing and sales, 40 in editorial, 38 in finance and administration and 133 in operations and support. GeoCities' future success will depend, in part, on its ability to continue to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time, GeoCities also employs independent contractors to support its research and development, marketing, sales and support and administrative organizations. GeoCities' employees are not represented by any collective bargaining unit, and GeoCities has never experienced a work stoppage. GeoCities believes its relations with its employees are good.

FACILITIES

    GeoCities' headquarters are currently located in a leased facility in Marina del Rey, California, consisting of approximately 24,000 square feet of office space. The facility is under a five-year lease and has two renewal options, each for an additional three years. In January 1999, GeoCities entered into an 18-month lease to rent approximately 20,000 square feet of office space in Marina del Rey adjacent to its headquarters. GeoCities has also leased (a) approximately 13,000 square feet of office space in Santa Monica, California, and (b) approximately 25,000 square feet of office space in New York, New York, and approximately 1,700 square feet of office space in San Francisco, California for its East and West Coast sales offices, respectively.

    WebRing, Inc., a wholly-owned subsidiary of GeoCities, leases two adjacent facilities located in Ashland, Oregon consisting of 2,600 and 900 square feet of office space under three-year and eighteen-month lease terms, respectively.

LEGAL PROCEEDINGS

    In September 1997, GeoCities received a letter from the FTC requesting that GeoCities voluntarily produce certain information regarding GeoCities' collection and use of personal identifying information. GeoCities produced the requested information, as well as certain supplemental information in late 1997. In February 1998, the FTC staff sent a draft complaint and draft consent order to GeoCities. At that time, the FTC staff indicated that, if approved by the FTC, an administrative suit would be brought against GeoCities alleging that it had violated Section 5(a) of the Federal Trade Commission Act (the "FTC Act") by engaging in unfair and deceptive practices in connection with GeoCities' collection and use of personal identifying information obtained from individuals, including children. The FTC staff also offered to settle the matter under the terms contained in the draft consent order.

    After receiving the draft complaint and draft consent order, GeoCities and the FTC staff engaged in settlement discussions. As a result of these discussions, on June 11, 1998, GeoCities and FTC staff attorneys executed a proposed Agreement Containing Consent Order (the "proposed consent order"). Following a period of public comment, the proposed consent order was amended so that GeoCities' compliance with the terms of the Children's Online Privacy Protection Act of 1998 would be permitted under the order. The amended version of the Agreement Containing Consent Order (the "consent order") was issued by the FTC on February 5, 1999. The consent order resolves the FTC's allegations, which are contained in a complaint filed by the FTC with the consent order, that
GeoCities:

- disclosed to third parties personal identifying information collected in its member application process contrary to what had been represented to consumers by GeoCities;

- implied that there was an affiliation between GeoCities and a children's club operated by a GeoCities community leader such that children provided personal identifying information to the club believing they were disclosing the information to GeoCities; and

- failed to disclose to consumers, including the parents of children, how GeoCities would use the personal identifying information it collected from those consumers and children.

    Under the consent order, GeoCities is required to:

-  cease and desist from the allegedly deceptive practices in the future and

-  establish certain procedures to:

    - give adequate notice to consumers regarding GeoCities' information collection and disclosure practices;

    - provide consumers with the ability to have GeoCities delete their personal identifying information from GeoCities' database;

    - more clearly identify its affiliation (or lack thereof) with third parties which may collect information or sponsor activities on GeoCities; and

    - obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age.

    By the terms of the consent order, GeoCities did not admit any of the allegations contained in the complaint, nor was it required to make any monetary payment to the FTC or consumers.

    Although the consent order requires that GeoCities take specific actions, including those outlined above, GeoCities has been and remains committed to protecting the privacy rights of all consumers (and, in particular children) on the Internet. As part of its ongoing efforts to enhance the protection of the privacy of its members, GeoCities has consulted and worked with industry self-regulation groups and has implemented or intends to implement programs designed to enhance the protection of the privacy of its members, including children. Such programs include:

- publishing a comprehensive, multi-screen, privacy statement that is accessible from many places on GeoCities' web site, including the GeoCities home page and new member application form;

- revamping the new member application form to make the questions clearer to consumers;

-  enhancing its training program for community leaders;

- suspending certain e-mail marketing programs of an affiliate and confirming that the affiliate had never sent e-mails to individuals based on the representation included in the application form;

- altering its rules to expressly forbid third parties from collecting information in connection with promotions for any purpose other than to fulfill the promotion;

- instructing companies that received information from GeoCities regarding children under 13 to cease use of such information;

- making changes to the content that appears on GeoCities' web site, such as warnings to children not to give out personal information, and removing inappropriate advertising and promotions from GeoCities' children and family-oriented "Enchanted Forest" neighborhood; and

- requiring that individuals under 13 involve their parents in the process of applying for a free membership in GeoCities.

    To confirm the adequacy of its disclosure practices in the area of information collection and use, GeoCities submitted its privacy statement to TRUSTe, an industry self-regulation group. TRUSTe has certified such statement as an accurate representation to consumers of GeoCities' information collection practices. GeoCities has also joined the Online Privacy Alliance.

    In August 1998, a lawsuit was filed against GeoCities in Los Angeles County Superior Court involving GeoCities' collection and use of personal identifying information (HYATT V. GEOCITIES). The complaint in this case follows the FTC draft complaint without alleging any new facts. This case involves a single cause of action for the alleged violation of California Business and Professions Code Section 17200 and seeks an injunction, disgorgement of any profits obtained as a result of the alleged improper activity and attorneys' fees. GeoCities filed an answer to this lawsuit in September 1998.

    In September 1998, an additional case was filed against GeoCities in Los Angeles County Superior Court related to the same activity (WORMLEY V. GEOCITIES, ET. AL.). The complaint in this case also followed the FTC draft complaint and alleged no new facts. This suit purported to be a class action and alleged causes of action for the violation of California Business and Professions Code Sections 17200 and 17500 fraud, unjust enrichment, negligent misrepresentation and invasion of privacy. This suit sought disgorgement of any profits obtained as a result of the alleged improper activity, unspecified damages, and attorneys' fees. In November 1998, GeoCities filed a demurrer to and motion to strike portions of the WORMLEY complaint. In December 1998, in response to GeoCities' demurrer and motion to strike, the plaintiff filed an amended complaint. The amended complaint, like the original complaint, purports to be a class action and alleges causes of action for the violation of Sections 17200 and 17500, the Consumers Legal Remedies Act ("CLRA"), fraud, unjust enrichment, negligent misrepresentation, and invasion of privacy. The plaintiffs are seeking the same remedies as in the original complaint. In January 1999, GeoCities filed a demurrer to and motion to strike portions of the amended complaint. In January 1999, the court in the WORMLEY matter determined that the HYATT matter (discussed above) is related to the WORMLEY matter, and ordered the HYATT matter transferred to the department where the WORMLEY matter is pending. In February 1999, a hearing was held on GeoCities' demurrer to and motion to strike portions of the amended WORMLEY complaint. At that hearing, the court dismissed the Section 17500, CLRA, and invasion of privacy causes of action. In early March 1999, a joint status conference was held in both cases. As a result of this status conference, the court set hearings for April 1999 to determine whether (1) the cases should be heard in the same department and (2) discovery in the HYATT matter should be limited or stayed until the resolution of the class certification process in the WORMLEY matter.

    Based on GeoCities' analysis of these lawsuits and given the fact that they involve the same set of circumstances that are covered in the FTC matter, GeoCities believes that the allegations contained in the two complaints are without merit and intends to defend these actions vigorously. GeoCities intends to contest class certification as inappropriate in light of the claims alleged in the WORMLEY matter. GeoCities also plans to assert various factual and legal defenses to these matters by way of summary judgment and any other appropriate means.

    GeoCities, in the normal course of business, is subject to various other legal matters. While the results of litigation and claims cannot be predicted with certainty, GeoCities believes that the final outcome of these other matters will not have a material adverse effect on GeoCities' business, results of operations or financial condition.

               GEOCITIES' MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of GeoCities should be read in conjunction with the consolidated financial statements and the related notes to such financial statements included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. GeoCities' actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus/proxy statement.

OVERVIEW

    To date, GeoCities' revenues have been derived principally from the sale of advertisements. GeoCities sells banner advertisements, event sponsorships and premium site locations within the GeoCities' web site. GeoCities also receives advertising revenues from select premier commerce partners in return for preferred banner advertising locations on, and integration into, the GeoCities web site. GeoCities also recently began receiving advertising revenues from third-party content providers who pay GeoCities to display their content on the GeoCities web site. Currently, the duration of GeoCities' banner advertising arrangements averages between two to three months. Advertising rates are dependent on whether the impressions are for general rotation throughout the GeoCities web site or for targeted audiences and properties within specific areas of the GeoCities site. All advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations remain on GeoCities' part and collection of the resulting receivable is probable. GeoCities' advertising obligations typically include guarantees of a minimum number of "impressions" or times that an advertisement appears in page views downloaded by users. Payments received from advertisers prior to displaying their advertisements on the site are recorded as deferred revenues and are recognized as revenue ratably when the advertisement is displayed.

    In addition to advertising revenues, GeoCities derives other revenues primarily from its GeoPlus program, and, to a lesser extent, from its GeoShops program. GeoCities also received revenues in the fourth quarter of 1998 from licensing fees under an agreement with a third party for e-mail services to be provided to its homesteaders. GeoCities' GeoPlus program offers premium services for a monthly fee, providing homesteaders additional disk space and enhanced publishing tools for their web pages. In March 1998, GeoCities introduced the GeoShops program, a commerce service that, for a monthly fee, allows homesteaders to sell products and services on their personal web sites, and, for an additional fee, provides homesteaders with transaction authorization and processing capabilities. Revenues from the GeoPlus and GeoShops programs are recognized in the month that the service is provided. License fees for maintenance and support of the Company's products are deferred and recognized ratably over the service period.

    GeoCities has incurred significant losses since its inception, and as of December 31, 1998, had an accumulated deficit of approximately $32.2 million. Also, in connection with the grant of certain stock options to employees during 1997 and the year ended December 31, 1998, GeoCities recorded unearned deferred compensation of approximately $8.0 million, representing the difference between the deemed value of GeoCities' common stock for accounting purposes and the exercise price of such options at the date of grant. At December 31, 1998, the unearned deferred compensation balance was $6.8 million. Such amount is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable options. As a result, GeoCities currently expects to amortize the following amounts of deferred compensation annually: 1999 -- $1.5 million; 2000 -- $1.8 million; 2001 -- $2.0 million; 2002 -- $0.9 million; 2003
-- $0.4 million and 2004 --

$0.2 million. Amortization of deferred compensation was $1.1 million and $24,000 for the years ended December 31, 1998 and 1997, respectively.

    GeoCities, FTC staff attorneys and the Director of Consumer Protection for the FTC executed a consent order in June 1998, in connection with the FTC's investigation into certain of GeoCities' past business practices. The consent order was given final approval by the FTC on February 5, 1999. Based on the scope of the consent order, GeoCities does not believe that its compliance with the consent order will have a material adverse effect on its business, results of operations or financial condition.

    In December 1998, GeoCities completed the acquisition of Starseed, Inc. for a total consideration of approximately $24.8 million. Under the terms of the agreement, GeoCities issued 545,527 shares of common stock, forgave $600,000 in debt and paid $2.0 million in cash in exchange for all the outstanding stock and stock options of Starseed. The acquisition closed in December 1998 and was accounted for as a purchase. Starseed, now known as WebRing, Inc., is a wholly-owned subsidiary of GeoCities.

    In March 1999, GeoCities acquired all of the issued and outstanding capital stock and options to purchase capital stock of Future Touch Corporation. The purchase price included an aggregate of 65,000 shares of GeoCities common stock, valued at $6.2 million, and an additional $1.0 million payable on the first year anniversary of the closing, subject to the achievement of performance criteria. The three former Future Touch shareholders were also granted options under GeoCities' 1998 Stock Incentive Plan to purchase an aggregate of 70,000 shares in connection with their employment arrangements with GeoCities. The acquisition was accounted for as a purchase.

                             RESULTS OF OPERATIONS

    The following table sets forth the results of operations for GeoCities expressed as a percentage of net revenues:

                                              YEAR ENDED DECEMBER 31,
                                          -------------------------------
                                           1998        1997        1996
                                          -------     -------     -------
                                              (AS A PERCENTAGE OF NET
                                                     REVENUES)
Net revenues............................      100%        100%        100%
Cost of revenues........................       53          83         251
                                          -------     -------     -------
  Gross profit (loss)...................       47          17        (151)
Operating expenses:
  Sales and marketing...................       95         127         243
  Product development...................       22          23         151
  General and administrative............       50          64         399
                                          -------     -------     -------
    Total operating expenses............      167         214         793

Loss from operations....................     (120)       (197)       (944)
Other income (expense), net.............       12           3         (13)
                                          -------     -------     -------
Loss before provision for income
  taxes.................................     (108)       (194)       (957)
Provision for income taxes..............       --          --          --
                                          -------     -------     -------
Net loss................................     (108)       (194)       (957)
                                          -------     -------     -------
                                          -------     -------     -------

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NET REVENUES

    Net revenues increased $13.8 million or 300%, from $4.6 million for the year ended December 31, 1997, to $18.4 million for the year ended December 31, 1998. Net revenues increased $4.3 million or 1,365%, from $0.3 million for the year ended December 31, 1996, to $4.6 million for the year ended December 31, 1997.

    The increases in revenues were due primarily to an increase in the number of advertisers from 29 advertisers in 1996, to 188 advertisers in 1997, and to 370 advertisers in 1998, and an increase in traffic on GeoCities' web site, exemplified by the increase in the number of unique visitors from 8.0 million for the year ended December 31, 1997 to 19.0 million for the year ended December 31, 1998, and the increase in page views from 0.1 billion for the year ended December 31, 1996 to 0.5 billion for the year ended December 31, 1997, to 1.6 billion for the year ended December 31, 1998. These factors were slightly offset by year to year decreases in the Company's overall average CPM as the Company introduced new advertising programs. To a lesser extent, net revenues for the year ended December 31, 1998 increased due to revenues derived from the expansion of GeoPlus memberships, product licensing fees and the deployment of GeoShops. The Company does not have available definitive information regarding the number of unique visitors for the year ended December 31, 1996; however, the Company believes that this number increased from the year ended December 31, 1996 to the year ended December 31, 1997, thereby contributing to the increased net revenue for the year ended December 31, 1997.

    Advertising revenues accounted for approximately 89.6%, 90.6% and 89.7%, of net revenues in 1998, 1997 and 1996, respectively. GeoCities' four largest advertising customers accounted for 23%, 29% and 40% of net revenues for the years ended 1998, 1997 and 1996, respectively. For 1998, 1997 and 1996, GeoCities' other sources of net revenues, which included revenues from premium services, barter transactions and a licensing fee received in the fourth quarter of 1998 from a third party for the provision of e-mail services to its homesteaders, were individually insignificant as a percentage of net revenues. GeoCities anticipates that advertising revenues will continue to comprise a substantial share of its net revenues in the foreseeable future primarily driven by increasing its customer base, and the introduction in 1999 of a new program, "Pages that Pay", that will allow merchants to sell their products through individual homesteaders' web sites.

COST OF REVENUES

    Cost of revenues increased $5.9 million or 155% from $3.8 million for the year ended December 31, 1997 to $9.7 million for the year ended December 31, 1998. Cost of revenues as a percentage of net revenues decreased from 83% for the year ended December 31, 1997, to 53% for the year ended December 31, 1998.

    Cost of revenues increased $3.0 million or 382% from $0.8 million for the year ended December 31, 1996 to $3.8 million for the year ended December 31, 1997. Cost of revenues as a percentage of net revenues decreased from 251% for the year ended December 31, 1996, to 83% for the year ended December 31, 1997.

    Cost of revenues in 1998, 1997 and 1996 related to other sources of GeoCities' net revenues were individually insignificant. The absolute dollar increases from year to year in cost of revenues were primarily due to the costs of building GeoCities' server and networking infrastructure in response to the growth in homesteader membership, year to year growth in homesteader membership from 0.3 million homesteads at December 31, 1996, to 1.2 million homesteads at December 31, 1997, and to 3.2 million homesteads at December 31, 1998 increasing costs of serving banner advertisements due to increasing page views and amortization of purchase technology costs of $0.4 million from the purchase of GeoBuilder, a Web-page development technology and the acquisition of Starseed, Inc. in 1998. Cost of revenues as a percentage of net revenues has decreased because of the growth in net revenues. GeoCities anticipates that its Internet connection, web site equipment and related operating costs will continue to grow in absolute dollars for the foreseeable future to support the anticipated increase in homesteader membership, traffic to GeoCities' Web-site and new commerce and advertising programs.

OPERATING EXPENSES

SALES AND MARKETING EXPENSES

    Sales and marketing expenses increased $11.7 million or 202% from $5.8 million for the year ended December 31, 1997, to $17.5 million for the year ended December 31, 1998. Sales and Marketing expenses as a percentage of net revenues decreased from 127% for the year ended December 31, 1997, to 95% for the year ended December 31, 1998.

    Sales and marketing expenses increased $5.0 million or 659% from $0.8 million for the year ended December 31, 1996, to $5.8 million for the year ended December 31, 1997. Sales and marketing expenses as a percentage of net revenues decreased from 243% for the year ended December 31, 1996 to 127% for the year ended December 31, 1997.

    The absolute dollar increases from year to year in sales and marketing expenses were primarily attributable to GeoCities' continued efforts to build a direct sales force and marketing group which increased from 22 employees at December 31, 1996, to 36 employees at December 31, 1997, and to 70 employees at December 31, 1998. and increased expenses associated with promotion and marketing efforts. Sales and marketing expenses as a percentage of net revenues have decreased because of the growth in net revenues. GeoCities expects that sales and marketing expenses will continue to grow in absolute dollars for the foreseeable future as it proceeds with building the direct sales force and marketing new products and services.

PRODUCT DEVELOPMENT EXPENSES

    Product development expenses increased $3.1 million or 310% from $1.0 million for the year ended December 31, 1997, to $4.1 million for the year ended December 31, 1998. Product development expenses as a percentage of net revenues decreased slightly from 23% for the year ended December 31, 1997, to 22% for the year ended December 31, 1998.

    Product development expenses increased $0.5 million or 100% from $0.5 million for the year ended December 31, 1996, to $1.0 million for the year ended December 31, 1997. Product development expenses as a percentage of net revenues decreased from 151% for the year ended December 31, 1996, to 23% for the year ended December 31, 1997. The absolute dollar increases from year to year in product development expenses were primarily attributable to increases in the number of engineers devoted to support enhancement to and development of GeoCities' products. Product development expenses as a percentage of net revenues have decreased because of the growth in net revenues. GeoCities believes that significant investments in product development are required to remain competitive. Therefore, GeoCities expects that its product development expenses will continue to increase in absolute dollars for the foreseeable future.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses increased $6.3 million or 217% from $2.9 million for the year ended December 3, 1997, to $9.2 million for the year ended December 31, 1998. General and administrative expenses as a percentage of net revenues decreased from 64% for the year ended December 31, 1997, to 50% for the year ended December 31, 1998.

    General and administrative expenses increased $1.6 million or 123% from $1.3 million for the year ended December 31, 1996, to $2.9 million for the year ended December 3, 1997. General and administrative expenses as a percentage of net revenues decreased from 399% for the year ended December 31, 1996, to 64% for the year ended December 31, 1997.

    The absolute dollar increases from year to year in general and administrative expenses were primarily due to increases in the number of general and administrative personnel from six employees at December 31, 1996 to 15 at December 31, 1997 and to 38 at December 31, 1998, professional services and facility expenses to support the growth of GeoCities' operations and amortization of intangible assets expense of $0.6 million in 1998 in connection with the Starseed acquisition. General and administrative expenses as a percentage of net revenues have decreased because of the growth in net revenues. GeoCities anticipates that it will incur additional administrative expenses in absolute dollars to sustain the growth of the business.

OTHER INCOME (EXPENSE), NET

    Other income, net increased $2.2 million or 1,866% from $0.1 million for the year ended December 31, 1997 to $2.3 million for the year ended December 31, 1998. Other expense, net was $0.4 million for the year ended December 31, 1996 and increased $0.08 million or 193%, to $0.1 million for the year ended December 31, 1997. The increase in other income (expense), net for the year ended December 31, 1998 was primarily due to a higher average investment balance as a result of the proceeds received from GeoCities' initial public offering in August 1998.

INCOME TAXES

    As of December 31, 1998, GeoCities had approximately $28.2 million and $27.6 million of federal and state net operating loss carryforwards, respectively, for tax reporting purposes available to offset future taxable income. GeoCities' federal and state net operating loss carryforwards expire beginning 2010 and 2002, respectively. Due to the change in GeoCities' ownership interests in 1996, 1997 and 1998, future utilization of GeoCities' net operating loss carryforwards will be subject to certain limitations or annual restrictions under the tax laws. See Note 11 of Notes to Consolidated Financial Statements.

                        LIQUIDITY AND CAPITAL RESOURCES

    GeoCities invests predominantly in instruments that are highly liquid, of quality investment grade, and predominantly have maturities of less than one year with the intent to make such funds readily available for operating purposes. As of December 31, 1998, GeoCities had approximately $51.0 million in cash and cash equivalents and $38.9 million in short-term and long-term investments. GeoCities regularly invests excess funds in short-term money market funds, government securities and commercial paper.

    Net cash used in operating activities was $14.3 million, $7.2 million, and $2.8 million for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in net cash used resulted primarily from increases in net losses, accounts receivable, and prepaid expenses partially offset by increases in accounts payable and accrued expenses.

    Net cash used in investing activities increased to $47.2 million from $1.3 million and $130,000 for the years ended December 31, 1998 and 1997 and 1996, respectively, primarily due to increased purchases of property and equipment, purchases of securities with the proceeds derived from GeoCities' initial public offering in August 1998, and payments of $2.9 million in connection with the acquisition of Starseed, Inc.

    Net cash provided by financing activities increased to $108.7 million for the year ended December 31, 1998 compared to $12.3 million and $2.9 million for the years ended December 31, 1997 and 1996, respectively resulting primarily from the $84.3 million in net proceeds received from the sale of shares of GeoCities' common stock in connection with the consummation of GeoCities' initial public offering. Furthermore, the receivable of approximately $25.0 million of cash proceeds was received in January 1998 in connection with the sale of shares of GeoCities' preferred stock for $38.0 million in December 1997.

    GeoCities has a bank line of credit for $10.0 million. To date there have been no borrowings under this line of credit. This credit facility includes a $7.0 million revolving facility for working capital and a $3.0 million lease facility. This facility bears interest at the bank's prime rate for the revolving facility and the bank's prime rate plus 0.75% for the lease facility. Any borrowings under this line of credit will be collateralized by substantially all of GeoCities' assets.

    GeoCities' capital requirements depend on numerous factors, including market acceptance of GeoCities' services, the amount of resources GeoCities devotes to investments in the GeoCities community, the resources GeoCities devotes to marketing and selling its services and its brand promotions and other factors. GeoCities has experienced a substantial increase in its capital expenditures and operating lease arrangements since its inception consistent with the growth in its operations and staffing, and anticipates that this will continue for the foreseeable future. Additionally, GeoCities will continue to evaluate possible investments in complementary products, technologies and businesses. GeoCities currently anticipates that its existing line of credit and available funds will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months.

                              YEAR 2000 READINESS

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates at the turn of this century and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

STATE OF READINESS

    In October 1998, GeoCities completed an initial evaluation of the year 2000 readiness of the information technology systems used in its operations ("IT Systems") and its non-IT Systems, such as building security, voice mail and other systems. Based on this evaluation, GeoCities identified two database tables that hold information concerning GeoCities' homesteaders in which the date-of-birth year field was stored as a two-digit character string and, as a result, were not year 2000 compliant. All programs affected by the aforementioned noncompliance were identified and converted to a year 2000 compliant system in March 1999. In addition, as a result of the preliminary evaluation, all production server operating systems used by GeoCities at that time which were not deemed year 2000 compliant have been upgraded to year 2000 compliant systems.

    GeoCities is currently undergoing a more comprehensive analysis of the year 2000 readiness of its IT and non-IT systems. This additional analysis will cover the following phases:

(1) identification of GeoCities-owned and third-party IT Systems and non-IT Systems within GeoCities' direct control;

(2) obtaining representations and other assurances from third-party vendors and licensors of their products' year 2000 readiness;

(3) assessment of any repair or replacement requirements;

(4) repair or replacement;

(5) testing;

(6) implementation; and

(7) creation of contingency plans in the event of year 2000 failures.

    GeoCities has completed the first phase of this additional analysis and is currently performing phases (2) through (6) of the analysis. GeoCities expects to complete these phases by the end of June 1999, after which, GeoCities will implement phase (7) of the plan. GeoCities expects to complete all of the phases by the end of July 1999.

    Other than the foregoing, based on its preliminary evaluation and the interim results of its current analysis, GeoCities believes it is year 2000 compliant.

COSTS

    To date, GeoCities has not incurred any material expenditures in connection with identifying or evaluating year 2000 compliance issues. Most of its expenses have related to the opportunity cost of time spent by employees of GeoCities evaluating its IT Systems and non-IT Systems, year 2000 compliance matters generally, and repairing existing IT Systems and non-IT Systems, based on the findings of its evaluations. Furthermore, based on its analysis to date, GeoCities does not expect that it will be required to incur any material expenditures in the future with respect to year 2000 compliance issues.

RISKS OF YEAR 2000 ISSUES

    While GeoCities believes it is year 2000 compliant, there are currently still a number of risks associated with year 2000 issues. For instance, GeoCities relies heavily on third-party software and services to implement, track and account for its advertising revenues. If a year 2000 issue were to arise with respect to such software or services, GeoCities' ability to generate and collect revenues could be materially and adversely impacted.

    In addition to the IT Systems and non-IT Systems within its direct control, GeoCities relies both domestically and internationally, upon various vendors, governmental agencies, utility companies, telecommunications service companies, delivery service companies and other service providers who are outside of GeoCities' control. We cannot assure you that these parties will not suffer a year 2000 business disruption which in turn adversely affects GeoCities.

    In particular, if a year 2000 problem were to arise with respect to a telecommunications service company, GeoCities' website could become inaccessible. In such event, GeoCities' business, results of operations and financial condition would be materially and adversely impacted.

CONTINGENCY PLAN AND MONITORING

    GeoCities does not presently have a contingency plan with respect to year 2000 issues. As part of the comprehensive analysis that GeoCities is currently performing, GeoCities plans to develop a contingency plan to address such issues.

    In addition, GeoCities is continuing to monitor all of the new IT Systems and non-IT Systems that it acquires or accesses in the normal course of its business. If additional year 2000 compliance issues are discovered, GeoCities plans to evaluate the need for repair or replacement or to develop contingency plans relating to such issues.

                          GEOCITIES STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of GeoCities common stock as of December 31, 1998, by (1) each person or group of affiliated persons known by GeoCities to own beneficially more than 5% of the outstanding shares of GeoCities common stock, (2) the chief executive officer of GeoCities and each of the three most highly compensated executive officers of GeoCities, (3) each of GeoCities' directors, and (4) all directors and executive officers of GeoCities as a group. Unless otherwise indicated, the address for each of the following stockholders is 4499 Glencoe Avenue, Marina del Rey, California 90292. The shares beneficially owned and percentage of ownership are based on 32,019,000 shares of GeoCities common stock outstanding as of December 31, 1998. Shares of GeoCities common stock subject to options which are currently exercisable or exercisable within 60 days of December 31, 1998, are, in accordance with the rules of the Commission, deemed outstanding for computing the percentages of the person holding such options, but are not deemed outstanding for computing the percentages of any other person. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The "Exercisable Options" column includes shares of GeoCities common stock issuable upon exercise of options which are exercisable within 60 days of December 31, 1998.

                                                                        SHARES BENEFICIALLY OWNED
                                                                        --------------------------     PERCENTAGE
                                                                                      EXERCISABLE          OF
NAME OF BENEFICIAL OWNER                                                COMMON STOCK    OPTIONS         OWNERSHIP
----------------------------------------------------------------------  ------------  ------------  -----------------
CMG@Ventures, Inc.(1).................................................     8,772,356     1,000,000           29.6%
  Peter H. Mills
  David S. Wetherell

SOFTBANK Holdings Inc.(2).............................................     8,932,460       --                27.9%
  Eric C. Hippeau

David C. Bohnett(3)...................................................     2,325,850       300,000            8.1%

Chase Venture Capital Associates, L.P.(4).............................     1,749,736       --                 5.5%

John C. Rezner(5).....................................................       702,398       174,602            2.7%

Jerry D. Colonna(6)...................................................       171,924       --               *

Thomas R. Evans(7)....................................................       --            --               *

Stephen L. Hansen(8)..................................................       --             75,000          *

Michael G. Barrett(9).................................................       --             40,000          *

All directors and executive officers as a group (13 persons)..........    20,356,780     1,415,000           65.1%

------------------------

   * Less than one percent

 (1) Includes 8,267,888 shares of GeoCities common stock and an option currently exercisable for 1,000,000 shares of common stock held by CMG@Ventures I, LLC, and 504,468 shares of GeoCities common stock held by CMG@Ventures II, LLC, each of which are affiliates of CMG@Ventures, Inc. The address of CMG@Ventures, Inc., CMG@Ventures I, LLC and CMG@Ventures II, LLC is 2420 Sand Hill Road, Suite 101, Menlo Park, CA 94025. Messrs. Mills and Wetherell are each profit members of CMG@Ventures I, LLC, and directors of GeoCities. Messrs. Mills and Wetherell disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

 (2) Includes (a) 7,056,086 shares of GeoCities common stock held by SOFTBANK America, Inc., an affiliate of SOFTBANK Holdings, Inc. (which number includes (i) 100,000 shares of GeoCities common stock held by SOFTBANK America Inc. and subject to an option held by Mr. Hippeau to purchase such shares, which option vests over a three-year period which commenced in

     January 1998 and (ii) 50,000 shares of GeoCities common stock held by SOFTBANK America Inc. and subject to an option held by Ronald D. Fisher, Vice Chairman of SOFTBANK Holdings Inc. and SOFTBANK America Inc.); (b) 1,838,848 shares of GeoCities common stock held by SOFTBANK Technology Ventures IV L.P., an affiliate of SOFTBANK Holdings Inc.; and (c) 37,526 shares of Geo Cities common stock held by SOFTBANK Technology Advisors Fund L.P., an affiliate of SOFTBANK Holdings Inc. The address of SOFTBANK Holdings Inc. and the entities associated with SOFTBANK Holdings Inc. is 10 Langley Road, Newton Center, MA 02159-1972. Mr. Hippeau, Chairman of the Board and Chief Executive Officer of Ziff-Davis, a subsidiary of SOFTBANK Holdings Inc., is a director of GeoCities.

 (3) Excludes options to purchase an additional 300,000 shares of GeoCities common stock which are not currently exercisable or exercisable within 60 days of December 31, 1998.

 (4) Includes 171,924 shares of GeoCities common stock held by the Flatiron Fund. The Flatiron Fund is a venture investment program affiliated with Chase Capital Partners, an affiliate of Chase Venture Capital Associates, L.P. The address of Chase Venture Capital Associates, L.P. and the entities associated with Chase Venture Capital Associates, L.P. is Chase Capital Partners, 380 Madison Avenue, New York, NY 10017.

 (5) Excludes options to purchase a total of 120,000 shares of GeoCities common stock that were issued to Mr. Rezner in connection with his employment and which are not currently exercisable or exercisable within 60 days of December 31, 1998.

 (6) Consists of 171,924 shares of GeoCities common stock held by the Flatiron Fund, of which Mr. Colonna is a partner. Mr. Colonna disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (7) Excludes options to purchase up to 1,632,760 shares of GeoCities common stock that were issued to Mr. Evans in connection with his employment and which are not currently exercisable or exercisable within 60 days of December 31, 1998. On April 9, 1999, 244,914 of these options will become exercisable in accordance with the terms of Mr. Evans' option agreement.

 (8) Excludes options to purchase an additional 525,000 shares of GeoCities common stock that were issued to Mr. Hansen in connection with his employment and which are not currently exercisable or exercisable within 60 days of December 31, 1998. On May 21, 1999, an additional 37,500 of these options will become exercisable in accordance with the terms of Mr. Hansen's option agreement.

 (9) Excludes options to purchase an additional 290,000 shares of GeoCities common stock that were issued to Mr. Barrett in connection with his employment and which are not currently exercisable or exercisable within 60 days of December 31, 1998.

                     DESCRIPTION OF GEOCITIES CAPITAL STOCK

    As of the date of this document, the authorized capital stock of GeoCities consists of 60,000,000 shares of common stock, $.001 par value and 5,000,000 shares of preferred stock, $.001 par value. The following description of GeoCities' capital stock is only a summary and may be more completely understood by reading GeoCities' certificate of incorporation and bylaws and the provisions of applicable Delaware law.

COMMON STOCK

    As of         , there were         shares of common stock outstanding and
held of record by   stockholders.

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and the certificate of incorporation provides that they do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of GeoCities, the holders of common stock are entitled to receive ratably the net assets of GeoCities available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which GeoCities may designate and issue in the future without further stockholder approval. No shares of preferred stock are currently outstanding.

PREFERRED STOCK

    Upon the closing of the initial public offering, the board of directors was authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. GeoCities has no present plan to issue any shares of preferred stock. See "-- Anti-Takeover Effects of Certain Provisions of Delaware Law and GeoCities' Certificate of Incorporation and Bylaws".

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for GeoCities' common stock is U.S. Stock Transfer Corporation. Its telephone number is (818) 502-1404.

                          FUTURE STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Exchange Act, GeoCities' stockholders may present proper proposals for inclusion in GeoCities' proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to GeoCities in a timely manner. In order to be so included for the 1999 annual meeting, in the event the merger has not been consummated prior thereto, stockholder proposals must be received by GeoCities no later than
            , 1999, and must otherwise comply with the requirements of Rule
14a-8.

                                    EXPERTS

    The consolidated financial statements of Yahoo! Inc. incorporated in this document by reference to the Annual Report on Form 10-K of Yahoo! Inc. for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 of GeoCities included in this document have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Starseed, Inc. as of September 30, 1998 and 1997, and for the year ended September 30, 1998 and for the period from October 8, 1996 (date of inception) to September 30, 1997, have been included in this document in reliance upon the report of KPMG Peat Marwick LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements and the supplementary consolidated financial statements of broadcast.com inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated in this document by reference to Yahoo! Inc.'s Current Report on Form 8-K dated April 1, 1999, as amended April 19, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the shares of Yahoo! common stock offered hereby and certain tax matters with respect to the merger will be passed upon for Yahoo! by Venture Law Group, A Professional Corporation, Menlo Park, California. Certain tax matters with respect to the merger will be passed upon for GeoCities by Brobeck, Phleger & Harrison LLP, Irvine, California.

                      WHERE YOU CAN FIND MORE INFORMATION

    Yahoo! and GeoCities file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by either company at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, or at any of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Yahoo!'s and GeoCities' Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

    Yahoo! filed a registration statement to register the Yahoo! common stock to be issued to GeoCities' stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Yahoo! in addition to being a proxy statement of GeoCities for the meeting of GeoCities' stockholders. As allowed by the Commission's rules, this proxy statement/ prospectus does not contain all the information you can find in the Yahoo! registration statement or the exhibits to the registration statement.

    The Commission allows Yahoo! to "incorporate by reference" information into this proxy statement/prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the Commission. The information of Yahoo! incorporated by reference is deemed to be part of this proxy statement/prospectus, except for information superseded by information in (or incorporated by reference in) this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the Commission. The following documents contain important information about Yahoo! and its finances and are hereby incorporated by reference:

    1.  Yahoo!'s Annual Report on Form 10-K for the year ended December 31,
       1998;

    2.  Yahoo!'s Current Report on Form 8-K dated January 29, 1999;

    3.  Yahoo!'s Current Report on Form 8-K dated January 13, 1999;

    4. Yahoo!'s Current Report on Form 8-K dated April 5, 1999 (as amended on April 19, 1999);

    5.  Yahoo!'s Current Report on Form 8-K dated April 8, 1999; and

    6. The description of Yahoo!'s common stock set forth in its Registration Statement on Form 8-A, filed with the Commission on March 12, 1996.

    Yahoo! is also incorporating by reference additional documents that it may file with the Commission pursuant to the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting.

    Yahoo! has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Yahoo!, and GeoCities has supplied all information contained in this proxy statement/prospectus relating to GeoCities.

    If you are a shareholder of Yahoo! you may have been sent some of the documents incorporated by reference, but you can obtain any of them through Yahoo! or the Commission. Documents incorporated by reference are available from Yahoo! without charge, excluding any exhibits which are not specifically incorporated by reference as exhibits in this proxy statement/prospectus. GeoCities' stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Yahoo! Inc.                         GeoCities
3420 Central Expressway             4499 Glencoe Avenue
Santa Clara, California 95051       Marina del Rey, California 90292
Tel: (408) 731-3300                 Tel: (310) 827-3700
Attention:                          Attention:
WEB SITE: HTTP://WWW.YAHOO.COM      WEB SITE: HTTP://WWW.GEOCITIES.COM

    If you would like to request documents from either company, please do so by
            , 1999 (10 days prior to the special meeting), to receive them before the special meeting.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE APPROVAL OF THE MERGER AGREEMENT. NEITHER YAHOO! NOR GEOCITIES HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY
STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED             ,
1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO GEOCITIES' STOCKHOLDERS NOR THE ISSUANCE OF YAHOO! COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
GEOCITIES CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants..........................................................................        F-2

Consolidated Balance Sheets at December 31, 1998 and 1997..................................................        F-3

Consolidated Statements of Operations for each of the three years in the period ended December 31, 1998....        F-4

Consolidated Statements of Stockholders' Equity (Deficiency) for each of the three years in the period
  ended December 31, 1998..................................................................................        F-5

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1998....        F-6

Notes to Consolidated Financial Statements.................................................................        F-8

STARSEED, INC. FINANCIAL STATEMENTS

Independent Auditors' Reports..............................................................................       F-26

Balance Sheets at September 30, 1998 and 1997..............................................................       F-27

Statements of Operations for the year ended September 30, 1998 and for the period from October 8, 1996
  (inception) to September 30, 1997........................................................................       F-28

Statement of Shareholders' Deficit for the year ended September 30, 1998 and for the period from October 8,
  1996 (inception) to September 30, 1997...................................................................       F-29

Statement of Cash Flows for the year ended September 30, 1998 and for the period from October 8, 1996
  (inception) to September 30, 1997........................................................................       F-30

Notes to Financial Statements..............................................................................       F-31

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of GeoCities

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficiency) and of cash flows present fairly, in all material respects, the financial position of GeoCities and its subsidiary (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 2, the accompanying consolidated financial statements for 1997 and 1996 have been restated to reflect accretion on the Company's mandatory redeemable convertible preferred stock.

PRICEWATERHOUSECOOPERS LLP

Woodland Hills, California
January 27, 1999, except for Note 8
  as to which the date is February 11, 1999 and the restatement portion of
  Note 2 as to which the date is
  February 19, 1999

                                   GEOCITIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,   DECEMBER 31,
                                                                                          1998           1997
                                                                                      -------------  -------------
                                                      ASSETS

Current assets:
  Cash and cash equivalents.........................................................  $  51,014,000  $   3,785,000
  Short-term investments in marketable securities...................................     33,797,000       --
  Accounts receivable, less allowance for doubtful accounts of $726,000 and $98,000
    for 1998 and 1997, respectively.................................................      4,296,000      1,206,000
  Prepaids and other current assets.................................................      1,453,000        403,000
  Subscription receivable...........................................................       --           25,000,000
                                                                                      -------------  -------------
    Total current assets............................................................     90,560,000     30,394,000
Long-term investments in marketable securities......................................      5,094,000       --
Property and equipment, net.........................................................      8,706,000      1,216,000
Goodwill and other intangibles, net.................................................     24,482,000       --
Deposits............................................................................        970,000        613,000
Other assets........................................................................        570,000        645,000
                                                                                      -------------  -------------
    Total assets....................................................................  $ 130,382,000  $  32,868,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
  Accounts payable..................................................................  $   2,269,000  $   1,036,000
  Accrued expenses and other current liabilities....................................      6,745,000      2,289,000
  Deferred revenue..................................................................        335,000        225,000
  Capital lease obligations, current portion........................................      1,707,000        393,000
                                                                                      -------------  -------------
    Total current liabilities.......................................................     11,056,000      3,943,000
Capital lease obligations, net of current portion...................................      1,641,000        183,000
Related party note payable..........................................................        686,000        651,000
                                                                                      -------------  -------------
                                                                                         13,383,000      4,777,000
Commitments and contingencies (Note 8)
Series A, B, C, D, E and F mandatory redeemable convertible preferred stock, $0.001 par value; authorized 26,526,000 shares in 1997: issued and outstanding,
  22,230,000 shares in 1997; liquidation preference of approximately $39,129,000 at
  1997..............................................................................       --           38,137,000
Stockholders' equity (deficiency):
  Preferred stock, par value $0.001; authorized 5,000,000 shares in 1998; issued and
    outstanding 0 shares at 1998....................................................       --             --
  Common stock, par value $0.001; authorized 60,000,000 shares for 1998 and 1997;
    issued and outstanding 32,019,000 and 2,641,000 shares at 1998 and 1997,
    respectively....................................................................         32,000         49,000
  Additional paid-in capital........................................................    155,972,000      2,966,000
  Unearned compensation.............................................................     (6,845,000)      (660,000)
  Accumulated deficit...............................................................    (32,160,000)   (12,401,000)
                                                                                      -------------  -------------
    Total stockholders' equity (deficiency).........................................    116,999,000    (10,046,000)
                                                                                      -------------  -------------
    Total liabilities and stockholders' equity (deficiency).........................  $ 130,382,000  $  32,868,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                                   GEOCITIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------------
                                                                           1998           1997           1996
                                                                      --------------  -------------  -------------
Net revenues........................................................  $   18,359,000  $   4,582,000  $     314,000
Cost of revenues....................................................       9,696,000      3,789,000        788,000
                                                                      --------------  -------------  -------------
    Gross profit (loss).............................................       8,663,000        793,000       (474,000)
Operating expenses:
  Sales and marketing...............................................      17,486,000      5,837,000        764,000
  Product development...............................................       4,093,000      1,045,000        475,000
  General and administrative........................................       9,156,000      2,930,000      1,252,000
                                                                      --------------  -------------  -------------
Loss from operations................................................     (22,072,000)    (9,019,000)    (2,965,000)
Other income (expense):
  Interest income...................................................       2,597,000        238,000         19,000
  Interest and other expense........................................        (283,000)      (121,000)       (59,000)
                                                                      --------------  -------------  -------------
Loss before provision for income taxes..............................     (19,758,000)    (8,902,000)    (3,005,000)
Provision for income taxes..........................................          (1,000)        (1,000)        (1,000)
                                                                      --------------  -------------  -------------
Net loss............................................................  $  (19,759,000) $  (8,903,000) $  (3,006,000)
                                                                      --------------  -------------  -------------
                                                                      --------------  -------------  -------------

Basic and diluted net loss per share applicable to common
  stockholders......................................................  $        (1.42) $       (3.72) $       (1.19)
Weighted average shares outstanding used in basic and diluted per
  share calculation.................................................      15,001,000      2,620,000      2,617,000

  The accompanying notes are an integral part of these consolidated financial statements.

                                   GEOCITIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                              CONVERTIBLE
                                            PREFERRED STOCK             COMMON STOCK          ADDITIONAL
                                         ----------------------  --------------------------     PAID-IN        UNEARNED
                                           SHARES      AMOUNT       SHARES        AMOUNT        CAPITAL      COMPENSATION
                                         -----------  ---------  ------------  ------------  -------------  --------------
Balance at December 31, 1995...........    1,200,000  $ 386,000     2,617,000  $     43,000  $      23,000
Accretion of mandatory redeemable
  convertible preferred stock..........      --          --           --            --            (105,000)
Net loss...............................      --          --           --            --            --
                                         -----------  ---------  ------------  ------------  -------------  --------------
Balance at December 31, 1996...........    1,200,000    386,000     2,617,000        43,000        (82,000)
Additional paid-in capital related to
  issuance of Series E mandatory
  redeemable convertible preferred
  stock for cash.......................      --          --           --            --           3,196,000
Conversion of Series C convertible
  preferred stock to mandatory
  redeemable convertible preferred
  stock................................   (1,200,000)  (386,000)      --            --            --
Exercise of stock options..............      --          --            24,000         6,000       --
Unearned compensation related to stock
  options granted......................      --          --           --            --             684,000   $   (684,000)
Compensation related to stock options
  vesting..............................      --          --           --            --            --               24,000
Accretion of mandatory redeemable
  convertible preferred stock..........      --          --           --            --            (832,000)       --
Net loss...............................
                                         -----------  ---------  ------------  ------------  -------------  --------------
Balance at December 31, 1997...........      --          --         2,641,000        49,000      2,966,000       (660,000)
Repurchase of common stock.............      --          --           (10,000)      (19,000)      --              --
Exercise of stock options..............      --          --         1,079,000       223,000         25,000        --
Unearned compensation related to stock
  options granted......................      --          --           --            --           7,321,000     (7,321,000)
Compensation related to stock options
  vesting..............................      --          --           --            --            --            1,136,000
Accretion of mandatory redeemable
  convertible preferred stock..........      --          --           --            --          (1,604,000)       --
Conversion of mandatory redeemable
  convertible preferred stock..........      --          --        22,230,000    42,937,000     (3,196,000)       --
Delaware reincorporation and change in
  par value of common stock............      --          --           --        (43,164,000)    43,164,000        --
Issuance of common stock pursuant to
  initial public offering..............      --          --         5,463,000         5,000     84,320,000        --
Issuance of common stock pursuant to
  exercise of warrant..................      --          --            20,000                       95,000        --
Issuance of common stock to community
  leaders..............................      --          --            16,000                      258,000        --
Issuance of common stock to Compu-Trak,
  Inc..................................      --          --            35,000                      729,000        --
Issuance of common stock pursuant to
  the acquisition of Starseed, Inc.
  (net of acquisition costs)...........      --          --           545,000         1,000     21,894,000        --
Net loss...............................      --          --           --            --            --              --
                                         -----------  ---------  ------------  ------------  -------------  --------------
Balance at December 31, 1998...........      --          --        32,019,000  $     32,000  $ 155,972,000   $ (6,845,000)
                                         -----------  ---------  ------------  ------------  -------------  --------------
                                         -----------  ---------  ------------  ------------  -------------  --------------

                                                            TOTAL
                                                        STOCKHOLDERS'
                                          ACCUMULATED      EQUITY
                                            DEFICIT     (DEFICIENCY)
                                         -------------  -------------
Balance at December 31, 1995...........  $    (492,000) $     (40,000)
Accretion of mandatory redeemable
  convertible preferred stock..........       --             (105,000)
Net loss...............................     (3,006,000)    (3,006,000)
                                         -------------  -------------
Balance at December 31, 1996...........     (3,498,000)    (3,151,000)
Additional paid-in capital related to
  issuance of Series E mandatory
  redeemable convertible preferred
  stock for cash.......................       --            3,196,000
Conversion of Series C convertible
  preferred stock to mandatory
  redeemable convertible preferred
  stock................................       --             (386,000)
Exercise of stock options..............       --                6,000
Unearned compensation related to stock
  options granted......................       --             --
Compensation related to stock options
  vesting..............................       --               24,000
Accretion of mandatory redeemable
  convertible preferred stock..........       --             (832,000)
Net loss...............................     (8,903,000)    (8,903,000)
                                         -------------  -------------
Balance at December 31, 1997...........    (12,401,000)   (10,046,000)
Repurchase of common stock.............       --              (19,000)
Exercise of stock options..............       --              248,000
Unearned compensation related to stock
  options granted......................       --             --
Compensation related to stock options
  vesting..............................       --            1,136,000
Accretion of mandatory redeemable
  convertible preferred stock..........       --           (1,604,000)
Conversion of mandatory redeemable
  convertible preferred stock..........       --           39,741,000
Delaware reincorporation and change in
  par value of common stock............       --             --
Issuance of common stock pursuant to
  initial public offering..............       --           84,325,000
Issuance of common stock pursuant to
  exercise of warrant..................       --               95,000
Issuance of common stock to community
  leaders..............................       --              258,000
Issuance of common stock to Compu-Trak,
  Inc..................................       --              729,000
Issuance of common stock pursuant to
  the acquisition of Starseed, Inc.
  (net of acquisition costs)...........       --           21,895,000
Net loss...............................    (19,759,000)   (19,759,000)
                                         -------------  -------------
Balance at December 31, 1998...........  $ (32,160,000) $ 116,999,000
                                         -------------  -------------
                                         -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                                   GEOCITIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------------
                                                                           1998           1997           1996
                                                                      --------------  -------------  -------------
Cash flows from operating activities:
  Net loss..........................................................  $  (19,759,000) $  (8,903,000) $  (3,006,000)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization...................................       2,746,000        431,000        188,000
    Write-off of acquired in-process technology.....................         300,000       --             --
    Issuance of common stock to community leaders...................         258,000       --             --
    Issuance of warrant related to note payable.....................        --               51,000       --
    Deferred compensation earned....................................       1,136,000         24,000       --
    Bad debt reserve................................................         628,000         98,000       --
    Changes in operating assets and liabilities:
      Accounts receivable...........................................      (3,670,000)    (1,042,000)      (255,000)
      Prepaids and other current assets.............................        (943,000)      (346,000)       (56,000)
      Deposits and other assets.....................................        (282,000)      (396,000)      (214,000)
      Accounts payable..............................................       1,041,000        639,000        309,000
      Accrued expenses and other liabilities........................       4,123,000      2,095,000        162,000
      Deferred revenue..............................................         110,000        115,000        110,000
                                                                      --------------  -------------  -------------
        Net cash used in operating activities.......................     (14,312,000)    (7,234,000)    (2,762,000)
                                                                      --------------  -------------  -------------

Cash flows from investing activities:
  Purchase of property and equipment................................      (5,422,000)      (674,000)      (130,000)
  Payments in connection with acquisition...........................      (2,887,000)      --             --
  Investment in affiliate...........................................        --             (645,000)      --
  Redemption of held-to-maturity securities.........................       1,500,000       --             --
  Purchases of held-to-maturity securities..........................     (40,391,000)      --             --
                                                                      --------------  -------------  -------------
        Net cash used in investing activities.......................     (47,200,000)    (1,319,000)      (130,000)
                                                                      --------------  -------------  -------------

Cash flows from financing activities:
  Issuance of common stock pursuant to initial public offering......      84,325,000       --             --
  Payments under capital-lease obligations..........................        (808,000)      (143,000)      (239,000)
  Proceeds from exercise of common stock options....................         248,000          6,000       --
  Proceeds from exercise of warrant.................................          95,000       --             --
  Repurchase of common stock........................................         (19,000)      --             --
  Proceeds from issuance of mandatory redeemable convertible
    preferred stock.................................................        --           37,897,000      2,063,000
  Subscription receivable...........................................      25,000,000    (25,000,000)      --
  Proceeds from related-party note payable (receivable).............        (100,000)       645,000       --
  Proceeds from note payable........................................        --             --            1,100,000
  Repayment on note payable.........................................        --           (1,100,000)      --
                                                                      --------------  -------------  -------------
        Net cash provided by financing activities...................     108,741,000     12,305,000      2,924,000
                                                                      --------------  -------------  -------------
        Increase in cash and cash equivalents.......................      47,229,000      3,752,000         32,000
Cash and cash equivalents, beginning of year........................       3,785,000         33,000          1,000
                                                                      --------------  -------------  -------------
Cash and cash equivalents, end of year..............................  $   51,014,000  $   3,785,000  $      33,000
                                                                      --------------  -------------  -------------
                                                                      --------------  -------------  -------------

                                   GEOCITIES

                                                                                YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------------
                                                                           1998           1997           1996
                                                                      --------------  -------------  -------------
Supplemental disclosure of cash-flow information:
  Cash paid during the period for:
    Interest........................................................  $      163,000  $      89,000  $      71,000
    Income taxes....................................................           1,000          1,000          1,000
Schedule of non-cash investing and financing activities:
  Equipment under capital leases....................................       3,580,000         94,000        844,000
  Conversion of Series C convertible preferred stock to mandatory
    redeemable convertible preferred stock..........................        --              386,000       --
  Conversion of series A, B, C, D, E and F mandatory redeemable
    convertible preferred stock to common stock.....................      39,741,000       --             --
  Issuance of common stock in connection with purchased
    technology......................................................         729,000       --             --
  Issuance of common stock in connection with acquisition...........      21,895,000       --             --
Assets and liabilities recognized in connection with acquisition:
  Accounts receivable...............................................          48,000       --             --
  Other current assets..............................................           7,000       --             --
  Property and equipment............................................         106,000       --             --
  Goodwill and other intangibles....................................      23,992,000       --             --
  Purchased technology..............................................       1,189,000       --             --
  Accounts payable..................................................         192,000       --             --
  Accrued expenses..................................................         368,000       --             --

  The accompanying notes are an integral part of these consolidated financial statements.

                                   GEOCITIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

    GeoCities (the "Company") was incorporated as a California corporation on December 16, 1994, and began operations in 1995. In June 1998, the Board of Directors approved the reincorporation of the Company in the State of Delaware and changed the par value of the Company's common stock. The Company offers a community of personal web sites on the Internet within 41 themed neighborhoods. The Company's main source of revenue is from advertising, along with other revenue streams, including fee-based premium services, licensing fees and commerce. The Company conducts its business within one industry segment. The Company's business is characterized by rapid technological change, new product development and evolving industry standards.

    The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated. Certain items shown in December 31, 1997 and 1996, financial statements have been reclassified to conform with the current period presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    RESTATEMENT

    In February 1999, the Company restated its financial statements for the years ended December 31, 1997 and 1996 to reflect the accretion on its mandatory redeemable convertible preferred stock (see Note 10 of Notes to the Consolidated Financial Statements). The effect of this restatement was to increase the previously reported historical basic and diluted net loss per share applicable to common stockholders from $(3.40) to $(3.72) and $(1.15) to $(1.19) for the years ended December 31, 1997 and 1996, respectively. The restatement had no effect on the previously reported net loss in the Company's statements of operations and cash flows for any period presented and has no impact on the previously reported pro forma net loss per share for the year ended December 31, 1997. This restatement also had the following effects:

                                                                                       DECEMBER 31, 1997
                                                                             -------------------------------------
                                                                                 AS PREVIOUSLY
                                                                                   REPORTED          AS RESTATED
                                                                             ---------------------  --------------
Series A, B, C, D, E, and F mandatory redeemable convertible preferred
  stock....................................................................     $    37,200,000     $   38,137,000
                                                                             ---------------------  --------------
Additional paid-in capital.................................................     $     3,903,000     $    2,966,000
                                                                             ---------------------  --------------
Total Stockholders' Equity (deficiency)....................................     $    (9,109,000)    $  (10,046,000)
                                                                             ---------------------  --------------

    This restatement does not affect previously reported cash flows for each year ended December 31, 1997 or 1996. Upon the closing of the Company's initial public offering in August 1998, all of the mandatory redeemable preferred stock converted into common stock and ceased accruing a dividend; no previously accrued dividend was required to be paid.

    USE OF ESTIMATES

    In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                   GEOCITIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

    At December 31, 1998 and 1997, certificates of deposit totaling approximately $125,000 and $255,000, respectively, were used to collateralize certain of the Company's lease obligations, and have been included in deposits on the balance sheet.

    SHORT AND LONG-TERM INVESTMENTS

    The Company invests its excess cash in debt instruments of the U.S. government and its agencies, and in high-quality corporate debt securities. Those securities with original maturities greater than three months and maturing within twelve months from the balance sheet date are considered short-term investments; those maturing greater than twelve months from the balance sheet date are considered long-term investments. The Company classifies its investments as held-to-maturity and utilizes specific identification in computing realized and unrealized gains and losses on investments. At December 31, 1998, 87% of the Company's securities will mature in one year or less and 13% will mature between one and two years. At December 31, 1998, the carrying value of the Company's investments approximated fair value.

    At December 31, 1998, the fair value of the Company's short and long-term investments in held-to-maturity securities are as follows:

                                             GROSS           GROSS          GROSS
                                           AMORTIZED      UNREALIZED     UNREALIZED     ESTIMATED
                                             COST            GAINS         LOSSES      FAIR VALUES
                                         -------------  ---------------  -----------  -------------
Corporate debt securities..............  $  20,774,000            --      $ (41,000)  $  20,733,000
U.S. Government and agencies...........     18,117,000            --         (5,000)     18,112,000
                                                                  --
                                         -------------                   -----------  -------------
                                         $  38,891,000            --      $ (46,000)  $  38,845,000
                                                                  --
                                                                  --
                                         -------------                   -----------  -------------
                                         -------------                   -----------  -------------

    The Company's investments in held-to-maturity securities are categorized as follows:

                                                                                 DECEMBER 31,
TYPE OF SECURITY                                                                     1998
-------------------------------------------------------------------------------  -------------
Corporate debt securities with maturities less than one year...................  $  18,688,000
U.S. government and its agencies debt securities with maturities less than one
  year.........................................................................     15,109,000
                                                                                 -------------
  Total short-term investments.................................................     33,797,000
                                                                                 -------------

Corporate debt securities with maturities between one and two years............      2,086,000
U.S. government and its agencies debt securities with maturities between one
  and two years................................................................      3,008,000
                                                                                 -------------
  Total long-term investments..................................................      5,094,000
                                                                                 -------------
    Total short and long-term investments......................................  $  38,891,000
                                                                                 -------------
                                                                                 -------------

                                   GEOCITIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, ranging from three to five years. Leasehold improvements and equipment under capital leases are amortized over the shorter of the estimated useful life or the life of the lease. Useful lives are evaluated regularly by management in order to determine recoverability in light of current technological conditions. Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation or amortization, with any resulting gain or loss included in the Consolidated Statement of Operations.

    LONG-LIVED ASSETS

    The Company identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes impairments, if any, based on expected discounted cash flows.

    INTANGIBLE ASSETS

    Intangible assets consisting of an assembled work-force and goodwill are amortized over an estimated useful life of three years using the straight-line method.

    COMPUTATION OF NET LOSS PER SHARE

    The Company calculates net loss per share in accordance with SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the mandatory redeemable convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method); common equivalent shares are excluded from the calculation if their effect is anti-dilutive. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the effective date of the IPO, are required to be included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

    Diluted net loss per share for the years ended December 31, 1998, 1997, and 1996, does not include the effect of options to purchase 8,522,000, 4,605,000, and 1,113,000 shares of common stock, respectively, and 0, 20,304 and 0 common stock warrants, respectively.

    Net loss per share for the years ended December 31, 1997 and 1996, does not include 22,230,000 and 6,008,000 shares of mandatory redeemable convertible preferred stock on an "if converted" basis, respectively.

                                   GEOCITIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

                                                                                       YEAR ENDED
                                                                                      DECEMBER 31,
                                                                      --------------------------------------------
                                                                           1998           1997           1996
                                                                      --------------  -------------  -------------
Net loss............................................................  $  (19,759,000) $  (8,903,000) $  (3,006,000)
Accretion of mandatory redeemable convertible preferred stock.......      (1,604,000)      (832,000)      (105,000)
                                                                      --------------  -------------  -------------
Net loss applicable to common stockholders..........................  $  (21,363,000) $  (9,735,000) $  (3,111,000)
                                                                      --------------  -------------  -------------
                                                                      --------------  -------------  -------------
  Weighted average shares...........................................      15,001,000      2,620,000      2,617,000
  Basic and diluted net loss per share applicable to common
    stockholders....................................................  $        (1.42) $       (3.72) $       (1.19)
                                                                      --------------  -------------  -------------
                                                                      --------------  -------------  -------------

    STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price.

    INCOME TAXES

    The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

    REVENUE RECOGNITION

    The Company's revenues are derived principally from the sale of banner advertisements under short-term contracts; advertising rates are dependent on whether the impressions are for general rotation throughout the Company's web site or premier targeted audiences and properties within specific areas of the Company's web site. To date, the duration of the Company's advertising commitments has generally averaged from two to three months. In December 1997, the Company also began selling a combination of sponsorship and banner advertising campaign contracts to select premier commerce partners. In general, these premier commerce partner contracts have longer terms than standard banner advertising contracts (generally up to one year) and involve some integration with the Company's web site. Advertising revenues on both banner and premier commerce partner contracts are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include the guarantee of a minimum number of "impressions" or times that an advertisement appears in pages viewed by the users of the Company's online properties. To the extent that minimum

                                   GEOCITIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) guaranteed impressions are not met, the Company defers recognition of the corresponding revenue until the remaining impressions are delivered.

    In addition to advertising revenues, the Company derives revenues from its GeoPlus program, a premium service for its members (introduced in late 1996) and GeoShops, a commerce service for its members (introduced in March 1998). These services require the payment of monthly fees by the customers; revenues are recognized on a monthly basis as the fees become due. In the fourth quarter of 1998, the Company also began to generate revenues from licensing fees for e-mail services provided to its Homesteaders. These revenues are deferred and recognized ratably over the service period. The Company also has revenue sharing agreements with its premier commerce partners. These revenues are recognized by the Company upon notification by the premier commerce partners of revenues earned by the Company, and to date, have not been significant. To date, these sources of revenues have not been significant.

    Revenues from barter transactions are recognized during the period in which the advertisements are displayed. Barter transactions are recorded at the fair value of the goods or services provided or received, whichever is more readily determinable in the circumstances. To date, barter transactions have not been significant.

PRODUCT DEVELOPMENT

    Product development costs are expensed as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant

    ADVERTISING COSTS

    Advertising production costs are recorded as expense the first time an advertisement appears. The Company does not incur any direct-response advertising costs. All other advertising costs are expensed as incurred. Advertising expense totaled approximately $2,578,000, $1,742,000 and $196,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income generally represents all changes in stockholders' equity during the period except those resulting from investments by, or distributions to, stockholders. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented. Management determined that SFAS No. 130 had no significant impact on the Company's financial statements through December 31, 1998.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that a public enterprise reports

                                   GEOCITIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) information about operating segments in its annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented. Management determined that SFAS No. 131 had no impact on the Company's consolidated financial statements through December 31, 1998.

    STOCK SPLIT

    In July 1998, the Company authorized and implemented a two-for-one stock split. The share information in the accompanying financial statements has been retroactively restated to reflect the effect of this stock split.

3. CONCENTRATION OF CREDIT RISK:

    Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term and long-term investments and trade accounts receivable. The Company maintains cash and cash equivalents with various domestic financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. From time to time, the Company's cash balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

    The Company's customers are concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information; to date, such losses have been within management's expectations.

    For the year ended December 31, 1998, no one customer accounted for 10% of all revenues generated by the Company and no one customer accounted for 10% of accounts receivable at December 31, 1998.

    For the year ended December 31, 1997, one customer accounted for 12% of all revenues generated by the Company, and 12% of accounts receivable at December 31, 1997.

    For the year ended December 31, 1996, two customers accounted for approximately 14% and 10%, respectively, of all revenues generated by the Company.

                                   GEOCITIES

4. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following:

                                                                  DECEMBER 31,   DECEMBER 31,
                                                                      1998           1997
                                                                  -------------  ------------
Computer equipment, including assets under capital leases of
  $4,085,000 and $766,000 for 1998 and 1997, respectively.......  $   8,460,000   $1,399,000
Furniture and fixtures, including assets under capital leases of
  $401,000 and $172,000 for 1998 and 1997, respectively.........      1,289,000      292,000
Leasehold improvements..........................................      1,630,000      151,000
                                                                  -------------  ------------
                                                                     11,379,000    1,842,000
Less, accumulated depreciation and amortization, including
  amounts related to assets under capital leases of $1,073,000
  and $459,000 for 1998 and 1997, respectively..................     (2,673,000)    (626,000)
                                                                  -------------  ------------
    Total.......................................................  $   8,706,000   $1,216,000
                                                                  -------------  ------------
                                                                  -------------  ------------

5. ACQUISITIONS:

    ACQUISITION OF STARSEED, INC.

    In December 1998, GeoCities completed the acquisition of Starseed, Inc. ("Starseed"), for a total consideration of $24,782,000, including $2,000,000 in cash, $16,200,000 million in common stock valued at $29.63 per share, $6,000,000 related to assumed outstanding options to purchase common stock, and forgiveness of $600,000 in debt. In exchange for the consideration given, GeoCities acquired all of the outstanding shares of Starseed common stock and assumed all outstanding options to purchase Starseed common stock. Starseed was merged with and into a subsidiary of GeoCities ("WebRing"), which was the surviving corporation in the merger and will remain a wholly-owned subsidiary of GeoCities.

    Under the terms of the merger agreement and related escrow agreement, an aggregate of 128,881 shares of common stock of the Company will be held in escrow for the purpose of indemnifying the Company against certain liabilities of Starseed and its stockholders. The escrow will expire in June 2000.

    The acquisition was accounted for as a purchase with the excess purchase price over the fair value of net assets acquired being recorded as goodwill and other intangibles. The purchase price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values as follows:

Purchased technology..............................  $  1,189,000
Goodwill and other intangible assets..............    23,992,000
Other assets......................................       161,000
Liabilities assumed...............................      (560,000)
                                                    ------------
Total purchase price..............................  $ 24,782,000
                                                    ------------
                                                    ------------

                                   GEOCITIES

5. ACQUISITIONS: (CONTINUED)
    The results of operations for WebRing are included in the Company's consolidated financial statements for the period subsequent to the date of acquisition. The purchased technology is being amortized on a straight-line basis over one year. The goodwill and other intangibles are being amortized on a straight-line basis over three years. At December 31, 1998, accumulated amortization of purchased technology and goodwill and other intangible assets is $99,000 and $600,000, respectively.

    The following unaudited pro forma consolidated results of operations give effect to the acquisition of Starseed as if it occurred as of the beginning of the period (in thousands, except per share data):

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Net revenues..........................................................  $   18,515  $    4,589
Net loss..............................................................  $  (30,267) $  (18,582)
Net loss per share applicable to common stockholders--basic and
  diluted.............................................................  $    (1.95) $    (5.87)
Shares used in per share calculation--basic and diluted...............      15,502       3,166

    GeoCities filed a Form 8-K with the Securities and Exchange Commission summarizing the terms of the acquisition.

    PURCHASED TECHNOLOGY FROM COMPU-TRAK, INC.

    In August 1998, the Company completed the purchase of certain Web-page development technology for a total consideration of $1,580,000, including $850,000 in cash and $729,000 in unregistered shares of common stock valued at $20.65 per share. GeoBuilder, the Web-page development technology, was launched to market in October 1998. During the year ended December 31, 1998, $300,000 was recorded as purchased in-process research and development. The purchased technology is classified as property and equipment and is being amortized over one year.

6. RELATED-PARTY TRANSACTIONS:

    In November 1997, the Company and SOFTBANK Corporation of Japan ("SOFTBANK"), the parent company of an investor in the Company, formed a joint venture called GeoCities Japan Corporation ("GeoCities Japan") to create and manage a Japanese version of GeoCities. In accordance with the joint venture agreement ("Agreement"), the Company purchased 40% of GeoCities Japan for approximately $645,000 and licensed certain intellectual properties for the purpose of localizing the Japanese version of GeoCities to GeoCities Japan. The Agreement remains in effect perpetually, provided that, if as of April 1, 2001, or any April 1 thereafter; (i) GeoCities Japan has sustained net losses for the four consecutive fiscal quarters, and (ii) GeoCities and SOFTBANK differ with respect to the future business plan of GeoCities Japan, then each party shall have the right to terminate the Joint Venture with 90-days notice.

    The Company's investment of approximately $645,000 was funded through a loan from SOFTBANK. Pursuant to the terms of the loan agreement, the loan bears interest at 5.5% per annum and is repayable upon occurrence of a Significant Financing Event, which is defined as a non-U.S. IPO or private placement that raises at least 1.5 billion yen for GeoCities Japan. In the event that GeoCities Japan does not have a Significant Financing Event on or prior to March 31, 2000, SOFTBANK will

                                   GEOCITIES

6. RELATED-PARTY TRANSACTIONS: (CONTINUED) forgive the repayment of the loan. Interest expense and accrued interest for the years ended December 31, 1998 and 1997, were each $35,000 and $6,000, respectively.

    In consideration of the licenses granted, GeoCities Japan is required to pay the Company an amount equal to 3% of total revenue obtained by GeoCities Japan within 30 days of the end of each quarter. The license expires 20 years from the date of the Agreement, unless the Agreement is terminated earlier. Upon termination, GeoCities Japan will cease to use and distribute all licensed properties. Royalty payments for the years ended December 31, 1998 and 1997, were approximately $9,000 and $0, respectively.

    The investment is being accounted for under the equity method and is included in other assets at December 31, 1998. The loss on affiliate recorded for the years ended December 31, 1998 and 1997, was approximately $138,000 and $0, respectively.

    Advertising revenues at December 31, 1998 and 1997, include $124,000 and $107,000, respectively, in revenues received from an entity that is controlled by a significant stockholder of the Company. At December 31, 1998 and 1997, $9,000 and $0, respectively, of these amounts are included in accounts receivable.

    Advertising revenues at December 31, 1998 and 1997, include $89,000 and $0, respectively, in revenues received from an entity that is a subsidiary of Yahoo!, Inc. ("Yahoo!"), (see Note 14). At December 31, 1998 and 1997, $16,000 and $0, respectively, of these amount were included in accounts receivable.

    In July 1998, the Company loaned $100,000 to an officer/director of the Company. This loan bears an annual interest rate of 5.56%, and is due in April 1999. At December 31, 1998, the loan was included in prepaids and other current assets.

    In December 1997, in conjunction with its financing activities, the Company entered into a one-year distribution and commerce agreement ("Agreement") with Yahoo!, which is automatically renewable for subsequent one-year terms, subject to the right of either party to terminate the relationship at the end of any term with up to 90-days' notice. In connection with the Agreement, Yahoo! also made a minority equity investment in the Company. The Agreement was designed to increase traffic and memberships of both parties in addition to offering GeoCities' Homesteaders an array of free personalized member services on Yahoo!. Under the terms of the Agreement, GeoCities agreed to provide its community-based, Web site and other services for free to registered users of Yahoo!. In addition, Yahoo! agreed to market GeoCities-branded personal publishing programs on select areas throughout Yahoo!, as well as provide a GeoCities-specific programming module on My Yahoo! for GeoCities' Homesteaders. The Agreement did not involve any cash consideration; any revenues related to the Agreement are accounted for in accordance with the Company's barter revenue recognition policy, as appropriate. To date, such barter revenues have not been significant.

7. LINE OF CREDIT:

    In August 1997, the Company executed a $2,000,000 revolving line of credit (the "Line") with a commercial bank. Pursuant to the agreement, the Line matured on December 1, 1998, bears interest at the bank's prime rate of interest, plus 0.50%, and is collateralized by substantially all of the Company's assets. The Company is required to comply with certain financial covenants, as defined in the agreement, which include tangible effective net-worth and quick-ratio covenants. In connection with the

                                   GEOCITIES

7. LINE OF CREDIT: (CONTINUED)
Line, the Company issued a warrant to the bank to purchase up to 20,304 shares of the Company's common stock at the exercise price of $4.925, which was higher than the then estimated fair market value of a share of the Company's common stock, which was exercised in August 1998.

    In May 1998, the Company negotiated an increase of the Line to $10,000,000, including a $7,000,000 revolving facility for working capital and $3,000,000 lease facility, extended the maturity to December 31, 1999, and reduced the interest rate to prime for the revolving facility (7.75% at December 31, 1998) and prime plus 0.75% (8.5% at December 31, 1998) for the lease facility; all other terms substantially remained the same. In addition, the commitment letter also includes a non-revolving line of credit for $3,000,000, which bears interest at the bank's prime rate plus 0.75% per year, and matures on May 12, 1999, if not renewed. At December 31, 1998 and 1997, there were no borrowings under either agreement.

8. COMMITMENTS AND CONTINGENCIES:

    LEASES

    The Company leases its facilities and certain computer and office equipment under noncancelable leases for varying periods through 2009. The Company's lease obligations are collateralized by $1,688,000 in standby letters of credit and certain assets of the Company at December 31, 1998. The following are the minimum lease obligations under these leases at December 31, 1998:

                                                                     CAPITAL       OPERATING
                                                                      LEASES        LEASES
                                                                   ------------  -------------
  1999...........................................................  $  1,946,000  $   2,553,000
  2000...........................................................     1,097,000      1,933,000
  2001...........................................................       769,000      1,444,000
  2002...........................................................       --           1,241,000
  2003...........................................................       --           1,131,000
  Thereafter.....................................................       --           4,443,000
                                                                   ------------  -------------
Minimum lease payments...........................................     3,812,000  $  12,745,000
                                                                                 -------------
                                                                                 -------------
Less: Amount representing interest...............................      (464,000)
                                                                   ------------
Present value of minimum lease payments..........................     3,348,000
Less: Current portion............................................     1,707,000
                                                                   ------------
Long-term portion................................................  $  1,641,000
                                                                   ------------
                                                                   ------------

    Rent expense pertaining to operating leases for the years ended December 31, 1998, 1997 and 1996, was approximately $2,478,000, $1,100,000, and $229,000, respectively.

    EMPLOYMENT AGREEMENTS

    The Company maintains employment agreements with certain of its executive officers. The employment agreements provide for minimum salary levels, incentive compensation and severance benefits, among other items.

                                   GEOCITIES

8. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    GEOREWARDS PROGRAM

    During 1996, the Company created a marketing program to reward members of the Company's online community ("Homesteaders") for various activities, allowing them to earn GeoPoints. Homesteaders may redeem GeoPoints to upgrade their web site or purchase goods from the Company's GeoStore. At December 31, 1998 and 1997, the Company had accrued $709,000 and $463,000 for probable future redemption of GeoPoints; these amounts are included in accrued expenses.

    CONTINGENCIES

    The Company and the Federal Trade Commission ("FTC") staff attorneys executed a Consent Order in February 1999 in connection with certain past business practices of the Company related to disclosure of personal identifying information to third parties. Based on the scope of the Consent Order, the Company does not believe that its compliance with the Consent Order will have a material adverse effect on the Company's business, results of operation, financial condition, or cash flows.

    On August 14, 1998, a lawsuit was filed against GeoCities in Los Angeles County Superior Court involving GeoCities' collection and use of personal identifying information (Hyatt v. GeoCities). The complaint in this case follows the FTC draft complaint without alleging any new facts. This case involves a single cause of action for the alleged violation of California Business and Professions Code Section 17200 and seeks an injunction, disgorgement and any profits obtained as a result of the alleged improper activity, and attorneys' fees. GeoCities filed an answer to this lawsuit on September 17, 1998.

    On September 30, 1998, an additional case was filed against the Company in Los Angeles County Superior Court related to the same activity (Wormley v. GeoCities et al.). The complaint in this case also followed the FTC draft complaint and alleged no new facts. This suit purported to be a class action and alleged causes of action for the violation of Section 17200 and California Business and Professions Code Section 17500 ("Section 17500"), fraud, unjust enrichment, negligent misrepresentation and invasion of privacy. This suit sought disgorgement of any profits obtained as a result of the alleged improper activity, unspecified damages, and attorneys' fees. On November 16, 1998, the Company filed a demurrer to and motion to strike portions of the Wormley complaint. On December 11, 1998, in response to the Company's demurrer and motion to strike, the plaintiff filed an amended complaint. The amended complaint, like the original complaint, purports to be a class action and alleges causes of action for the violation of Sections 17200 and 17500, the Consumers Legal Remedies Act ("CLRA"), fraud, unjust enrichment, negligent misrepresentation, and invasion of privacy. This suit seeks disgorgement of any profits obtained as a result of the alleged improper activity, unspecified damages, and attorneys' fees. On January 15, 1999, the Company filed a demurrer to and motion to strike portions of the amended complaint. On January 29, 1999, the court determined that the Hyatt matter (discussed above) is related to the Wormley matter, and ordered the Hyatt matter transferred to the department where the Wormley matter is pending. On February 11, 1999, a hearing was held on the Company's demurrer to and motion to strike portions of the amended Wormley complaint. At that hearing, the court dismissed the Section 17500, CLRA, and invasion of privacy causes of action. The court also set a joint case management conference and a class certification hearing for later in 1999. GeoCities intends to contest class certification as inappropriate in light of the claims alleged in the Wormley matter.

                                   GEOCITIES

8. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Based on the Company's analysis of these lawsuits and given that they involve the same set of circumstances that are covered in the FTC matter, the Company believes that the allegations contained in the two complaints are without merit and intends to defend these actions vigorously.

    From time to time, the Company has been party to various other litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Management believes that the resolution of these other matters will not have a material adverse effect on the Company's business, results of operations, financial condition or cash flows.

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

    At December 31, 1998 and 1997, the Company had accrued expenses and other current liabilities consisting of the following:

                                                              1998          1997
                                                          ------------  ------------
Vacation, wages and other employee benefits.............  $  2,140,000  $    419,000
Advertising and marketing expenses......................     1,751,000       563,000
Professional service expenses...........................       720,000       --
Ad-serving expenses.....................................       546,000       --
Employee stock purchase plan payable....................       323,000       --
Internet connectivity expenses..........................       239,000       296,000
Offering expenses.......................................       --            808,000
Other accrued and current liabilities...................     1,026,000       203,000
                                                          ------------  ------------
Total accrued expenses and other current liabilities....  $  6,745,000  $  2,289,000
                                                          ------------  ------------
                                                          ------------  ------------

10. CAPITALIZATION:

    In August 1998, the Company completed an initial public offering in which it sold 5,463,000 shares of common stock, including 712,500 shares in connection with the exercise of the underwriters' over-allotment option, at $17.00 per share. The Company's authorized capital consists of 60,000,000 shares of common stock of which approximately 32,019,000 shares were outstanding at December 31, 1998.

    The Board of Directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. At December 31, 1998, no such shares were issued.

    The Company had six series of mandatory redeemable convertible preferred stock (collectively "Preferred Stock") authorized and outstanding. The holders of the various series of Preferred Stock generally had the same rights and privileges; significant differences are discussed below.

                                   GEOCITIES

10. CAPITALIZATION: (CONTINUED)
    The holders of the Preferred Stock were entitled to a discretionary noncumulative dividend as specified below which is mandatory in the event of a liquidation (not included in the liquidation preference below), and were entitled to the number of votes equal to the number of shares of common stock that could be converted on the date of the vote. Upon liquidation, the holders of the Preferred Stock would have received, prior and in preference to the holders of common stock, their liquidation preference plus accrued dividends at the stated rate, from the date of issuance to the date payment was made available. Redemption, at the option of the holders of Preferred Stock, could be elected beginning on January 1, 2001 at which time, the redemption preference equal to the original issue price plus seven percent per annum, on a compounded cumulative basis would be due. At the option of the holders of Preferred Stock, each share of Preferred Stock was convertible at the stated conversion price per share, subject to adjustment as defined in the Certificate of Incorporation. Upon the closing of the Company's initial public offering in 1998, all of the Company's mandatory redeemable convertible preferred stock (and accrued dividends) converted to common stock on a one-for-one basis.

    During the year ended December 31, 1996, the Company issued 3,108,000 and 2,900,000 shares of Series A Stock and Series B Stock for $1,000,000 and $1,100,000, respectively. During January and February 1997, the Company issued 10,169,492 shares of Series D Stock for approximately $9,000,000. In October and December 1997, the Company issued 1,428,564 and 814,270 shares of Series E Stock at $3.50 and $7.4254 per share, respectively, for total cash consideration of $9,750,000 and 20,242 shares of Yahoo! stock valued at approximately $1,300,000, which resulted in the recording of a subscription receivable for approximately $6,000,000 at December 31, 1997. The subscription receivable was collected in January 1998, and the Yahoo! stock was sold in January 1998.

    In December 1997, the Company sold 2,552,576 shares of Series F Stock for approximately $19,000,000 which resulted in the recording of a subscription receivable at December 31, 1997. The subscription receivable was collected in January 1998.

    In August 1998, approximately 16,000 shares of common stock were issued by the Company to its Community Leaders and Liaisons valued at $17.00 per share under the 1998 Stock Incentive Plan. The Company recorded expense of $258,000.

    WARRANTS

    In connection with the Series D Preferred Stock issuance, the Company issued a warrant to a bank to purchase 64,972 of the Company's Series D Preferred Stock at $0.885 per share, exercisable at any time prior to January 12, 2002. On December 31, 1997, the bank converted this warrant (on a net basis), and the Company issued 57,226 shares of Series D Preferred Stock. The Bank immediately sold these shares in connection with the Series E and F Preferred Stock issuances. Also see Notes 7 and 12 of Notes to Financial Statements for a warrant issued in connection with a line of credit, and options issued to a Series D Preferred stockholder and others pursuant to stock option agreements.

                                   GEOCITIES

11. INCOME TAXES:

    The primary components of temporary differences which gave rise to deferred taxes at December 31 are:

                                                                                           1998           1997
                                                                                       -------------  ------------
Deferred tax assets:
  Net operating loss carryforwards...................................................  $  11,582,000  $  4,639,000
  Bad debt expense...................................................................        298,000        40,000
  Accrued expenses...................................................................        614,000       321,000
  Other..............................................................................          1,000         1,000
                                                                                       -------------  ------------
    Total deferred tax assets........................................................     12,495,000     5,001,000
  Valuation allowance................................................................    (12,452,000)   (4,958,000)
                                                                                       -------------  ------------
    Net deferred tax assets..........................................................         43,000        43,000
                                                                                       -------------  ------------
Deferred tax liabilities:
  Depreciation and amortization......................................................        (43,000)      (43,000)
                                                                                       -------------  ------------
    Total deferred tax liabilities...................................................        (43,000)      (43,000)
                                                                                       -------------  ------------
    Net..............................................................................  $          --  $         --
                                                                                       -------------  ------------
                                                                                       -------------  ------------

    As a result of the Company's loss history, management believes a valuation allowance for the entire net deferred tax assets, after considering deferred tax liabilities, is required. The change in the valuation allowance was an increase of $7,494,000 in 1998. As of December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $28,245,000 and $27,644,000, respectively. Federal and state net operating loss expirations begin in 2010 and 2002, respectively. Due to changes in ownership (see Note 10), the Company will be limited in the annual utilization of its net operating loss carryforwards.

12. STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN:

    In 1998, the Company adopted the 1998 Stock Option Plan (the "Plan"). The Plan supercedes the 1997 Stock Option Plan (the "Predecessor Plan") and provides for issuance of both non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. At December 31, 1998, the Company had authorized 10,688,000 shares of common stock for issuance. Incentive stock options may be granted at no less than 100% of the fair market value of the Company's common stock on the date of grant as determined by the Board of Directors (110% if granted to an employee who owns 10% or more of the common stock). Options granted to date generally vest ratably over a four-year period from the date of grant and are generally exercisable for a period of no longer than seven years from the date of grant (five years if granted to an individual who owns 10% or more of the common stock). Options granted under the Plan, other than certain performance options granted in connection with the acquisition of Starseed representing an aggregate of 300,000 shares of the Company's common stock (see Note 5), contain certain provisions that provide for full acceleration if the holder of the option is involuntarily terminated within 18 months following a change in control.

    In connection with its Series D stock offering in early 1997, the Company granted options to purchase 1,000,000 shares of its common stock at an exercise price of $0.885 per share to CMG@Ventures; these options vested immediately and are exercisable by January 13, 2004. The

                                   GEOCITIES

12. STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN: (CONTINUED) exercise price was in excess of the then estimated fair market value of a common share. The Company has no obligation to repurchase the option from CMG@Ventures. At that time, the Company also granted an option to purchase 1,000,000 shares of its common stock at an exercise price of $0.885 per share to certain officers, directors and consultants to the Company. These options generally vest over a four-year period from the date of grant and are generally exercisable by January 13, 2004. In certain circumstances, the vesting of these options may accelerate, and there are certain participation rights in the event of a liquidation.

    A summary of the status of the Company's stock options, as of December 31, 1998, 1997 and 1996, and the changes during the years ended on those dates is presented below:

                                                             1998                     1997                     1996
                                                   ------------------------  -----------------------  -----------------------
                                                                 WEIGHTED-                WEIGHTED-                WEIGHTED-
                                                                  AVERAGE                  AVERAGE                  AVERAGE
                                                                 EXERCISE                 EXERCISE                 EXERCISE
                                                     SHARES        PRICE       SHARES       PRICE       SHARES       PRICE
                                                   -----------  -----------  ----------  -----------  ----------  -----------
Outstanding at beginning of year.................    4,605,000   $    0.66    1,113,000   $    0.16      777,000   $    0.01
  Granted--price equals fair value...............    2,305,000   $   24.07    2,648,000   $    0.74      364,000   $    0.25
  Granted--less than fair value..................    3,154,000   $    3.47    1,307,000   $    0.81           --          --
  Exercised......................................   (1,079,000)  $    0.23      (25,000)  $    0.25           --          --
  Canceled.......................................     (678,000)  $    4.26     (438,000)  $    0.35      (28,000)  $    0.25
                                                   -----------               ----------               ----------
Outstanding at year-end..........................    8,307,000   $    7.97    4,605,000   $    0.66    1,113,000   $    0.16
                                                   -----------               ----------               ----------
                                                   -----------               ----------               ----------
Options exercisable at year-end..................    1,562,000   $    0.84                $    0.52
Options available for future grant...............    1,277,000

    At December 31, 1998 and 1997, the Company had reserved a total of 9,584,000 and 5,530,000 shares of common stock for issuance to its stock option holders.

    In connection with its grants of options, the Company has recorded unearned compensation of approximately $7,321,000, $684,000 and $0 for the years ended December 31, 1998, 1997 and 1996, respectively. These amounts will be amortized over the vesting periods, ranging from 48 to 72 months, from the date of grant; $1,136,000 and $24,000 was expensed during the years ended December 31, 1998 and 1997, respectively.

                                   GEOCITIES

12. STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN: (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1998:

                                  OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                       -----------------------------------------  ------------------------
                                       WEIGHTED
                                        AVERAGE       WEIGHTED-                 WEIGHTED-
                                       REMAINING       AVERAGE                   AVERAGE
  RANGE OF EXERCISE      NUMBER       CONTRACTUAL     EXERCISE      NUMBER      EXERCISE
              PRICE    OUTSTANDING       LIFE           PRICE     OUTSTANDING     PRICE
---------------------  -----------  ---------------  -----------  -----------  -----------
        $0.01              75,000           3.99      $    0.01       75,000    $    0.01
    $0.25--$0.44          404,000           5.18      $    0.32       73,000    $    0.32
    $0.75--$1.38        2,845,000           5.35      $    0.88    1,386,000    $    0.89
    $1.82--$3.00        2,307,000           6.91      $    2.30       28,000    $    1.82
        $3.90             122,000           6.25      $    3.90           --           --
    $9.00--$17.00       1,046,000           6.54      $   12.03           --           --
   $18.25--$35.44       1,303,000           6.91      $   28.46           --           --
   $37.00--$43.31         205,000           6.95      $   39.76           --           --
                       -----------                                -----------
                        8,307,000                                  1,562,000
                       -----------                                -----------
                       -----------                                -----------

    1998 STARSEED STOCK OPTION PLAN

    In connection with the acquisition of Starseed, the Company assumed the 1998 Starseed Stock Option Plan under which nonqualified stock options to purchase common stock may be granted to directors, officers, key employees and advisors. A portion of these options are fully vested and are exercisable over a 10-year period from the date of grant. The remaining options granted vest over a four-year period and are exercisable over a 10-year period from the date of grant.

                                                       1998
                                              ----------------------
                                                          WEIGHTED-
                                                           AVERAGE
                                                          EXERCISE
                                               SHARES       PRICE
                                              ---------  -----------
Outstanding at December 4, 1998.............    215,000   $    6.39
  Granted...................................         --          --
  Exercised.................................         --          --
  Canceled..................................         --          --
                                              ---------       -----
Outstanding at year-end.....................    215,000   $    6.39
                                              ---------       -----
                                              ---------       -----
Options exercisable at year-end.............    118,000   $    2.48
Options available for future grant..........         --          --

                                   GEOCITIES

12. STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN: (CONTINUED)
The following table summarizes information about stock options outstanding under the 1998 Starseed Stock Option plan at December 31, 1998:

                                           OPTIONS OUTSTANDING
                                -----------------------------------------    OPTIONS EXERCISABLE
                                                WEIGHTED                   ------------------------
                                                 AVERAGE       WEIGHTED-                 WEIGHTED-
                                                REMAINING       AVERAGE                   AVERAGE
                                  NUMBER       CONTRACTUAL     EXERCISE      NUMBER      EXERCISE
   RANGE OF EXERCISE PRICE      OUTSTANDING       LIFE           PRICE     OUTSTANDING     PRICE
------------------------------  -----------  ---------------  -----------  -----------  -----------
            $2.24                  115,000           9.43      $    2.24      115,000    $    2.24
            $11.19                 100,000           9.42      $   11.19        3,000    $   11.19
                                -----------                                -----------
                                   215,000                                    118,000
                                -----------                                -----------
                                -----------                                -----------

    The fair value of options granted during 1998, 1997 and 1996, is estimated as $38,635,000, $993,000, and $12,000, respectively, on the dates of grants using the Black-Scholes option pricing model for grants in the year ended 1998 and the minimum value method for grants in the years ended 1997 and 1996 with the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 61.4% for 1998 and 0% for 1997 and 1996, respectively, (iii) weighted-average risk-free interest rate ranging from 4.1% to 5.7% for 1998, 5.8% to 6.5% for 1997 and 6.04% to 6.8% for 1996 (iv) weighted-average expected life of five years for 1998, 1997 and 1996, and (v) assumed forfeiture rate of 0% for 1998, and 10% for 1997 and 1996.

    The Company applies APB No. 25 in accounting for its stock based compensation plans and accordingly, no compensation expense has been recognized in the financial statements (except for those options issued with exercise prices at less than fair market value at date of grant). Had the Company determined compensation costs for its options and purchase plans based upon the methodology prescribed under SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                                                           1998           1997           1996
                                                                      --------------  -------------  -------------
Net loss applicable to common stockholders..........     As reported  $  (21,363,000) $  (9,735,000) $  (3,111,000)
                                                                      --------------  -------------  -------------
                                                                      --------------  -------------  -------------
                                                           Pro forma  $  (25,422,000) $  (9,782,000) $  (3,111,000)
                                                                      --------------  -------------  -------------
                                                                      --------------  -------------  -------------
Basic net loss per share applicable to common
  stockholders......................................     As reported  $        (1.42) $       (3.72) $       (1.19)
                                                                      --------------  -------------  -------------
                                                                      --------------  -------------  -------------
                                                           Pro forma  $        (1.69) $       (3.73) $       (1.19)
                                                                      --------------  -------------  -------------
                                                                      --------------  -------------  -------------

    The effects of applying SFAS No. 123 in the pro forma disclosure above are not indicative of future amounts. Additional awards in future years are anticipated.

    On July 6, 1998, the Company's Board of Directors adopted the Employee Stock Purchase Plan (the "ESPP"), which provides for the issuance of a maximum of 300,000 shares of common stock. Eligible employees can have up to 10% of their earnings withheld, up to certain maximums, to be used to purchase shares of the Company's common stock on the last business day of every January and July. The first issuance of shares of common stock under the ESPP occurred on January 29, 1999. The price

                                   GEOCITIES

12. STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN: (CONTINUED) of the common stock purchased under the ESPP will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each six-month offering period or the specified purchase date. During 1998, the grant-date fair value of options granted was $5.46. There were no shares issued under the ESPP during 1998. On January 29, 1999, 25,635 shares were purchased at $14.45 per share.

13. RETIREMENT PLAN

    The Company has a qualified 401(k) Profit Sharing Plan (the "Plan") available to all employees who meet the Plan's eligibility requirements. Employees may elect to contribute from 1% to 18% of their eligible earnings to the Plan. This defined contribution plan provides that the Company will, at its discretion, make contributions to the Plan on a periodic basis. Additionally, the employer may match 33 1/3% of the first 6% of the employees' contributions, which amounts vest over five years. Terminations and forfeitures from the Plan are allocated to Plan participants at year-end. The Company made contributions to the Plan of approximately $39,000 and $10,000 in 1998 and 1997, respectively.

14. SUBSEQUENT EVENTS

MERGER WITH YAHOO!

    In January 1999, the Company entered into an agreement with Yahoo! whereby the Company will become a wholly-owned subsidiary of Yahoo!

    Under the terms of the agreement, Yahoo! will issue .6768 shares of Yahoo! common stock in exchange for each share of the Company's common stock. In addition, all options to purchase the Company's common stock will be converted into options to purchase Yahoo! common stock at the same conversion rate. The acquisition is intended to be accounted for as a pooling of interests and is expected to be completed in May of 1999.

    The merger agreement contains provisions under which either Yahoo! or the Company may terminate the agreement. If Yahoo! terminates the merger agreement because the Company has taken or failed to take certain actions specified in the merger agreement, the Company will be required to pay Yahoo! $100 million. In addition, if either Yahoo! or the Company terminates the merger agreement because the required shareholder vote for the Company was not obtained, the Company may be required to pay Yahoo! all of the expenses incurred by Yahoo! in connection with the merger agreement.

    In addition, the Company granted Yahoo! an option to purchase up to 6,370,000 shares of the Company's common stock at a price of $113.66 per share. This option is exercisable by Yahoo! at anytime, in whole or in part, if certain events take place or if the merger agreement is terminated. Yahoo!'s right to exercise this option expires on the earlier of the effective date of the contemplated merger or nine months after the termination of the merger agreement.

LEASED OFFICE SPACE

    In January 1999, the Company entered into an eighteen-month lease agreement to rent approximately 20,000 square feet of office space in Marina del Rey adjacent to the Company's worldwide headquarters. Monthly lease payments of $32,000 commence January of 1999.

                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Starseed, Inc.:

    We have audited the accompanying balance sheets of Starseed, Inc. (the "Company") as of September 30, 1998 and 1997, and the related statements of operations, shareholders' deficit, and cash flows for the year ended September 30, 1998 and for the period from October 8, 1996 (date of inception) to September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starseed, Inc. as of September 30, 1998 and 1997, and the results of its operations and its cash flow for the year ended September 30, 1998 and for the period from October 8, 1996 (date of inception) to September 30, 1997 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 9 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 9. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

KPMG Peat Marwick LLP

Portland, Oregon
October 8, 1998, except as to note 9,
which is as of October 23, 1998.

                                 STARSEED, INC.

                                 BALANCE SHEETS

                          SEPTEMBER 30, 1998 AND 1997

                                                        1998          1997
                                                    ------------  ------------
                                    ASSETS

Current assets:
  Cash............................................  $     47,810  $      3,227
  Accounts receivable, net........................        42,493         1,722
  Prepaid expenses................................         3,721           458
                                                    ------------  ------------
      Total current assets........................        94,024         5,407

Property and equipment, net.......................       105,604        64,101
Other assets, net.................................         3,420        86,350
                                                    ------------  ------------
      Total assets................................  $    203,048  $    155,858
                                                    ------------  ------------
                                                    ------------  ------------

                    LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
  Accounts payable and accrued expenses...........  $    210,505  $    174,762
  Current portion of notes payable................       426,000        18,000
  Current portion of capital lease obligations....        15,091       --
  Other current liabilities.......................       130,000       --
                                                    ------------  ------------
      Total current liabilities...................       781,596       192,762

Notes payable (including notes to related
  parties), net of current portion................        41,700        45,200
Capital lease obligations, net of current
  portion.........................................        29,643       --
                                                    ------------  ------------
      Total liabilities...........................       852,939       237,962
                                                    ------------  ------------
Commitments and contingencies

Shareholders' deficit:
  Common stock, no par value; 10,000,000 shares
    authorized; 1,201,175 and 1,100,042 shares
    issued and outstanding on September 30, 1998
    and 1997, respectively........................     2,192,059       410,834
  Unearned compensation...........................      (261,374)      --
  Accumulated deficit.............................    (2,580,576)     (492,938)
                                                    ------------  ------------
      Total shareholders' deficit.................      (649,891)      (82,104)
                                                    ------------  ------------
      Total liabilities and shareholders'
        deficit...................................  $    203,048  $    155,858
                                                    ------------  ------------
                                                    ------------  ------------

                See accompanying notes to financial statements.

                                 STARSEED, INC.

                            STATEMENTS OF OPERATIONS

               FOR THE YEAR ENDED SEPTEMBER 30, 1998 AND FOR THE
                PERIOD FROM OCTOBER 8, 1996 (DATE OF INCEPTION)
                             TO SEPTEMBER 30, 1997

                                                        1998          1997
                                                    ------------  ------------
Revenues, net.....................................  $    155,651  $      6,669
Cost of revenues..................................       107,598        28,000
                                                    ------------  ------------
      Gross profit (loss).........................        48,053       (21,331)
                                                    ------------  ------------
Operating costs and expenses:
  Sales and marketing.............................       452,475        97,259
  Product development.............................     1,016,400       139,793
  General and administrative......................       497,763       215,478
                                                    ------------  ------------
                                                       1,966,638       452,530
                                                    ------------  ------------
      Loss from operations........................     1,918,585       473,861
Other expense:
  Interest expense................................       151,408       --
  Other expense...................................        17,645        19,077
                                                    ------------  ------------
      Loss before provision for income taxes......     2,087,638       492,938
Provision for income taxes........................       --            --
                                                    ------------  ------------
      Net loss....................................  $  2,087,638  $    492,938
                                                    ------------  ------------
                                                    ------------  ------------

                See accompanying notes to financial statements.

                                 STARSEED, INC.

                       STATEMENT OF SHAREHOLDERS' DEFICIT

               FOR THE YEAR ENDED SEPTEMBER 30, 1998 AND FOR THE
                PERIOD FROM OCTOBER 8, 1996 (DATE OF INCEPTION)
                             TO SEPTEMBER 30, 1997

                                                  COMMON STOCK                                         TOTAL
                                            ------------------------   ACCUMULATED     UNEARNED    SHAREHOLDERS'
                                              SHARES       AMOUNT        DEFICIT     COMPENSATION     DEFICIT
                                            ----------  ------------  -------------  ------------  -------------
Balance, October 8, 1996
  (date of inception).....................      --      $    --       $    --         $   --       $    --
Issuance of common stock in exchange for
  fixed assets............................   1,000,000        49,624       --             --              49,624
Issuance of common stock..................      75,042       248,100       --             --             248,100
Issuance of common stock for acquisition
  of purchased technology.................      25,000       100,000       --             --             100,000
Additional capital contributions..........      --            13,110       --             --              13,110
Net loss..................................      --           --            (492,938)      --            (492,938)
                                            ----------  ------------  -------------  ------------  -------------
Balance, September 30, 1997...............   1,100,042       410,834       (492,938)      --             (82,104)

Issuance of common stock..................     101,133       386,500       --             --             386,500
Unearned compensation on stock option
  grants..................................      --           348,499       --           (348,499)       --
Amortization of unearned compensation.....      --           --            --             87,125          87,125
Compensation and consulting expense on
  stock option grants.....................      --         1,046,226       --             --           1,046,226
Net loss..................................      --           --          (2,087,638)      --          (2,087,638)
                                            ----------  ------------  -------------  ------------  -------------
Balance, September 30, 1998...............   1,201,175  $  2,192,059  $  (2,580,576)  $ (261,374)  $    (649,891)
                                            ----------  ------------  -------------  ------------  -------------
                                            ----------  ------------  -------------  ------------  -------------

                See accompanying notes to financial statements.

                                 STARSEED, INC.

                            STATEMENT OF CASH FLOWS

               FOR THE YEAR ENDED SEPTEMBER 30, 1998 AND FOR THE
                PERIOD FROM OCTOBER 8, 1996 (DATE OF INCEPTION)
                             TO SEPTEMBER 30, 1997

                                                                                            1998          1997
                                                                                        -------------  -----------
Cash flows from operating activities:
  Net loss............................................................................  $  (2,087,638) $  (492,938)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization.....................................................        131,370       51,955
    Non-cash compensation and consulting expense on stock option grants...............      1,046,226      --
    Amortization of unearned compensation.............................................         87,125      --
    Changes in assets and liabilities:................................................
      Accounts receivable.............................................................        (40,771)      (1,722)
      Prepaid expenses................................................................         (3,263)        (458)
      Accounts payable and accrued expenses...........................................         35,743      174,762
      Other current liabilities.......................................................        130,000      --
                                                                                        -------------  -----------
        Net cash used in operating activities.........................................       (701,208)    (268,401)
                                                                                        -------------  -----------
Cash flows from investing activities:
  Purchase of equipment...............................................................        (36,614)     (38,432)
  Cash paid for purchased technology..................................................       --            (12,000)
                                                                                        -------------  -----------
        Net cash used in investing activities.........................................        (36,614)     (50,432)
                                                                                        -------------  -----------
Cash flows from financing activities:
  Proceeds from notes payable.........................................................        426,000       63,200
  Proceeds from issuance of common stock..............................................        386,500      248,100
  Capital contributions...............................................................       --             13,110
  Increase in other assets............................................................         (1,070)      (2,350)
  Repayment of notes payable..........................................................        (21,500)     --
  Repayment of capital leases.........................................................         (7,525)     --
                                                                                        -------------  -----------
        Net cash provided by financing activities.....................................        782,405      322,060
                                                                                        -------------  -----------
        Increase in cash..............................................................         44,583        3,227
Cash at beginning of year.............................................................          3,227      --
                                                                                        -------------  -----------
Cash at end of year...................................................................  $      47,810  $     3,227
                                                                                        -------------  -----------
                                                                                        -------------  -----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest..........................................................................  $    --        $   --
    Income taxes......................................................................       --            --

Supplemental disclosures of non-cash transactions:
  Issuance of common stock for acquisition of purchased technology....................  $    --        $   100,000
  Issuance of common stock in exchange for fixed assets...............................       --             49,624
  Equipment acquired under capital leases.............................................         52,259      --

                See accompanying notes to financial statements.

                                 STARSEED, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Starseed, Inc. (Starseed or the Company) was incorporated in Louisiana on October 8, 1996, and began operations in Ashland, Oregon October 15, 1996. The Company's focus revolves around innovations in internet communications and information access.

    In June 1997, the Company acquired "WebRing", an internet technology which offers access to hundreds of thousands of member websites organized by related interests into easy-to-travel rings.

    Inherent in the Company's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the internet. Future revenues from online services are dependent on the continued growth and acceptance of the internet, use of the internet for information, publication, distribution and commerce, and acceptance of the internet as an effective advertising medium.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company's revenues are derived primarily from advertising revenue based on the number of visits to the Company's WebRing web-sites. Revenue is recognized monthly as it is earned.

    During 1998, the Company derived a portion of their revenues from assembling computers from parts and selling them to a computer reseller.

    Effective January 1, 1998, the Company adopted the Statement of Position 97-2, "Software Revenue Recognition," ("SOP 97-2"). SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The revenue allocated to software products generally is recognized upon delivery of the products. The revenue allocated to post-contract customer support generally is recognized ratably over the term of the support and revenue allocated to service elements generally is recognized as the services are performed. The adoption of SOP 97-2 did not have a significant impact on the Company's financial statements.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, ranging from three to five years. Equipment under capital leases are amortized over the shorter of the estimated useful life or the life of the lease. Useful lives are evaluated regularly by management in order to determine recoverability in light of current technological conditions. Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized. Upon the

                                 STARSEED, INC.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation or amortization, with any resulting gain or loss included in the Statement of Operations.

LONG-LIVED ASSETS

    The Company identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

INCOME TAXES

    The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of events that have been included in the financial statements and tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

CAPITALIZED SOFTWARE

    Under Statement of Financial Accounting Standards No. 86, software development costs are to be capitalized beginning when a product's technological feasibility has been established and ending when a product is made available for general release to customers. The establishment of technological feasibility of the Company's products has occurred shortly before general release and, accordingly, no costs have been capitalized.

OTHER ASSETS

    Other assets consisted of the WebRing Technology purchased in July 1997. This asset is amortized using the straight-line method over an estimated useful life of one year. For the year ended September 30, 1998 and for the period from October 8, 1996 (date of inception) to September 30, 1997 amortization for the WebRing Technology was $84,000 and $28,000. At September 30, 1998 and 1997 accumulated amortization was $112,000 and $28,000, respectively.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation using the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair-value based method of accounting for its stock-based compensation arrangements or to comply with the current Accounting Principles Board Opinion 25 (APB Opinion 25) intrinsic-value-based method adding pro forma disclosures of net loss computed as if the fair-value-based method had been applied in the financial statements. The Company applies SFAS No. 123 by retaining the APB Opinion 25 method of accounting for stock-based compensation for employees with annual pro forma disclosures of net loss. Stock-based compensation for non-employees is accounted for using the fair-value-based method.

                                 STARSEED, INC.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING

    The Company expenses the costs of advertising when the costs are incurred. Advertising expense was approximately $200 and $-0- for the year ended September 30, 1998 and for the period from October 8, 1996 (date of inception) to September 30, 1997, respectively.

PRODUCT DEVELOPMENT

    Expenditures for research and development are expensed as incurred.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which establishes requirements for disclosure of comprehensive income. The objective of SFAS 130 is to report all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of earlier financial statements for comparative purposes is required. The Company does not expect implementation to have a significant impact on its financial statements.

    Also in June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 requires public companies to report certain information about their operating segments in a complete set of financial statements to shareholders. It also requires reporting of certain enterprise-wide information about the Company's products and services, its activities in different geographic areas and its reliance on major customers. The basis for determining the Company's operating segments is the manner in which management operates the business. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company does not expect implementation to have a significant impact on its financial statements.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. SFAS 133 is required to be adopted for fiscal years beginning after June 15, 1999. Since the Company does not hold any derivative instruments, SFAS 133 is not expected to impact the Company.

                                 STARSEED, INC.

(2) PROPERTY AND EQUIPMENT

                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
                                                                                          1998           1997
                                                                                      -------------  -------------
Computer equipment, including assets under capital leases of $52,259 and $-0- for
  1998 and 1997, respectively.......................................................   $   167,045    $    80,242
Furniture and fixtures..............................................................         9,884          7,814
                                                                                      -------------  -------------
                                                                                           176,929         88,056
Less accumulated depreciation and amortization, including amounts related to assets
  under capital leases of $8,632 and $-0- for 1998 and 1997, respectively...........       (71,325)       (23,955)
                                                                                      -------------  -------------
  Total.............................................................................   $   105,604    $    64,101
                                                                                      -------------  -------------
                                                                                      -------------  -------------

(3) INCOME TAXES

    The Company incurred a loss for both financial reporting and tax return purposes and, as such, there was no current or deferred tax provision for the year ended September 30, 1998 and for the period from October 8, 1996 (date of inception) through September 30, 1997.

    The difference between the expected tax expense, computed by applying the federal statutory rate of 34% to loss before taxes, and the actual tax expense of $-0- is primarily due to the increase in the valuation allowance for deferred tax assets.

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liability at September 30, 1998 is approximately as follows:

                                                                                          1998           1997
                                                                                      -------------  -------------
Deferred tax assets:
  Federal and state operating loss carryforwards....................................  $     432,000  $     169,500
  Research and experimentation credits..............................................         52,000         11,000
  Unearned compensation.............................................................        501,500       --
  Property and equipment, due to differences in depreciation and amortization.......         42,500         12,500
                                                                                      -------------  -------------
                                                                                          1,028,000        193,000

  Less valuation allowance..........................................................     (1,028,000)      (193,000)
                                                                                      -------------  -------------
    Net deferred tax assets.........................................................  $    --        $    --
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    The total valuation allowance for deferred tax assets as of September 30, 1998 and 1997 was $1,028,000 and $193,000, respectively. The net change in the total valuation allowance for the year ended September 30, 1998 was an increase of $835,000.

    At September 30, 1998, the Company has federal and state net operating loss and research and experimentation credit carryforwards of approximately $432,000 and $52,000, respectively. These carryforwards will expire between 2002 and 2012 if not used by the Company to reduce income taxes payable in future periods. These carryforwards will be subject to further limitations upon closing of the proposed transaction discussed in note 9.

                                 STARSEED, INC.

(4) 1998 STOCK OPTION PLAN

    In 1998, the Company adopted the 1998 Stock Option/Stock Issuance Plan (the
Plan) whereby a total of 525,000 shares of common stock have been reserved for the grant of stock options to selected employees, officers, directors, consultants and advisors. Options granted pursuant to the Plan are non-qualified stock options.

    Under the Plan, options generally vest annually over four years. Options granted under the Plan must be exercised within ten years of the date of the grant. Option prices are generally not less than the fair market value of the shares at the date of grant. At the time of the exercise of the option, all optionee's must grant the Company or its designee a right of first refusal with respect to all transfers.

    During 1998, the Company granted to certain key employees and consultants options to purchase 258,500 shares of the Company's common stock for $1.00 per share. These options were fully-vested on the grant date and were issued at a price below the fair market value of the Company's stock on the date of grant. The difference between the stock option grant price and the fair market value on the date of grant has been included as compensation or consulting expense in the accompanying statement of operations.

    The Company has elected to account for its stock-based compensation plans under APB Opinion 25; however, the Company has computed, for proforma disclosure purposes, the value of all options granted during 1998 using the minimum value option-pricing model as prescribed by SFAS 123 using the following assumptions used for grants:

Risk-free interest rate...........................................................       6.50%
Expected dividend yield...........................................................  $   --
Expected lives....................................................................     5 years
Weighted average grant date fair value per option.................................  $        5

    If the Company had accounted for these options in accordance with SFAS 123, the Company's net loss for the year ended September 30, 1998 would have increased to the following pro forma amounts:

Net loss:
  As reported..................................................................  $  (2,087,638)
  Proforma.....................................................................     (2,181,902)

    A summary of the status of the Company's Plan at September 30, 1998 and changes during the year then ended is presented in the following table:

                                                                                      WEIGHTED
                                                                                       AVERAGE
                                                                                      EXERCISE
                                                                           OPTIONS      PRICE
                                                                          ---------  -----------
Outstanding September 30, 1997..........................................     --       $  --
Granted.................................................................    475,000        2.89
Exercised...............................................................     --          --
Canceled................................................................     --          --
                                                                          ---------       -----
Outstanding September 30, 1998..........................................    475,000   $    2.89
                                                                          ---------       -----
                                                                          ---------       -----

                                 STARSEED, INC.

(4) 1998 STOCK OPTION PLAN (CONTINUED)
    The outstanding stock options have a weighted average remaining contractual life of 10 years. At September 30, 1998, a total of 295,000 non-qualified stock options were exercisable at a weighted average exercise price of $1.86 share and with a weighted average remaining contractual live in years of 10.

(5) COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases its facilities and certain computer and office equipment under noncancelable leases for varying periods through 2002. The Company's lease obligations are collateralized by certain assets at September 30, 1998. The following are the minimum lease obligations under these leases at September 30, 1998:

                                                                          CAPITAL     OPERATING
                                                                           LEASES      LEASES
                                                                         ----------  -----------
1999...................................................................  $   19,188   $  11,136
2000...................................................................      18,595      11,136
2001...................................................................       9,980       6,392
2002...................................................................       4,020      --
                                                                         ----------  -----------
                                                                             51,783   $  28,664
                                                                                     -----------
                                                                                     -----------
Less: amount representing interest.....................................      (7,049)
                                                                         ----------
Present value of minimum lease payments................................      44,734
Less: current portion..................................................     (15,091)
                                                                         ----------
Long-term portion......................................................  $   29,643
                                                                         ----------
                                                                         ----------

    Rental expense pertaining to operating leases for the year ended September 30, 1998 and the period October 8, 1996 (date of inception) to September 30, 1997 was approximately $35,000 and $46,000, respectively.

CONSULTING AGREEMENT

    The Company has entered into a consulting agreement with an individual through June 1999. Under this agreement, the Company is to pay a consulting fee of $2,000 a month.

CONTINGENCIES

    From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition and cash flows.

YEAR 2000

    The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex as virtually

                                 STARSEED, INC.

(5) COMMITMENTS AND CONTINGENCIES (CONTINUED) every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

    The Company has conducted a review of the Company's exposure to the year 2000 problem, including working with computer systems and software vendors to assure that they are prepared for the year 2000. Based on this review and discussions with such vendors, the Company currently believes that its internal systems are year 2000 compliant. The Company does not expect to incur any significant operating expenses or invest in additional computer systems to resolve issues relating to the year 2000 problem, with respect to both its information technology and product and service functions.

(6) NOTES PAYABLE

    At September 30, 1998 and 1997 notes payable consists of the following:

                                                                                                1998       1997
                                                                                             ----------  ---------
Notes payable to GeoCities, payable in a lump-sum plus accrued interest at 9% per annum payable upon the earlier of January 29, 1999 or upon the Company obtaining equity financing in excess of $1,000,000........................................................  $  200,000  $  --
Note payable to Keyline Investments, payable in a lump-sum November 1998...................     226,000     --
Notes payable to shareholders, payable in a lump-sum plus accrued interest at 12% per annum
  due October 1, 2000......................................................................      41,700     45,200
Note payable to individual payable in a lump-sum no interest, due December 31, 1997........          --     18,000
                                                                                             ----------  ---------
                                                                                                467,700     63,200
Less-current portion.......................................................................     426,000     18,000
                                                                                             ----------  ---------
                                                                                             $   41,700  $  45,200
                                                                                             ----------  ---------
                                                                                             ----------  ---------

    The Note payable to shareholders is payable upon the earlier of October 1, 2000 or upon a corporate transaction. Corporate transaction means any of the following: (1) a merger or consolidation in which the Company is not the surviving entity; (2) the sale, transfer or other disposition of all or substantially all of the assets of the Company and (3) any reverse merger in which the Company is the surviving entity but in which fifty percent or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

    The combined aggregate amount of debt maturities for the five years subsequent to September 30, 1998 follows:

Year ending September 30:
  1999............................................................................  $  426,000
  2000............................................................................      41,700
                                                                                    ----------
                                                                                    $  467,700
                                                                                    ----------
                                                                                    ----------

                                 STARSEED, INC.

(7) CUSTOMER INFORMATION

    The Company had three significant customers in 1998 that each account for greater than 10% of the Company's revenues. These customers accounted for 97% of the Company's accounts receivable at September 30, 1998.

(8) WARRANTS

    During 1998, the Company issued warrants to purchase 92,105 shares of the Company's common stock at $11.43 per share exercisable at anytime until September 1, 2000, in connection with the note payable to GeoCities. The warrants will terminate by mutual agreement upon the closing of GeoCities purchasing the Company. (See note 9)

(9) SUBSEQUENT EVENTS

    The Company obtained an additional note payable from GeoCities of $100,000 payable in a lump-sum plus accrued interest at 9% per annum, payable upon the earlier of January 29, 1999 or upon the Company obtaining equity financing in excess of $1,000,000.

    In October 1998, the Company entered into a non-binding letter of intent with GeoCities. Pursuant to the agreement; among other things all the issued and outstanding shares of the Company shall be converted into the right to receive shares of common stock of GeoCities and cash. Additionally, all outstanding options under the Company's 1998 stock option/stock issuance plan, whether vested or unvested, will be assumed by GeoCities.

    This acquisition is expected to provide the Company with the additional financial resources to continue operations. If the acquisition is not completed, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    The Company entered into a settlement agreement with Keyline Investments. The agreement requires the repayment of the outstanding loan to the Company of $226,000 and the issuance of 20,000 shares. The fair market value of the 20,000 shares is $130,000 which has been accrued as other current liabilities in the balance sheet at September 30, 1998.

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  YAHOO! INC.

                          HOME PAGE ACQUISITION CORP.

                                      AND

                                   GEOCITIES

                          Dated as of January 27, 1999

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
ARTICLE I THE MERGER......................................................................................        A-1
    1.1      The Merger...................................................................................        A-1
    1.2      Effective Time; Closing......................................................................        A-1
    1.3      Effect of the Merger.........................................................................        A-2
    1.4      Certificate of Incorporation.................................................................        A-2
    1.5      Directors and Officers.......................................................................        A-2
    1.6      Effect on Capital Stock......................................................................        A-2
    1.7      Surrender of Certificates....................................................................        A-3
    1.8      No Further Ownership Rights in Company Common Stock..........................................        A-4
    1.9      Lost, Stolen or Destroyed Certificates.......................................................        A-4
    1.10     Restricted Stock.............................................................................        A-4
    1.11     Tax and Accounting Consequences..............................................................        A-5
    1.12     Taking of Necessary Action; Further Action...................................................        A-5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY......................................................        A-5
    2.1      Organization of Company......................................................................        A-5
    2.2      Company Capital Structure....................................................................        A-6
    2.3      Obligations With Respect to Capital Stock....................................................        A-6
    2.4      Authority....................................................................................        A-7
    2.5      SEC Filings; Company Financial Statements....................................................        A-8
    2.6      Absence of Certain Changes or Events.........................................................        A-8
    2.7      Taxes........................................................................................        A-9
    2.8      Title to Properties; Absence of Liens and Encumbrances.......................................       A-11
    2.9      Intellectual Property........................................................................       A-11
    2.10     Compliance; Permits; Restrictions............................................................       A-13
    2.11     Litigation...................................................................................       A-13
    2.12     Employee Benefit Plans.......................................................................       A-14
    2.13     Environmental Matters........................................................................       A-17
    2.14     Agreements, Contracts and Commitments........................................................       A-18
    2.15     Pooling of Interests.........................................................................       A-19
    2.16     Change of Control Payments...................................................................       A-19
    2.17     Statements; Proxy Statement/Prospectus.......................................................       A-19
    2.18     Board Approval...............................................................................       A-19
    2.19     Brokers' and Finders' Fees...................................................................       A-19
    2.20     Fairness Opinion.............................................................................       A-19
    2.21     Affiliates...................................................................................       A-19
    2.22     Section 203 Not Applicable...................................................................       A-19
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......................................       A-20
    3.1      Organization of Parent and Merger Sub........................................................       A-20
    3.2      Parent and Merger Sub Capital Structure......................................................       A-20
    3.3      Authority....................................................................................       A-20
    3.4      SEC Filings; Parent Financial Statements.....................................................       A-21
    3.5      Absence of Certain Changes or Events.........................................................       A-22
    3.6      Proxy Statement/Prospectus...................................................................       A-22
    3.7      Litigation...................................................................................       A-22
    3.8      Pooling of Interests.........................................................................       A-22
    3.9      Affiliates...................................................................................       A-22
    3.10     Valid Issuance...............................................................................       A-22

                                                                                                              PAGE
                                                                                                            ---------
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME............................................................       A-22
    4.1      Conduct of Business by Company...............................................................       A-22
    4.2      Conduct of Business by Parent................................................................       A-24
ARTICLE V ADDITIONAL AGREEMENTS...........................................................................       A-24
    5.1      Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.....       A-24
    5.2      Meeting of Company Stockholders..............................................................       A-25
    5.3      Confidentiality: Access to Information.......................................................       A-26
    5.4      No Solicitation..............................................................................       A-27
    5.5      Public Disclosure............................................................................       A-28
    5.6      Reasonable Efforts; Notification.............................................................       A-28
    5.7      Third Party Consents.........................................................................       A-29
    5.8      Stock Options and ESPP.......................................................................       A-29
    5.9      Form S-8.....................................................................................       A-30
    5.10     Indemnification..............................................................................       A-30
    5.11     Nasdaq Listing...............................................................................       A-30
    5.12     Affiliate Agreements.........................................................................       A-30
    5.13     [Reserved]...................................................................................       A-31
    5.14     GeoCities Stock Option.......................................................................       A-31
    5.15     Letter of Company's Accountants..............................................................       A-33
ARTICLE VI CONDITIONS TO THE MERGER.......................................................................       A-34
    6.1      Conditions to Obligations of Each Party to Effect the Merger.................................       A-34
    6.2      Additional Conditions to Obligations of Company..............................................       A-34
    6.3      Additional Conditions to the Obligations of Parent and Merger Sub............................       A-35
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.............................................................       A-36
    7.1      Termination..................................................................................       A-36
    7.2      Notice of Termination Effect of Termination..................................................       A-37
    7.3      Fees and Expenses............................................................................       A-37
    7.4      Amendment....................................................................................       A-38
    7.5      Extension; Waiver............................................................................       A-38
ARTICLE VIII GENERAL PROVISIONS...........................................................................       A-39
    8.1      Non-Survival of Representations and Warranties...............................................       A-39
    8.2      Notices......................................................................................       A-39
    8.3      Interpretation; Certain Defined Terms........................................................       A-40
    8.4      Counterparts.................................................................................       A-40
    8.5      Entire Agreement; Third Party Beneficiaries..................................................       A-40
    8.6      Severability.................................................................................       A-41
    8.7      Other Remedies; Specific Performance.........................................................       A-41
    8.8      Governing Law................................................................................       A-41
    8.9      Rules of Construction........................................................................       A-41
    8.10     Assignment...................................................................................       A-41
    8.11     Waiver of Jury Trial.........................................................................       A-41

                               INDEX OF EXHIBITS

Exhibit A             Form of GeoCities Voting Agreement
Exhibit B             Form of GeoCities Affiliate Agreement
Exhibit C             Form of Yahoo! Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of January 27, 1999 (this "AGREEMENT"), among Yahoo! Inc., a California corporation ("YAHOO!"), Home Page Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Yahoo! ("MERGER SUB"), and GeoCities, a Delaware corporation ("GEOCITIES").

                                    RECITALS

    A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Yahoo!, Merger Sub and GeoCities intend to enter into a business combination transaction.

    B. The Board of Directors of GeoCities (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of GeoCities and advisable and fair to, and in the best interests of, GeoCities and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of GeoCities adopt and approve this Agreement and approve the Merger.

    C. The Board of Directors of Yahoo! (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Yahoo! and advisable and fair to, and in the best interests of, Yahoo! and its shareholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

    D. Concurrently with the execution of this Agreement, and as a condition and inducement to Yahoo!'s willingness to enter into this Agreement, certain stockholders of GeoCities are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A (the "GEOCITIES VOTING AGREEMENTS") and certain persons or entities who may be deemed to be affiliates of GeoCities are entering into Affiliate Agreements in substantially the form attached hereto as EXHIBIT B (the "GEOCITIES AFFILIATE AGREEMENTS").

    E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

    F. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

    NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    1.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into GeoCities (the "MERGER"), the separate corporate existence of Merger Sub shall cease and GeoCities shall continue as the surviving corporation. GeoCities as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

    1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by GeoCities and Yahoo! and specified in the Certificate of Merger) being the

"EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place at the offices of Venture Law Group, 2800 Sand Hill Road, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of GeoCities and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of GeoCities and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

        (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that at the Effective Time Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is GeoCities."

        (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial corporate officers of the Surviving Corporation shall be the corporate officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

    1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, GeoCities or the holders of any of the following securities:

        (a) CONVERSION OF GEOCITIES COMMON STOCK. Each share of common stock, par value $0.001 per share, of GeoCities ("GEOCITIES COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of GeoCities Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(d) and (e)) into the right to receive .3384 of a share (the "EXCHANGE RATIO") of common stock, par value $0.00033 per share ($0.00017 per share following the pending two-for-one stock split), of Yahoo! ("YAHOO! COMMON STOCK") upon surrender of the certificate representing such share of GeoCities Common Stock in the manner provided in Section 1.7. The parties acknowledge that following completion of Yahoo!'s pending two-for-one stock split the Exchange Ratio shall be adjusted to equal .6768 of a share of Yahoo! Common Stock, subject to potential further adjustment as contemplated by subsection (d) below.

        (b) CANCELLATION OF GEOCITIES-OWNED AND YAHOO!-OWNED STOCK. Each share of GeoCities Common Stock held by GeoCities or owned by Merger Sub, Yahoo! or any direct or indirect wholly owned subsidiary of GeoCities or of Yahoo! immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) CAPITAL STOCK OF MERGER SUB. Each share of common stock, $0.0l par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of the common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (d) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Yahoo! Common Stock or GeoCities Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Yahoo! Common Stock or GeoCities Common Stock occurring on or after the date hereof and prior to the Effective Time.

        (e) FRACTIONAL SHARES. No fraction of a share of Yahoo! Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of GeoCities Common Stock who would otherwise be entitled to a fraction of a share of Yahoo! Common Stock (after aggregating all fractional shares of Yahoo! Common Stock that otherwise would be received by such holder) shall receive from Yahoo! an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing sale price of one share of Yahoo! Common Stock for the five (5) most recent days that Yahoo! Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq Stock Market.

    1.7  SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. Yahoo! shall select a bank or trust company reasonably acceptable to GeoCities to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) YAHOO! TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Yahoo! shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Yahoo! Common Stock issuable pursuant to
    Section 1.6 in exchange for outstanding shares of GeoCities Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions to which holders of shares of GeoCities Common Stock may be entitled pursuant to
    Section 1.7(d).

        (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Yahoo! shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of GeoCities Common Stock, whose shares were converted into shares of Yahoo! Common Stock pursuant to Section 1.6 (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Yahoo! may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Yahoo! Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Yahoo!, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Yahoo! Common Stock into which their shares of GeoCities Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Yahoo! Common Stock into which such shares of GeoCities Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d).

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Yahoo! Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Yahoo! Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Yahoo! Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such shares of Yahoo! Common Stock.

        (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of Yahoo! Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Yahoo! or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Yahoo! Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Yahoo! or any agent designated by it that such tax has been paid or is not payable.

        (f)  NO LIABILITY.  Notwithstanding anything to the contrary in this
    Section 1.7, neither the Exchange Agent, Yahoo!, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Yahoo! Common Stock or GeoCities Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8 NO FURTHER OWNERSHIP RIGHTS IN GEOCITIES COMMON STOCK. All shares of Yahoo! Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(e) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of GeoCities Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of GeoCities Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Yahoo! Common Stock into which the shares of GeoCities Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); PROVIDED, HOWEVER, that Yahoo! may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Yahoo! Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum and with customary provisions as it may reasonably direct as indemnity against any claim that may be made against Yahoo!, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.10 RESTRICTED STOCK. Shares of GeoCities Common Stock that are subject to repurchase by GeoCities in the event a GeoCities employee ceases to be employed by GeoCities ("GEOCITIES RESTRICTED STOCK") shall be converted into the right to receive Yahoo! Common Stock on the same basis as provided in Section
1.6. Shares of GeoCities Restricted Stock shall be replaced with shares of Yahoo! Common Stock, subject to the same restrictions as the original GeoCities Restricted Stock. Such replacement shares of Yahoo! Common Stock shall be issued to and registered in the name of the holder, but shall be held by Yahoo! pending satisfaction of the applicable vesting schedules pursuant to existing agreements in effect at the Effective Time. GeoCities hereby assigns to the Surviving Corporation all repurchase rights relating to the GeoCities Restricted Stock, effective at the Effective Time. A listing of the holders of GeoCities Restricted Stock, together with the number of shares of GeoCities Restricted Stock held by each, is set forth on Schedule 1.10 of the GeoCities Schedules (as defined in Article II below).

    1.11  TAX AND ACCOUNTING CONSEQUENCES.

        (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

    1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of GeoCities and Merger Sub, the officers and directors of GeoCities and Merger Sub will take all such lawful and necessary action. Yahoo! shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF GEOCITIES

    GeoCities represents and warrants to Yahoo! and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by GeoCities to Yahoo! dated as of the date hereof and certified by a duly authorized officer of GeoCities (the "GEOCITIES SCHEDULES"), as follows:

    2.1  ORGANIZATION OF GEOCITIES.

        (a) GeoCities and each of its subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to GeoCities, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

        (b) GeoCities has delivered to Yahoo! a true and complete list of all of GeoCities' subsidiaries as of the date of this Agreement, indicating the jurisdiction of organization of each subsidiary and GeoCities' equity interest therein. Except as set forth on such list, neither GeoCities nor any of its subsidiaries owns any equity interest in any corporation, partnership or joint venture arrangement or other business entity that is material to GeoCities.

        (c) GeoCities has delivered or made available to Yahoo! a true and correct copy of the Certificate of Incorporation and Bylaws of GeoCities and similar governing instruments of each of its subsidiaries (other than the subsidiary of GeoCities organized under the laws of United Kingdom), each as amended to date, and each such instrument is in full force and effect. Neither GeoCities nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

    2.2 GEOCITIES CAPITAL STRUCTURE. The authorized capital stock of GeoCities consists of 60,000,000 shares of Common Stock, par value $0.001 per share, of which there were 32,034,826 shares issued and outstanding as of January 27, 1999 (none of which were held by GeoCities in its treasury), and 5,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are issued or outstanding. All outstanding shares of GeoCities Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of GeoCities or any agreement or document to which GeoCities is a party or by which it is bound. As of January 27, 1999, GeoCities had reserved an aggregate of (i) 2,670,940 shares of GeoCities Common Stock for issuance pursuant to GeoCities' 1998 Stock Incentive Plan, 4,759,310 shares of GeoCities Common Stock for issuance pursuant to GeoCities' 1997 Stock Option Plan, and (iii) 215,090 shares of GeoCities Common Stock for issuance pursuant to GeoCities' Starseed, Inc. 1998 Stock Option/Stock Issuance Plan. As of January 27, 1999, there were options outstanding to purchase an aggregate of (u) 1,664,500 shares of GeoCities Common Stock pursuant to GeoCities' 1998 Stock Incentive Plan, (v) 4,759,310 shares of GeoCities Common Stock pursuant to GeoCities' 1997 Stock Option Plan, (w) 215,090 shares of GeoCities Common Stock pursuant to GeoCities' Starseed, Inc. 1998 Stock Option/Stock Issuance Plan, and (x) 2,306,054 shares of GeoCities Common Stock pursuant to written agreements with certain officers, directors, consultants, founders and employees of GeoCities. GeoCities' 1998 Stock Incentive Plan, GeoCities' 1997 Stock Option Plan, Starseed, Inc. 1998 Stock Option/Stock Issuance Plan and the aforementioned written agreements granting options are collectively referred to in this Agreement as the "GEOCITIES STOCK OPTION PLANS." There are no warrants outstanding to purchase any shares of GeoCities Common Stock. As of January 27, 1999, GeoCities had reserved an aggregate of 300,000 shares of GeoCities Common Stock for issuance pursuant to GeoCities' 1998 Employee Stock Purchase Plan (the "ESPP"). All shares of GeoCities Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The GeoCities Schedules list for each person who held options or warrants to acquire shares of GeoCities Common Stock as of January 26, 1999, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant had vested at such date, the vesting schedule for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration, if any.

    2.3  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of GeoCities equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities GeoCities owns free and clear of all claims and encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of GeoCities that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of GeoCities, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which GeoCities or any of its subsidiaries is a party or by which it is bound obligating GeoCities or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of GeoCities or any of its subsidiaries or obligating GeoCities or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement, there are no registration rights and thre is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which GeoCities is a party or by which it is bound with respect to any equity security of any class of GeoCities or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of GeoCities will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

    2.4  AUTHORITY.

        (a) GeoCities has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GeoCities, subject only to the approval and adoption of this Agreement and the approval of the Merger by GeoCities' stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of the GeoCities Common Stock is sufficient for GeoCities' stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by GeoCities and, assuming the due execution and delivery by Yahoo! and Merger Sub, constitutes a valid and binding obligation of GeoCities, enforceable against GeoCities in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by GeoCities does not, and the performance of this Agreement by GeoCities will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of GeoCities or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by GeoCities' stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to GeoCities or any of its subsidiaries or by which GeoCities or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair GeoCities' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of GeoCities or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation, in each case that is material to GeoCities, to which GeoCities or any of its subsidiaries is a party or by which GeoCities or any of its subsidiaries or its or any of their respective assets are bound or affected. The GeoCities Schedules list all consents, waivers and approvals under any of GeoCities' or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a loss of benefits to GeoCities, Yahoo! or the Surviving Corporation as a result of the Merger that would be reasonably likely to result in a Material Adverse Effect with respect to GeoCities, Yahoo! or the Surviving Corporation.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by GeoCities in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to GeoCities or Yahoo! or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

    2.5  SEC FILINGS; GEOCITIES FINANCIAL STATEMENTS.

        (a) GeoCities has filed all forms, reports and documents required to be filed by GeoCities with the SEC since August 1, 1998, and has made available to Yahoo! such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that GeoCities may file subsequent to the date hereof) are referred to herein as the "GEOCITIES SEC REPORTS." As of their respective dates, the GeoCities SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such GeoCities SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of GeoCities' subsidiaries is required to file any forms, reports or other documents with the SEC.

       (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the GeoCities SEC Reports (the "GEOCITIES FINANCIALS"), including each GeoCities SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of GeoCities and its subsidiaries as at the respective dates thereof and the consolidated results of GeoCities' operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of GeoCities contained in GeoCities SEC Reports as of September 30, 1998 is hereinafter referred to as the "GEOCITIES BALANCE SHEET." Except as disclosed in the GeoCities Financials, since the date of the GeoCities Balance Sheet neither GeoCities nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of GeoCities and its subsidiaries taken as a whole, except for liabilities incurred since the date of the GeoCities Balance Sheet in the ordinary course of business consistent with past practices and liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.

        (c) GeoCities has heretofore furnished to Yahoo! a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by GeoCities with the SEC pursuant to the Securities Act or the Exchange Act.

    2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the GeoCities Balance Sheet there has not been: (i) any Material Adverse Effect (as defined in Section 8.3(c)) with respect to GeoCities and its subsidiaries, taken as a whole, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of GeoCities' capital stock, or any purchase, redemption or other acquisition by GeoCities of any of GeoCities' capital stock or any other securities of GeoCities or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of GeoCities' capital stock, (iv) any granting by GeoCities or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers, directors or managers or employees who earn more than $100,000 per year, or any payment by GeoCities or any of its subsidiaries of any bonus to any of their officers, directors or managers or employees who earn more than $100,000 per year, or any granting by GeoCities or any of its subsidiaries of any increase in severance or termination pay or any entry by GeoCities or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving GeoCities of the nature contemplated hereby, (v) any material change or alteration in the policy of GeoCities relating to the granting of stock options to its employees and consultants, (vi) entry by GeoCities or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement or which either is not terminable by GeoCities or its subsidiaries, as the case may be, without penalty upon no more than 45 days' prior notice or provides for payments by or to GeoCities or its subsidiaries in an amount in excess of $50,000 over the term of the agreement,
(vii) any material change by GeoCities in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by GeoCities of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business.

    2.7  TAXES.

        (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and
    (iii) any liability for amounts of the type described in clauses (i) and
    (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b)  TAX RETURNS AND AUDITS.

            (i) GeoCities and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by or on behalf of GeoCities and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and GeoCities and each of its subsidiaries have paid (where required by law or otherwise accrued) all Taxes shown to be due on such Returns.

            (ii) GeoCities and each of its subsidiaries have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

           (iii) There is no material Tax deficiency outstanding, proposed or assessed against GeoCities or any of its subsidiaries, nor has GeoCities or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect.

            (iv) No audit or other examination of any Return of GeoCities or any of its subsidiaries by any Tax authority is presently in progress, nor has GeoCities or any of its subsidiaries been notified of any request for such an audit or other examination.

            (v) No adjustment of Tax relating to any Returns filed by GeoCities or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to GeoCities or any of its subsidiaries or any representative thereof.

            (vi) Neither GeoCities nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the GeoCities Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to GeoCities, other than any liability for unpaid Taxes that may have accrued since the date of the GeoCities Balance Sheet in connection with the operation of the business of GeoCities and its subsidiaries in the ordinary course.

           (vii) There is no contract, agreement, plan or arrangement to which GeoCities is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of GeoCities or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

          (viii) Neither GeoCities nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
       Section 341(f)(2) of the Code apply to any disposition of a subsection
       (f) asset (as defined in Section 341(f)(4) of the Code) owned by GeoCities.

            (ix) Neither GeoCities nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

            (x) Except as may be required as a result of the Merger, GeoCities and its subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

            (xi) GeoCities has made available to Yahoo! or its legal or accounting representatives copies of all foreign, federal and state income tax and all state sales and use tax Returns for the GeoCities and each of its subsidiaries filed for all periods since December 31, 1993.

           (xii) There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "LIENS") on the assets of the GeoCities or any of its subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

    2.8  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

        (a) GEOCITIES OWNS NO REAL PROPERTY INTERESTS. The GeoCities Schedules list all real property leases to which GeoCities is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against GeoCities in an amount greater than $50,000.

        (b) GeoCities has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the GeoCities Financials and except for Liens for Taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

    2.9 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

       "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing;
       (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

       "GEOCITIES INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, GeoCities or one of its subsidiaries.

       "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

       "GEOCITIES REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, GeoCities or one of its subsidiaries.

        (a) No GeoCities Intellectual Property or product or service of GeoCities is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by GeoCities, or which may affect the validity, use or enforceability of such GeoCities Intellectual Property, which in any such case would be reasonably likely to have a Material Adverse Effect on GeoCities.

        (b) Each material item of GeoCities Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect on GeoCities.

        (c) GeoCities or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of GeoCities Intellectual Property used in connection with the conduct of its business as currently conducted and as proposed to be conducted free and clear of any lien or encumbrance (excluding licenses and related restrictions); and GeoCities or one of its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with and material to the operation or conduct of the business of GeoCities and its subsidiaries, including the sale of any products or the provision of any services by GeoCities and its subsidiaries.

        (d) GeoCities or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are GeoCities products or which GeoCities otherwise expressly purports to own.

        (e) To the extent that any material Intellectual Property has been developed or created by a third party for GeoCities or any of its subsidiaries, GeoCities or its subsidiaries, as the case may be, has a written agreement with such third party with respect thereto and GeoCities or its subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (f) The GeoCities Schedules list all material contracts, licenses and agreements to which GeoCities is a party (i) with respect to GeoCities Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to GeoCities.

        (g) All material contracts, licenses and agreements relating to the GeoCities Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements in accordance with its terms, the effect of which would have a Material Adverse Effect on GeoCities. GeoCities is in material compliance with, and has not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of GeoCities, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of GeoCities' rights under such contracts, licenses and agreements to the same extent GeoCities would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which GeoCities would otherwise be required to pay.

        (h) The operation of the business of GeoCities as such business currently is conducted, including GeoCities' design, development, marketing and sale of the products or services of GeoCities (including with respect to products currently under development) has not, does not and will not infringe or misappropriate in any material manner the Intellectual Property of any third party or, to the knowledge of GeoCities, constitute unfair competition or trade practices under the laws of any jurisdiction.

        (i) GeoCities has not received written notice from any third party, and to the knowledge of GeoCities, no other pending overt threat from any third party, that the operation of the business of GeoCities or any act, product or service of GeoCities, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (j) To the knowledge of GeoCities, no person has or is infringing or misappropriating any GeoCities Intellectual Property.

        (k) GeoCities and its subsidiaries have taken reasonable steps to protect GeoCities' and its subsidiaries' rights in GeoCities' and such subsidiaries' confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to GeoCities or such subsidiaries, and, without limiting the foregoing, GeoCities and its subsidiaries have and enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to Yahoo!, and except under confidentiality obligations, there has been not disclosure by GeoCities or one of its subsidiaries of any such trade secrets or confidential information.

    2.10  COMPLIANCE WITH LAWS; PERMITS; RESTRICTIONS.

        (a) Neither GeoCities nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to GeoCities or any of its subsidiaries or by which GeoCities or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GeoCities or any of its subsidiaries is a party or by which GeoCities or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not be reasonably likely to result in a Material Adverse Effect on GeoCities. No investigation or review by any Governmental Entity is pending or, to GeoCities' knowledge, has been threatened in a writing delivered to GeoCities against GeoCities or any of its subsidiaries, nor, to GeoCities' knowledge, has any Governmental Entity indicated an intention to conduct an investigation of GeoCities or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon GeoCities or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of GeoCities or any of its subsidiaries, any acquisition of material property by GeoCities or any of its subsidiaries or the conduct of business by GeoCities as currently conducted.

        (b) GeoCities and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of GeoCities as currently conducted (collectively, the "GEOCITIES PERMITS"). GeoCities and its subsidiaries are in compliance in all material respects with the terms of the GeoCities Permits.

    2.11 LITIGATION. There are no claims, suits, actions or proceedings pending or, to the knowledge of GeoCities, threatened against, relating to or affecting GeoCities or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on GeoCities or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to GeoCities the legal right of GeoCities to design, offer or sell any of its products in the present manner or style thereof.

    2.12  EMPLOYEE BENEFIT PLANS.

        (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

            (i) "AFFILIATE" shall mean any other person or entity under common control with GeoCities within the meaning of Section 414(b), (c), (m) or
       (o) of the Code and the regulations issued thereunder;

            (ii) "GEOCITIES EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by GeoCities or any Affiliate for the benefit of any Employee and pursuant to which GeoCities or any Affiliate has any material liability;

           (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

            (iv) "DOL" shall mean the Department of Labor;

            (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of GeoCities or any Affiliate;

            (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between GeoCities or any Affiliate and any Employee or consultant;

           (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

            (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each GeoCities Employee Plan that has been adopted or maintained by GeoCities, whether informally or formally, for the benefit of Employees outside the United States;

            (x) "IRS" shall mean the Internal Revenue Service;

            (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

           (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

          (xiii) "PENSION PLAN" shall mean each GeoCities Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        (b) SCHEDULE. The GeoCities Schedules contain an accurate and complete list of each GeoCities Employee Plan and each Employee Agreement. GeoCities does not have any plan or commitment to establish any new GeoCities Employee Plan, to modify any GeoCities Employee Plan or Employee Agreement (except to the extent required by law or to conform any such GeoCities Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Yahoo! in writing, or as required by this Agreement), or to enter into any GeoCities Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. The GeoCities Schedules also contain a list of all GeoCities employees as of the date hereof, each such person's date of hire and each such person's annual compensation.

        (c) DOCUMENTS. GeoCities has provided to Yahoo!: (i) correct and complete copies of all material documents embodying to each GeoCities Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each GeoCities Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each GeoCities Employee Plan or related trust; (iv) if the GeoCities Employee Plan is funded, the most recent annual and periodic accounting of GeoCities Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each GeoCities Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to GeoCities Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any GeoCities Employee Plan; (vii) all material written agreements and contracts relating to each GeoCities Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any GeoCities Employee Plan and any proposed GeoCities Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to GeoCities; and (ix) all registration statements and prospectuses prepared in connection with each GeoCities Employee Plan.

        (d) EMPLOYEE PLAN COMPLIANCE. (i) GeoCities has performed in all material respects all obligations required to be performed by it under, is not in default or violation of; and has no knowledge of any material default or violation by any other party to each GeoCities Employee Plan, and each GeoCities Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each GeoCities Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
    Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan;
    (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
    Section 408 of ERISA, has occurred with respect to any GeoCities Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of GeoCities, threatened or reasonably anticipated (other than routine claims for benefits) against any GeoCities Employee Plan or against the assets of any GeoCities Employee Plan; (v) each GeoCities Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Yahoo!, GeoCities or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of GeoCities, threatened by the IRS or DOL with respect to any GeoCities Employee Plan; and (vii) neither GeoCities nor any Affiliate is subject to any penalty or tax with respect to any GeoCities Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

        (e) PENSION PLANS. GeoCities does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

        (f) MULTIEMPLOYER PLANS. At no time has GeoCities contributed to or been requested to contribute to any Multiemployer Plan.

        (g) NO POST-EMPLOYMENT OBLIGATIONS. No GeoCities Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and GeoCities has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

        (h) COBRA; FMLA. Neither GeoCities nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

        (i)  EFFECT OF TRANSACTION.

            (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any GeoCities Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (ii) No payment or benefit which will or may be made by GeoCities or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

        (j) EMPLOYMENT MATTERS. GeoCities: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable in any material respect for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

    There are no pending, or, to GeoCities' knowledge, threatened or reasonably anticipated claims or actions against GeoCities under any worker's compensation policy or long-term disability policy which would be reasonably likely to have a Material Adverse Effect on GeoCities. To GeoCities' knowledge, no Employee of GeoCities has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by GeoCities and disclosing to GeoCities or using trade secrets or proprietary information of any other person or entity.

        (k) LABOR. No work stoppage or labor strike against GeoCities is pending, threatened or reasonably anticipated. GeoCities does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of GeoCities, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to GeoCities. Neither GeoCities nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. GeoCities is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by GeoCities.

        (l) INTERNATIONAL EMPLOYEE PLAN. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued.

    2.13  ENVIRONMENTAL MATTERS.

        (a) HAZARDOUS MATERIAL. Except as would not result in material liability to GeoCities, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of GeoCities or any of its subsidiaries or any affiliate of GeoCities, or, to GeoCities' knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that GeoCities or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) HAZARDOUS MATERIALS ACTIVITIES. Except as would not result in a material liability to GeoCities (in any individual case or in the aggregate)
    (i) neither GeoCities nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither GeoCities nor any of its subsidiaries has disposed of; transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) PERMITS. GeoCities and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "GEOCITIES ENVIRONMENTAL PERMITS") material to and necessary for the conduct of GeoCities' and its subsidiaries' Hazardous Material Activities and other businesses of GeoCities and its subsidiaries as such activities and businesses are currently being conducted.

    2.14 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as otherwise set forth in the GeoCities Schedules, neither GeoCities nor any of its subsidiaries is a party to or is bound by:

        (a) any employment agreement, contract or commitment with any employee or member of GeoCities' Board of Directors, other than those that are terminable by GeoCities or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit GeoCities' or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

        (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (c) any agreement of indemnification or any guaranty;

        (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of GeoCities or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

        (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by GeoCities or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which GeoCities has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than GeoCities' subsidiaries;

        (f) any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement to which GeoCities or one of its subsidiaries is a party which may not be canceled by GeoCities or its subsidiaries, as the case may be, without penalty in excess of $50,000 upon notice of 45 days or less or which provides for payments by or to GeoCities or its subsidiaries in an amount in excess of $50,000 over the term of the agreement;

        (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology; or

        (h) any other agreement, contract or commitment currently in effect that is material to GeoCities' business as presently conducted and proposed to be conducted.

    Neither GeoCities nor any of its subsidiaries, nor to GeoCities' knowledge any other party to a GeoCities Contract (as defined below), is in breach, violation or default under, and neither GeoCities nor any of its subsidiaries has received written notice (or to its knowledge, any other form of notice) that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which GeoCities or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the GeoCities Schedules pursuant to clauses (a) through (h) above or pursuant to Section 2.9 hereof (any such agreement, contract or commitment, a "GEOCITIES CONTRACT") in such a manner as would permit any other party to cancel or terminate any such GeoCities Contract the effect of which would have a Material Adverse Effect on GeoCities, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

    2.15 POOLING OF INTERESTS. To the knowledge of GeoCities, based on consultation with its independent accountants, neither GeoCities nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Yahoo!'s ability to account for the Merger as a pooling of interests.

    2.16 CHANGE OF CONTROL PAYMENTS. The GeoCities Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of GeoCities as a result of or in connection with the Merger.

    2.17 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by GeoCities for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by GeoCities for inclusion in the proxy statement/prospectus to be sent to the stockholders of GeoCities in connection with the meeting of GeoCities' stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "GEOCITIES STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT/PROSPECTUS") shall not, on the date the Proxy Statement/Prospectus is first mailed to GeoCities' stockholders or at the time of the GeoCities Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the GeoCities Stockholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to GeoCities or any of its affiliates, officers or directors should be discovered by GeoCities which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, GeoCities shall promptly inform Yahoo!. Notwithstanding the foregoing, GeoCities makes no representation or warranty with respect to any information supplied by Yahoo! or Merger Sub which is contained in any of the foregoing documents.

    2.18 BOARD APPROVAL. The Board of Directors of GeoCities has, as of the date of this Agreement, determined (i) that the Merger is advisable and fair to, and in the best interests of GeoCities and its stockholders and (ii) to recommend that the stockholders of GeoCities approve and adopt this Agreement and approve the Merger.

    2.19 BROKERS' AND FINDERS' FEES. Except for fees payable to Goldman, Sachs & Co., GeoCities has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of the Goldman, Sachs & Co. engagement letter with GeoCities has been previously provided to Yahoo!.

    2.20 FAIRNESS OPINION. GeoCities' Board of Directors has received an opinion from Goldman, Sachs & Co. as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to GeoCities' stockholders (other than Yahoo! and its affiliates).

    2.21 AFFILIATES. Set forth on the GeoCities Schedules is a list of those persons who may be deemed to be, in GeoCities' reasonable judgment, affiliates of GeoCities within the meaning of Rule 145 promulgated under the Securities Act (each a "GEOCITIES AFFILIATE").

    2.22 SECTION 203 NOT APPLICABLE. The Board of Directors of GeoCities has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF YAHOO! AND MERGER SUB

    Yahoo! and Merger Sub represent and warrant to GeoCities, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by Yahoo! to GeoCities dated as of the date hereof and certified by a duly authorized officer of Yahoo! (the "YAHOO! SCHEDULES"), as follows:

    3.1  ORGANIZATION OF YAHOO! AND MERGER SUB.

        (a) Each of Yahoo! and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Yahoo!, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

        (b) Yahoo! has delivered or made available to GeoCities a true and correct copy of the Certificate of Incorporation and Bylaws of Yahoo!, each as amended to date, and each such instrument is in full force and effect. Neither Yahoo! nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

    3.2 YAHOO! AND MERGER SUB CAPITAL STRUCTURE. The authorized capital stock of Yahoo! consists of 225,000,000 shares of Yahoo! Common Stock, of which there were 99,956,023 shares issued and outstanding as of January 26, 1999, and 10,000,000 shares of Preferred Stock, none of which are issued and outstanding. All outstanding shares of Yahoo! Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Yahoo! or any agreement or document to which Yahoo! is a party or by which it is bound. As of January 25, 1999, there were options outstanding to purchase an aggregate of 25,836,093 shares of Yahoo! Common Stock under Yahoo!'s stock option plans. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by Yahoo!. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

    3.3  AUTHORITY.

        (a) Each of Yahoo! and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Yahoo! and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Yahoo! and Merger Sub and, assuming the due authorization, execution and delivery by GeoCities, constitutes the valid and binding obligation of Yahoo! and Merger Sub, enforceable against Yahoo! and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Yahoo! and Merger Sub does not, and the performance of this Agreement by each of Yahoo! and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Yahoo! or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Yahoo! or Merger Sub or by which any of their respective properties is bound or affected, or
    (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Yahoo!'s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of a material lien or encumbrance on any of the material properties or assets of Yahoo! or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, in each case that is material to Yahoo!, to which Yahoo! or Merger Sub is a party or by which Yahoo! or Merger Sub or any of their respective properties are bound or affected.

        (b) No consent, approval, order or authorization of; or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Yahoo! or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for
    (i) the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Yahoo! or GeoCities or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

    3.4  SEC FILINGS; YAHOO! FINANCIAL STATEMENTS.

        (a) Yahoo! has filed all forms, reports and documents required to be filed by Yahoo! with the SEC since January 1, 1997, and has made available to GeoCities such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Yahoo! may file subsequent to the date hereof) are referred to herein as the "YAHOO! SEC REPORTS." As of their respective dates, the Yahoo! SEC Reports
    (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Yahoo! SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Yahoo!'s subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Yahoo! SEC Reports (the "YAHOO! FINANCIALS"), including any Yahoo! SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto,
    (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Yahoo! and its subsidiaries as at the respective dates thereof and the consolidated results of Yahoo!'s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Yahoo! contained in Yahoo! SEC Reports as of September 30, 1998 is hereinafter referred to as the "YAHOO! BALANCE SHEET."

        (c) Yahoo! has heretofore furnished to GeoCities a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Yahoo! with the SEC pursuant to the Securities Act or the Exchange Act.

    3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Yahoo! Balance Sheet there has not been any Material Adverse Effect with respect to Yahoo! and its subsidiaries, taken as a whole.

    3.6 PROXY STATEMENT/PROSPECTUS. The information supplied by Yahoo! for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Yahoo! for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to GeoCities' stockholders or at the time of the GeoCities Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the GeoCities Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Yahoo! or any of its affiliates, officers or directors should be discovered by Yahoo! which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Yahoo! shall promptly inform GeoCities. Notwithstanding the foregoing, Yahoo! makes no representation or warranty with respect to any information supplied by GeoCities which is contained in any of the foregoing documents.

    3.7 LITIGATION. There are no claims, suits, actions or proceedings pending or, to the knowledge of Yahoo!, threatened against, relating to or affecting Yahoo! or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

    3.8 POOLING OF INTERESTS. To the knowledge of Yahoo!, based on consultation with its independent accountants, neither Yahoo! nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Yahoo!'s ability to account for the Merger as a pooling of interests.

    3.9 AFFILIATES. Set forth on the Yahoo! Schedules is a list of those persons who may be deemed to be, in Yahoo!'s reasonable judgment, affiliates of Yahoo! within the meaning of Rule 145 promulgated under the Securities Act (each a "YAHOO! AFFILIATE").

    3.10 VALID ISSUANCE. The Yahoo! Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS BY GEOCITIES. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, GeoCities and each of its subsidiaries shall, except to the extent that Yahoo! shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

        In addition, except as permitted by the terms of this Agreement, and except as provided in Schedule 4.1 of the GeoCities Schedules, without the prior written consent of Yahoo!, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, GeoCities shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Yahoo!, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the GeoCities Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of GeoCities or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of GeoCities Common Stock pursuant to the exercise of stock options therefor, and (ii) shares of GeoCities Common Stock issuable to participants in the ESPP consistent with the terms thereof;

        (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of GeoCities or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of GeoCities;

        (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GeoCities, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

        (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice;

        (l) Modify, amend or terminate any material contract or agreement to which GeoCities or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

       (m) Enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations which may not be canceled without penalty by GeoCities or its subsidiaries upon notice of 45 days or less or which provide for payments by or to GeoCities or its subsidiaries in an amount in excess of $50,000 over the term of the Agreement;

        (n) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (o) Take any action, or omit to take any action, that would be reasonably likely to interfere with Yahoo!'s ability to account for the Merger as a pooling of interests, whether or not otherwise permitted by the provisions of this Article IV;

        (p) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

        (q) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

        (r) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (q) above.

    4.2 CONDUCT OF BUSINESS BY YAHOO!. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, without the prior written consent of GeoCities, Yahoo! shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Cause, permit or propose any amendments to its Articles of Incorporation or Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries) in a manner that would have an adverse impact on GeoCities' stockholders; PROVIDED that the foregoing shall not restrict the ability of Yahoo! to reincorporate in another jurisdiction prior to the termination of this Agreement or the Effective Time; or

        (b) Take any action that would be reasonably likely to interfere with Yahoo!'s ability to account for the Merger as a pooling of interests, whether or not otherwise permitted by this Article IV.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS.

        (a) As promptly as practicable after the execution of this Agreement, GeoCities and Yahoo! will prepare, and file with the SEC, the Proxy Statement/Prospectus and Yahoo! will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of GeoCities and Yahoo! will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and GeoCities will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of GeoCities and Yahoo! will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of GeoCities and Yahoo! will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of GeoCities and Yahoo! will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, GeoCities or Yahoo!, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of GeoCities, such amendment or supplement.

        (b) Each of Yahoo! and GeoCities shall use commercially reasonable efforts to cause its respective independent accountants to deliver as promptly as practicable following the date hereof audited financial statements for the year ended December 31, 1998.

    5.2  MEETING OF GEOCITIES STOCKHOLDERS.

        (a) Promptly after the date hereof, GeoCities will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the GeoCities Stockholders' Meeting to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. GeoCities will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NASD or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, GeoCities may adjourn or postpone GeoCities Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to GeoCities' stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which GeoCities Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of GeoCities Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the GeoCities' Stockholders' Meeting. GeoCities shall ensure that the GeoCities Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by the GeoCities in connection with the GeoCities Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the NASD and all other applicable legal requirements. GeoCities' obligation to call, give notice of, convene and hold the GeoCities Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to GeoCities of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of GeoCities with respect to the Merger.

        (b) Subject to Section 5.2(c): (i) the Board of Directors of GeoCities shall recommend that GeoCities' stockholders vote in favor of and adopt and approve this Agreement and the Merger at the GeoCities Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the GeoCities has recommended that GeoCities' stockholders vote in favor of and adopt and approve this Agreement and the Merger at the GeoCities Stockholders' Meeting; and (iii) neither the Board of Directors of GeoCities nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Yahoo!, the recommendation of the Board of Directors of GeoCities that GeoCities' stockholders vote in favor of and adopt and approve this Agreement and the Merger.

        (c) Nothing in this Agreement shall prevent the Board of Directors of GeoCities from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below), or an offer reasonably believed by the Board of Directors of GeoCities to be a Superior Offer, is made to the GeoCities and is not withdrawn, (ii) neither GeoCities nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4, and (iii) the Board of Directors of GeoCities or any committee thereof concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of GeoCities or any committee thereof to comply with its obligations to GeoCities' stockholders under applicable law. Nothing contained in this
    Section 5.2(c) shall limit GeoCities' obligation to hold and convene the GeoCities Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of the GeoCities shall have been withdrawn, amended or modified). For purposes of this Agreement ("SUPERIOR OFFER") shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving GeoCities pursuant to which the stockholders of GeoCities immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction;
    (ii) a sale or other disposition by GeoCities of assets representing in excess of 50% of the fair market value of GeoCities' business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by GeoCities), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the GeoCities, on terms that the Board of Directors of GeoCities determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable, or is reasonably likely to be more favorable, to GeoCities stockholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of GeoCities' Board of Directors to be obtained by such third party on a timely basis.

    5.3  CONFIDENTIALITY; ACCESS TO INFORMATION.

        (a) The parties acknowledge that GeoCities and Yahoo! have previously executed a Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        (b) GeoCities will afford Yahoo! and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of GeoCities during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of GeoCities, as Yahoo! may reasonably request. Yahoo! will afford GeoCities and its representatives reasonable access to information concerning Yahoo!'s business that GeoCities may reasonably request in order to permit, and solely for the purpose of permitting, GeoCities to confirm the accuracy of the representations and warranties made by Yahoo! in Article III. No information or knowledge obtained by Yahoo! or GeoCities in any investigation pursuant to this
    Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.4  NO SOLICITATION.

        (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, GeoCities and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that prior to the approval of this Agreement by the required GeoCities stockholder vote, this Section 5.4(a) shall not prohibit GeoCities from furnishing nonpublic information regarding GeoCities and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither GeoCities nor any representative of GeoCities and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of GeoCities concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of GeoCities to comply with its fiduciary obligations to GeoCities' stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such person or group, GeoCities gives Yahoo! written notice of the identity of such person or group and of GeoCities' intention to furnish nonpublic information to, or enter into discussions with, such person or group and the GeoCities receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the GeoCities, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, GeoCities furnishes such nonpublic information to Yahoo! (to the extent such nonpublic information has not been previously furnished by the GeoCities to Yahoo!). GeoCities and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of GeoCities or any of its subsidiaries or any investment banker, attorney or other advisor or representative of GeoCities or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by GeoCities. In addition to the foregoing, the GeoCities shall provide Yahoo! with at least two (2) business days or forty-eight (48) hours prior written notice of a meeting of GeoCities' Board of Directors at which GeoCities' Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of the documentation relating to such Superior Offer that exists at such time.

    For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any bona fide offer or proposal (other than an offer or proposal by Yahoo!) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the GeoCities by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the GeoCities or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the GeoCities or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the GeoCities pursuant to which the stockholders of the GeoCities immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of the GeoCities; or (C) any liquidation or dissolution of the GeoCities.

        (b) In addition to the obligations of GeoCities set forth in paragraph
    (a) of this Section 5.4, GeoCities as promptly as practicable shall advise Yahoo! orally and in writing of any request for non-public information which GeoCities reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which GeoCities reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, Acquisition Proposal or inquiry. GeoCities will keep Yahoo! informed in all material respects of any material amendments or proposed amendments to any such Acquisition Proposal.

    5.5 PUBLIC DISCLOSURE. Yahoo! and GeoCities will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    5.6  REASONABLE EFFORTS; NOTIFICATION.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity,
    (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, GeoCities and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other ransactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Yahoo! or any of its affiliates to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Yahoo!, any of its affiliates or GeoCities or the holding separate of the shares of GeoCities Common Stock or imposing or seeking to impose any limitation on the ability of Yahoo! or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of GeoCities Common Stock.

        (b) GeoCities shall give prompt notice to Yahoo! of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of GeoCities to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (c) Yahoo! shall give prompt notice to GeoCities of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Yahoo! or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Yahoo! and GeoCities will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

    5.8  STOCK OPTIONS AND ESPP.

        (a) At the Effective Time, each outstanding option to purchase shares of GeoCities Common Stock (each a "GEOCITIES STOCK OPTION") under the GeoCities Stock Option Plans, whether or not exercisable, will be assumed by Yahoo!. Each GeoCities Stock Option so assumed by Yahoo! under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable GeoCities Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each GeoCities Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Yahoo! Common Stock equal to the product of the number of shares of GeoCities Common Stock that were issuable upon exercise of such GeoCities Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Yahoo! Common Stock and (ii) the per share exercise price for the shares of Yahoo! Common Stock issuable upon exercise of such assumed GeoCities Stock Option will be equal to the quotient determined by dividing the exercise price per share of GeoCities Common Stock at which such GeoCities Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

        (b) It is intended that GeoCities Stock Options assumed by Yahoo! shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent GeoCities Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

        (c) GeoCities shall take all actions necessary pursuant to the terms of the ESPP in order to accelerate the purchase date of the purchase period under such plan which includes the Effective Time (the "CURRENT PURCHASE PERIOD") such that a new purchase date for such purchase period shall occur prior to the Effective Time and shares shall be purchased by ESPP participants prior to the Effective Time. The Current Purchase Period shall expire immediately following such new purchase date, and the ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, GeoCities shall take no action, pursuant to the terms of the ESPP, to commence any new purchase period.

    5.9 FORM S-8. Yahoo! agrees to file a registration statement on Form S-8 for the shares of Yahoo! Common Stock issuable with respect to assumed GeoCities Stock Options as soon as is reasonably practicable after the Effective Time, and in any event within 30 days after the Effective Time, and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

    5.10  INDEMNIFICATION.

        (a) From and after the Effective Time, Yahoo! will cause the Surviving Corporation to fulfill and honor in all respects the obligations of GeoCities pursuant to any indemnification agreements between GeoCities and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under GeoCities' Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of GeoCities as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of GeoCities, unless such modification is required by law.

        (b) For a period of three years after the Effective Time, Yahoo! will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by GeoCities' directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of GeoCities; PROVIDED, HOWEVER, that in no event will Yahoo! or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by GeoCities for such coverage (or such coverage as is available for such 125% of such annual premium).

        (c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit GeoCities, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Yahoo!, and shall be enforceable by the indemnified parties.

    5.11 NASDAQ LISTING. Yahoo! agrees to authorize for listing on the Nasdaq Stock Market the shares of Yahoo! Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance

    5.12 AFFILIATE AGREEMENTS. In addition to those GeoCities Affiliate Agreements executed and delivered to Yahoo! concurrently with the execution of this Agreement, GeoCities will use its commercially reasonable efforts to deliver or cause to be delivered to Yahoo!, as promptly as practicable on or following the date hereof, from each additional GeoCities Affiliate an executed GeoCities Affiliate Agreement, each of which will be in full force and effect as of the Effective Time. Yahoo! will use its commercially reasonable efforts to deliver or cause to be delivered, as promptly as practicable following the date hereof, from each Yahoo! Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT C (the "YAHOO! AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. Yahoo! will be entitled to place appropriate legends on the certificates evidencing any Yahoo! Common Stock to be received by a GeoCities Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Yahoo! Common Stock, consistent with the terms of the GeoCities Affiliate Agreement.

    5.13  [RESERVED]

    5.14  GEOCITIES STOCK OPTION.

        (a) GRANT OF GEOCITIES STOCK OPTION. Subject to the terms of Section 7.3(d), GeoCities hereby grants to Yahoo! an irrevocable option (the "GEOCITIES STOCK OPTION") to purchase for $113.66 per share (the "EXERCISE PRICE") in cash up to 6,370,000 shares of GeoCities Common Stock.

        (b) TERM OF GEOCITIES STOCK OPTION. Yahoo! may exercise the GeoCities Stock Option, in whole or in part, at any time or from time to time from the day (the "EXERCISE COMMENCEMENT DATE") on which a Triggering Event (as such term is defined in Section 7.1) shall have occurred or on which this Agreement shall be terminated in the circumstances contemplated by Section 7.1(d), until the day (the "OPTION TERMINATION DATE") which is the earlier of (i) the Effective Time or (ii) nine months after the termination of this Agreement.

        (c) CONDITIONS TO PURCHASE. Yahoo! may purchase shares of GeoCities Common Stock pursuant to the GeoCities Stock Option only if all of the following conditions are satisfied: (i) Yahoo! is not at the time of purchase in material breach of its obligations under this Agreement, (ii) no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the shares of GeoCities Common Stock issued by any federal or state court of competent jurisdiction in the United States is in effect at such time, and (iii) any applicable waiting period under the HSR Act shall have expired or been terminated at or prior to such time.

        (d) EXERCISE OF STOCK OPTION. If Yahoo! wishes to exercise the GeoCities Stock Option, it shall do so by giving the GeoCities notice to such effect, specifying the number of Shares to be purchased and a place and date not earlier than one business day nor later than ten business days from the date such notice is given for the closing of the purchase. If any such closing cannot be consummated on the date specified by Yahoo! in its notice of election to exercise the GeoCities Stock Option because any condition to the purchase of shares of GeoCities Common Stock has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the date for such closing shall be on such date within five days following the satisfaction of all such conditions and the cessation of all such restrictions as Yahoo! may specify.

        (e) PAYMENT AND DELIVERY OF SHARES. At any closing in connection with the GeoCities Stock Option, (i) Yahoo! shall make payment to the GeoCities of the aggregate purchase price for the shares of GeoCities Common Stock to be purchased by delivery to the GeoCities of a certified, cashier's or bank check payable to the order of the GeoCities or, if mutually agreed, by wire transfer of funds to an account designated by the GeoCities, and (ii) the GeoCities shall deliver to Yahoo! a certificate or certificates representing the shares so purchased, registered in the name of Yahoo! or its designee.

        (f) CERTAIN ADJUSTMENTS. In the event of any change in the GeoCities' capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the GeoCities which would have the effect of diluting or changing Yahoo!'s rights hereunder, the number and kind of shares of GeoCities Common Stock subject to the GeoCities Stock Option and the purchase price per Share (but not the total purchase price) shall be appropriately and equitably adjusted so that Yahoo! shall receive upon exercise of the GeoCities Stock Option the number and class of shares of GeoCities Common Stock or other securities or property that Yahoo! would have received in respect of the shares purchasable upon exercise of the GeoCities Stock Option if the GeoCities Stock Option had been exercised immediately prior to such event.

        (g) SURRENDER RIGHT. At any time or from time to time after the Exercise Commencement Date, Yahoo! may, at its election, upon two days' notice to the GeoCities, surrender all or a part of the GeoCities Stock Option to GeoCities, in which event GeoCities shall pay to Yahoo!, on the day of each such surrender and in consideration thereof, against tender by Yahoo! of an instrument evidencing such surrender, an amount in cash per share of GeoCities Common Stock the rights to which are surrendered equal to
    (i) the closing sale price of the GeoCities' Common Stock on the Nasdaq Stock Market on the date of surrender (or the closing price as reported by any other applicable securities exchange if not listed on the Nasdaq Stock Market), or if not actively traded, the fair market value as determined by investment bankers chosen by Yahoo over (ii) the Exercise Price. Upon exercise of its right to surrender the GeoCities Stock Option or any portion thereof and the receipt by Yahoo! of cash pursuant to this Section 5.14(g), any and all rights of Yahoo! to purchase shares of GeoCities Common Stock with respect to the portion of the GeoCities Stock Option surrendered pursuant to this Section shall be terminated.

        (h)  LISTING AND RESERVATION OF SHARES; NOTIFICATION OF RECORD DATES.

            (i) Promptly after the date hereof, and from time to time thereafter if necessary, GeoCities will apply to list all of the shares of GeoCities Common Stock subject to the GeoCities Stock Option on the Nasdaq Stock Market and will use its best efforts to obtain approval of such listing as soon as practicable.

            (ii) GeoCities has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver shares of GeoCities Common Stock upon the exercise of the GeoCities Stock Option terminates, will have reserved for issuance, upon any exercise of the GeoCities Stock Option, the number of shares of GeoCities Common Stock subject to the GeoCities Stock Option (less the number of shares previously issued upon any partial exercise of the GeoCities Stock Option or as to which the GeoCities Stock Option may no longer be exercised).

           (iii) GeoCities shall give Yahoo! at least ten days' prior written notice before setting the record date for determining the holders of record of shares of GeoCities Common Stock entitled to notice of, or to vote on, any matter, to receive any dividend or distribution or to participate in any rights offering or other matter, or to receive any other benefit or right, with respect to shares of GeoCities Common Stock.

        (i)  REGISTRATION OF THE SHARES.

            (i) If Yahoo! requests GeoCities in writing to register under the Securities Act any of the shares of GeoCities Common Stock owned by Yahoo!, GeoCities will use its best efforts to cause the offering of the shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by Yahoo! of the shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Yahoo!'s request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the shares of GeoCities Common Stock by Yahoo! in the manner specified by Yahoo! in its request. GeoCities shall not be obligated to make effective more than three registration statements pursuant to the foregoing sentence. Upon written notice to Yahoo!, GeoCities may postpone effecting a registration pursuant to this Section 5.14 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed) if (1) an investment banking firm of recognized national standing shall advise GeoCities and Yahoo! in writing that effecting the registration would materially and adversely affect an offering of securities of GeoCities the preparation of which had then been commenced, or (2) GeoCities is in possession of material non-public information the disclosure of which during the period specified in such notice GeoCities believes, in its reasonable judgment, would not be in the best interests of GeoCities. The obligations of GeoCities under this
       Section 5.14 (i)(i) shall terminate at such time as Yahoo! may sell all shares of GeoCities Common Stock without restriction under Rule 144 (k).

            (ii) GeoCities shall notify Yahoo! in writing not less than ten days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8) with respect to any shares of GeoCities Common Stock of GeoCities' intention so to file. If Yahoo! wishes to have any portion of its shares of GeoCities Common Stock included in such registration statement, it shall advise GeoCities in writing to that effect within two business days following receipt of such notice, and GeoCities will thereupon include the number of shares of GeoCities Common Stock indicated by Yahoo! under such Registration Statement. If such registration involves an underwritten public offering and the managing underwriter shall advise GeoCities and Yahoo! that in its view the number of shares of GeoCities Common Stock requested to be included in such registration (including any securities which the GeoCities proposes to be included) exceeds the largest number of shares which can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the "MAXIMUM OFFERING SIZE"), GeoCities will include in such registration, up to the Maximum Offering Size, first, all securities proposed to be registered by GeoCities, and second, shares of GeoCities Common Stock requested to be registered by Yahoo!.

           (iii) GeoCities shall pay all fees and expenses in connection with any registration pursuant to this Section 5.14 other than underwriting discounts and commissions to brokers or dealers and shall indemnify Yahoo!, its officers, directors, agents, other controlling persons and any underwriters retained by Yahoo! in connection with such sale of such shares of GeoCities Common Stock in the customary way, and agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Yahoo!, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Yahoo! or its underwriters to GeoCities. Yahoo! and its underwriters, respectively, shall indemnify GeoCities to the same extent with respect to information furnished in writing to GeoCities by Yahoo! and such underwriters.

    5.15 LETTER OF GEOCITIES' ACCOUNTANTS. GeoCities shall use all reasonable efforts to cause to be delivered to Yahoo! a letter of PricewaterhouseCoopers LLP, dated no more than two (2) business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Yahoo!), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) GEOCITIES STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of GeoCities.

        (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

        (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (d) TAX OPINIONS. Yahoo! and GeoCities shall each have received written opinions from their respective tax counsel (Venture Law Group, A Professional Corporation, and Brobeck, Phleger & Harrison LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either Yahoo! or GeoCities does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) NASDAQ LISTING. The shares of Yahoo! Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market.

        (f) OPINION OF ACCOUNTANTS. Yahoo! shall have received letters from PricewaterhouseCoopers LLP, dated within two (2) business days prior to the Effective Time, regarding that firm's concurrence with Yahoo!'s management's and GeoCities' management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement; PROVIDED, HOWEVER, that this condition shall be deemed waived by GeoCities in the event that any action taken by, or omitted to be taken by, GeoCities or any of its shareholders, employees or affiliates shall have the been the proximate cause of the inability of Yahoo! to account for the Merger as a pooling of interests.

        6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF GEOCITIES. The obligation of GeoCities to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing

    Date of each of the following conditions, any of which may be waived, in writing, exclusively by GeoCities:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Yahoo! and Merger Sub contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Yahoo! and Merger Sub, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Yahoo! and Merger Sub as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties for purposes of clause (ii), (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Yahoo! Schedules made or purported to have been made after the date of this Agreement shall be disregarded). GeoCities shall have received a certificate with respect to the foregoing signed on behalf of Yahoo! by an authorized officer of Yahoo!.

        (b) AGREEMENTS AND COVENANTS. Yahoo! and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and GeoCities shall have received a certificate to such effect signed on behalf of Yahoo! by an authorized officer of Yahoo!.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF YAHOO! AND MERGER SUB. The obligations of Yahoo! and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Yahoo!:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of GeoCities contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on GeoCities, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on GeoCities as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the GeoCities Schedules made or purported to have been made after the date of this Agreement shall be disregarded). Yahoo! shall have received a certificate with respect to the foregoing signed on behalf of GeoCities by an authorized officer of GeoCities.

        (b) AGREEMENTS AND COVENANTS. GeoCities shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Yahoo! shall have received a certificate to such effect signed on behalf of GeoCities by the Chief Executive Officer and the Chief Financial Officer of GeoCities.

        (c) AFFILIATE AGREEMENTS. Each of the GeoCities Affiliates shall have entered into the GeoCities Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of GeoCities or Yahoo!:

        (a) by mutual written consent duly authorized by the Boards of Directors of Yahoo! and GeoCities;

        (b) by either GeoCities or Yahoo! if the Merger shall not have been consummated by September 30, 1999, for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

        (c) by either GeoCities or Yahoo! if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d) by either GeoCities or Yahoo! if the required approval of the stockholders of GeoCities contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of GeoCities stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to GeoCities where the failure to obtain GeoCities stockholder approval shall have been caused by the action or failure to act of GeoCities and such action or failure to act constitutes a breach by GeoCities of this Agreement);

        (e) by Yahoo! if a Triggering Event (as defined below) shall have occurred.

        (f) by GeoCities, upon a breach of any representation, warranty, covenant or agreement on the part of Yahoo! set forth in this Agreement, or if any representation or warranty of Yahoo! shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in Yahoo!'s representations and warranties or breach by Yahoo! is curable by Yahoo! through the exercise of its commercially reasonable efforts, then GeoCities may not terminate this Agreement under this Section 7.1(f) for twenty (20) days after delivery of written notice from GeoCities to Yahoo! of such breach, provided Yahoo! continues to exercise commercially reasonable efforts to cure such breach (it being understood that GeoCities may not terminate this Agreement pursuant to this
    Section 7.1(f) if it shall have materially breached this Agreement or if such breach by Yahoo! is cured during such 20-day period and PROVIDED that such 20-day period does not extend beyond September 30, 1999); or

        (g) by Yahoo!, upon a breach of any representation, warranty, covenant or agreement on the part of GeoCities set forth in this Agreement, or if any representation or warranty of GeoCities shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in GeoCities' representations and warranties or breach by GeoCities is curable by GeoCities through the exercise of its commercially reasonable efforts, then Yahoo! may not terminate this Agreement under this

    Section 7.1(g) for twenty (20) days after delivery of written notice from Yahoo! to GeoCities of such breach, provided GeoCities continues to exercise commercially reasonable efforts to cure such breach (it being understood that Yahoo! may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have materially breached this Agreement or if such breach by GeoCities is cured during such 20-day period and PROVIDED that such 20-day period does not extend beyond September 30, 1999).

    For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of GeoCities or any committee thereof having authority to bind the Board shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Yahoo! its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) GeoCities shall have failed to include in the Proxy Statement/ Prospectus the recommendation of the Board of Directors of GeoCities in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of GeoCities fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Yahoo! requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of GeoCities or any committee thereof having authority to bind the Board shall have approved or publicly recommended any Acquisition Proposal; (v) GeoCities shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of GeoCities in excess of 15% of its outstanding voting securities shall have been commenced by a person unaffiliated with Yahoo! and GeoCities shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that GeoCities recommends rejection of such tender or exchange offer; or (vii) GeoCities shall have intentionally breached its obligations under Section 5.4.

    7.2 NOTICE OF TERMINATION EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    7.3  FEES AND EXPENSES.

        (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Yahoo! and GeoCities shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

        (b) GEOCITIES PAYMENTS. In the event that this Agreement is terminated by Yahoo! pursuant to Section 7.1(e), GeoCities shall promptly, but in no event later than one day after the date of such termination, pay Yahoo! a fee equal to $100 million in immediately available funds (the "TERMINATION FEE"). In addition, in the event that this Agreement is terminated by Yahoo! or

    GeoCities, as the case may be, pursuant to Section 7.1(d) and prior to the vote of GeoCities stockholders at the GeoCities Stockholders' Meeting an Acquisition Proposal shall have been publicly announced, GeoCities shall promptly, but in no event later than one day after the date of such termination, pay Yahoo! a amount equal to Yahoo!'s documented expenses incurred in connection with the transactions contemplated by this Agreement, and furthermore, in the event that within nine months following such termination GeoCities shall enter into a definitive agreement with respect to an Acquisition Transaction or shall consummate an Acquisition Transaction with a third party, GeoCities shall contemporaneously with such execution or consummation, as the case may be, pay Yahoo! a fee equal to the Termination Fee. GeoCities acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Yahoo! would not enter into this Agreement; accordingly, if GeoCities fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Yahoo! commences a suit which results in a judgment against GeoCities for the amounts set forth in this Section 7.3(b), GeoCities shall pay to Yahoo! its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

        (c) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of a willful or intentional breach of this Agreement.

        (d) Notwithstanding any provision of this Agreement to the contrary, the "Total Proceeds" (as hereinafter defined) that Yahoo! shall be permitted to realize in respect of the Termination Fee and the GeoCities Stock Option shall not exceed $140 million. In the event Yahoo!'s Total Proceeds would exceed such amount, Yahoo! shall, at its sole election, (a) reduce the number of shares of GeoCities Common Stock subject to the GeoCities Stock Option, (b) deliver shares of GeoCities Common Stock received upon an exercise of the GeoCities Stock Option to the GeoCities for cancellation,
    (c) pay an amount of cash to the GeoCities, or (d) do any combination of the foregoing so that Yahoo!'s actual realized Total Proceeds shall not exceed $140 million. "TOTAL PROCEEDS" shall mean the aggregate (before taxes) of
    (i) any amount received pursuant to the GeoCities' repurchase of that GeoCities Stock Option (or any portion thereof), (ii) any amount received pursuant to the GeoCities' repurchase of the shares of GeoCities Common Stock (less the purchase price for such shares), (iii) any net cash received pursuant to the sale of shares of GeoCities Common Stock received by Yahoo! in any exercise of the GeoCities Stock Option to any third party (less the purchase price of such shares), (iv) any amounts received on transfer of the GeoCities Stock Option or any portion thereof to a third party, (v) any equivalent amounts received with respect to the GeoCities Stock Option adjusted pursuant to Section 5.14(f), and (vi) the Termination Fee actually paid.

    7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Yahoo!, Merger Sub and GeoCities.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of GeoCities, Yahoo! and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Yahoo! or Merger Sub, to:

                           Yahoo! Inc.
                           3420 Central Expressway
                           Santa Clara, California 95051
                           Attention: Chief Executive Officer
                           Telephone No.: (408) 731-3300
                           Telecopy No.: (408) 731-3510

                           with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

                           Venture Law Group
                           A Professional Corporation
                           2800 Sand Hill Road
                           Menlo Park, California 94025
                           Attention: Steven J. Tonsfeldt
                           Telephone No.: (650) 854-4488
                           Telecopy No.: (650) 233-8386

        (b) if to GeoCities, to:

                           GeoCities
                           4499 Glencoe Avenue
                           Marina Del Rey, California 90292
                           Attention: General Counsel
                           Telephone No.: (310) 827-3700
                           Telecopy No.: (310) 827-8177

                           with a copy to:

                           Brobeck, Phleger & Harrison LLP
                           38 Technology Drive
                           Irvine, California 92618
                           Attention: Richard A. Fink
                           Telephone No.: (949) 790-6300
                           Telecopy No.: (949) 790-6301

    8.3  INTERPRETATION; CERTAIN DEFINED TERMS.

        (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATIONS." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.

        (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with a party hereto means any change, event, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such party and its subsidiaries taken as a whole, except (i) any continued or increased operating losses (provided the obligations of GeoCities set forth in Section 4.1 are complied with) or (ii) to the extent that any such change, event or effect is attributable to or results from (w) the direct effect of the public announcement or pendency of the transactions contemplated hereby on current or prospective customers or revenues of GeoCities, (x) changes in general economic conditions or changes affecting the industry generally in which such party operates, (y) changes in trading prices for such party's capital stock, or (z) stockholder class action litigation arising from allegations of a breach of fiduciary duty of the GeoCities Board of Directors relating to this Agreement; PROVIDED, HOWEVER, that with respect to clause (ii)(w) of this sentence, GeoCities shall bear the burden of proof in any proceeding with regard to establishing that any change, event, circumstance or effect is attributable to or results from the direct effect of the public announcement or pendency of the transactions contemplated hereby.

        (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, GeoCities (including any limited liability GeoCities or joint stock GeoCities), firm or other enterprise, association, organization, entity or Governmental Entity.

        (e) For purposes of this Agreement, "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability GeoCities, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the GeoCities Schedules and the Yahoo! Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in
Section 5.10.

    8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    8.11 WAIVER OF JURY TRIAL. EACH OF YAHOO!, GEOCITIES AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF YAHOO!, GEOCITIES OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                   * * * * *

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                YAHOO! INC.

                                By:            /s/ TIMOTHY K. KOOGLE
                                     -----------------------------------------
                                              Name: Timothy K. Koogle
                                        Title: CHAIRMAN AND CHIEF EXECUTIVE
                                                      OFFICER

                                HOME PAGE ACQUISITION CORP.

                                By:            /s/ TIMOTHY K. KOOGLE
                                     -----------------------------------------
                                              Name: Timothy K. Koogle
                                                  Title: PRESIDENT

                                GEOCITIES

                                By:             /s/ THOMAS R. EVANS
                                     -----------------------------------------
                                               Name: Thomas R. Evans
                                        Title: PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

                           **** MERGER AGREEMENT ****

                                   APPENDIX B
                        OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

January 27, 1999

Board of Directors
GeoCities
4499 Glencoe Avenue
Marina del Rey, CA 90292

Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders (other than Yahoo! Inc. ("Parent") and its affiliates) of the outstanding shares of Common Stock, par value $0.001 per share (the "Company Shares"), of GeoCities (the "Company") of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of January 27, 1999, among Parent, Home Page Acquisition Corp., a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company (the "Agreement"). Pursuant to the Agreement, Merger Sub shall be merged with and into the Company (the "Merger") and each outstanding Company Share will be converted into the right to receive 0.3384 (the "Exchange Ratio") of a share of Common Stock, par value $0.00033 per share, of Parent (the "Parent Shares").

    Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as managing underwriter of the initial public offering of Company Shares in August 1998 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Parent from time to time, including having acted as managing underwriter of the initial public offering of Parent Shares in April 1996, and having acted as financial advisor in various strategic advisory assignments including, but not limited to, the acquisition of Four11 Corp. in October 1997. We also have provided other brokerage services to certain affiliates of Parent. Goldman, Sachs & Co. may provide investment banking and brokerage services to Parent and its affiliates in the future.

    Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Parent for its own account and for the accounts of customers. As of the date hereof, Goldman, Sachs & Co. accumulated a short position of 2,211 Company Shares. Additionally, as of the date hereof, Goldman, Sachs & Co. accumulated a long position of 151,070 Parent Shares against which Goldman, Sachs & Co. is short 200 Parent Shares.

    In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement of the Company on Form S-1 dated August 10, 1998 related to the initial public offering of Company Shares, including the Prospectus therein; the Registration Statement of Parent on Form S-1 dated April 12, 1996 related to the initial public offering of Parent Shares, including the Prospectus therein; Annual Reports to Stockholders and Annual Reports on Form 10-K of Parent for the two years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by its management, including certain estimates of cost savings and operating synergies expected to result from the Merger (the "Synergies"); and certain estimates of pro forma financial performance of the Company prepared by the management of Parent. We also have held discussions with members of the senior management of the Company and Parent regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Company Shares and the Parent Shares, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the internet industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

    We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and that the Synergies will be realized in the amounts and time periods contemplated thereby. As you are aware, Parent did not make available its forecasts of future financial performance. Instead, for purposes of our analysis, we have relied, with your consent, on the estimates of certain research analysts for Parent. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Parent or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination involving, the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of the Company Shares should vote with respect to such transaction.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Parent and its affiliates) of the Company Shares.

Very truly yours,
---------------------------------------------
(GOLDMAN, SACHS & CO.)

                                   GEOCITIES
                 SPECIAL MEETING OF STOCKHOLDERS, MAY   , 1999
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                   GEOCITIES

    The undersigned hereby revokes all previous proxies, acknowledges receipt of
the Notice of Special Meeting of Stockholders to be held on May   , 1999 and the
Proxy Statement/Prospectus, each dated            , 1999, and hereby appoints
Thomas R. Evans and Stephen L. Hansen, and each of them, as the Proxy of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Special Meeting of Stockholders of GeoCities ("the Company")
to be held at                                   California           , on
        , May   , 1999, at 10:00 a.m. (the "Special Meeting"), and at any
adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the following manner:

1. Proposal to approve (a) the Agreement and Plan of Merger, dated as of January 27, 1999 (the "Merger Agreement"), among Yahoo! Inc., a California corporation, Home Page Acquisition Corp., a Delaware corporation, and GeoCities, and (b) the merger (the "Merger") of Home Page Acquisition Corp, a wholly-owned subsidiary of Yahoo!, with and into GeoCities whereby, among other things, each outstanding share of GeoCities common stock will be converted into the right to receive 0.6768 shares of Yahoo! common stock.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2. Proposal to grant GeoCities' Board of Directors discretionary authority to adjourn, if necessary, the Special Meeting in order to solicit additional votes for approval of the Merger Agreement and the Merger.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. Proposal to vote or otherwise represent the shares on such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    The Board of Directors recommends a vote FOR each of the proposals listed above. This Proxy, when properly executed, will be voted as specified above. THE PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE IF NO SPECIFICATION IS MADE.

                                             Please print the name(s) appearing
                                             on each share certificate(s) over
                                             which you have voting authority:
                                             ___________________________________

                                              (Print name(s) on certificate(s)
                                             ___________________________________

                                                    Please sign your name
                                             ___________________________________

                                                  (Authorized Signature(s))

                                             Date:______________________________